As filed with the Securities and Exchange Commission on September 7, 2007

Registration No. 333–

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Ruby Newco LLC (Exact name of registrant as specified in its charter)	News Corporation (Exact name of registrant as specified in its charter)

Delaware	2711	26-0622811	Delaware	2711	26-0075658
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)	(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Lawrence A. Jacobs

Senior Executive Vice President and Group General Counsel of News Corporation

Senior Executive Vice President and General Counsel of Ruby Newco LLC

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lou R. Kling Howard L. Ellin Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 (212) 735-3000	Amy Bowerman Freed Hogan & Hartson LLP 875 Third Avenue New York, New York 10022 (212) 918-3000	Joseph A. Stern Executive Vice President, General Counsel and Corporate Secretary Dow Jones & Company, Inc. 200 Liberty Street New York, New York 10281 (212) 416-2000	Arthur Fleischer, Jr. Philip Richter Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Title of each class of securities to be registered	Amount to be Registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Ruby Newco Class B Common Units	—	(1)	Not Applicable	$506,490,465.10	(2)	$15,549.26	(3)
News Corporation Class A Common Stock, $0.01 par value per share	—	(1)	Not Applicable	Not Applicable	(2)(4)	Not Applicable	(3)(4)
News Corporation Restricted Stock	—	(1)	Not Applicable	$6,335,284	(2)	$194.49	(3)
News Corporation Restricted Stock Units	—	(1)	Not Applicable	$36,454,741	(2)	$1,119.16	(3)
Options to Purchase News Corporation Class A Common Stock	—	(1)	Not Applicable	$442,149,754	(2)	$13,574.00	(3)
News Corporation Contingent Stock Rights	—	(1)	Not Applicable	$69,828,895	(2)	$2,143.75	(3)

(1)	In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares is not set forth herein. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of the securities listed in the table herein to be issued pursuant to the merger agreement.
(2)	Pursuant to rules 457(f) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated by multiplying (i) $58.90 the average of the high and low per share prices of common stock of Dow Jones & Company, Inc. (“Dow Jones”) as reported on the NYSE on September 5, 2007 by (ii) the maximum number of (a) shares of Dow Jones common stock and Class B common stock, (b) restricted shares of Dow Jones common stock, (c) Dow Jones restricted stock units, (d) options to purchase Dow Jones common stock or (e) Dow Jones contingent stock rights to be cancelled in connection with the merger described in the accompanying proxy statement/prospectus.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $30.70 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Also being registered are shares of News Corporation Class A common stock that may be issuable upon or in connection with the exchange of Ruby Newco LLC (“Newco”) Class B common units and issuable upon the vesting or exercise of News Corporation restricted stock, restricted stock units, contingent stock rights or options to purchase News Corporation Class A common stock being registered. No additional consideration will be received upon the issuance of News Corporation Class A common stock and, therefore, no registration fee is required pursuant to Rule 457(i).

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2007

The information in this proxy statement/prospectus is not complete and may be changed. The registrants may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                    , 2007

Dow Jones & Company, Inc.

200 Liberty Street, New York, New York 10281

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Dow Jones & Company, Inc., which will be held on                 ,     , 2007 at             a.m. at:            .

At the special meeting, you will be asked to act on a proposed merger between Dow Jones and a subsidiary of News Corporation. If the merger is completed, Dow Jones will become an indirect subsidiary of News Corporation, and unless you make the unit election described below, you will receive $60.00 in cash for each share of common stock or Class B common stock of Dow Jones that you own.

The $60.00 per share to be paid for each share of Dow Jones common stock and Class B common stock in the merger represents a premium of approximately 65% over the closing sale price of Dow Jones common stock on April 30, 2007, which was the trading day immediately prior to the date on which News Corporation and Dow Jones confirmed news reports that News Corporation had made a proposal to acquire Dow Jones for $60.00 per share.

Under the terms of the merger agreement, record holders of certificated Dow Jones shares (as more fully described in the accompanying proxy statement/prospectus) will have the opportunity to elect to exchange all or a portion of those Dow Jones shares for Class B common units of Ruby Newco LLC, a direct subsidiary of News Corporation that will, after the merger, own all of the shares of Dow Jones, instead of receiving $60.00 in cash for each of those shares. The number of Newco Class B common units you may receive for each Dow Jones share for which a unit election is validly made will be determined before the closing of the merger by dividing $60.00 by the volume weighted average price of News Corporation’s Class A common stock on the New York Stock Exchange over the five (5) trading days ending on the last trading day preceding the closing date of the merger. The unit election right is subject to allocation and proration procedures designed to ensure that no more than 250 stockholders of record of Dow Jones receive Newco Class B common units in the merger, and that those Dow Jones stockholders receive Newco Class B common units in exchange for no more than 8,599,159, or approximately 10%, of the outstanding shares of Dow Jones. Certain members of the Bancroft family and trusts for the benefit of members of the Bancroft family have entered into a voting and support agreement with News Corporation in which they have agreed to vote Dow Jones shares representing approximately 37% of the aggregate voting power of all Dow Jones shares in favor of the adoption of the merger agreement.

After a limited period of time following the closing of the merger, the Newco Class B common units will be exchangeable at the option of the holder, on a one-for-one basis (subject to adjustment), into shares of News Corporation’s Class A common stock. The Newco Class B common units will not be listed on any securities exchange and will be subject to significant transfer restrictions. Shares of News Corporation’s Class A common stock trade on the New York Stock Exchange under the symbol “NWS-A.”

After careful consideration, your board of directors has determined that the terms of the merger agreement are fair to, and in the best interests of, Dow Jones and its stockholders and recommends that you vote FOR the adoption of the merger agreement. Your board of directors makes no recommendation as to whether you should elect to receive Newco Class B common units for your Dow Jones shares.

This proxy statement/prospectus describes the proposed merger and the merger agreement and the terms of the Newco Class B common units. Please give the information in this proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “ Risk Factors” beginning on page 32.

Your vote is very important. Because approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of Dow Jones common stock and Class B common stock at the special meeting, voting together as a single class, a failure to vote will have the same effect as a vote against the approval and adoption of the merger agreement.

Regardless of the number of Dow Jones shares you own and whether or not you plan to attend, it is important that your shares are represented and voted at the special meeting. You are requested either to sign, date and return the enclosed proxy or to vote by telephone or via the Internet pursuant to the instructions in this proxy statement/prospectus promptly. If you do attend the special meeting, you may still vote in person if you desire.

Thank you for your cooperation and support.

Sincerely yours,

M. Peter McPherson

Chairman of the Board

                    , 2007

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger or the securities described in this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2007, and is first being mailed to Dow Jones stockholders on or about                    , 2007.

Dow Jones & Company, Inc.

200 Liberty Street, New York, New York 10281

Notice of Special Meeting of Stockholders

to be held                 ,     , 2007

To the Stockholders of

DOW JONES & COMPANY, INC.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Dow Jones & Company, Inc. will be held at                      on                 ,     , 2007 at              a.m. for the purposes of:

1.	Acting on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 31, 2007, by and among News Corporation, Ruby Newco LLC, Dow Jones & Company, Inc. and Diamond Merger Sub Corporation, as this agreement may be amended;

2.	Acting on a proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

3.	Transacting any other business as may properly come before the special meeting or any adjournments or postponements thereof.

Your attention is directed to the accompanying proxy statement/prospectus for further information with respect to matters to be acted upon at the special meeting.

Only stockholders of record at the close of business on                     , 2007 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. A list of stockholders of record will be available for examination by any stockholder for any purpose germane to the special meeting for a period of ten (10) days prior to the special meeting at Dow Jones’ offices, One World Financial Center, 200 Liberty Street, New York, New York 10281. The affirmative vote of a majority of the votes entitled to be cast by the holders of Dow Jones common stock and Class B common stock at the special meeting, voting together as a single class, is required to approve and adopt the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus of which this notice is a part. The proposal to approve and adopt the merger agreement is described in more detail in the accompanying proxy statement/prospectus. You should read these documents carefully and in their entirety before voting.

Stockholders are requested to complete, date, sign and return the proxy in the enclosed postage prepaid envelope or to vote by telephone or via the Internet pursuant to the instructions in this proxy statement/prospectus. Until your proxy is voted, you may revoke it by executing a later-voted proxy by telephone, mail or the Internet or by ballot vote at the special meeting. Your prompt response will be appreciated.

By Order of the Board of Directors,

Joseph A. Stern

Secretary

                    , 2007

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business, financial and other information about Dow Jones and News Corporation from other documents filed by Dow Jones and News Corporation with the Securities and Exchange Commission, or the SEC, that is not included in, or delivered with, this proxy statement/prospectus. For more information regarding the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 168.

You may obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from Dow Jones or News Corporation at the following addresses and telephone numbers, respectively:

Dow Jones & Company, Inc.

P.O. Box 300

Princeton, New Jersey 08543

Attn: Investor Relations

Telephone: (609) 520-5660

or

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Attn: Corporate Secretary

Telephone: (212) 852-7000

In addition, if you have questions about the merger or the special meeting, or if you need to obtain copies of this proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference into this proxy statement/prospectus, you may contact D.F. King & Co., Inc., Dow Jones’ proxy solicitor at the address and telephone number listed below. You will not be charged for any of the documents you request.

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Telephone: (800) 967-7635

TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETING, YOU MUST REQUEST THEM NO LATER THAN [•], 2007.

i

Page
VOTING AND SUPPORT AGREEMENT AND NEWS CORPORATION BOARD REPRESENTATION	105
Voting Covenants	105
Murdoch Family Interest Letter	106

EDITORIAL AGREEMENT	107
Special Committee	107
Editorial Authority	107
News Corporation Principles and Dow Jones Code of Conduct	108
Enforcement	109
Access to Information and Advisors	109
Fees	110

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	111
Certain U.S. Federal Income Tax Consequences of the Merger to Dow Jones Stockholders	113
Certain U.S. Federal Income Tax Consequences if the Merger Does Not Qualify to Be Treated as an Exchange Described in Section 351 of the Code	115
Certain U.S. Federal Income Tax Consequences to Holders of Newco Class B Common Units if the Newco Class B Common Units are Deemed to be Nonqualified Preferred Stock	115
Certain U.S. Federal Income Tax Consequences of Owning and Disposing of Newco Class B Common Units	116
Information Reporting and Backup Withholding	118

DISSENTERS’ RIGHTS OF APPRAISAL	119

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	123

COMPARISON OF STOCKHOLDERS’ RIGHTS	128

AMENDED AND RESTATED OPERATING AGREEMENT OF NEWCO	149
Capital Structure and Unit Issuance	149
Manager-Managed Limited Liability Company; No Fiduciary Duties; Disclosure	149
Voting Rights	150
Distributions; Distribution Failures	150
Transfers	151
Exchange of Units	152
Loss of Rights upon a Newco Cash-out Notice	153
Merger Right	154
Certain Undertakings	155

INFORMATION WITH RESPECT TO NEWCO BEFORE THE MERGER	156
Business and Operations of Newco	156
Legal Proceedings	156

CONTROL AND MANAGEMENT OF NEWCO AFTER THE MERGER	157
News Corporation	157
Board of Managers of Newco	157
Executive Officers of Newco	158
Executive Compensation of Newco	158
Certain Relationships and Related Transactions	158

THE EQUITY AWARDS EXCHANGE	159
Treatment of Dow Jones Stock Options and Other Equity Awards	159
Election Mechanics	163
Election Forms and Related Documents	163

Page
LEGAL MATTERS	165

EXPERTS	166

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF DOW JONES STOCKHOLDERS	167

WHERE YOU CAN FIND MORE INFORMATION	168

INDEX TO FINANCIAL STATEMENTS	F-1

ANNEXES	1

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1

Annex A—Agreement and Plan of Merger
Annex B—Voting Agreement
Annex C—Form of Editorial Agreement
Annex D—Form of Amended and Restated Operating Agreement of Ruby Newco LLC
Annex E—Opinion of Goldman, Sachs & Co.
Annex F—Section 262 of the Delaware General Corporation Law

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, the special meeting and the method of electing to receive the unit consideration in the merger. These questions and answers may not address all questions that may be important to you as a Dow Jones stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that we have incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 168. Unless otherwise indicated or the context requires otherwise, all references in this document to “News Corporation” refer to News Corporation and its subsidiaries; all references in this document to “Newco” refer to Ruby Newco LLC, a direct subsidiary of News Corporation; all references in this document to “Dow Jones” refer to Dow Jones & Company, Inc. and its subsidiaries; all references to “Merger Sub” refer to Diamond Merger Sub Corporation, a wholly owned subsidiary of Newco; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 31, 2007, by and among Dow Jones, News Corporation, Newco and Merger Sub, a copy of which is attached as Annex A to this proxy statement/prospectus, as it may be amended from time to time; all references to “we” refer to Dow Jones; and all references to the “merger” refer to the merger contemplated by the merger agreement.

About the Merger

Q:	Why are Dow Jones stockholders receiving this proxy statement/prospectus?

A:	News Corporation and Dow Jones have agreed to the acquisition of Dow Jones by News Corporation on the terms and conditions of the merger agreement described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, the affirmative vote of a majority of the votes entitled to be cast by the holders of Dow Jones common stock and Class B common stock at the special meeting, voting together as a single class, must be obtained. This proxy statement/prospectus contains important information about the merger agreement, the merger and the special meeting. The enclosed proxy card allows you to vote without attending the special meeting. Your vote is very important. We encourage you to vote as soon as possible.

Q:	What will I receive for my Dow Jones shares if the merger is completed?

A:	Except for Dow Jones shares for which a valid unit election is made (as described below), each share of Dow Jones common stock and Class B common stock, other than shares held by Dow Jones stockholders who properly demand and perfect appraisal rights, will be converted in the merger into the right to receive $60.00 in cash, without interest and less any applicable withholding taxes. We refer to this amount as the cash consideration.

Each Dow Jones stockholder who is a record holder (other than a broker, dealer, bank or similar nominee holding shares on behalf of the beneficial owner(s)) of certificated Dow Jones shares, meaning the stockholder holds Dow Jones shares in certificated form directly and not through a broker, dealer, bank or similar nominee, will have the opportunity to elect to receive Newco Class B common units for all or a portion of those certificated Dow Jones shares, instead of receiving the cash consideration for those shares. We refer to the election to receive Newco Class B common units as the unit election.

You may make an election to receive Newco Class B common units only for Dow Jones shares you hold in certificated form and for which you are the record holder and not for shares you hold in book-entry form or for shares you hold through a broker, dealer, bank or similar nominee. If you wish to make a unit election for Dow Jones shares that you hold in book-entry form or that you own under the Direct Registration System, also known as DRS, which we refer to in this proxy statement/prospectus as DRS, you will need to obtain a stock certificate for those shares sufficiently before the election deadline in order to give you ample time to make the unit election. You may request a stock certificate from Mellon Investor Services, Dow Jones’ exchange agent, on the internet at www.melloninvestor.com/isd by logging into your Investor

ServiceDirect®, account and clicking on “Perform a Transaction”, then clicking on the “Request” button next to where it says Request a Certificate, by phone by calling (800) 851-4228 or by writing to Dow Jones & Company, Inc., c/o Mellon Investor Services, P.O. Box 358010, Pittsburgh, Pennsylvania 15252. If you wish to make a unit election for Dow Jones shares that you hold in “street name” through a broker, dealer, bank or similar nominee, you will need to contact your broker, dealer, bank or nominee to arrange to have those shares issued in certificated form in your name sufficiently before the election deadline in order to give you ample time to make the unit election. Your broker, dealer, bank or nominee may charge you a fee to arrange to have shares issued in certificated form in your name.

Under the merger agreement, the number of Newco Class B common units you will be entitled to receive for each Dow Jones share for which you make a valid unit election will be determined at closing by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the New York Stock Exchange, which we refer to as the NYSE, over the five (5) trading days ending on the last trading day preceding the closing date of the merger. If you wish to make a unit election for Dow Jones shares that you hold in book-entry form or that you own under DRS you will need to obtain a stock certificate for those shares sufficiently before the election deadline in order to give you ample time to make the unit election. Please refer to the separate section of this proxy statement/prospectus which describes the procedures related to the election to receive Newco Class B common units entitled “Mechanics of Election to Receive Newco Class B Common Units” beginning on page 101. We refer to the Newco Class B common units payable for each Dow Jones share as the unit consideration.

The exact number of Newco Class B common units that a unit electing holder of Dow Jones shares will receive in the merger for each Dow Jones share for which a unit election was made will not be determined until after the deadline for making a unit election. Therefore, stockholders making a unit election will not know this number at the time they make their unit election. Unless you make an election to receive the unit consideration with respect to a Dow Jones share owned by you, you will receive the cash consideration for that share.

Q:	What are some of the U.S. federal income tax consequences to Dow Jones stockholders of the merger?

A:	If you receive solely cash consideration in exchange for your Dow Jones shares, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and the tax basis in your Dow Jones shares.

The receipt of Newco Class B common units in the merger is intended to qualify as an exchange described in Section 351 of the Internal Revenue Code, or the Code. Assuming the receipt of Newco Class B common units qualifies as an exchange under Section 351 of the Code and the Newco Class B common units do not constitute “nonqualified preferred stock” within the meaning of Section 351(g) of the Code, in general:

•

If you receive solely unit consideration in exchange for your Dow Jones shares, then you generally should not recognize any gain or loss, except with respect to cash you receive in lieu of fractional Newco Class B common units.

•

If you receive a combination of the cash consideration and unit consideration in exchange for your Dow Jones shares and your tax basis in your Dow Jones shares is less than the sum of the cash and the fair market value, as of the closing date of the merger, of the Newco Class B common units received, you generally should recognize gain equal to the lesser of (1) the sum of the cash and the fair market value of the Newco Class B common units you receive, minus the tax basis of your shares of Dow Jones common stock and/or Class B common stock surrendered in the merger and (2) the amount of cash you receive in the merger. However, if your tax basis in the shares of Dow Jones common stock and/or Class B common stock surrendered in the merger is greater than the sum of the cash and the fair market value of the Newco Class B common units you receive, your loss generally should not be currently allowed or recognized for U.S. federal income tax purposes.

You should read “Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 111 for a more complete discussion of certain U.S. federal income tax consequences of the merger. Tax matters are complicated and the consequences of the merger to any particular Dow Jones stockholder will depend on that stockholder’s particular facts and circumstances. We strongly recommend that you consult with your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	When is the merger expected to be completed?

A:	Dow Jones and News Corporation are working hard to complete the merger as quickly as practicable. We anticipate that the merger will be completed in the fourth quarter of 2007. However, we cannot predict the exact timing of the completion of the merger or guarantee that the merger will be completed.

About the Newco Class B Common Units

Q:	Will the Newco Class B common units be transferable?

A:	Newco Class B common units will not be listed on any securities exchange. Furthermore, it is anticipated that Newco will not be required to file annual, quarterly or other reports with the SEC under the Exchange Act after filing an Annual Report on Form 10-K for the year ended December 31, 2007. Newco expects that the number of holders of Newco Class B common units, which will be limited to no more than 250 record holders immediately following the merger, will be substantially less than the number of holders of Dow Jones common stock and Class B common stock before the completion of the merger. Moreover, the Newco Class B common units will be subject to significant transfer restrictions. For example, any unit transfer that would result in the Newco Class B common units being held by more than 250 record holders, require registration or qualification of the applicable Newco Class B common units under any applicable state or federal securities laws or that would result in the creation or continuation of any reporting obligations of Newco under the Exchange Act will be prohibited. Consequently, trading activity, if any, in the Newco Class B common units is likely to be limited. In addition, because the Newco Class B common units will not be listed on a securities exchange, it may be difficult to obtain pricing information with respect to the Newco Class B common units. As a result, Newco expects that its Class B common units will be effectively illiquid.

Q:	Will holders of Newco Class B common units be entitled to receive dividends?

A:	Newco anticipates that it will pay distributions on Newco Class A common units and Newco Class B common units at the same time and in the same amount (subject to adjustment based on the exchange ratio then in effect) as News Corporation pays dividends on shares of News Corporation Class A common stock. However, distributions are payable only if, as and when declared by the Newco board of managers out of legally available funds and there is no guarantee that any distributions will be paid.

Q:	Will Newco Class B common units be exchangeable for News Corporation stock?

A:

For the first 120 days after the closing of the merger, the Newco Class B common units will not be exchangeable for News Corporation Class A common stock. Between the 121st and 180th day after the closing of the merger, each holder of Newco Class B common units will be permitted to exchange up to 25% of the total number of units that the holder received in the merger for shares of News Corporation Class A common stock. Following the 180th day after the closing of the merger, any or all Newco Class B common units may be freely exchanged for shares of News Corporation Class A common stock. The initial exchange rate will be one (1) share of News Corporation Class A common stock for each Newco Class B common unit, subject to adjustment under certain circumstances. For more information regarding the Newco Class B common units, see “Comparison of Stockholders’ Rights” beginning on page 128 and “Amended and Restated Operating Agreement of Newco” beginning on page 149.

Q:	What are some of the rights of holders of News Corporation Class A common stock?

A:	Shares of News Corporation Class A common stock trade on the NYSE under the symbol “NWS-A.” Holders of News Corporation Class A common stock receive the same dividends as those received by holders of News Corporation Class B common stock, if, as and when declared by the board of directors of News Corporation. Holders of News Corporation Class A common stock are entitled to vote with holders of News Corporation Class B common stock, on a one vote per share basis, only under limited circumstances.

About the Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of Dow Jones will be held on [•], 2007, starting at [•] a.m., local time, at [•], unless the special meeting is adjourned or postponed.

Q:	What matters will be voted on at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	a proposal to approve and adopt the merger agreement; and

•

a proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

You may also be asked to act on other business, if any, that may properly come before the special meeting or any adjournment or postponement thereof. Dow Jones currently does not contemplate that any other business will be presented at the special meeting.

Q:	How does the Dow Jones board of directors recommend that I vote on the proposals?

A:	The Dow Jones board of directors recommends that you vote FOR:

•	the proposal to approve and adopt the merger agreement; and

•	the adjournment proposal.

Q:	Who is entitled to vote at the special meeting?

A:	You are entitled to receive notice of, and vote at, the special meeting and any adjournment of the special meeting only if you were a stockholder of Dow Jones at the close of business on [•], 2007, the record date for the special meeting.

On the record date, there were outstanding and entitled to vote [•] shares of common stock and [•] shares of Class B common stock of Dow Jones. The holders of common stock and the holders of Class B common stock will vote together as a single class on the proposals that will be voted upon at the special meeting. On each of the proposals, you will be entitled to one (1) vote per share of common stock and ten (10) votes per share of Class B common stock you held as of the record date.

Q:	What vote is required for the Dow Jones stockholders to approve and adopt the merger agreement?

A:	The affirmative vote of a majority of the votes entitled to be cast by the holders of Dow Jones common stock and Class B common stock at the special meeting, voting together as a single class, is required to approve and adopt the merger agreement.

No vote of News Corporation stockholders is required to approve the merger or the merger agreement.

Q:	Are any Dow Jones stockholders already committed to vote in favor of the merger?

A:	Yes. Certain members of the Bancroft family and trusts for the benefit of certain members of the Bancroft family have entered into a voting and support agreement with News Corporation, which we refer to in this proxy statement/prospectus as the voting agreement, in which they have agreed to vote Dow Jones shares representing approximately 37% of the aggregate voting power of all Dow Jones shares in favor of the adoption of the merger agreement. The voting agreement is attached to this proxy statement/prospectus as Annex B.

Q:	What vote is required for the Dow Jones stockholders to approve the adjournment proposal?

A:	The proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement requires the affirmative vote of a majority of the aggregate voting power of the shares of Dow Jones common stock and Class B common stock present in person or by proxy and entitled to vote at the special meeting, voting together as a single class.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve and adopt the merger agreement?

A:	If you abstain or fail to vote, it will have the same effect as a vote against the proposal to approve and adopt the merger agreement. In addition, if your shares are held in the name of a broker, bank or other custodian, your broker, bank or other custodian will not vote your shares in the absence of specific instructions from you. Shares for which you abstain, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the approval and adoption of the merger agreement.

Q:	How do I vote?

A:	You are being asked to vote both any shares held directly in your name as a stockholder of record and any shares you hold in “street name” as a beneficial owner. Shares held in “street name” are shares held in a stock brokerage account or shares held by a bank, broker or other custodian.

The method of voting differs for shares held as a record holder and shares held in street name. Record holders of Dow Jones shares will receive proxy cards, as further described below under “The Special Meeting—Voting Procedures” beginning on page 44. Holders of shares in “street name” will receive voting instruction cards from their broker, bank or other custodian in order to instruct their brokers, bankers or other custodians how to vote.

Proxies are being solicited on behalf of the Dow Jones board of directors in connection with the special meeting.

Q:	If I hold restricted shares of Dow Jones common stock, am I able to vote these restricted shares?

A:	Yes. If you hold restricted shares of Dow Jones common stock on the record date, you may vote those shares in the same manner as other shares of Dow Jones.

Q:	How can I revoke or change my vote?

A:	You may change your vote at any time prior to the vote at the special meeting. If you are a Dow Jones stockholder of record, you may change your vote by delivering to Dow Jones’ Corporate Secretary, at Dow Jones’ offices, One World Financial Center, 200 Liberty Street, New York, New York 10281, a new, executed proxy card bearing a later date (which automatically revokes any earlier proxy) or a written notice of revocation or by submitting a new proxy by telephone or via the Internet or by attending the special meeting and voting in person. Attendance at the special meeting in and of itself will not cause your previously granted proxies to be revoked; you must vote at the special meeting to revoke a prior proxy.

If you hold Dow Jones shares in “street name” and have instructed a bank, broker or other custodian to vote your shares, you must follow directions you receive from your bank, broker or other custodian to change or revoke your vote. If you are a street-name stockholder and you vote by proxy, you may later revoke or change your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Q:	Can I vote through the Internet or by telephone?

A:	If you hold your shares in your name as a Dow Jones stockholder of record, you may vote your shares through the Internet or by telephone by following the instructions included with your proxy card. If your shares are held in “street name” through your broker, bank or other custodian, please check the voting instruction card you received or contact your broker, bank or other custodian to determine whether you will be able to vote your shares through the Internet or by telephone.

Q:	My shares are held in “street name” by my broker, bank or other custodian. Will my broker, bank or other custodian vote my shares for me?

A:	Your broker, bank or other custodian will only be permitted to vote your shares if you instruct your broker, bank or other custodian how to vote. You should follow the procedures provided by your broker, bank or other custodian regarding the voting of your shares. If you do not instruct your broker, bank or other custodian how to vote your shares, your shares will not be voted and the effect will be the same as a vote against the approval and adoption of the merger agreement.

Q:	What do I do if I receive more than one proxy card or set of voting instructions?

A:	If you hold shares in both “street name” and directly as a record holder, you may receive more than one proxy card and/or voting instruction card relating to the special meeting. Please sign, date and return separately all of the proxy cards and voting instruction cards that you receive (or submit your proxy through the Internet or by telephone) to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now with my proxy card?

A:	No. Unless you are making an election to receive Newco Class B common units for some or all of your Dow Jones shares (in which case you should send your stock certificates along with your election form according to the instructions on the election form received with this proxy statement/prospectus), please DO NOT send your stock certificates in now. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Dow Jones shares for the cash consideration. If your shares are held in “street name” by your broker, bank or other custodian, you will receive instructions from your broker, bank or other custodian as to how to effect the surrender of your “street name” shares in exchange for the cash consideration.

About Electing the Unit Consideration

Q:	How and when do I make an election to receive Newco Class B common units?

A:	An election form is being mailed with this proxy statement/prospectus to all Dow Jones stockholders as of the close of business on the record date. If you become a holder of Dow Jones shares after the close of business on the record date, an election form will be mailed to you upon request by contacting Dow Jones or Mellon Investor Services, as the exchange agent. See the page at the front of this proxy statement/prospectus immediately before the table of contents for information regarding the telephone number and address of Dow Jones. The exchange agent may be contacted at (800) 851-4228.

You must complete and sign the election form if you would like to make an election to receive Newco Class B common units for some or all of your shares of Dow Jones common stock or Class B common stock. By signing the election form you will be making various representations described in the election form regarding your intention with respect to your ownership of the Newco Class B common units. You should not sign the election form and may not make a unit election if you are unable to make the representations described in the election form. The election form also contains instructions on how to complete the form, along with questions and answers relating to the election process. The deadline for making a unit election is 5:00 p.m., New York City time, on the later to occur of (1) the third (3rd) business day preceding the anticipated date for the completion of the merger and (2) [•], the business day immediately preceding the date of the special meeting. This time is referred to in this proxy statement/prospectus as the election deadline.

News Corporation and Dow Jones will publicly announce the anticipated election deadline at least five (5) business days in advance of the anticipated election deadline.

You may make an election to receive Newco Class B common units only for Dow Jones shares you hold in certificated form and for which you are the record holder and the beneficial owner and not for shares you hold in book-entry form or for shares you hold through a broker, dealer, bank or similar nominee. If you wish to make a unit election for Dow Jones shares that you hold in book-entry form or that you own under DRS you will need to obtain a stock certificate for those shares sufficiently before the election deadline in order to give you ample time to make the unit election. You may request a stock certificate from Mellon Investor Services, Dow Jones’ exchange agent, on the Internet at www.melloninvestor.com/isd by logging into your Investor ServiceDirect®, account and clicking on “Perform a Transaction”, then clicking on the “Request” button next to where it says Request a Certificate, by phone by calling (800) 851-4228 or by writing to Dow Jones & Company, Inc., c/o Mellon Investor Services, P.O. Box 358010, Pittsburgh, Pennsylvania 15252. If you wish to make a unit election for Dow Jones shares that you hold in “street name” through a broker, dealer, bank or similar nominee, you will need to contact your broker, dealer, bank or nominee to arrange to have those shares issued in certificated form in your name sufficiently before the election deadline in order to give you ample time to make the unit election. Your broker, dealer, bank or nominee may charge you a fee to arrange to have shares issued in certificated form in your name.

Obtaining your shares in certificated form may take time. Any Dow Jones stockholder who will need to obtain his or her shares in certificated form should act immediately to obtain those share certificates in order to be able to make a valid unit election before the election deadline.

If you wish to make a unit election for Dow Jones shares that you hold in book-entry form or that you own under DRS you will need to obtain a stock certificate for those shares sufficiently before the election deadline in order to give you ample time to make the unit election. Please refer to the separate section of this proxy statement/prospectus which describes the procedures related to the election to receive Newco Class B common units entitled “Mechanics of Election to Receive Newco Class B Common Units” beginning on page 101. Please also refer to the election form being mailed with this proxy statement/prospectus as that form will have detailed instructions regarding how to make a timely and valid election to receive Newco Class B common units.

Q:	Does the Dow Jones board of directors recommend that I make a unit election?

A:	The Dow Jones board of directors makes no recommendation as to whether any stockholder should make a unit election and makes no recommendation regarding the Newco Class B common units or the shares of Class A common stock of News Corporation issuable upon the exchange of Newco Class B common units.

Q:	May I submit an election form to receive Newco Class B common units even if I do not vote to approve and adopt the merger agreement?

A:	Yes. You may submit an election form even if you vote against the approval and adoption of the merger agreement or abstain or do not register any vote with respect to the approval and adoption of the merger agreement. However, to be valid, your election form must be received by the exchange agent prior to the election deadline.

Q:	Can I make one election for some of my Dow Jones shares and another election for the rest?

A:	Yes. You may submit an election form with respect to only certain specified shares held, in which case the other shares held by you will be converted into the cash consideration. However, only the elections of the 250 holders making a unit election with respect to the greatest number of Dow Jones shares will be honored if more than 250 holders of record of Dow Jones common stock or Class B common stock elect to receive Newco Class B common units.

Q:	What if I do not make a unit election?

A:	If you do not submit a properly completed and signed election form to the exchange agent by the election deadline (or if you submit a properly completed and executed election form indicating no election), then you will receive the cash consideration in exchange for each of your shares of Dow Jones upon (1) the surrender of stock certificate(s) to the exchange agent together with a duly completed and executed letter of transmittal or (2) in the case of book-entry transfer of uncertificated shares, the exchange agent receiving an “agent’s message” with respect to the uncertificated shares.

Q:	Can I change my election after I submit an election form?

A:	Yes. You may revoke your election to receive the unit consideration with respect to all or a portion of your shares by delivering written notice of your revocation to the exchange agent prior to the election deadline. You may change your election by delivering to the exchange agent a properly completed revised election form that identifies the shares of Dow Jones common stock and/or Class B common stock to which the revised election form applies. Delivery to the exchange agent of a revised election form with respect to any Dow Jones shares, prior to the election deadline, will result in the revocation of all prior election forms with respect to those shares.

If you properly revoke a unit election with respect to shares of Dow Jones, the certificates representing those shares will be promptly returned to you.

You will not be entitled to revoke or change your unit election following the election deadline. As a result, if you make a unit election, then you will be unable to revoke or change your unit election during the period between the election deadline and the date of completion of the merger. Any election of the unit consideration you make will automatically be revoked and the certificates representing the shares subject to that unit election will be promptly returned to you if the merger agreement is terminated.

Q:	Can I sell my shares after I submit an election form?

A:	Under the terms of the merger agreement, in the event that you make an election to receive Newco Class B common units, you will be required to deliver the stock certificates evidencing your shares to be converted into Newco Class B common units, in each case together with a properly completed and executed election form, to the exchange agent. In order to make a valid unit election, you must deliver the stock certificates and duly completed and executed election form on or before the election deadline, and there may be a period of up to three (3) business days between that date and the date the merger is completed. During the period from the date upon which you submit your election form until the closing of the merger, you will not be able to sell or otherwise transfer any Dow Jones shares subject to the unit election.

However, if you revoke your unit election with respect to any of your Dow Jones shares prior to the election deadline, you will only be able to sell those shares following the return to you of the stock certificates evidencing those shares if there is sufficient time for the sale to be completed prior to the closing of the merger. If the merger agreement is terminated, any stock certificates evidencing shares of Dow Jones that you delivered to the exchange agent will be promptly returned to you and you will again be able to sell or otherwise transfer those shares.

How to Get More Information

Q:	How can I obtain additional information about Dow Jones and News Corporation?

A:	Dow Jones will provide a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, excluding certain of its exhibits, and other documents incorporated by reference in this proxy statement/prospectus without charge to any Dow Jones stockholder who makes a request to Investor Relations, Dow Jones & Company, Inc., P.O. Box 300, Princeton, New Jersey 08543, at (609) 520-5660. Dow Jones’ Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at http://www.sec.gov or on the Investor Relations page of Dow Jones’ website at http://www.dowjones.com. Except for the Dow Jones SEC filings expressly incorporated by reference into this document, the information provided on Dow Jones’ website is not part of this proxy statement/prospectus and is not incorporated by reference into this document. News Corporation will provide a copy of its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, excluding certain of its exhibits, and other documents incorporated by reference in this proxy statement/prospectus without charge to any Dow Jones stockholder who makes a request to Corporate Secretary, News Corporation, 1211 Avenue of the Americas, New York, New York 10036, at (212) 852-7000. News Corporation’s Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at http://www.sec.gov or on the Investor Relations page of News Corporation’s website at http://www.newscorp.com. Except for News Corporation’s SEC filings expressly incorporated by reference into this document, the information provided on News Corporation’s website is not part of this proxy statement/prospectus and is not incorporated by reference into this document. For a more detailed description of the information available, please refer to “Where You Can Find More Information” beginning on page 168.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger after reading this proxy statement/prospectus, please call Dow Jones’ proxy solicitor, D.F. King, toll-free at (800) 967-7635. If your broker holds your shares, you should also call your broker for additional information.

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read this proxy statement/prospectus carefully and in its entirety, including its annexes and the documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” on page 168.

Parties to the Merger Agreement (Page 40)

Dow Jones & Company, Inc.

200 Liberty Street

New York, NY 10281

Telephone: (212) 416-2000

Dow Jones & Company, Inc., a Delaware corporation, or Dow Jones, is a leading provider of global business and financial news and information through newspapers, newswires, magazines, the Internet, indexes, licensing, research products and services, television and radio. In addition, Dow Jones owns general-interest community newspapers throughout the U.S.

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Telephone: (212) 852-7000

News Corporation, a Delaware corporation, is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin. News Corporation had total assets as of June 30, 2007 of approximately US$62 billion and total annual revenues of approximately US$29 billion.

Ruby Newco LLC

1211 Avenue of the Americas

New York, NY 10036

Telephone: (212) 852-7000

Ruby Newco LLC, a Delaware limited liability company, or Newco, is a direct, wholly owned subsidiary of News Corporation. Newco was formed solely for the purpose of facilitating the merger. Newco has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Dow Jones will be a wholly owned subsidiary of Newco, and Newco will be owned solely by News Corporation and former Dow Jones stockholders who receive the unit consideration in the merger, if any. Newco has made an election to be classified as a corporation for U.S. federal income tax purposes.

Diamond Merger Sub Corporation

1211 Avenue of the Americas

New York, NY 10036

Telephone: (212) 852-7000

Diamond Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Newco, or Merger Sub, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged into Dow Jones, Merger Sub’s separate existence will cease and Dow Jones will continue as a wholly owned subsidiary of Newco.

The Merger (Page 46)

Under the merger agreement, Merger Sub will be merged into Dow Jones. Dow Jones will be the surviving corporation in the merger. As a result of the merger, Dow Jones will become a wholly owned subsidiary of Newco, a direct subsidiary of News Corporation. As the surviving corporation following the merger, Dow Jones will continue to do business immediately following the merger as “Dow Jones & Company, Inc.”

Merger Consideration; Election to Receive Newco Class B Common Units Instead of Cash (Page 78)

Except for Dow Jones shares for which the unit election described below is made, each share of Dow Jones common stock and Class B common stock, other than shares held by stockholders who properly demand and perfect appraisal rights, will be converted in the merger into the right to receive $60.00 in cash, without interest and less any applicable withholding taxes. We refer to this as the cash consideration.

Each Dow Jones stockholder who is a record holder (other than a broker, dealer, bank or similar nominee holding shares on behalf of the beneficial owner(s)) of certificated Dow Jones shares, meaning the stockholder holds Dow Jones shares in certificated form directly and not through a broker, dealer, bank or similar nominee, will have the opportunity to elect to receive Newco Class B common units for all or a portion of those certificated Dow Jones shares, instead of receiving the cash consideration for those shares. We refer to the election to receive Newco Class B common units as the unit election. Under the merger agreement, the number of Newco Class B common units you will be entitled to receive for each Dow Jones share for which you make a valid unit election will be determined at closing by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger. We refer to the Newco Class B common units payable for each Dow Jones share as the unit consideration.

Unless you make a valid election to receive the unit consideration with respect to a Dow Jones share owned by you, you will receive the cash consideration for that share.

Under the terms of the merger agreement, even if you properly elect the unit consideration for some or all of your shares of Dow Jones, your right to receive the unit consideration is subject to the following limitations:

•

the unit consideration will be paid to no more than 250 record holders of Dow Jones shares; if more than 250 record holders elect to receive the unit consideration, the unit consideration will be paid to the 250 record holders who elect the unit consideration for the greatest number of Dow Jones shares; and

•

elections to receive the unit consideration are subject to proration to ensure that no more than 8,599,159 shares (approximately 10% of the aggregate outstanding shares of Dow Jones) are converted into the right to receive the unit consideration; you will receive the cash consideration for any shares for which you make a unit election but are unable to receive the unit consideration as a result of proration.

The merger agreement contemplates that Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, will deliver to Dow Jones at the closing of the merger a legal opinion, which we refer to as the tax opinion, to the effect that the transaction should qualify for tax-free treatment under Section 351 of the Code and that the Newco Class B common units should not constitute “nonqualified preferred stock” within the meaning of Section 351(g) of the Code. Delivery of this tax opinion is not a condition to the closing of the merger.

If the Dow Jones board of directors determines in accordance with the terms of the merger agreement that Fried, Frank, Harris, Shriver & Jacobson, or other counsel satisfactory to Dow Jones, is unable to deliver the tax opinion at the closing of the merger or that the closing of the merger would be reasonably likely to be materially delayed or precluded because:

•	a stop order is issued suspending the registration statement of which this proxy statement/prospectus is a part; or

•

the shares of News Corporation Class A common stock that may be issued upon exchange of Newco Class B common units are not approved for listing on the NYSE or the Australian Stock Exchange, which we refer to as the “ASX”;

and Dow Jones provides notice of this determination to News Corporation before the later of the tenth (10th) business day before the closing date or the second (2nd) calendar day before the special meeting, under the terms of the merger agreement, the merger will be restructured to eliminate the unit election feature. In the event this restructuring occurs, each share of Dow Jones common stock and Class B common stock will be converted into the right to receive the cash consideration. This restructuring is referred to in this proxy statement/prospectus as a transaction restructuring.

In addition, if Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, is unable to deliver to Dow Jones the tax opinion referred to above at the closing of the merger, but the Dow Jones board of directors does not make the determination referred to above before the later of the tenth (10th) business day before the closing date or the second (2nd) calendar day before the special meeting, the inability to receive this tax opinion will not result in a transaction restructuring and Dow Jones stockholders will continue to be able to make unit elections for their Dow Jones shares. However, Dow Jones and News Corporation will issue a public statement disclosing that Dow Jones will be unable to receive the tax opinion. Under this circumstance, the election deadline will be extended, as necessary, to ensure that Dow Jones stockholders who previously made a unit election for their shares have at least five (5) business days after the day Dow Jones and News Corporation issue this public statement to revoke their unit elections.

In determining whether to vote to approve and adopt the merger agreement, Dow Jones stockholders should consider that, if a transaction restructuring occurs, they will not have the ability to make a unit election for their Dow Jones shares, and the cash consideration they will receive generally will be taxable to them for U.S. federal income tax purposes. They should also consider that the merger may be completed even if Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, is unable to deliver to Dow Jones the tax opinion referred to above at the closing of the merger.

Dow Jones does not intend to resolicit its stockholders to approve and adopt the merger agreement in the event that a transaction restructuring occurs or, in the event that Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, is unable to deliver to Dow Jones the tax opinion at the closing, after the Dow Jones stockholders approve and adopt the merger agreement.

Newco Class B Common Units (Page 128 & Page 149)

For the first 120 days after the closing of the merger, the Newco Class B common units will not be exchangeable for News Corporation Class A common stock. Between the 121st and 180th day after the closing of the merger, each holder of Newco Class B common units will be permitted to exchange up to 25% of the total number of units that the holder received in the merger for shares of News Corporation Class A common stock.

Following the 180th day after the closing of the merger, any or all Newco Class B common units may be freely exchanged for shares of News Corporation Class A common stock. The exchange rate will be one (1) share of News Corporation Class A common stock for each Newco Class B common unit, subject to adjustment under certain circumstances. For more information regarding the Newco Class B common units, see “Comparison of Stockholders’ Rights” beginning on page 128 and “Amended and Restated Operating Agreement of Newco” beginning on page 149.

Newco anticipates that it will pay distributions on Newco Class A common units and Newco Class B common units on a regular basis equal to the regular dividends paid on shares of News Corporation Class A common stock, subject to adjustment based on the exchange ratio then in effect. However, distributions are payable only when, as and if, declared by the Newco board of managers out of legally available funds and there is no guarantee that any distributions will be paid. Holders of Newco Class B common units will be entitled to vote in the election of managers of Newco and with respect to certain other matters as set forth in the amended and restated operating agreement of Newco.

Newco Class B common units will not be listed on any securities exchange and will be subject to significant restrictions on transfer. For example, any unit transfer that would result in Newco Class B common units being held by more than 250 record holders, require registration or qualification of the applicable Newco Class B common units under any applicable state or federal securities laws or would result in the creation or continuation of any reporting obligations of Newco pursuant to the Exchange Act will be prohibited. Consequently, trading activity, if any, in the Newco Class B common units is likely to be very limited. In addition, because the Newco Class B common units will not be listed on a securities exchange, it may be difficult to obtain pricing information with respect to Newco Class B common units. As a result, Newco expects that its Class B common units will be effectively illiquid.

Opinion of Dow Jones’ Financial Advisor (Page 66)

Goldman Sachs & Co., referred to in this proxy statement/prospectus as Goldman Sachs, rendered its opinion to Dow Jones’ board of directors that, as of July 31, 2007 and based upon and subject to the factors and assumptions set forth in its opinion, the $60.00 per share of Dow Jones common stock in cash to be received by the holders of Dow Jones common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Dow Jones common stock.

The full text of the written opinion of Goldman Sachs, dated July 31, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Goldman Sachs provided its opinion for the information and assistance of Dow Jones’ board of directors in connection with its consideration of the transaction. Goldman Sachs’ opinion is not a recommendation as to how any holder of Dow Jones’ common stock should vote or make any election with respect to the transaction or any other matter. See the section “The Merger—Opinion of Financial Advisor to Dow Jones” beginning on page 66.

Recommendation of the Dow Jones Board of Directors (Page 57)

The Dow Jones board of directors has, by the unanimous vote of all twelve (12) directors present and voting at the special meeting of the Dow Jones board of directors held on July 31, 2007, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, determined that the terms of the merger agreement are fair to, and in the best interests of, Dow Jones and its stockholders and recommended that Dow Jones stockholders vote FOR the approval and adoption of the merger agreement. The Dow Jones board of directors also recommends that Dow Jones stockholders vote FOR the adjournment of the special meeting, if necessary to solicit additional proxies.

You should refer to the factors considered by the Dow Jones board of directors in making its decision to approve the merger agreement and recommend that Dow Jones stockholders vote FOR the approval and adoption of the merger agreement. See “Reasons for the Merger” beginning on page 57.

The Dow Jones board of directors makes no recommendation as to whether any stockholder should make a unit election and makes no recommendation regarding the Newco Class B common units or the shares of Class A common stock of News Corporation issuable upon the exchange of Newco Class B common units. Dow Jones’ board of directors has not received an opinion from Goldman Sachs or any other advisor as to the fairness, from a financial point of view, of the unit consideration. A stockholder’s determination to make a unit election is a voluntary decision. In making this decision, you will not have the benefit of any recommendation of Dow Jones’ board of directors or any opinion of the board of directors’ financial advisor. In making a decision whether to make a unit election, you should carefully consider all of the information included or incorporated in this proxy statement/prospectus, including the Risk Factors beginning on page 32.

Interests of Dow Jones’ Directors and Executive Officers in the Merger (Page 60)

When you consider the Dow Jones board of directors’ recommendation that Dow Jones stockholders vote in favor of the approval and adoption of the merger agreement, you should be aware that executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of other Dow Jones stockholders generally.

Each executive officer and other participant in the Dow Jones severance plan for senior management will be entitled to receive a lump sum severance payment (in the case of the executive officers, equal to eighteen or twenty-four months of salary, depending on the executive’s salary grade), plus certain retirement, health and other benefits if his or her employment is terminated without “cause” or he or she resigns under circumstances constituting a “constructive termination”, in either case within twenty-four months following the closing of the merger. In addition, each of the executive officers of Dow Jones will be entitled to full indemnification for any “golden parachute” excise taxes. If the closing of the merger occurs on December 31, 2007 and all executive officers are terminated immediately after closing, the total value of these payments to and benefits for executive officers would be approximately $34 million.

In addition, as a result of the merger, all contingent stock rights held by the executive officers of Dow Jones and other recipients will be valued at their “target” amount. After the closing, executive officers and other holders of contingent stock rights will be entitled to receive, for each quarter during the performance period applicable to their contingent stock rights, cash payments equal to the number of Dow Jones shares subject to their contingent stock rights immediately before the merger multiplied by $0.25, the amount of the regular quarterly dividend currently paid on Dow Jones shares.

If an executive officer or any other holder of a Dow Jones equity award is terminated without “cause” or he or she resigns under circumstances constituting a “constructive termination” within twenty-four months following the closing:

•	all of his or her unvested stock options, or if those stock options became rights to receive a cash payment in the merger, those rights, will automatically vest;

•	a pro-rated number of his or her shares of restricted stock, or if those shares of restricted stock became rights to receive a cash payment in the merger, those rights, will automatically vest; and

•	he or she will be entitled to receive a pro-rated payout of his or her contingent stock rights.

If the closing of the merger occurs on December 31, 2007 and all executive officers are terminated immediately after the closing, the total value of the amounts that the Dow Jones executive officers would be entitled to receive in respect of their unvested stock options, restricted stock and contingent stock rights is approximately $26 million. See “Treatment of Dow Jones Stock Options and Other Equity Awards.”

The Dow Jones board of directors was aware of these interests and considered them in approving and adopting the merger agreement and recommending that Dow Jones stockholders vote to approve and adopt the merger agreement.

Treatment of Dow Jones Stock Options and Other Equity Awards (Page 80)

At the effective time, outstanding, in-the-money Dow Jones stock options and stock appreciation rights (SARs) (whether vested or unvested), shares of restricted Dow Jones common stock, Dow Jones restricted stock units and Dow Jones contingent stock rights will generally be converted into the right to receive, at the effective time, in the case of vested stock options or SARs, and at the time of vesting, in the case of all other equity awards, the cash consideration less any applicable exercise price, or at the election of the holder in accordance with the procedures described under the section entitled “The Equity Awards Exchange” beginning on page 159, into News Corporation equity awards, pursuant to which the holder would acquire a number of shares of News Corporation Class A common stock (or an option to acquire a number of shares in the case of optionees) determined in accordance with the merger agreement. Outstanding out-of-the-money Dow Jones stock options and SARs (whether or not vested) will be converted at the effective time into options to acquire a number of shares of News Corporation Class A common stock based on the exchange ratio. Neither the board of directors nor the management of Dow Jones is making any recommendation as to whether any holder of any Dow Jones equity awards should elect to convert his or her Dow Jones equity awards into News Corporation equity awards. They are also not making any recommendation regarding the shares of Class A common stock of News Corporation that underlie those News Corporation equity awards.

The Equity Awards Exchange (Page 159)

The executive officers of Dow Jones and certain other award recipients hold Dow Jones equity awards in the form of vested and unvested stock options and SARs, shares of restricted stock, restricted stock units and contingent stock rights. In this proxy statement/prospectus, we refer to these Dow Jones vested and unvested stock options, SARs, shares of restricted stock, restricted stock units and contingent stock rights as Dow Jones equity awards. Pursuant to the terms of the merger agreement, holders of Dow Jones equity awards may elect to have some or all of their Dow Jones equity awards converted into News Corporation equity awards. The terms and conditions of the election, as well as detailed instructions for making an election, are described in the section “The Equity Awards Exchange”, beginning on page 159 and in the election form being sent to the holders of Dow Jones equity awards together with this proxy statement/prospectus.

Voting and Support Agreement / News Corporation Board Representation (Page 105)

News Corporation has entered into a voting and support agreement, referred to in this proxy statement/prospectus as the voting agreement, with certain members of the Bancroft family and trustees of trusts for their benefit, referred to, collectively, in this proxy statement/prospectus as the Bancroft family member and trust stockholder signatories. Under the terms of the voting agreement, the Bancroft family member and trust stockholder signatories have agreed to vote Dow Jones shares held by them representing approximately 37% of the aggregate voting power of all Dow Jones shares in favor of the adoption of the merger agreement and against third party acquisition proposals and any action or proposal that would reasonably be expected to prevent or materially impede the merger.

Pursuant to the merger agreement, the News Corporation board of directors has agreed to take all requisite action to cause a member of the Bancroft family or another mutually agreed upon individual to become a member of the class of News Corporation’s board of directors with the longest remaining term as of the closing of the merger. This individual is referred to in this proxy statement/prospectus as the initial Bancroft director.

Pursuant to the voting agreement, for a period of ten (10) years following the closing of the merger, if at any time the seat on the News Corporation board of directors held by the initial Bancroft director becomes vacant or the initial Bancroft director is not re-nominated, the Chairman of the News Corporation board of directors will propose another member of the Bancroft family to the nominating and governance committee of the News Corporation board of directors for nomination for appointment or election to the News Corporation board of directors. Once the nominating and governance committee has approved the proposed Bancroft family member for nomination or appointment to the News Corporation board of directors, News Corporation will send a notice of the approval to the special committee established under the editorial agreement for its consent. If the nominating and governance committee does not approve or the special committee does not consent, the Chairman of the News Corporation board of directors will propose another member of the Bancroft family and the process described above will continue until a Bancroft family member is nominated. This nominee will then be submitted to News Corporation stockholders for election to the News Corporation board and if not so elected or not so submitted for election another Bancroft family member shall be nominated in accordance with the procedures described above and shall be appointed to the News Corporation board of directors. These obligations will also be applicable to the replacement of any successor to the initial Bancroft director in accordance with the voting agreement during the ten (10) year period. All commitments of the News Corporation board of directors and the Chairman of the News Corporation board of directors described in the preceding two sentences will terminate if the voting agreement is terminated for any reason other than the occurrence of the effective time of the merger.

The voting agreement will terminate upon the earliest to occur of: (i) the mutual agreement of all parties to the voting agreement; (ii) the effective time of the merger; (iii) the termination of the merger agreement in accordance with its terms; (iv) the vote of a majority (in terms of aggregate voting power) of the Dow Jones shares subject to the voting agreement by the Bancroft family member and trust stockholder signatories in connection with a “superior acquisition proposal” (as defined in the voting agreement); and (v) a public announcement by the Dow Jones board of directors expressly withdrawing its recommendation that Dow Jones stockholders approve and adopt the merger agreement. Additionally, subject to a specified exception, any Bancroft family member and trust stockholder signatory may terminate the voting agreement as to that Bancroft family member or trust stockholder signatory in the event the merger agreement is amended in a manner that results in any decrease in the merger consideration. The voting agreement is attached to this proxy statement/prospectus as Annex B.

K. Rupert Murdoch, Chairman and Chief Executive Officer of News Corporation, and the Murdoch Family Trust have entered into a separate agreement obligating them, for a period of ten (10) years, to vote in favor of the election of the initial Bancroft director or any successor in accordance with the voting agreement at any meeting of News Corporation’s stockholders at which the initial Bancroft director or any successor stands for election. All commitments of Mr. Murdoch and the Murdoch Family Trust described in the preceding sentence will terminate upon the termination of the voting agreement for any reason other than occurrence of the effective time of the merger.

Certain Payments on Behalf of, or Reimbursement to, Certain Dow Jones Stockholders (Page 66)

Dow Jones has agreed that, in connection with the closing of the merger, it will pay on behalf of, or reimburse, certain of the Bancroft family members and trusts for their benefit an aggregate of $30 million in respect of fees and expenses of financial, legal and other advisors.

Editorial Agreement (Page 107)

At the closing of the merger, News Corporation and Dow Jones will enter into an agreement relating to editorial and journalistic independence and integrity, which we refer to as the editorial agreement. The editorial agreement establishes a special committee comprised of five distinguished community or journalistic leaders who are independent of News Corporation, Dow Jones, the Murdoch family and the Bancroft family. The parties have agreed that the initial members of the special committee will be Louis Boccardi, Thomas Bray, Jennifer Dunn, Jack Fuller and Nicholas Negroponte. Thomas Bray will be chairman of the special committee. The special committee will be entitled to enforce its rights and the terms of, and any decisions or determinations made under, the editorial agreement against News Corporation or Dow Jones. The special committee will have rights of approval over, and the power to arbitrate disputes regarding, the appointment and removal of the managing editor of The Wall Street Journal and the editorial page editor of The Wall Street Journal and the managing editor of Dow Jones Newswires, as well as any changes to the authority of any of those editors. The form of editorial agreement is attached to this proxy statement/prospectus as Annex C.

Newco Operating Agreement (Page 149)

At the effective time, Newco will adopt an amended and restated operating agreement which will thereafter govern the conduct of the affairs of Newco as well as the rights of the holders of equity interests in Newco, including the Newco Class B common units, if any, issued to Dow Jones stockholders in the merger. The form of amended and restated operating agreement of Newco is attached to this proxy statement/prospectus as Annex D.

Ownership of Newco Following the Merger (Page 157)

Immediately following the merger, former Dow Jones stockholders will own no greater than 10% of the outstanding equity interests of Newco through their ownership of Newco Class B common units and News Corporation will own no less than 90% of the outstanding equity interests of Newco through its ownership of Newco Class A common units.

Conditions to the Merger (Page 96)

Before the merger can be completed, a number of conditions must be satisfied or (to the extent permitted under applicable laws and the terms of the merger agreement) waived. These conditions include, among other conditions:

•

approval and adoption of the merger agreement by the affirmative vote of a majority of the votes entitled to be cast by the holders of Dow Jones common stock and Class B common stock at the special meeting, voting together as a single class, which we refer to as the Dow Jones stockholder approval;

•	absence of any injunction or order issued by any governmental entity of competent jurisdiction in the United States, the United Kingdom or Australia prohibiting the completion of the merger;

•	the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act;

•

expiration of all waiting periods and receipt of all approvals required under the applicable competition and other laws of Germany, Austria, Ireland or, under certain circumstances, the European Union;

•

the SEC having declared effective the registration statement, of which this proxy statement/prospectus is a part, and the registration statement not being the subject of any stop order or threatened stop order;

•

with respect to the obligations of News Corporation, on the one hand, and of Dow Jones, on the other hand, the representations and warranties of the other party contained in the merger agreement being true and correct as of the closing date, except where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect (as defined in the merger agreement) on the representing party;

•

with respect to the obligations of News Corporation, on the one hand, and of Dow Jones, on the other hand, the other party having performed, in all material respects, its covenants and agreements in the merger agreement;

•

solely with respect to the obligations of Dow Jones, News Corporation having entered into the editorial agreement, established the special committee and appointed the initial committee members to the special committee; under the merger agreement, Dow Jones may not waive this condition; and

•

solely with respect to the obligations of Dow Jones, News Corporation having entered into the amended and restated operating agreement of Newco and each of Newco and News Corporation having entered into an agreement pursuant to which News Corporation will be obligated, among other things, to provide shares of News Corporation Class A common stock to Newco in connection with any exchange of the Newco Class B common units.

However, Dow Jones and News Corporation have agreed that, in the event of a transaction restructuring, the conditions to the closing of the merger relating to the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, the listing of shares of News Corporation Class A common stock and certain of News Corporation’s representations and warranties will be eliminated.

On August 28, 2007, the Premerger Notification Office of the Federal Trade Commission granted early termination of the waiting period under the HSR Act in connection with the merger. Consequently, the condition with respect to termination of the waiting period under the HSR Act has been satisfied.

Restrictions on Recommendation Withdrawal (Page 90)

The merger agreement generally restricts the ability of the Dow Jones board of directors to withdraw its recommendation that Dow Jones stockholders approve and adopt the merger agreement. However, if the Dow Jones board of directors (after consultation with its outside counsel) determines in good faith that the failure to withdraw this recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then the Dow Jones board of directors may withdraw this recommendation.

Restrictions on Solicitation of Third Party Acquisition Proposals (Page 91)

The merger agreement generally restricts Dow Jones’ ability to: (1) solicit or knowingly encourage the making of any third party proposal for the acquisition of a significant interest in Dow Jones’ equity or assets or engage in any discussions with any person who has made, or Dow Jones knows may make, a third party proposal for the acquisition of a significant interest in Dow Jones’ equity or assets, or (2) approve or recommend any third party proposal or enter into any definitive agreement providing for a third party proposal. However, under certain circumstances specified in the merger agreement, if the Dow Jones board of directors (after consultation with its independent financial advisors and outside counsel) determines in good faith that any unsolicited third party acquisition proposal constitutes or would reasonably be expected to result in a superior acquisition proposal, as defined in the merger agreement, then the Dow Jones board of directors may provide due diligence information to, and engage in discussion with, the party that made the acquisition proposal.

Termination of the Merger Agreement (Page 97)

Dow Jones and News Corporation may terminate the merger agreement by mutual written consent at any time before the completion of the merger (including after the Dow Jones stockholders have approved and adopted the merger agreement). In addition, either Dow Jones or News Corporation may terminate the merger agreement if:

•

the merger has not been completed by the termination date specified in the merger agreement; this date is May 1, 2008. However, if any of the conditions relating to antitrust and competition law approvals (described in the second and third bullet points under “Conditions to the Merger” beginning on page 96) have not been satisfied by May 1, 2008, but all of the other conditions have been satisfied by

May 1, 2008, then either Dow Jones or News Corporation may extend the termination date to August 1, 2008. In addition, News Corporation may extend the termination date to the date which is ten (10) days following the special meeting, if the special meeting has not occurred prior to May 1, 2008;

•

any judgment, injunction, ruling or order issued by any court of competent jurisdiction in the United States, the United Kingdom or Australia preventing the merger has become final and non-appealable; or

•	the merger agreement has been submitted to a Dow Jones stockholder vote at the special meeting and the Dow Jones stockholder approval has not been obtained.

In addition, Dow Jones may terminate the merger agreement if:

•

News Corporation breaches any of its representations, warranties, covenants or agreements in the merger agreement, or if any of its representations or warranties becomes untrue, in either case so that the conditions relating to the accuracy of its representations and warranties or the performance of its covenants or agreements could not be satisfied by the termination date; or

•

prior to the receipt of the Dow Jones stockholder approval at the special meeting, the Dow Jones board of directors determines, in accordance with the merger agreement, that an unsolicited third party acquisition proposal constitutes a superior acquisition proposal (as defined in the merger agreement), Dow Jones determines to terminate the merger agreement and enter into a definitive agreement with respect to that superior acquisition proposal in accordance with the merger agreement and prior to or concurrently with this termination pays to News Corporation the $165 million termination fee. See “The Merger Agreement—Termination in Connection with a Superior Proposal” on page 92.

In addition, News Corporation may terminate the merger agreement:

•

if Dow Jones breaches any of its representations, warranties, covenants or agreements in the merger agreement, or if any of its representations or warranties becomes untrue, in either case so that the conditions relating to the accuracy of its representations and warranties or the performance of its covenants or agreements could not be satisfied by the termination date;

•	prior to the Dow Jones stockholders voting upon the approval and adoption of the merger agreement at the special meeting if:

•	the Dow Jones board of directors withdraws its recommendation in favor of the merger;

•	Dow Jones fails to include in this proxy statement/prospectus its recommendation to Dow Jones stockholders that they approve and adopt the merger agreement;

•	the Dow Jones board of directors recommends or fails to reject (within 30 business days of News Corporation’s request that Dow Jones reject) any third party acquisition proposal;

•	the Dow Jones board of directors:

•	materially breaches the no-solicitation provisions of the merger agreement; or

•

fails to hold the special meeting or use its reasonable best efforts to solicit proxies in favor of the approval and adoption of the merger agreement, under circumstances where this failure constitutes a material breach of the merger agreement;

•	the Dow Jones board of directors has provided News Corporation with notice of a superior acquisition proposal and has not, within the period of time set forth in the merger agreement;

•	either recommended, or terminated the merger agreement to enter into a definitive agreement with respect to, in each case, a superior acquisition proposal; or

•	publicly reaffirmed this recommendation of the merger agreement; or

•

the voting agreement has been terminated by the Bancroft family member and trust stockholder signatories for a superior acquisition proposal (as defined in the voting agreement) and the Dow Jones board of directors has not publicly reaffirmed its recommendation in favor of the merger within five (5) business days after the date of this termination. We refer to each of the preceding events as a “recommendation withdrawal termination event”; or

•

prior to 5:00 p.m. New York City time on the tenth (10th) business day after the termination right date, if (1) the voting agreement has been terminated by the Bancroft family member and trust stockholder signatories in connection with a “superior acquisition proposal” (as defined in the voting agreement), and (2) the stockholders of Dow Jones shall have not voted with respect to the merger as of the termination right date. In this proxy statement/prospectus references to the “termination right date” mean the later of (i) December 15, 2007 and (ii) the twentieth (20th) business day after the voting agreement has been terminated by the Bancroft family member and trust stockholder signatories in connection with a “superior acquisition proposal” (as defined in the voting agreement).

Termination Fees (Page 99)

Dow Jones must pay to News Corporation a break-up fee of $165 million if:

•	Dow Jones terminates the merger agreement to accept a superior acquisition proposal;

•

News Corporation terminates the merger agreement on the basis of a recommendation withdrawal termination event, or either Dow Jones or News Corporation terminates the merger agreement at a time when News Corporation could have terminated the merger agreement on the basis of a recommendation withdrawal termination event;

•

Dow Jones or News Corporation terminates the merger agreement on the basis of a failure to obtain the Dow Jones stockholder approval at the special meeting or any adjournment or postponement thereof and, (1) prior to the special meeting, a third party acquisition proposal for at least a majority of Dow Jones’ assets or equity interests was made known to the Dow Jones stockholders or was made public and not withdrawn, and (2) Dow Jones enters into a definitive agreement with respect to, or there is consummated a transaction in connection with, any third party acquisition proposal for at least a majority of the Dow Jones’ assets or equity interests with any person within twelve (12) months after the termination of the merger agreement; or

•

News Corporation terminates the merger agreement on the basis of the termination of the voting agreement and Dow Jones enters into a definitive agreement with respect to, or there is consummated a transaction in connection with, any third party acquisition proposal for at least a majority of Dow Jones’ assets or equity interests with any person within twelve (12) months after the termination of the merger agreement.

In addition, Dow Jones must pay the actual and reasonably documented out-of-pocket fees and expenses of News Corporation in connection with the transactions contemplated by the merger agreement, up to a maximum amount of $25 million, if either News Corporation or Dow Jones terminates the merger agreement because of a failure to obtain the Dow Jones stockholder approval at the special meeting. In the event that the $165 million break-up fee becomes payable, any amounts paid by Dow Jones in respect of the fees and expenses of News Corporation will be credited against the break-up fee.

For more information, see “The Merger Agreement—Termination Fees and Expenses” beginning on page 99.

Regulatory Approvals (Page 73)

Under the HSR Act, the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and the applicable waiting period has expired or been terminated. On August 16, 2007, each of Dow Jones and News Corporation filed its notification and report form under the HSR Act with the FTC and the Antitrust Division. On August 28, 2007, the Premerger Notification Office of the Federal Trade Commission granted early termination of the waiting period under the HSR Act in connection with the merger.

The merger is also subject to, and the parties’ obligations to complete the merger are conditioned on, approval by governmental authorities in Germany, Ireland and Austria under the antitrust/competition laws of those jurisdictions. The competition filing required in Germany was made by the parties on August 21, 2007. The competition filing required in Ireland was made by the parties on August 27, 2007. The competition filing required in Austria was made by the parties on August 23, 2007.

Subject to the terms and conditions of the merger agreement, News Corporation has agreed to take all actions necessary to obtain all regulatory clearances necessary to complete the merger before the termination date specified in the merger agreement.

Rights of Stockholders to Seek Appraisal (Page 119)

Under Delaware law, holders of Dow Jones common stock or Class B common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of Dow Jones common stock and/or Class B common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all applicable requirements of Delaware law. These requirements are summarized in this proxy statement/prospectus. This appraisal amount could be more than, the same as or less than the merger consideration. Among other requirements, any holder of Dow Jones common stock or Class B common stock intending to exercise appraisal rights must submit a written demand for an appraisal to Dow Jones prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Your failure to strictly follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 119 for information regarding these procedures. The provisions of Delaware law that address appraisal rights and govern the required procedures are attached as Annex F to this proxy statement/prospectus.

Market Price of Dow Jones Common Stock (Page 29)

Dow Jones common stock is listed on the NYSE under the trading symbol “DJ.” On April 30, 2007, which was the trading day immediately prior to the date on which News Corporation and Dow Jones confirmed news reports that News Corporation had made a proposal to acquire Dow Jones for $60.00 per share, the closing sale price of Dow Jones common stock was $36.33 per share. The closing sale price of Dow Jones common stock on the NYSE on July 31, 2007, the last trading day prior to the announcement of the merger, was $57.38. The $60.00 per share to be paid for each share of Dow Jones common stock and Class B common stock in the merger represents a premium of approximately 65% over the closing sale price of Dow Jones common stock on April 30, 2007. On September 6, 2007, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Dow Jones common stock on the NYSE was $59.15 per share.

Risks (Page 32)

In evaluating the merger and the merger agreement, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 32.

SELECTED HISTORICAL FINANCIAL DATA OF NEWCO

The following selected historical consolidated balance sheet data as of July 31, 2007, of Newco has been derived from Newco’s historical audited consolidated balance sheet which is contained in this proxy statement/prospectus. This consolidated balance sheet has been audited by Ernst & Young LLP, an independent registered public accounting firm.

As of July 31, 2007
BALANCE SHEET DATA:
Assets	$—
Liabilities	—

Common units	1
Receivable from News Corporation	(1)

Member’s Equity	$—

SELECTED HISTORICAL FINANCIAL DATA OF DOW JONES

The following selected historical consolidated financial data of Dow Jones for each of the years in the five-year period ended December 31, 2006 have been derived from Dow Jones’ historical audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. These financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The following selected historical consolidated financial data as of and for the six months ended June 30, 2007 and 2006 have been derived from Dow Jones’ unaudited interim consolidated financial statements. In the opinion of Dow Jones’ management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of these dates and for these periods. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary, and should be read together with Dow Jones’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” audited consolidated financial statements and related notes and unaudited consolidated financial statements and related notes, which are incorporated by reference into this proxy statement/prospectus.

	For the six months ended June 30,		For the years ended December 31,
	2007(1)	2006(1)	2006(2)	2005(2)	2004(2)	2003(3)	2002(4)
	(in thousands, except per share amounts)
Income Statement Data:
Revenues:
Advertising	$478,630	$483,235	$957,825	$890,340	$875,192	$805,012	$810,773
Information services	341,502	190,765	397,084	372,098	294,067	255,055	256,467
Circulation and other	216,728	212,090	428,961	410,509	405,048	395,254	398,268

Total revenues	1,036,860	886,090	1,783,870	1,672,947	1,574,307	1,455,321	1,456,508
Operating expenses	961,040	843,480	1,679,286	1,576,858	1,439,354	1,339,566	1,419,140

Operating income	75,820	42,610	104,584	96,089	134,953	115,755	46,368
Other income (expense)	(11,393)	47,527	31,473	(5,380)	(6,423)	76,526	190,649
Income taxes	24,880	10,150	7,970	26,154	45,046	39,246	52,973
Equity in earnings (losses) of associated companies, net of tax	4,106	4,055	25,068	(18,960)	(148)	1,198	165

Income from continuing operations	$43,653	$84,042	$153,155	$45,595	$83,336	$154,233	$184,209

Income from continuing operations per share:
Basic	$0.52	$1.01	$1.84	$0.55	$1.02	$1.89	$2.21
Diluted	$0.52	$1.01	$1.83	$0.55	$1.01	$1.88	$2.20

Balance Sheet Data (at period end):
Cash and cash equivalents	$27,510	$20,436	$13,237	$10,633	$17,237	$23,514	$39,346
Total assets	$2,025,010	$1,777,217	$1,955,562	$1,781,972	$1,380,203	$1,304,154	$1,207,659
Long-term debt	$—	$224,945	$224,962	$224,928	$135,845	$153,110	$92,937
Total debt	$392,005	$674,483	$447,086	$472,395	$145,843	$153,110	$92,937
Stockholders’ equity	$593,310	$198,780	$498,973	$162,265	$150,543	$129,661	$30,751

Other Cash Flow and Operating Data:
Net cash provided by (used in) operating activities of continuing operations	$87,579	$(135,289)	$34,700	$180,738	$234,834	$210,317	$136,353
Cash dividends per share declared	$0.75	$0.75	$1.00	$1.00	$1.00	$1.00	$1.00

Advertising volume increase/(decrease):
The Wall Street Journal	(7.4)%	13.0%	6.0%	(0.7)%	(0.5)%	(1.3)%	(17.6)%
Barron’s	16.7%	(3.7)%	0.7%	(12.5)%	11.7%	(16.0)%	(10.4)%
Local media	(11.1)%	(6.2)%	(7.4)%	(2.5)%	5.1%	(0.6)%	(4.5)%

(1)	Refer to Certain Items Affecting Comparisons included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Dow Jones Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and June 30, 2007, filed with the SEC on August 2, 2006 and August 3, 2007, respectively, for further information regarding items affecting comparisons of these figures.
(2)	Refer to Certain Items Affecting Comparisons included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Dow Jones Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007, for further information regarding items affecting comparisons of these figures.

(3)	In 2003, certain items affecting comparisons include the following: (a) included within operating income was a gain of $18.4 million ($11.1 million, net of taxes) reflecting the settlement of a business interruption insurance claim for loss of operating income suffered as a result of the September 11 terrorist attacks on the World Trade Center; and, (b) included within non-operating income was a gain of $18.7 million ($11.4 million, net of taxes) from the disposal of Dow Jones’ interest in Handelsblatt, a gain of $59.8 million on the resolution of certain losses contingencies resulting from the sale of Telerate; and, a charge of $9.5 million related to the accretion of discount on a contract guarantee.
(4)	In 2002, certain items affecting comparisons include the following: (a) included within operating income was a restructuring charge of $26.9 million ($15.8 million, net of taxes) related to a work-force reduction partially offset by a gain of $3.1 million ($1.8 million, net of taxes) reflecting insurance proceeds on assets destroyed as a result of the September 11 terrorist attack on the World Trade Center; and, (b) included within non-operating income was a gain of $197.9 million ($164.1 million, net of taxes) from the sale of certain local media newspapers; and a charge of $11.9 million related to the accretion of discount on a contract guarantee.

SELECTED HISTORICAL FINANCIAL DATA OF NEWS CORPORATION

The following selected historical consolidated financial data of News Corporation for each of the years in the five-year period ended June 30, 2007 have been derived from News Corporation’s historical audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. These financial statements have been audited by Ernst & Young, LLP, an independent registered public accounting firm. This information is only a summary, and should be read together with News Corporation’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” audited consolidated financial statements and related notes which are incorporated by reference into this joint proxy statement/prospectus.

	For the years ended June 30,
	2007(1)	2006(1)	2005(1)	2004(2)	2003(3)
	(in millions, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues	$28,655	$25,327	$23,859	$20,802	$17,380
Operating income	4,452	3,868	3,564	2,931	2,380
Income from continuing operations	3,426	2,812	2,128	1,533	822
Net income	3,426	2,314	2,128	1,533	822
Basic income from continuing operations per share:(4)(5)
Class A	$1.14	$0.92	$0.74	$0.58	$0.33
Class B	$0.95	$0.77	$0.62	$0.49	$0.28
Diluted income from continuing operations per share:(4)(5)
Class A	$1.14	$0.92	$0.73	$0.58	$0.33
Class B	$0.95	$0.77	$0.61	$0.48	$0.28
Basic earnings per share:(4)(5)
Class A	$1.14	$0.76	$0.74	$0.58	$0.33
Class B	$0.95	$0.63	$0.62	$0.49	$0.28
Diluted earnings per share:(4)(5)
Class A	$1.14	$0.76	$0.73	$0.58	$0.33
Class B	$0.95	$0.63	$0.61	$0.48	$0.28
Cash dividend per share:(4)(5)(6)
Class A	$0.12	$0.13	$0.10	$0.10	$0.09
Class B	$0.10	$0.13	$0.04	$0.04	$0.04

	As of June 30,
	2007	2006	2005	2004	2003
	(in millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$7,654	$5,783	$6,470	$4,051	$4,477
Total assets	62,343	56,649	54,692	48,343	42,149
Borrowings and perpetual preference shares(7)	12,502	11,427	10,999	10,509	10,003

(1)	See Notes 2, 3, 6 and 8 to the audited consolidated financial statements of News Corporation contained in its Annual Report on Form 10-K, filed August 23, 2007, for information with respect to significant acquisitions, disposals, changes in accounting and other transactions during fiscal 2007, 2006 and 2005.
(2)	Fiscal 2004 results include the sale of the Los Angeles Dodgers, Dodger Stadium and the team’s training facilities in Vero Beach, Florida.
(3)	Fiscal 2003 results include News Corporation’s acquisition of WPWR-TV for approximately $425 million. Fiscal 2003 results also include News Corporation’s acquisition of 80% of Telepiu, S.p.A. (“Telepiu”) for approximately $874 million. Telepiu was merged with Stream S.p.A., (“Stream”) and the combined platform was renamed SKY Italia. As a result of the acquisition, commencing April 30, 2003, News Corporation ceased to equity account its share of Stream’s results.

(4)	Basic and diluted earnings from continuing operations per share, basic and diluted earnings per share and cash dividend per share reflect per share amounts based on the adjusted share amounts to reflect the November 12, 2004 one-for-two share exchange in the reincorporation of News Corporation.
(5)	Shares of News Corporation Class A common stock carry rights to a greater dividend than shares of News Corporation Class B common stock through fiscal 2007. As such, net income available to News Corporation’s stockholders is allocated between shares of News Corporation Class A common stock and Class B common stock. The allocation between these classes of common stock was based upon the two-class method. See Notes 2 and 20 to the audited consolidated financial statements of News Corporation contained in its Annual Report on Form 10-K for the year ended June 30, 2007, filed with the SEC on August 23, 2007, for further discussion. Subsequent to the final fiscal 2007 dividend payment, shares of News Corporation’s Class A common stock will cease to carry any rights to a greater dividend than shares of News Corporation’s Class B common stock. Earnings per share based on the total weighted average shares outstanding (News Corporation’s Class A common stock and Class B common stock combined) are as follows:

	For the years ended June 30,
	2007	2006	2005(a)	2004	2003
Diluted earnings per share	$1.08	$0.72	$0.69	$0.54	$0.31

(a)	In March 2005, News Corporation’s acquisition of the interest of Fox Entertainment Group, Inc. that it did not already own was completed and a total of 357 million shares of News Corporation Class A common stock were issued as consideration.

(6)	News Corporation’s board of directors currently declares an interim and final dividend each fiscal year. The final dividend is determined by the News Corporation board of directors subsequent to the fiscal year end. The total dividends declared related to fiscal 2007 results were $0.12 per share of News Corporation Class A common stock and $0.10 per share of News Corporation Class B common stock. The total dividends declared related to fiscal 2006 results were $0.12 per share of News Corporation Class A common stock and $0.10 per share of News Corporation Class B common stock.
(7)	Each fiscal year presented prior to June 30, 2005 includes $345 million of perpetual preference shares outstanding, which were redeemed at par by News Corporation in November 2004.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA FOR NEWCO

The following selected unaudited pro forma condensed consolidated financial data is presented as if the merger were completed on January 1, 2006, for income statement purposes and on June 30, 2007, for balance sheet purposes. This data should be read in conjunction with (i) the unaudited pro forma condensed consolidated financial statements and notes of Newco, which appear in this proxy statement/prospectus beginning on page 123, (ii) Dow Jones’ historical consolidated financial statements and notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 which have been incorporated by reference into this proxy statement/prospectus and (iii) the audited balance sheet of Newco which is contained in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 168.

	For the six months ended June 30, 2007	For the year ended December 31, 2006
	(in thousands, except per unit data)
STATEMENT OF OPERATIONS DATA:
Revenues	$1,036,860	$1,783,870
Operating income	42,820	34,584
Income from continuing operations	22,203	107,655
Income from continuing operations per unit—basic and diluted	$0.09	$0.45
Cash dividend per unit	$0.06	$0.12

	As of June 30, 2007
	(in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents	$27,510
Total assets	7,332,181
Borrowings	392,005

COMPARATIVE PER SHARE INFORMATION

The following table summarizes unaudited per share/unit information for News Corporation, Dow Jones and Newco separately on a historical basis, for News Corporation and Newco on an unaudited pro forma condensed consolidated basis and for Dow Jones on an equivalent pro forma per share basis. This information should be read in conjunction with the audited annual consolidated financial statements of News Corporation and Dow Jones and the unaudited consolidated financial statements of Dow Jones which are incorporated by reference into this proxy statement/prospectus and the audited consolidated balance sheet of Newco and unaudited pro forma condensed consolidated financial statements of Newco included in this proxy statement/prospectus beginning on page 123. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the actual operating results or financial position that would have resulted if the merger had occurred at the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the consolidated company.

	As of and for the year ended December 31, 2006	As of and for the six months ended June 30, 2007
News Corporation Historical Per Share Data:(1)
Income from continuing operations per share of Class A common stock
Basic	$1.07	$0.59
Diluted	$1.06	$0.58
Cash dividends per share of Class A common stock	$0.12	$0.06
Book value per share of Class A common stock	$6.93	$7.21
News Corporation Pro Forma Per Share Data:(1)
Income from continuing operations per share of Class A common stock
Basic	$1.05	$0.57
Diluted	$1.04	$0.56
Cash dividends per share of Class A common stock	$0.12	$0.06
Book value per share of Class A common stock	$6.93	$7.21
Dow Jones Historical Per Share Data:
Income from continuing operations per share
Basic	$1.84	$0.52
Diluted	$1.83	$0.52
Cash dividends per share	$1.00	$0.75
Book value per share	$5.97	$6.91
Dow Jones Equivalent Pro Forma Per Share Data:(2)
Income from continuing operations per share
Basic	$2.94	$1.60
Diluted	$2.90	$1.57
Cash dividends per share	$0.33	$0.17
Book value per share	$19.35	$20.12
Newco Historical Per Unit Data:(3)
Income from continuing operations per unit
Basic and diluted	$—	$—
Cash dividends per unit	$—	$—
Book value per unit	$—	$—
Newco Pro Forma Per Unit Data:(4)
Income from continuing operations per unit
Basic and diluted	$0.45	$0.09
Cash dividends per unit	$0.12	$0.06
Book value per unit	$21.67	$21.67

(1)

Because News Corporation reports based on a fiscal year ended June 30th, the historical operating results included in the income from continuing operations per share calculations for the year ended December 31, 2006 were derived by adding the operating results for each of the four quarters included in the year ended December 31, 2006. The historical operating results included in the income from continuing operations per share calculations for the six months ended June 30, 2007 were derived by adding the operating results for each of the two quarters included in the six-month period ended June 30, 2007.

(2)	The Dow Jones equivalent pro forma per share data was computed by multiplying the News Corporation pro forma per share data above by a ratio of approximately 2.79. The ratio represents the number of shares of News Corporation Class A common stock which a Dow Jones stockholder would receive for each Dow Jones share converted into the unit consideration in the merger, assuming such holder exchanged each Newco Class B common unit received by such holder in the merger for shares of News Corporation Class A common stock on a one-for-one basis at the effective time, and is determined by dividing $60.00 by the daily volume weighted average price of News Corporation’s Class A common stock on the New York Stock Exchange over the five trading days prior to June 30, 2007.
(3)	Newco was organized on July 30, 2007.
(4)	The Newco pro forma per unit data has been derived from the unaudited pro forma condensed consolidated financial statements of Newco beginning on page 123 of this proxy statement/prospectus. Dividends on Newco Class A common units and Newco Class B common units are assumed to be paid at the same time and in the same amount as News Corporation pays dividends on shares of News Corporation Class A common stock. However, distributions are payable only if, as and when declared by the Newco board of managers out of legally available funds and there is no guarantee that any distributions will be paid.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

The following table sets forth the high and low price per share of News Corporation Class A common stock and Dow Jones common stock, as adjusted for all stock splits and as reported on the NYSE, for the periods indicated.

	News Corporation			Dow Jones
	High	Low	Dividends Paid	High	Low	Dividends Paid
For the quarterly period ended:

2005
March 31, 2005	$18.73	$16.40	$0.05	$43.35	$36.85	$0.25
June 30, 2005	$17.15	$15.19	—	$38.35	$31.94	$0.25
September 30, 2005	$17.13	$15.22	$0.07	$43.10	$35.94	$0.25
December 31, 2005	$16.01	$14.09	—	$39.42	$32.55	$0.25
2006
March 31, 2006	$16.86	$15.25	$0.06	$41.39	$35.56	$0.25
June 30, 2006	$19.52	$16.67	—	$39.46	$33.25	$0.25
September 30, 2006	$19.75	$18.19	$0.06	$37.01	$32.16	$0.25
December 31, 2006	$21.75	$19.35	—	$39.20	$32.84	$0.25
2007
March 31, 2007	$23.98	$21.26	$0.06	$40.08	$33.67	$0.25
June 30, 2007	$23.74	$21.21	—	$61.76	$33.98	$0.25

The following table sets forth the closing price per share of News Corporation Class A common stock into which, in certain circumstances, Newco Class B common units may be exchanged, and the closing price per share of Dow Jones common stock on April 30, 2007 (the trading day immediately prior to the date on which Dow Jones and News Corporation confirmed news reports that News Corporation had made a proposal to acquire Dow Jones for $60.00 per share), July 31, 2007 (the last business day preceding the public announcement of the merger) and September 6, 2007 (the most recent practicable trading date prior to the date of this proxy statement/prospectus).

	Closing Price per Share
	April 30, 2007	July 31, 2007	September 6, 2007
News Corporation Class A common stock	$22.39	$21.12	$21.27
Dow Jones common stock	$36.33	$57.38	$59.15

The above tables show only historical comparisons. Because the market prices of News Corporation Class A common stock and Dow Jones common stock likely will fluctuate prior to the completion of the merger, these comparisons may not provide meaningful information to Dow Jones stockholders in determining whether to approve and adopt the merger agreement. Dow Jones stockholders are encouraged to obtain current market quotations for News Corporation common stock, which trades on the NYSE under the symbol “NWS.A,” and Dow Jones common stock, which trades on the NYSE under the symbol “DJ,” before making a decision with respect to the merger and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering their respective proposals. See the section entitled “Where You Can Find More Information” beginning on page 168.

No assurance can be given as to the market prices of News Corporation’s Class A common stock at the time any former Dow Jones stockholder exchanges his or her units of Newco Class B common units for shares of News Corporation Class A common stock. The exchange ratio for the exchange of Newco Class B common units for shares of News Corporation Class A common stock will not be adjusted for changes in the market price of News Corporation Class A common stock following the closing of the merger. Because the Newco Class B common units may not be exchanged for shares of News Corporation Class A common stock until the 121st day following the merger the market value of the shares of News Corporation Class A common stock at the effective time of the merger, may vary significantly from the market value of the shares of News Corporation Class A common stock issuable upon the exchange of a Newco Class B common unit at the time that unit is actually exchanged for shares of News Corporation Class A common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents to which Dow Jones or News Corporation refer you in this proxy statement/prospectus contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and 21E of the Exchange Act, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Dow Jones and News Corporation base these statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus. These forward-looking statements are necessarily estimates reflecting the judgment of Dow Jones’ and News Corporation’s management and involve a number of risks and uncertainties that could affect the future results of News Corporation or Dow Jones and could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These forward-looking statements should be considered in light of various important factors set forth from time to time in Dow Jones’ and News Corporation’s filings with the SEC. In addition to other factors and matters contained or incorporated by reference in this document including those disclosed under “Risk Factors” beginning on page 32, these statements are subject to risks, uncertainties and other factors, including, among others:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the fact that a termination under some circumstances could require Dow Jones to reimburse News Corporation’s actual and documented out-of-pocket transaction expenses up to a maximum amount of $25 million and pay a termination fee of $165 million (less any reimbursed transaction expenses);

•	the outcome of any litigation or judicial actions that have been or may be instituted against Dow Jones, News Corporation and others relating to the merger agreement;

•

the inability to complete the merger due to the failure to obtain the Dow Jones stockholder approval or the failure to satisfy other conditions to completion of the merger, including the inability of News Corporation, Newco and Merger Sub to obtain regulatory approvals, as required by the merger agreement;

•	the possibility that the merger may involve unexpected costs;

•	the failure of the merger to close for any other reason or any significant delay in the expected completion of the merger;

•	risks that the merger disrupts Dow Jones’ current plans and operations, and the potential difficulties for Dow Jones’ employee retention as a result of the announcement or completion of the merger;

•	the effect of the announcement or completion of the merger on Dow Jones’ customer and supplier relationships, operating results and business generally;

•	the amount of costs, fees, expenses and charges related to the merger;

•	the diversion of Dow Jones’ management’s and employees’ attention from day-to-day business;

•	changes in laws, including increased tax rates, changes in regulations or accounting standards, third party relations and approvals, and decisions of courts, regulators and governmental bodies;

•	changes in consumer confidence and spending;

•	fluctuations in currency exchange rates and other risks inherent in international trade and business transactions;

•	the loss of one or more significant customers;

•	competition in the markets and industries in which News Corporation, Dow Jones and their respective subsidiaries operate;

•	Dow Jones’ or News Corporation’s ability to enforce or defend their respective ownership and use of intellectual property;

•

strikes, work stoppages and labor negotiations at Dow Jones’ and News Corporation’s facilities or at a facility of one of their respective significant customers; or work stoppages at a common carrier or a major shipping location;

•	the outcome of pending or future litigation and administrative claims, including patent and environmental matters;

and other risks detailed in Dow Jones’ and News Corporation’s filings with the SEC, including News Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and Dow Jones’ filings with the SEC, including Dow Jones’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Dow Jones’ Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007. See the section entitled “Where You Can Find More Information” beginning on page 168.

As you read and consider the information in this proxy statement/prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in, or incorporated by reference into, this proxy statement/prospectus will in fact transpire. New factors emerge from time to time, and it is not possible for Dow Jones or News Corporation to predict all of them. Nor can Dow Jones or News Corporation assess the impact of each of these factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Neither Dow Jones nor News Corporation undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Dow Jones and/or News Corporation or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this proxy statement/prospectus.

RISK FACTORS

In addition to the other information included in, incorporated by reference into and found in the Annexes attached to this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30, you should carefully consider the following risk factors in deciding whether to vote for the approval and adoption of the merger agreement and whether to make an election to receive the unit consideration in respect of shares of Dow Jones common stock or Class B common stock. Please see the section entitled “Where You Can Find More Information” beginning on page 168. This offering and an investment in Newco Class B common units and/or shares of News Corporation Class A common stock involve a high degree of risk. You should carefully consider the risks described below and the other information in this proxy statement/prospectus before making a decision to invest in Newco Class B common units and/or shares of News Corporation Class A common stock. The risks and uncertainties described below are not the only ones faced by Newco or News Corporation. Additional risks and uncertainties not presently known, or that Newco or News Corporation currently deem immaterial, could negatively impact the business, results of operations or financial condition of Newco or News Corporation in the future. If any of the following risks and uncertainties develops into actual events, the business, results of operations or financial condition of Newco or News Corporation could be adversely affected.

Risks Related to the Election to Receive Newco Class B Common Units

Dow Jones stockholders may not receive Newco Class B common units in accordance with their elections or may receive Newco Class B common units even if Dow Jones does not receive the tax opinion.

If you make an election to receive Newco Class B common units in connection with the merger, the actual mix of consideration you will receive will not be known until after all elections have been made. The merger agreement provides that no more than 250 holders of record of Dow Jones common stock and Class B common stock will be eligible to receive Newco Class B common units. If more than 250 record holders elect the unit consideration, the unit consideration will be received by the 250 record holders who elect the unit consideration for the greatest number of shares. Moreover, if the unit elections by those 250 holders are made with respect to more than 8,599,159 of the outstanding shares of Dow Jones capital stock (approximately 10% of the aggregate outstanding shares of Dow Jones common stock and Class B common stock), the number of shares of each holder converted into the unit consideration will be prorated. If proration is necessary, Dow Jones stockholders will receive the cash consideration for any Dow Jones shares not converted into Newco Class B common units.

As a result of the allocation and proration procedures outlined in the preceding paragraph, holders of Dow Jones shares may receive the cash consideration for some or all of their shares despite the holders’ election to receive the unit consideration. Any cash consideration received by these holders in the merger, unlike the unit consideration, generally will be immediately taxable to those holders for U.S. federal income tax purposes.

Furthermore, in accordance with the terms of the merger agreement, if the Dow Jones board of directors determines that Fried, Frank, Harris, Shriver & Jacobson, or other counsel satisfactory to Dow Jones, is unable to deliver the tax opinion at the closing of the merger or that the consummation of the merger would be reasonably likely to be materially delayed or precluded by reason of certain conditions to the merger and Dow Jones provides timely written notice of this determination to News Corporation in accordance with the merger agreement, then the transactions contemplated by the merger agreement will be restructured so each Dow Jones stockholder will only be entitled to receive the cash consideration in respect of his, her or its Dow Jones shares and certain conditions relating to the closing of the merger will be eliminated. If the transactions are so restructured, the full amount of the merger consideration payable to the Dow Jones stockholders generally will be immediately taxable for U.S. federal income tax purposes and, consequently, no portion of the stockholders’ U.S. federal income tax liability in connection with the receipt of the merger consideration would be deferred, as may be the case, if any stockholder received the unit consideration in the merger. In addition, if Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, is unable to deliver the tax opinion to Dow Jones at the closing of the merger, but the Dow Jones board of directors does not timely make the determination referred to above, Dow Jones stockholders will continue to be able to make unit elections and receive Newco

+Class B common units for their shares even though any unit consideration received by Dow Jones stockholders may be immediately taxable for U.S. federal income tax purposes.

After submitting an election form to receive Newco Class B common units, a Dow Jones stockholder will not, subsequent to delivery of stock certificates to the exchange agent in connection with a unit election, be able to sell or otherwise transfer his or her shares of Dow Jones common stock or Class B common stock for which a unit election has been made, unless and until the Dow Jones stockholder properly revokes his or her unit election by the election deadline.

Under the terms of the merger agreement, in the event that a Dow Jones stockholder makes a valid election to receive Newco Class B common units, he or she will be required to deliver his or her stock certificates evidencing his or her shares to be converted into Newco Class B common units, in each case together with a properly completed and executed election form, to the exchange agent. In order to make a valid unit election, a Dow Jones stockholder must deliver the stock certificates and duly completed and executed election form on or before the election deadline, and there may be a period of up to three (3) business days between that date and the date the merger is completed. During the period from the date upon which you submit your election form until the closing of the merger, you will not be able to sell or otherwise transfer any shares of Dow Jones common stock or Class B common stock subject to the unit election. However, if you revoke your unit election with respect to any of your Dow Jones shares prior to the election deadline, you will be able to sell those shares following the return to you of the stock certificates evidencing those shares as long as there is sufficient time for such a sale to be completed prior to the closing of the merger. If the merger agreement is terminated, any stock certificates evidencing shares of Dow Jones common stock or Class B common stock delivered to the exchange agent, will be promptly returned and Dow Jones stockholders will again be able to sell or otherwise transfer their shares, although the market price for shares of Dow Jones common stock could be significantly lower at the time the shares are returned than was the case when initial delivery was made.

The Dow Jones board of directors has not made any recommendation with respect to whether a Dow Jones stockholder should make a unit election or regarding the Newco Class B common units or received an opinion from a financial advisor as to the unit consideration.

The Dow Jones board of directors makes no recommendation as to whether any Dow Jones stockholder should make a unit election and makes no recommendation regarding the Newco Class B common units or the shares of News Corporation Class A common stock issuable upon the exchange of Newco Class B common units. Dow Jones’ board of directors has not received an opinion from Goldman Sachs or any other financial advisor as to the fairness, from a financial point of view, of the unit consideration. A stockholder’s determination to make a unit election is a purely voluntary decision. In making this decision, you will not have the benefit of any recommendation of Dow Jones’ board of directors or any opinion of the board of directors’ financial advisor.

Holders of Dow Jones common stock or Class B common stock who receive Newco Class B common units in the merger may recognize their full taxable gain, if any, in connection with the merger.

It is intended that, for U.S. federal income tax purposes, the merger and the other transactions contemplated by the merger agreement should be treated as an exchange described in Section 351 of the Code, and the Newco Class B common units should not constitute “non qualified preferred stock” within the meaning of Section 351(g) of the Code, in which case, holders of Dow Jones shares who receive Newco Class B common units should be treated as described below in the section entitled “Certain U.S. Federal Income Tax Consequences” beginning on page 111. However, there is a risk that the IRS may challenge this characterization and a court may sustain an IRS challenge, in which case all of the merger consideration received by holders of Dow Jones shares in the merger, both in the form of the cash consideration and in the form of the unit consideration, generally would be fully taxable for U.S. federal income tax purposes.

The U.S. federal income tax rate applicable to long term capital gains is expected to increase.

In general, for U.S. federal income tax purposes, the maximum tax rate currently applicable to long term capital gains attributable to the sale or exchange of securities is 15% for noncorporate taxpayers. The legislation providing for this 15% rate is scheduled to expire at the end of 2010, at which time, unless such legislation is extended, the rate applicable to long term capital gains from the sale or exchange of securities for U.S. federal income tax purposes generally will increase to 20% for noncorporate taxpayers. There can be no assurance that long term capital gain attributable to the sale or exchange of securities recognized after 2010 will be taxed at 15% for U.S. federal income tax purposes. Thus, for U.S. federal income tax purposes, a noncorporate holder of Dow Jones shares that receives the unit consideration in the merger may be taxed at a higher rate in the future upon a subsequent exchange or other disposition of Newco Class B common units than the rate at which such holder would be taxed currently if such holder were to receive solely the cash consideration in the merger.

Risks Related to the Ownership of Newco Class B Common Units

An investment in Newco Class B common units will be effectively illiquid.

Newco Class B common units will not be listed on any securities exchange and will be subject to significant transfer restrictions. Furthermore, it is anticipated that Newco will not be required to file annual, quarterly or other reports with the SEC under the Exchange Act after filing an Annual Report on Form 10-K for the year ended December 31, 2007. Upon completion of the merger, the number of holders of record of Newco Class B common units, even assuming that the maximum number of Dow Jones stockholders receive the unit consideration in the merger, will be immediately following the merger no more than 250 and substantially less than the number of holders of record of Dow Jones common stock and Class B common stock outstanding before the completion of the merger, and could be just a handful. Moreover, any unit transfer that would result in Newco Class B common units being held by more than 250 record holders, require registration or qualification of the applicable Newco Class B common units under any applicable state or federal securities laws or would result in the creation or continuation of any reporting obligations of Newco pursuant to the Exchange Act will be prohibited. Consequently, trading activity, if any, in the Newco Class B common units is likely to be very limited. In addition, because the Newco Class B common units will not be listed on a securities exchange, it may be difficult to obtain pricing information with respect to Newco Class B common units. As a result, the Newco Class B common units are expected to be effectively illiquid.

Newco is not expected to remain an Exchange Act reporting company and holders of Class B common units will receive more limited information than Dow Jones stockholders currently receive with respect to their shares of Dow Jones common stock or Class B common stock.

If the merger is completed, we currently expect that Newco will not remain a reporting company under the Exchange Act following the filing of its Annual Report on Form 10-K for the year ended December 31, 2007. Thereafter, we do not expect that Newco will make any filings with the SEC or make any information publicly available relating to its operations or financial results other than the information included by News Corporation in its public filings with the SEC.

In addition, except under limited circumstances set forth in the amended and restated operating agreement, neither Newco nor News Corporation has any duty or obligation to provide any information or disclosure to any unitholder with respect to any matter or action reserved to the unitholders for decision pursuant to the amended and restated operating agreement or the Act. Newco’s disclosure obligations are generally limited to the following: Newco will provide (1) each current or former holder of Newco Class B common units who received such Newco Class B common units pursuant to the merger (and in the case of holders that are trusts, certain donors, beneficiaries and successors) with such information as is reasonably and specifically requested by that holder in connection with confirming the U.S. federal income tax treatment of the merger; (2) a list of the then current holders of the Newco Class B common units to any then current holder of Newco Class B common units who requests a list in connection with that holder’s good faith intention to effect a “subsequent merger” (as described in the section “Amended and Restated Operating Agreement of Newco—Merger Right” beginning on page 149 below) or in connection with the exercise of the rights of the holders of Newco Class B common units to elect a manager of Newco under certain circumstances, in each case, pursuant to the terms of the amended and restated operating agreement; and (3) each former holder of Newco Class B common units who held such Newco

Class B common units at the time a subsequent merger (subject to certain exceptions) was effected (and in the case of holders that are trusts, certain donors, beneficiaries and successors) with such information as is reasonably and specifically requested by that holder in connection with confirming the U.S. federal income tax treatment of such subsequent merger.

Newco Class B common units will be subject to significant transfer restrictions.

Upon completion of the merger, News Corporation will enter into an amended and restated operating agreement of Newco, which we refer to in this proxy statement/prospectus as the amended and restated operating agreement. The amended and restated operating agreement will provide that a holder of units (other than News Corporation) will be entitled to transfer his or her units only upon satisfaction of certain conditions (unless any condition to transfer is waived by the board of managers of Newco), including the following:

•

the transfer does not require the registration or qualification of the Newco Class B common units pursuant to any applicable federal or state securities laws, or result in the creation, or continuance of, any reporting obligation of the Newco under Section 12 or Section 15 of the Exchange Act;

•	subject to certain exceptions, the transfer is made to a person who qualifies as an “accredited investor” as defined in Rule 501 under the Securities Act; and

•	after giving effect to the transfer, the aggregate number of record holders of Newco Class B common units registered on Newco’s books or with the transfer agent for Newco does not exceed 250 holders.

Newco will be controlled by News Corporation and the interests of News Corporation may conflict with yours. The Newco Class B common units will entitle their holders to different rights than those conferred by ownership of the existing shares of Dow Jones common stock or Class B common stock.

Upon completion of the merger, no less than 90% of the outstanding voting interests of Newco units will be held by News Corporation. Accordingly, News Corporation will control Newco and, through Newco, Dow Jones, and will have the power to elect all of the managers of Newco (except in certain limited circumstances as set forth in the amended and restated operating agreement), appoint new management and, subject to certain limitations, approve any action requiring the approval of the holders of Newco units, including adopting certain amendments to Newco’s operating agreement and approving mergers or sales of all or substantially all of Newco’s assets, including the common stock of Dow Jones. The managers elected by News Corporation will have the authority to make decisions affecting the capital structure of Newco, including, subject to certain limitations, the issuance of additional equity interests or options, the incurrence of additional indebtedness, the implementation of unit repurchase programs and the declaration of distributions. The interests of News Corporation may not coincide with the interests of the other Newco unitholders and, subject to the terms of the editorial agreement, the business, financial and operating policies of Dow Jones in effect prior to the completion of the merger may not continue following its completion.

The existence of News Corporation as the controlling unitholder of Newco will make it impossible for a third party to acquire a majority of the outstanding Newco common units without reaching agreement with News Corporation. A third party would be required to negotiate any transaction with News Corporation, and the interests of News Corporation with respect to a transaction may be different from the interests of other Newco unitholders. In addition, to the fullest extent permitted by the Delaware Limited Liability Company Act, none of News Corporation, any of its affiliates or the board of managers of Newco will owe any duties at law or in equity (including fiduciary duties) to any other unitholder other than duties and obligations expressly set forth in the amended and restated operating agreement.

You should carefully review Newco’s amended and restated operating agreement (which will govern the Class B common units of Newco), a copy of which is attached to this proxy statement/prospectus as Annex D. See “Comparison of Stockholders’ Rights” beginning on page 128 for a discussion of the rights associated with Newco Class B common units as compared to Dow Jones common stock and/or Class B common stock.

The exchange of Newco Class B common units into News Corporation Class A common stock is subject to certain restrictions and the value of the News Corporation Class A common stock received in any exchange may fluctuate.

Under the terms of the amended and restated operating agreement, for the first 120 days after the closing of the merger the Newco Class B common units will not be exchangeable for shares of News Corporation Class A common stock. Between the 121st and 180th day after the closing of the merger, a holder of Newco Class B common unit will be permitted to exchange up to 25% of the total number of units the holder received in the merger for shares of News Corporation Class A common stock. Following the 180th day after the closing of the merger, any or all Newco Class B common units may be exchanged for shares of News Corporation Class A common stock. While the exchange ratio governing the exchange of Newco Class B common units for News Corporation Class A common stock will be adjusted under certain circumstances, it will not be adjusted to reflect changes in the per share value of News Corporation Class A common stock following the effective time. The News Corporation Class A common stock into which Newco Class B common units may be exchanged may be subject to significant fluctuations in value for many reasons, including:

•	News Corporation’s operating and financial performance and prospects;

•	general market conditions;

•	the risks described in this proxy statement/prospectus;

•	changes to the competitive landscape in the industries or markets in which News Corporation operates;

•	the arrival or departure of key personnel; and

•	speculation in the press or the investment community.

Consequently, due to the potential fluctuations in value, at the time that the exchange right of holders of Newco Class B common units becomes exercisable, the News Corporation Class A common stock into which the Newco Class B common units may be exchanged may have a value that differs from the cash consideration and/or the value of News Corporation Class A common stock as of the effective time. If a holder of Newco Class B common units elects to exchange his or her Newco Class B common units for shares of News Corporation Class A common stock, the exchange generally will be taxable for U.S. federal income tax purposes.

Certain transactions that may occur following the merger could cause holders of Newco Class B common units to recognize income for U.S. federal income tax purposes with respect to the Newco Class B common units sooner than they otherwise anticipated.

Certain events outside of your control may occur with respect to either News Corporation or Newco, including a merger, consolidation or other extraordinary transaction with respect to either News Corporation or Newco, that could cause holders of Newco Class B common units to recognize income for U.S. federal income tax purposes, including in connection with adjustments to the exchange ratio of the Newco Class B common units, or the receipt of cash or other consideration as a distribution on or in exchange for Newco Class B common units.

News Corporation has other investment activities that may conflict with the interests of Dow Jones or Newco.

News Corporation will be entitled to and may, from time to time, acquire and hold interests in businesses that are in direct or indirect competition with Dow Jones or Newco. Neither Dow Jones nor Newco will have any right in or to these other business interests or activities or to the income or proceeds derived therefrom, and the pursuit of these investments or business interests or activities, even if competitive with the business of Dow Jones, will not violate the certificate of formation or amended and restated operating agreement of Newco.

In addition, News Corporation may elect not to present any particular opportunity to Dow Jones or Newco or to conduct its other business and investment affairs in the best interests of Dow Jones or Newco, even if the opportunity is of a character that could be taken by Dow Jones or Newco.

Risks Related to News Corporation

A decline in advertising expenditures could cause News Corporation’s revenues and operating results to decline significantly in any given period or in specific markets.

News Corporation derives substantial revenues from the sale of advertising on or in its television stations, broadcast and cable networks, newspapers and inserts, websites and direct broadcast satellite, or DBS, services. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions, as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. Demand for News Corporation’s products is also a factor in determining advertising rates. For example, ratings points for News Corporation’s television stations, broadcast and cable networks and circulation levels for News Corporation’s newspapers are factors that are weighed when determining advertising rates, and with respect to News Corporation’s television stations and broadcast and television networks, when determining the affiliate rates received by News Corporation. In addition, newer technologies, including new video formats, streaming and downloading capabilities via the Internet, video-on-demand, personal video recorders and other devices and technologies are increasing the number of media and entertainment choices available to audiences. Some of these devices and technologies allow users to view television or motion pictures from a remote location or on a time-delayed basis and provide users the ability for users to fast-forward, rewind, pause and skip programming. These technological developments are increasing the number of media and entertainment choices available to audiences and may cause changes in consumer behavior that could affect the attractiveness of News Corporation’s offerings to viewers, advertisers and/or distributors. A decrease in advertising expenditures or reduced demand for News Corporation’s offerings can lead to a reduction in pricing and advertising spending, which could have an adverse effect on News Corporation’s businesses.

Acceptance of News Corporation’s film and television programming by the public is difficult to predict, which could lead to fluctuations in revenues.

Feature film and television production and distribution are speculative businesses since the revenues derived from the production and distribution of a feature film or television series depend primarily upon its acceptance by the public, which is difficult to predict. The commercial success of a feature film or television series also depends upon the quality and acceptance of other competing films and television series released into the marketplace at or near the same time, the availability of a growing number of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a feature film and the audience ratings for a television series are generally key factors in generating revenues from other distribution channels, such as home entertainment and premium pay television, with respect to feature films, and syndication, with respect to television series.

The loss of carriage agreements could cause News Corporation’s revenue and operating results to decline significantly in any given period or in specific markets.

News Corporation is dependent upon the maintenance of affiliation agreements with third-party owned television stations, and there can be no assurance that these affiliation agreements will be renewed in the future on terms acceptable to News Corporation. The loss of a significant number of these affiliation arrangements could reduce the distribution of FOX Broadcasting Company, which we refer to as “FOX” and adversely affect News Corporation’s ability to sell national advertising time. Similarly, News Corporation’s cable networks maintain affiliation and carriage arrangements that enable them to reach a large percentage of cable and direct broadcast satellite households across the United States. The loss of a significant number of these arrangements or the loss of carriage on basic programming tiers could reduce the distribution of News Corporation’s cable networks, which may adversely affect those networks’ revenues from subscriber fees and their ability to sell national and local advertising time.

The inability to renew sports programming rights could cause News Corporation’s advertising revenue to decline significantly in any given period or in specific markets.

The sports rights contracts between News Corporation, on the one hand, and various professional sports leagues and teams, on the other, have varying duration and renewal terms. As these contracts expire, renewals on favorable terms may be sought; however, third parties may outbid the current rights holders for the rights contracts. In addition, professional sports leagues or teams may create their own networks or the renewal costs could substantially exceed the original contract cost. The loss of rights could impact the extent of the sports coverage offered by News Corporation and its affiliates, as it relates to FOX, and could adversely affect News Corporation’s advertising and affiliate revenues. Upon renewal, News Corporation’s results could be adversely affected if escalations in sports programming rights costs are unmatched by increases in advertising rates and, in the case of cable networks, subscriber fees.

Technological developments may increase the threat of content piracy and signal theft and limit News Corporation’s ability to protect its intellectual property rights.

News Corporation seeks to limit the threat of content piracy and DBS programming signal theft; however, policing unauthorized use of News Corporation’s products and services and related intellectual property is often difficult and the steps taken by News Corporation may not in every case prevent the infringement by unauthorized third parties. Developments in technology, including digital copying, file compressing and the growing penetration of high-bandwidth Internet connections, increase the threat of content piracy by making it easier to duplicate and widely distribute pirated material. In addition, developments in software or devices that circumvent encryption technology increase the threat of unauthorized use and distribution of DBS programming signals. News Corporation has taken, and will continue to take, a variety of actions to combat piracy and signal theft, both individually and, in some instances, together with industry associations. There can be no assurance that News Corporation’s efforts to enforce its rights and protect its products, services and intellectual property will be successful in preventing content piracy or signal theft. Content piracy and signal theft present a threat to News Corporation’s revenues from products and services, including, but not limited to, films, television shows, books and DBS programming.

Labor disputes may have an adverse effect on News Corporation’s business.

In a variety of News Corporation’s business, News Corporation and its partners engage the services of writers, directors, actors and other talent, trade employees and others who are subject to collective bargaining agreements, including employees of News Corporation’s film and television studio operations and newspapers. If News Corporation or its partners are unable to renew expiring collective bargaining agreements, certain of which are expiring within the next year or so, it is possible that the affected unions could take action in the form of strikes or work stoppages. Actions by the unions, as well as higher costs in connection with these collective bargaining agreements or a significant labor dispute could have an adverse effect on News Corporation’s business by causing delays in production or by reducing profit margins.

Changes in U.S. or foreign communications laws and other regulations may have an adverse effect on News Corporation’s business.

In general, the television broadcasting and multichannel video programming and distribution industries in the United States are highly regulated by federal laws and regulations issued and administered by various federal agencies, including the Federal Communications Commission, which we refer to as the “FCC.” The FCC generally regulates, among other things, the ownership of media, broadcast and multichannel video programming and technical operations of broadcast and satellite licensees. Further, the United States Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters, including technological changes, which could, directly or indirectly, affect the operations and ownership of News Corporation’s U.S. media properties. Similarly, changes in regulations imposed by governments in other jurisdictions in which News Corporation, or entities in which News Corporation has an interest, operate could adversely affect its business and results of operations.

Provisions in News Corporation’s corporate documents, Delaware law and the ownership of News Corporation’s Class B common stock by certain principal stockholders could delay or prevent a change of control of News Corporation, even if that change would be beneficial to News Corporation’s stockholders.

The existence of some provisions in News Corporation’s corporate documents could delay or prevent a change of control of News Corporation, even if that change would be beneficial to News Corporation’s stockholders. News Corporation’s Restated Certificate of Incorporation and Amended and Restated By-laws, contain provisions that may make acquiring control of News Corporation difficult, including:

•	provisions relating to the classification, nomination and removal of directors;

•	a provision prohibiting stockholder action by written consent;

•	provisions regulating the ability of News Corporation’s stockholders to bring matters for action before annual and special meetings of News Corporation’s stockholders; and

•	the authorization given to News Corporation’s board of directors to issue and set the terms of preferred stock.

In addition, News Corporation currently has in place a stockholder rights plan, which would cause extreme dilution to any person or group that attempts to acquire a significant interest in News Corporation without advance approval of the News Corporation board of directors. Further, as a result of Mr. K. Rupert Murdoch’s ability to appoint certain members of the board of directors of the corporate trustee of the Murdoch Family Trust, which, as of June 30, 2007, beneficially owned 1.6% of News Corporation’s Class A common stock and 30.1% of the Class B common stock, Mr. K. Rupert Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K. Rupert Murdoch, however, disclaims any beneficial ownership of those shares. Also, Mr. K. Rupert Murdoch, as of June 30, 2007, beneficially owned an additional 1.2% of the News Corporation Class A common stock and 1.1% of the Class B common stock. Thus, Mr. K. Rupert Murdoch may be deemed to beneficially own, as of June 30, 2007, in the aggregate 2.7% of the News Corporation Class A common stock and 31.2% of the Class B common stock. If the transactions contemplated by the share exchange agreement by and among News Corporation, Liberty Media Corporation, and the other signatory parties thereto, dated December 22, 2006, referred to in this proxy statement/prospectus as the share exchange agreement, is consummated, News Corporation intends to redeem the rights issued under the stockholder rights plan at that time and to take the necessary steps to declassify its classified board structure. Further, if the transactions contemplated by share exchange agreement are consummated, the aggregate voting power represented by the shares of News Corporation Class B common stock held by Mr. K. Rupert Murdoch and the Murdoch Family Trust as of June 30, 2007, would increase to approximately 38.6% of News Corporation’s aggregate voting power, subject to further increase to approximately 40.0% if News Corporation completes its previously announced stock repurchase program. For more information on the Share Exchange Agreement, please see the section entitled “Where You Can Find More Information” beginning on page 168.

THE PARTIES TO THE MERGER

Dow Jones & Company, Inc.

200 Liberty Street

New York, NY 10281

Telephone: (212) 416-2000

Dow Jones & Company, Inc., a Delaware corporation, is a leading provider of global business and financial news and information through newspapers, newswires, magazines, the Internet, indexes, licensing, research products and services, television and radio. In addition, Dow Jones owns general-interest community newspapers throughout the U.S.

For more information about Dow Jones, please visit its website at www.dowjones.com. Dow Jones’ website address is provided as an inactive textual reference only. The information provided on Dow Jones’ website is not part of this proxy statement/prospectus and is not incorporated by reference. Dow Jones common stock is publicly traded on the NYSE under the symbol “DJ.” For more information on Dow Jones, see the section entitled “Where You Can Find More Information” beginning on page 168.

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Telephone: (212) 852-7000

News Corporation, a Delaware corporation, is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin. News Corporation had total assets as of June 30, 2007 of approximately US$62 billion and total annual revenues of approximately US$29 billion.

For more information about News Corporation, please visit its website at www.newscorp.com. News Corporation’s website address is provided as an inactive textual reference only. The information provided on News Corporation’s website is not part of this proxy statement/prospectus and is not incorporated by reference. News Corporation Class A common stock is publicly traded on the NYSE under the symbol “NWS.A.” For more information on News Corporation, see the section entitled “Where You Can Find More Information” beginning on page 168.

Ruby Newco LLC

c/o News Corporation

1211 Avenue of the Americas

New York, NY 10036

Telephone: (212) 852-7000

Ruby Newco LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of News Corporation, was formed solely for the purpose of facilitating this merger. Newco has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Upon completion of the proposed merger, Dow Jones will be a wholly owned subsidiary of Newco. Newco has made an election to be classified as a corporation for U.S. federal income tax purposes.

Diamond Merger Sub Corporation

c/o News Corporation

1211 Avenue of the Americas

New York, NY 10036

Telephone: (212) 852-7000

Diamond Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Newco, was formed solely for the purpose of facilitating this merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Upon completion of the proposed merger, Merger Sub will be merged into Dow Jones, where upon its separate existence will cease to exist and Dow Jones will continue as a wholly owned subsidiary of Newco.

THE SPECIAL MEETING

Date, Time and Place

Dow Jones will hold a special meeting of its stockholders at [•]a.m., Eastern Time, on [•], 2007 at [•], unless the special meeting is adjourned or postponed.

Purpose of the Special Meeting

At the special meeting, you will be asked to consider and vote on:

•	a proposal to approve and adopt the merger agreement; and

•

a proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

You may also be asked to act on other business, if any, that may properly come before the special meeting or any adjournment or postponement thereof. Dow Jones currently does not contemplate that any other business will be presented at the special meeting.

Admission to the Special Meeting

You are entitled to attend the special meeting only if you were a Dow Jones stockholder as of the close of business on [•], 2007, the record date for the special meeting, or you hold a valid proxy for the special meeting. Dow Jones stockholders and their proxies who wish to attend the special meeting should be prepared to present photo identification at the special meeting. In addition, if you are a record holder of Dow Jones shares your ownership will need to be verified against the list of record holders as of the record date in order for you to be admitted to the special meeting. If you are not a record holder but hold Dow Jones shares through a broker, bank or other custodian (i.e., in “street name”), you will need to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record or other similar evidence of ownership in order for you to be admitted to the special meeting. Anyone who does not provide photo identification or comply with the other procedures outlined above upon request will not be admitted to the special meeting.

Method of Voting; Record Date; Stock Entitled to Vote

You are being asked to vote both Dow Jones shares held directly in your name as a stockholder of record and any Dow Jones shares you hold in “street name” as a beneficial owner. Shares held in “street name” are shares held in a stock brokerage account or shares held by a broker, bank or other custodian.

The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards, as further described below under “Voting Procedures.” Holders of shares in “street name” will receive voting instruction cards from their broker, bank or other custodian in order to instruct their brokers, banks or other custodians how to vote.

Proxies are being solicited on behalf of the Dow Jones board of directors in connection with the special meeting.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you who hold Dow Jones shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which your shares are held. If you are a Dow Jones stockholder of record whose shares are registered in more than one name, you will receive more than one proxy card. Therefore, the Dow Jones board of directors requests that you complete, sign, date and return each proxy card and voting instruction card you receive for the special meeting.

You are entitled to receive notice of, and vote at, the special meeting and any adjournment of the special meeting only if you were a stockholder of Dow Jones at the close of business on [•], 2007, the record date for the special meeting. On the record date, there were outstanding and entitled to vote [•] shares of Dow Jones common stock and [•] shares of Class B common stock. The holders of Dow Jones common stock and the holders of Class B common stock will vote together as a single class on the proposals that will be voted upon at the special meeting. On each of the proposals, you will be entitled to one (1) vote per share of Dow Jones common stock you held as of the record date and ten votes (10) per share of Class B common stock you held as of the record date. A complete list of Dow Jones stockholders of record entitled to vote at the special meeting will be available during regular business hours for inspection for any purpose germane to the special meeting for a period of ten days prior to the special meeting at Dow Jones’ offices, One World Financial Center, 200 Liberty Street, New York, New York 10281.

Quorum; Abstentions; Broker Non-Votes

A quorum of Dow Jones stockholders is necessary to have a valid meeting of Dow Jones stockholders. A majority of the total voting power represented by the shares of Dow Jones common stock and Class B common stock outstanding on the record date and entitled to vote, counted together as a single class, must be present in person or by proxy at the special meeting in order for a quorum to be established.

Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker “non-vote” occurs when the broker has not received instructions from the beneficial owner of the shares as to how to vote the shares. It is expected that brokers, banks and other custodians, in the absence of instructions from the beneficial owners of Dow Jones shares will not have discretionary voting authority to vote those shares on the proposal to approve and adopt the merger agreement or the proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Because the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of Dow Jones common stock and Class B common stock at the special meeting, voting together as a single class, if any of you abstain, do not vote any of your Dow Jones shares on the merger proposal or fail to instruct your broker on how to vote any of your Dow Jones shares held on your behalf by the broker, this will have the same effect as a vote of these shares against the approval and adoption of the merger agreement.

The proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement requires the affirmative vote of a majority of the aggregate voting power of the shares of Dow Jones common stock and Class B common stock present in person or by proxy and entitled to vote at the special meeting, voting together as a single class. Accordingly, if you abstain or are present in person or by proxy and do not vote any of your Dow Jones shares on this proposal, this will have the same effect as a vote of these shares against this proposal. If you fail to instruct your broker on how to vote any of your Dow Jones shares held on your behalf by the broker with respect to this proposal, the resulting broker “non-vote” will not be counted as votes for or against this proposal.

Adjournment

If the special meeting is adjourned to another time or place, notice of the adjourned meeting need not be given as long as the time and place thereof are announced at the special meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days or a new record date is fixed for the adjourned meeting, in which event a notice of the adjourned meeting will be given to each Dow Jones stockholder of record entitled to vote at the adjourned special meeting.

Required Votes

The affirmative vote of a majority of the votes entitled to be cast by the holders of Dow Jones common stock and Class B common stock at the special meeting, voting together as a single class, is required to approve and adopt the merger agreement. Certain holders of Dow Jones common stock and Class B common stock have agreed to vote Dow Jones shares representing approximately 37% of Dow Jones’ total voting power outstanding as of July 31, 2007 in favor of the adoption of the merger agreement. See the section entitled “Voting and Support Agreement” beginning on page 105 of this proxy statement/prospectus.

The proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement requires the affirmative vote of a majority of the aggregate voting power of the shares of Dow Jones common stock and Class B common stock present in person or by proxy and entitled to vote at the special meeting, voting together as a single class.

Share Ownership of Directors and Executive Officers of Dow Jones

As of the close of business on [•], 2007, directors and executive officers of Dow Jones held approximately [•] shares of Dow Jones common stock and [•] shares of Dow Jones Class B common stock, or approximately [•]% of the total voting power, of Dow Jones outstanding on that date. These numbers do not include Dow Jones shares held in various trusts for the benefit of members of the Bancroft family in their capacity as trustees of those trusts. Certain directors of Dow Jones share voting power with other trustees over the Dow Jones shares held by those trusts.

Voting Procedures

Submitting Proxies or Voting Instructions

Whether you hold shares of Dow Jones common stock or Class B common stock directly as a stockholder of record or in “street name,” you may direct the voting of those shares without attending the special meeting. You may vote Dow Jones shares held directly by granting proxies or, for shares held in street name, by submitting voting instructions to your brokers, banks or other custodians.

If you are a record holder of shares of Dow Jones common stock and/or Class B common stock, you may submit a proxy:

•	by calling the toll-free telephone number specified on your proxy card;

•	via the Internet at the website specified on your proxy card; or

•	by completing, signing and dating your proxy card and mailing it in the accompanying pre-addressed envelopes.

To ensure that your proxy is voted, a telephonic or Internet vote should be received by 11:59 p.m. Eastern Time the day prior to the special meeting; a vote on a physical proxy card should be received prior to the closing of the polls at the special meeting.

If you are a Dow Jones stockholder of record and do not include instructions on how to vote your properly signed proxy card and do not revoke your proxy, your shares will be voted “FOR” the proposal to approve and adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and (to the extent allowed by applicable law) in the discretion of the proxy holders on any other business that may properly come before the special meeting or any adjournment or postponement thereof.

If you are a Dow Jones stockholder of record, you may also vote in person at the special meeting by submitting your proxy card or by filling out a ballot at the special meeting.

If you hold your Dow Jones shares in “street name,” you must follow the voting instructions on the form you receive from your bank, broker or other custodian. Although most banks and brokers now offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

If you hold your shares of Dow Jones in “street name,” you may not vote those shares in person at the special meeting unless they bring a signed proxy from the record holder giving you the right to vote those shares and fill out a ballot at the special meeting.

Revoking Proxies or Voting Instructions

Dow Jones stockholders may change their votes at any time prior to the vote at the special meeting. If you are a Dow Jones stockholder of record, you may change your vote by delivering to Dow Jones’ Corporate Secretary, at Dow Jones’ offices, One World Financial Center, 200 Liberty Street, New York, New York 10281, a new, executed proxy card bearing a later date (which automatically revokes any earlier proxy) or a written notice of revocation or by submitting a new proxy by telephone or via the Internet or by attending the special meeting and voting in person. Attendance at the special meeting in and of itself will not cause your previously granted proxies to be revoked; you must vote at the special meeting to revoke a prior proxy.

For Dow Jones shares you hold in “street name,” you may change your vote by submitting new voting instructions to your bank, brokers or custodian or by attending the special meeting and voting in person, provided that you have obtained a signed proxy from the record holder giving you the right to vote those shares.

Proxy Solicitation

News Corporation and Dow Jones will share equally all fees and costs associated with printing and filing this proxy statement/prospectus and the registration statement, of which this proxy statement/prospectus forms a part, that has been filed with the SEC. Other than the costs shared with News Corporation noted above, the cost of soliciting proxies from Dow Jones stockholders will be paid by Dow Jones.

In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person or by telephone, facsimile, telegram or electronic means by Dow Jones’ directors, officers and employees, who will not receive any additional compensation for these solicitation activities.

Dow Jones has retained D.F. King to assist it in the solicitation of proxies. Dow Jones estimates that its proxy solicitor fees will be approximately $15,000 plus out-of-pocket expenses.

Contact for Questions and Assistance in Voting

If you have a question about the merger, or how to vote or revoke a proxy, or you wish to obtain additional copies of this proxy statement/prospectus, please contact:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Telephone: (800) 967-7635

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that may be important to you. The discussion of the merger in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A. We encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Background of the Merger

On March 14, 2007, K. Rupert Murdoch, chairman and chief executive officer of News Corporation, contacted Richard F. Zannino, chief executive officer and a director of Dow Jones, to arrange a meeting.

On March 29, 2007, Messrs. Murdoch and Zannino met for breakfast. At the end of the meeting, Mr. Murdoch reiterated his long-standing interest in acquiring Dow Jones and informed Mr. Zannino that News Corporation was considering making a proposal to acquire all of the outstanding shares of Dow Jones for $60.00 per share. Mr. Zannino replied that Dow Jones could not be sold without the approval of the various Bancroft family members and the trustees of the trusts for the benefit of the Bancroft family members, and that the Bancroft family members and trustees, through their representatives on the Dow Jones board of directors, had repeatedly and very recently expressed their desire for Dow Jones to remain independent. Mr. Murdoch indicated that News Corporation was planning to make its proposal directly to the Dow Jones board of directors and that Mr. Murdoch intended to contact Harvey Golub, an outside director of Dow Jones, to discuss how to do so. Later on March 29, 2007, Mr. Murdoch left a message for Mr. Golub at his office.

Immediately after the breakfast meeting on March 29, 2007, Mr. Zannino informed Joseph A. Stern, Executive Vice President, General Counsel and Secretary of Dow Jones, of his conversations with Mr. Murdoch. Shortly thereafter, Messrs. Zannino and Stern consulted with Dow Jones’ outside legal counsel Fried, Frank, Harris, Shriver & Jacobson LLP and informed Peter Kann, then chairman of Dow Jones’ board of directors and former chief executive officer of Dow Jones, and Michael B. Elefante, a member of the board of directors of Dow Jones, a trustee for, and a partner of the law firm representing a significant number of, the trusts for the benefit of various Bancroft family members, of these conversations. Messrs. Zannino and Stern also attempted to contact Mr. Golub by telephone and e-mail, but he was out of the country at the time.

On March 30 and April 3, 2007 Messrs. Zannino and Stern briefed M. Peter McPherson, the incoming chairman of Dow Jones’ board of directors, and Mr. Golub, respectively, on the interest in a potential transaction conveyed by Mr. Murdoch at the March 29 breakfast meeting. Between April 4 and April 12, 2007, Mr. Stern individually contacted and advised various directors of Dow Jones of News Corporation’s interest in acquiring Dow Jones.

Mr. Golub returned Mr. Murdoch’s call on April 4, 2007 and was informed that Mr. Murdoch was out of the country. On April 11, 2007, Mr. Golub and Mr. Murdoch spoke directly by telephone. Mr. Murdoch stated that News Corporation was interested in acquiring Dow Jones and requested a meeting with Mr. Golub to discuss how he might proceed. Mr. Golub advised Mr. Murdoch that, if he wished to communicate with the Bancroft family, he should speak to Mr. Elefante and, if News Corporation wished to communicate with Dow Jones’ board of directors, News Corporation should do so formally and submit a letter to Dow Jones.

On April 13, 2007, Mr. Zannino received a telephone call from Mr. Murdoch advising him that News Corporation’s board of directors was considering an offer to acquire Dow Jones and, if the offer was approved, News Corporation would send, prior to its next regularly scheduled board meeting to be held April 18, 2007, a written offer to acquire all of the outstanding shares of Dow Jones to the Dow Jones board of directors. Mr. Zannino informed Mr. Stern, several members of the Dow Jones board and representatives of Fried Frank of this conversation with Mr. Murdoch.

On April 13, 2007, the Dow Jones board of directors held a special telephonic meeting. The board discussed Mr. Zannino’s recent conversations with Mr. Murdoch. At the meeting, representatives of Fried Frank discussed with the members of the board of directors their duties under the circumstances.

On April 17, 2007, at a meeting of the board of directors of News Corporation, the board of directors of News Corporation formally approved the terms of a proposal to acquire all of the outstanding shares of Dow Jones’ common stock and Class B common stock at a per share price of $60.00.

Later on April 17, 2007, News Corporation sent a letter to Dow Jones presenting News Corporation’s written proposal to acquire all of the outstanding shares of Dow Jones’ common stock and Class B common stock for $60.00 per share in cash or a combination of cash and securities. The letter indicated that the proposed transaction would not be subject to any financing condition or approval by the stockholders of News Corporation.

At a regularly scheduled meeting on April 18, 2007, the board of directors of Dow Jones discussed the News Corporation proposal. At the meeting, a representative of Fried Frank discussed with the members of the Dow Jones board of directors their fiduciary duties in light of the News Corporation proposal. Also at the meeting, the board of directors requested that Mr. Elefante determine the views of the various Bancroft family members and the trustees of trusts for the benefit of Bancroft family members with respect to the News Corporation proposal. Mr. Elefante advised the board of directors that certain Bancroft family trusts intended to engage Merrill Lynch & Co. as their financial advisor in connection with their evaluation of the News Corporation proposal, and that he would seek to inform the board of directors of the positions of various Bancroft family members and trustees with respect to the proposal by the end of the week of April 23, 2007.

Also, at its April 18 meeting, the Dow Jones board of directors established an ad-hoc committee of the board consisting of Lewis B. Campbell and Messrs. McPherson and Golub, with Mr. Zannino as an ex officio member. The board delegated to the ad-hoc committee the authority to oversee the process of considering the News Corporation proposal and to address any issues that might arise in connection with the News Corporation proposal.

Following the board meeting on April 18, the board of directors of Dow Jones retained Simpson Thacher & Bartlett LLP to represent the outside directors of Dow Jones, other than Mr. Elefante, Mr. Bancroft, Ms. Hill and Ms. Steele, who are referred to in this proxy statement/prospectus as “the Bancroft family directors”, in connection with their evaluation of the News Corporation proposal. Also, on April 18, Dow Jones sent a letter to News Corporation advising News Corporation that the board of directors of Dow Jones had asked representatives of the various Bancroft family members and trustees to inform the board as to the views of the various Bancroft family members and trustees concerning the News Corporation proposal.

During this period there were various informal communications between executives of News Corporation and executives of Dow Jones.

On April 26, 2007, News Corporation sent a letter to Dow Jones reaffirming News Corporation’s interest in a transaction with Dow Jones. In the April 26 letter Mr. Murdoch requested that Mr. McPherson inform the Bancroft family members, trustees and advisors Mr. Murdoch’s request to meet in person with members or representatives of the Bancroft family.

On April 27, 2007, Dow Jones sent a letter to News Corporation acknowledging that it had forwarded News Corporation’s April 26, 2007 letter to representatives of the Bancroft family and the board of directors of Dow Jones. Also on April 27, 2007, the board of directors of Dow Jones held a special meeting by teleconference. At the meeting, the directors discussed News Corporation’s April 26 letter. In addition, Mr. Elefante indicated that he was still in the process of seeking to ascertain from the various Bancroft family members and the trustees of trusts for their benefit their views on the News Corporation proposal. Mr. Elefante indicated that at that time the proposal had not been rejected by Bancroft family members and the trustees of trusts for their benefit holding a majority of the voting power of Dow Jones. Mr. Elefante also advised the board that certain of the Bancroft family stockholders could have interests that are different from those of the Dow Jones board of directors and that those stockholders may want to be involved and communicate directly with News Corporation regarding its proposal. After further discussion, the Bancroft-family directors departed from the meeting and the remaining directors held an executive session in which they discussed possible courses of action in light of the News Corporation proposal. Representatives of Fried Frank and Simpson Thacher reviewed certain legal implications following from Mr. Elefante’s report. The non-family members of the board of directors discussed and recommended that the ad-hoc committee retain a financial advisor for Dow Jones to assist in the evaluation of the News Corporation proposal and any other transactions that may become available. Representatives of Fried Frank and Simpson Thacher discussed with the non-family board members factors the board should consider in the event News Corporation were to offer different prices for the shares held by members of the Bancroft family and trusts for their benefit and for the shares held by the public stockholders of Dow Jones. The board members directed Mr. McPherson to contact Mr. Elefante after the meeting adjourned and communicate to him that it was the board’s objective that there be no such price differential in any transaction. Mr. McPherson informed Mr. Elefante of this message.

Following the board meeting on April 27, 2007, the ad-hoc committee held a telephonic meeting at which it determined to engage Goldman Sachs as the financial advisor to Dow Jones.

On May 1, 2007, the media reported on News Corporation’s proposal to acquire Dow Jones at $60.00 per share. Also on May 1, News Corporation sent a letter to Mr. Elefante which indicated that Mr. Murdoch and other members of his family, together with other representatives of News Corporation, would like to meet in person with members of the Bancroft family. Immediately following the news reports, Dow Jones and News Corporation issued separate press releases confirming the News Corporation proposal.

Later on May 1, 2007, the board of directors of Dow Jones held a special meeting by telephone to discuss the day’s developments. At the May 1 meeting, Mr. Elefante informed the Dow Jones board of directors that members of the Bancroft family and the trustees of trusts for their benefit holding slightly more than 50% of Dow Jones’ total voting power had advised him that they would vote their shares against the News Corporation proposal. On the evening of May 1, 2007, Dow Jones issued a press release announcing the position of the various Bancroft family members and trustees with respect to the News Corporation proposal and stating that the Dow Jones board of directors would factor this information into its evaluation.

On May 2, 2007, the Dow Jones board of directors held a special meeting to discuss the status of the News Corporation proposal. At the meeting, Mr. Zannino summarized the events of the last several days and reviewed in general terms the options available to Dow Jones, which included remaining an independent company or considering a strategic transaction, including the proposal from News Corporation. Representatives of Goldman Sachs discussed with the board of directors the News Corporation proposal, management’s long range plan for Dow Jones on a stand-alone basis, general observations about the newspaper and information service industries and other potential transaction partners. Goldman Sachs also reported to the board of directors its previous business and banking relationships with News Corporation.

At the May 2 board meeting, Mr. Elefante reported to the board that, based on discussions with various Bancroft family members and trustees of trusts for their benefit, approximately 52% of the outstanding voting power of Dow Jones as of May 1, 2007, would vote against the News Corporation proposal. Messrs. Elefante and Bancroft and Mesdames Hill and Steele recused themselves from the meeting and the non-family directors discussed Mr. Elefante’s report and considered various alternatives for addressing the situation. Representatives of Fried Frank and Simpson Thacher then reviewed with the non-family members of the board of directors their fiduciary duties in connection with their consideration of the proposal by News Corporation and any alternative transaction in the context of Mr. Elefante’s report. In light of the report from Mr. Elefante and the fact that under Delaware law approval of a merger requires a vote of a majority of Dow Jones’ outstanding voting power, and after consulting with representatives of Fried Frank and Simpson Thacher, the board of directors determined to take no action in response to the News Corporation proposal at that time. On the evening of May 2, 2007, Dow Jones issued a press release disclosing the board’s determination. Also on May 2, Dow Jones sent a letter to News Corporation advising News Corporation of the board’s determination.

During the week of May 7, 2007, a senior executive of Dow Jones’ Consumer Media Group was contacted by an executive at a subsidiary of a public company, which we refer to as Company A. The Company A executive indicated that Company A might be interested in pursuing an acquisition of Dow Jones, in partnership with a third-party. Mr. Zannino subsequently had conversations with senior executives of Company A reiterating its potential interest in acquiring Dow Jones, together with one or more other partners. Although the Company A executives mentioned a large technology company, which we refer to as Company B as a possible partner, neither Company A nor Company B provided price or other specific details about the structure or terms of a possible transaction between them and Dow Jones.

Also during the week of May 7, senior executives of Company C, a publicly traded international media company, contacted a representative of Goldman Sachs and expressed interest in a potential joint operating arrangement or other opportunities for possible collaboration with Dow Jones. No specific proposal was made.

On May 11, 2007, News Corporation sent a letter to the Bancroft family reiterating Mr. Murdoch’s desire to meet with members of the Bancroft family. The letter described News Corporation’s plans for investing in Dow Jones and indicated News Corporation would address various governance and journalistic integrity issues. In that connection, News Corporation stated that if it were to acquire Dow Jones it would be prepared to mirror the editorial board structure used at the Times of London with respect to The Wall Street Journal and Dow Jones’ other publications and offered to appoint a member of the Bancroft family to the News Corporation board of directors.

On May 16, 2007, at a regularly scheduled meeting of the Dow Jones board of directors, the directors discussed the News Corporation proposal. The board also discussed the recently announced merger agreement between Reuters Group plc and The Thomson Corporation, as well as recent trends in the market for newspaper advertising. The board reviewed the events to date, including the communications with executives of Company A. The board of directors also discussed its prior determination to take no action with respect to the News Corporation proposal and requested that Mr. Elefante ascertain from the various Bancroft family members and trustees of trusts for their benefit their then current views on the News Corporation proposal in light of the events that had transpired since they had last advised Mr. Elefante of their views of the News Corporation proposal. Mr. Elefante agreed to do so.

At a special meeting of the Dow Jones board of directors held on May 31, 2007, Mr. Elefante informed the board of directors that a significant percentage of members of the Bancroft family and trustees of trusts for their benefit had reached a consensus that the mission of Dow Jones might be better accomplished in combination or collaboration with another organization, which could include News Corporation. Mr. Elefante also advised the board that, in light of this point of view, the Bancroft family directors intended to meet with representatives of News Corporation to determine whether, in the context of the current or any modified News Corporation proposal, an agreement could be reached to maintain the journalistic and editorial integrity and independence of Dow Jones and its publications. Mr. Elefante reported that a significant percentage of the Bancroft family members and trustees would also be receptive to other options that might achieve the same overarching objective. Mr. Elefante further stated that, if an agreement could be reached, he would report back to the board of directors and representatives of Bancroft family members and trustees would then work together with the board to negotiate all other terms of News Corporation’s proposal, including price. Mr. Elefante also stated that representatives of Bancroft family members and trustees would discuss with senior management, including senior editors, their views on journalistic and editorial integrity and independence. In light of the consensus of the Bancroft family members and trustees, the board of directors determined to consider all strategic options available to Dow Jones, including the News Corporation proposal. In the evening on May 31, 2007, Dow Jones issued a press release announcing the board’s determination. That evening a public statement was issued on behalf of Bancroft family members and trustees announcing the consensus of the Bancroft family members and trustees.

On June 4, 2007, Messrs. Elefante, Bancroft and McPherson, Mesdames Hill and Steele and representatives of Wachtell, Lipton, Rosen & Katz, counsel to certain Bancroft family members and trustees, met with Mr. Murdoch, James Murdoch, Chief Executive Officer of British Sky Broadcasting plc, Lawrence A. Jacobs, Senior Executive Vice President and Group General Counsel of News Corporation and David DeVoe, Senior Executive Vice President and Chief Financial Officer of News Corporation. At the meeting the parties exchanged proposals for structures to safeguard the journalistic and editorial integrity and independence of the Dow Jones publications in the event of a sale of Dow Jones to News Corporation.

On June 4, 2007, the Independent Association of Publishers’ Employees (IAPE), a union that represents employees of Dow Jones, announced that it had retained advisors to explore alternatives to the News Corporation proposal to acquire Dow Jones. On June 5, 2007, an individual whom we refer to as Mr. D announced that he was interested in working with IAPE to explore strategic alternatives available to Dow Jones. Neither IAPE nor Mr. D subsequently made any proposal for a transaction with Dow Jones.

On June 6 and June 7, 2007, members of the ad-hoc committee, Mr. Stern and representatives of Goldman Sachs, Fried Frank and Simpson Thacher met with Mr. Elefante and representatives of Merrill Lynch and Wachtell Lipton to discuss the negotiations with News Corporation and the process for approaching and responding to proposals for alternative transactions. The participants agreed that Goldman Sachs and Merrill Lynch would coordinate their activities with the objective of generating value for all Dow Jones stockholders. In that connection, it was also agreed that Goldman Sachs and Merrill Lynch would, in coordination with each other, approach and respond to potential transaction partners for Dow Jones to ascertain their interest in a transaction with Dow Jones and report back to the ad-hoc committee on the results of these contacts. The participants also agreed that representatives of the various Bancroft family members and trustees would be responsible for negotiating with News Corporation with respect to the preservation of the journalistic and editorial integrity and independence of the Dow Jones publications. Furthermore, the ad-hoc committee agreed to consider whether, and to what extent, Dow Jones should pay the fees and expenses of Merrill Lynch.

Commencing on June 7, 2007 and continuing through July 27, 2007, Goldman Sachs and Merrill Lynch approached or were contacted by 18 potential transaction partners about their possible interest in a transaction with Dow Jones, in addition to the four parties, including News Corporation, that had previously indicated an interest in a transaction with Dow Jones.

On June 8, 2007, at a special meeting of the Dow Jones board of directors, Mr. McPherson updated the board of directors on the substance of the June 6 and June 7, 2007 committee meetings and on the status of the negotiations relating to the News Corporation proposal. In light of agreement at the June 6 and June 7, 2007 meetings that Goldman Sachs and Merrill Lynch would work closely with each other in connection with any potential transaction and in recognition of the critical nature of the support of Bancroft family members and trustees of any transaction involving Dow Jones, the board of directors voted to expand the ad-hoc committee to add Mr. Elefante as a member.

In early June, a Goldman Sachs representative contacted an executive of Company B to discuss Company’s B’s potential interest in a transaction with Dow Jones. The Company B executive indicated that Company B would be interested in a transaction involving the purchase of select assets of Dow Jones, but not in an acquisition of the entire company.

Also in early June, representatives of Company C informed representatives of Goldman Sachs that Company C was conducting preliminary discussions with Company A regarding the possibility of a joint bid for Dow Jones.

On June 19, 2007, the ad-hoc committee held a special meeting to discuss the status of the negotiations between representatives of the Bancroft family members and trustees and News Corporation regarding journalistic and editorial integrity and independence.

On June 20, 2007, at a regularly scheduled meeting of the board of directors of Dow Jones, the board of directors, including Bancroft family directors, concluded that the best way to continue to evaluate the News Corporation proposal was for the board of directors to take the lead in addressing all aspects of the proposal, including the method for safeguarding the journalistic and editorial integrity and independence of the Dow Jones publications, and all other strategic options available to Dow Jones, including remaining independent, with the recognition that the approval of a majority of the Dow Jones stockholders, including stockholders who are Bancroft family members and trustees, would be required in connection with any potential transaction. The board of directors believed that its involvement could facilitate the negotiations with News Corporation regarding journalistic and editorial integrity and independence. In that connection, the board of directors appreciated that the Bancroft family members and trustees remained firm in the view that any transaction must include appropriate provisions with respect to journalistic and editorial integrity and independence. After the meeting, Dow Jones issued a press release announcing the board’s conclusion.

Also on June 20, 2007, the Dow Jones board of directors received a letter from an individual whom we refer to as Mr. E containing a proposal for a transaction in which a group of investors led by Mr. E would purchase from existing Dow Jones stockholders approximately 25% of the outstanding shares of Dow Jones at $60.00 per share, purchase approximately $250 million in stock from Dow Jones at $60.00 per share and be granted the right to appoint two new directors to the Dow Jones board. The letter did not identify the members of Mr. E’s investment group.

Later on June 20, 2007, Company F, a private investment company that had previously indicated an interest in acquiring Dow Jones, executed a confidentiality agreement with Dow Jones. On June 21, 2007, members of Dow Jones management made a presentation to Company F executives regarding Dow Jones. Representatives of Company F subsequently indicated that it would not be able to make a proposal for an acquisition of Dow Jones at a price per share of $60.00 or more. No proposal was made by Company F for any transaction with Dow Jones.

Later on June 21, 2007 Company A and Company C each issued a statement acknowledging that they had conducted exploratory discussions with each other regarding a possible combination of a subsidiary of Company A, a subsidiary of Company C, and Dow Jones and announcing that they had decided not to pursue this combination.

On June 21, 2007, a representative of Goldman Sachs and Mr. DeVoe discussed the process for negotiating the terms of an agreement regarding journalistic and editorial integrity and independence of the Dow Jones publications. During that discussion, the Goldman Sachs representative indicated to Mr. DeVoe that the parties would still need to reach agreement on the other terms of any proposed transaction, including price, and that Dow Jones was seeking an increase in the $60.00 price offered by News Corporation. The Goldman Sachs representative subsequently reiterated to Mr. DeVoe Dow Jones’ request for a price increase on several occasions. On each such occasion, Mr. DeVoe indicated News Corporation’s unwillingness to raise the $60.00 price.

On June 21 and June 22, 2007, at meetings of the ad-hoc committee, Goldman Sachs summarized the status of recent discussions and meetings with various interested parties regarding a possible transaction with Dow Jones. The ad-hoc committee discussed a proposed term sheet for an agreement to maintain the journalistic and editorial integrity and independence of the Dow Jones publications. This term sheet was based on the term sheet the representatives of the Bancroft family members and trustees had previously prepared and included input from those representatives and senior editors at Dow Jones. Following these meetings, Goldman Sachs delivered the proposed term sheet to News Corporation.

On June 23, 2007, the ad-hoc committee met to discuss the conversations that Mr. Zannino and representatives of Goldman Sachs had had with representatives of News Corporation concerning the proposed term sheet on journalistic and editorial integrity and independence.

On June 24, 2007, Mr. Jacobs of News Corporation delivered to representatives of Simpson Thacher and Wachtell Lipton a revised term sheet reflecting News Corporation’s revised proposal on the agreement to maintain the journalistic and editorial integrity and independence of the Dow Jones publications. On June 24 and 25, 2007, members of senior management of Dow Jones conferred with senior editors of The Wall Street Journal concerning the revised term sheet and potential modifications. Also on June 24 and June 25, 2007, the ad-hoc committee met to discuss the revised term sheet and potential modifications. The discussions with the senior editors of The Wall Street Journal and amongst the members of the ad-hoc committee covered the structure and scope of authority and jurisdiction of the special committee as contemplated by the term sheet, the process for selecting members of the special committee, the importance of ensuring that Dow Jones’ existing code of conduct would continue to apply to Dow Jones publications and journalists and the enforcement mechanism to be included in the definitive agreement that would be prepared based on the term sheet. On June 25, 2007, Mr. Stern and Mr. Jacobs engaged in a series of discussions and in-person meetings to review and negotiate the revised term sheet. Later on June 25, Mr. Stern reported to the ad-hoc committee on the discussions he had had with Mr. Jacobs regarding the term sheet.

On June 26, 2007, Dow Jones, with the concurrence of the senior editors of The Wall Street Journal, and News Corporation reached an agreement in principal on terms of an arrangement to protect the journalistic and editorial integrity and independence of the Dow Jones publications.

On June 27, 2007, Fried Frank delivered an initial draft of a proposed merger agreement to Skadden, Arps, Slate, Meagher & Flom LLP, News Corporation’s outside legal counsel.

Early on June 28, 2007, News Corporation executed a confidentiality agreement with Dow Jones. Later that day, Dow Jones senior management made a presentation to executives of News Corporation regarding Dow Jones and its business. Subsequently, News Corporation and its representatives were provided access to an electronic data room. Beginning on June 28, 2007 and continuing through this period, News Corporation representatives conducted due diligence through this electronic data room and interactions with Dow Jones and its representatives.

Skadden Arps delivered comments on the draft merger agreement to Fried Frank on June 29, 2007. During the period from July 9, 2007 to July 31, 2007, Fried Frank and Skadden Arps exchanged multiple drafts of the merger agreement and held a number of meetings and conference calls to negotiate the terms of the merger agreement. Simpson Thacher also participated in these negotiation sessions. Wachtell Lipton also reviewed, and discussed with Fried Frank and Simpson Thacher, these multiple drafts.

During the same period, Skadden Arps provided Wachtell Lipton, Fried Frank and Simpson Thacher with a draft of a voting and support agreement which News Corporation sought from members of the Bancroft family and trustees of trusts for their benefit as a condition to entering into the merger agreement. Wachtell Lipton and Skadden Arps exchanged multiple drafts of this agreement and held discussions regarding the terms on which members of the Bancroft family and trustees of trusts for their benefit would agree to support a transaction with News Corporation by the execution of a voting and support agreement.

On July 3, 2007, at a special meeting of the Dow Jones board of directors Messrs. Zannino and Stern updated the directors on the progress of the negotiations relating to a potential transaction, including the status of the proposed agreement to maintain the journalistic and editorial integrity and independence of the Dow Jones publications. Representatives of Goldman Sachs reviewed their discussions about financial terms with News Corporation, including the objective that a portion of the consideration be in the form of securities that Dow Jones stockholders could receive on a tax-free basis. Goldman Sachs also discussed with the board of directors the status of its discussions with other potential transaction partners.

On July 9, 2007, after having received input from Mr. Stern, Simpson Thacher and Wachtell Lipton, Fried Frank delivered to Skadden Arps an initial draft of a proposed agreement reflecting the terms of the previously agreed upon arrangement for protecting the journalistic and editorial integrity and independence of the Dow Jones publications. We refer to this agreement as the “editorial agreement.” Skadden Arps delivered comments on the draft editorial agreement to Fried Frank on July 12, 2007. During the course of the subsequent two weeks Fried Frank, in close coordination with Mr. Stern and Wachtell Lipton and with additional input from Simpson Thacher, exchanged drafts and continued negotiations with Skadden Arps concerning the editorial agreement. Messrs. Stern and Jacobs also held a series of separate negotiations during this period in which they discussed various issues relating to the provisions of the draft merger agreement (including with respect to deal protection and certainty of closing), the voting agreement and the editorial agreement. Messrs. Stern and Jacobs, in consultation with the directors and members of management of their respective companies, also developed a list of the individuals whom the parties would ask to serve as the initial members of the special committee contemplated by the editorial agreement.

On July 10, 2007, representatives of Goldman Sachs and members of the ad-hoc committee met with Messrs. D and E, who had previously indicated that they were considering making a joint transaction proposal to Dow Jones.

On July 10, 2007, the ad-hoc committee held a meeting at which representatives of Goldman Sachs and Merrill Lynch reviewed with the committee the status of their discussions with the potential acquirers that they had solicited as well as the parties that had indicated an interest in a transaction with Dow Jones. The representatives of Goldman Sachs and Merrill Lynch indicated that they had solicited or been contacted by all parties they were aware had a bona fide interest in a transaction with Dow Jones and that, other than the proposal submitted by Mr. D, no formal proposals for a transaction with Dow Jones were received.

Also on July 10, 2007, Dow Jones received various communications indicating that Company F, an international oil and gas company, might be interested in acquiring Dow Jones. No specific proposal was received by Dow Jones from Company F.

On July 12, 2007, a representative of Goldman Sachs contacted Mr. DeVoe to arrange a meeting between the parties to discuss various aspects of the proposed transaction, including the price offered by News Corporation. During the conversation the Goldman Sachs representative indicated that Dow Jones was seeking an increase in the $60.00 per share price offered by News Corporation. Mr. DeVoe indicated that News Corporation would not increase the price set forth in its proposal.

On July 14, 2007, the ad-hoc committee met to discuss next steps in the course of negotiating the proposed News Corporation transaction and the other potential proposals and indications of interest.

In the morning of July 16, 2007, Mr. Zannino and representatives of Goldman Sachs and Merrill Lynch met with Mr. DeVoe and John Nallen, Executive Vice President and Deputy Chief Financial Officer of News Corporation, to discuss various aspects of the proposed transaction with News Corporation including Dow Jones’ request for an increase in News Corporation’s offer price.

At lunch on July 16, Messrs. McPherson, Campbell and Zannino and representatives of Goldman Sachs and Merrill Lynch met with representatives of News Corporation, including Messrs. Murdoch, DeVoe, Nallen and Jacobs, to discuss the status of the negotiations between News Corporation and Dow Jones. In this meeting, Dow Jones again sought an increase in News Corporation’s $60.00 per share proposal. At a meeting later that afternoon, among Messrs. Zannino, Campbell, McPherson and representatives of Goldman Sachs and Merrill Lynch, on the one hand, and representatives of News Corporation, including Mr. Murdoch, on the other hand, Mr. Murdoch indicated that News Corporation would not increase the price set forth in its proposal. He also indicated that the News Corporation board of directors would authorize News Corporation to enter into a merger agreement with Dow Jones only if members of the Bancroft family and the trustees of trusts for their benefit holding Dow Jones shares with a level of voting power “satisfactory” to News Corporation indicated promptly their willingness to support a transaction with News Corporation by entering into a voting agreement. News Corporation did not indicate a specific level of Bancroft family member and trust support that would need to be obtained to be considered “satisfactory.” Mr. Murdoch requested that the Bancroft family members and trustees indicate within two weeks whether they were willing to support the proposed transaction by entering into the voting agreement with News Corporation.

At a meeting of the ad-hoc committee held on the morning of July 17, 2007, Messrs. McPherson, Campbell and Zannino reported to the ad-hoc committee on their July 16 meeting with News Corporation. Also on July 17, 2007, counsel to Dow Jones and News Corporation completed the principal terms of the draft editorial agreement and the principal terms of a draft merger agreement.

In the evening of July 17, 2007, the board of directors of Dow Jones held a special meeting. At the meeting, Mr. McPherson reported on the July 16 meeting between representatives of Dow Jones and News Corporation. Christopher Bancroft, a family member, trustee and Dow Jones director, then informed the Dow Jones board of directors that he may have a conflict of interest. On the advice of Fried Frank and Simpson Thacher, the board asked Mr. Bancroft to excuse himself from the board meeting. Following Mr. Bancroft’s recusal, representatives of Fried Frank and Simpson Thacher and Mr. Stern reviewed in detail with the members of the board of directors their fiduciary duties and the principal terms of the draft merger, editorial and voting agreements and the principal terms of the Newco Class B common units and News Corporation’s desire that, in the merger, not more than 250 Dow Jones stockholders receive those units. Representatives of Goldman Sachs presented a detailed financial analysis of Dow Jones and reported on discussions with other potential acquirers. Goldman Sachs also reviewed with the board of directors certain publicly available financial information regarding News Corporation. Furthermore, Goldman Sachs confirmed to the board of directors that, assuming that the merger consideration and final merger agreement would be in the form presented at the meeting, it expected to be in a position to render a fairness opinion to the Dow Jones board of directors. Fried Frank then discussed with the board of directors the features of, and the election provisions applicable to, the equity portion of the proposed merger consideration. Mr. Zannino then advised the board of directors it was the view of Dow Jones management that the proposed transaction with News Corporation was in the best interests of Dow Jones, its stockholders, customers and employees and that Dow Jones management recommended the News Corporation proposal. The Bancroft family directors and their advisors then left the meeting and the board of directors held an executive session in which the non-Bancroft family directors further discussed the proposed transaction with News Corporation. After the Bancroft family directors and their advisors returned to the meeting, the Dow Jones board of directors voted, by the affirmative vote of twelve (12) of the fourteen (14) members of the board of directors present, with Ms. Hill and Mr. von Holtzbrinck abstaining, that it would be prepared to approve, and recommend to all of the Dow Jones stockholders, including the Bancroft family member and trustee stockholders, a merger agreement reflecting News Corporation’s proposal to acquire all of the outstanding shares of Dow Jones’ common stock and Class B common stock for $60.00 per share.

On July 19, 2007, Mr. von Holtzbrinck resigned as a director of Dow Jones. In his letter of resignation, Mr. von Holtzbrinck indicated that, although he was convinced that the News Corporation proposal was very generous in financial terms, he was worried that Dow Jones’ unique journalistic values would suffer in the long-term after a sale to News Corporation.

Thereafter, members of the Bancroft family and trustees of trusts for the benefit of Bancroft family members held discussions to determine their willingness to execute the voting agreement sought by News Corporation in support of the News Corporation proposal.

On July 20, 2007, Mr. E issued a public letter to the Dow Jones stockholders expressing his continued interest in a potential business combination with Dow Jones. In this letter Mr. E proposed forming a new investment group that would loan up to $600 million to existing Bancroft family members to fund the buyout of liquidity-seeking family members and trustees at $60.00 per share, with all value above $60.00 going to the investment group; effecting a leveraged recapitalization of Dow Jones to enable the repurchase of up to 50% of all outstanding shares at $60.00 per share; incurring up to $500 million of additional debt to fund digital media growth initiatives; granting the investment group two seats on the Dow Jones board; and creating at least four new joint ventures related to the digital/video assets of Dow Jones.

On July 23, 2007, various Bancroft family members and trustees and their advisors held a meeting to consider the proposed transaction with News Corporation. Messrs. McPherson and Campbell were invited to attend a portion of the meeting and were given an opportunity to present to the Bancroft family members and trustees the view of the Dow Jones board of directors that the transaction was in the best interest of all Dow Jones stockholders.

At a meeting of the ad-hoc committee held on July 25, 2007, Mr. Elefante provided an overview to the ad-hoc committee of the expected timing of the response of the Bancroft family members and trustees of trusts for the benefit of Bancroft family members to News Corporation’s request for a voting and support agreement. Mr. Elefante advised the ad-hoc committee that the Bancroft family members and trustees had been requested to inform Mr. Elefante of whether they would be willing to execute the voting agreement sought by News Corporation by 5:00 p.m. on Monday, July 30, 2007.

Prior to July 27, 2007, the members of the ad-hoc committee had agreed that, in recognition of the assistance that Merrill Lynch had provided to the ad-hoc committee and the management of Dow Jones in connection with their evaluation of the News Corporation proposal and the other potential transaction proposals, the ad-hoc committee would recommend to the Dow Jones board of directors that Dow Jones pay up to $18.5 million of the fees and expenses of Merrill Lynch.

Telephonic meetings of the ad-hoc committee were held on July 27, 29 and 30, 2007, respectively. At each of these meetings Mr. Elefante provided updates to the other members of the ad-hoc committee on the willingness of the Bancroft family members and trustees to execute the voting and support agreement.

Late in the evening on July 28, 2007, Ms. Hill informed Goldman Sachs and Merrill Lynch that an individual had advised her that a cable, entertainment and communications company was possibly interested in exploring a three-way joint venture alliance with Dow Jones and Company C. No specific proposal was received by Dow Jones from the cable, entertainment and communications company or Company C.

During this period certain members of the Bancroft family and trustees for certain Bancroft family trusts indicated their objective of receiving a premium for the shares of Class B common stock of Dow Jones as compared to the shares of common stock. These Bancroft family members and trustees were advised of the views of the non-Bancroft family directors on the ad-hoc committee and the Dow Jones board of directors that they would not support a transaction in which differential consideration would be offered to the different classes of Dow Jones stock. Representatives of News Corporation also indicated that News Corporation would not pay different prices for the two classes of Dow Jones stock. As the consideration of the voting agreement by the Bancroft family members and trustees progressed, certain of the family members and trustees seeking a premium for the shares of Class B common stock expressed the view that certain Bancroft family members and trustees had incurred significant fees and expenses of legal, financial and other advisors and, therefore, absent reimbursement, certain Bancroft family and trustee stockholders would receive less net consideration than $60.00 per share. The Bancroft family members and trustees expressing this view indicated that they would consider entering into the voting agreement sought by News Corporation if Dow Jones agreed to pay the fees and expenses of legal, financial and other advisors to various Bancroft family members and trustees, in addition to paying the $18.5 million in fees and expenses of Merrill Lynch. Excluding the fees and expenses of Merrill Lynch, the fees and expenses requested totaled $17 million.

On July 30, 2007, Mr. Elefante reported to the ad-hoc committee that Bancroft family members and trusts for their benefit holding approximately 27% of the outstanding voting power of Dow Jones had indicated a willingness to execute the voting agreement sought by News Corporation. This figure excluded certain trusts which had not yet expressed their views as well as those trusts seeking additional expense reimbursement. At that meeting, the members of the ad-hoc committee and their advisors discussed the fact that representatives of News Corporation had advised representatives of Dow Jones, and that News Corporation had publicly indicated, that News Corporation was highly unlikely to proceed with the proposed transaction without a higher level of support from Bancroft family members and trustees in terms of executing the voting and support agreement.

On July 30 and July 31, 2007, members of the ad-hoc committee had a series of discussions with certain trustees and Bancroft family members and, after consulting with representatives of Fried Frank and Simpson Thacher, agreed that the ad-hoc committee would recommend to the Dow Jones board of directors that Dow Jones agree that in connection with the closing of the merger it would pay $11.5 million of the $17 million in fees and expenses being requested by certain trustees and Bancroft family members, in addition to the $18.5 million of fees and expenses of Merrill Lynch, if those trustees and family members were prepared to enter into the voting and support agreement sought by News Corporation, so long as the payment of these fees and expenses would not result in a reduction in the price being offered by News Corporation. Representatives of News Corporation indicated that News Corporation did not object to Dow Jones agreeing to pay the additional $11.5 million in fees and expenses being requested by certain trustees and Bancroft family members and that the payment would not result in a reduction of the $60.00 per share offer set forth in News Corporation’s proposal.

On July 30, 2007, the Dow Jones board of directors received a letter from Mr. E expressing his continued interest in exploring a possible transaction with Dow Jones. In his July 30 letter, Mr. E provided a list of potential investors in the proposed investment group and outlined the terms of his proposed transaction structure, which involved the direct purchase of Class B common stock of Dow Jones, a possible share buyback and the investment of up to $600 million in capital and strategic resources to develop three new joint venture vehicles that would be majority owned by Dow Jones.

On July 31, 2007, Ms. Hill, a member of Dow Jones board of directors and its corporate governance committee, submitted her letter of resignation from the board, effective immediately, and stated (in part): “I have reviewed the facts concerning the News Corporation proposal and understand the reasons that led a substantial majority of the Board of Directors to determine that they would vote to approve this transaction. I recognize that Dow Jones faces challenges ahead like many other news companies but I also believe in its people and powerful brands. If given the time to build upon them, I think there is the potential for even greater long term value than we see today. Unfortunately, I think it is clear we will not have that time, at least as an independent company. The short term financial benefit is difficult to deny. In my opinion, however, it [is] not enough to outweigh the potential ramifications of the loss of an independent global news organization with unmatched credibility and integrity. Although I respect the diligent efforts made to preserve the Journal’s editorial independence, in the end, I do not believe that a special committee could ever be a match for true independence.”

In the late afternoon of July 31, 2007, Mr. Elefante reported to Mr. McPherson and Goldman Sachs that Bancroft family members and trustees of trusts for their benefit holding shares representing approximately 37% of the voting power of Dow Jones were prepared to enter into the voting agreement with News Corporation in support of its proposed transaction. This information was subsequently communicated to News Corporation.

Later on July 31, 2007, the News Corporation board of directors held a special meeting and, following presentations from Skadden Arps and its financial advisors, unanimously approved the proposed transaction, subject to the approval of the board of directors of Dow Jones.

In the evening of July 31, 2007, a special meeting of the Dow Jones board of directors was convened. The meeting was attended by all directors then in office other than Mr. Bancroft. Representatives of Fried Frank, Simpson Thacher, Wachtell Lipton, Goldman Sachs and Merrill Lynch were present. Representatives of Fried Frank reviewed with the board of directors the changes to the terms and conditions of the transaction agreements since the July 17 meeting of the Dow Jones board of directors. Representatives of Fried Frank then discussed with the board of directors the equity holdings of, and severance payments that would be received by, Dow Jones’ senior executives if they were terminated in connection with a change of control transaction. Mr. Elefante reported that Bancroft family members and trustees of trusts for their benefit holding shares of Dow Jones common stock and Class B common stock representing approximately 37% of the aggregate voting power of Dow Jones had agreed to execute the voting agreement in support of the proposed transaction with News Corporation. Representatives of Fried Frank and Simpson Thacher also reviewed potential issues surrounding the payment of the $30 million of fees and expenses of certain Bancroft family members and trustees by Dow Jones. Representatives of Goldman Sachs reviewed the other potential transaction proposals that had been submitted to Dow Jones or discussed with either Goldman Sachs or Merrill Lynch and advised the Dow Jones board of directors about various financial and non-financial aspects of these potential transaction proposals. After taking into account this review and advice, the board of directors concluded that the other potential transaction proposals were not attractive relative to the proposed transaction with News Corporation. At the request of the Dow Jones board, in connection with the board’s review of the fees and expenses of various advisors to the Bancroft family members and trustees proposed to be paid or reimbursed by Dow Jones, Goldman Sachs discussed with the board an analysis of transactions involving deals with super and lesser voting stock in which the same or different amounts were paid for each class of stock. Goldman Sachs then provided the board of directors with an oral opinion, which was subsequently confirmed in writing, to the effect that, as of July 31, 2007 and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the $60.00 in cash per share of Dow Jones common stock to be received by the holders of Dow Jones common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. For further information regarding this opinion, see the section entitled “—Opinion of Financial Advisor to Dow Jones” beginning on page 66. Following discussion, the Dow Jones board of directors, by the unanimous vote of all twelve (12) directors present at the meeting, approved the merger agreement and the merger and determined that the merger, upon the terms and subject to the conditions set forth in the merger agreement, is advisable, fair to, and in the best interests of, Dow Jones stockholders, and recommended that the Dow Jones stockholders adopt the merger agreement. The Dow Jones board of directors also approved, by the affirmative vote of ten (10) of the twelve (12) directors present at the meeting, a resolution authorizing the payment or reimbursement of $30 million of the fees and expenses incurred by certain Bancroft family members and trustees in connection with their consideration of the News Corporation transaction. Mr. Elefante and Ms. Steele abstained from the vote to reimburse expenses incurred by various Bancroft family members and trustees.

The definitive merger agreement with News Corporation was executed by representatives of Dow Jones, News Corporation, Ruby Newco and Merger Sub as of July 31, 2007. In addition, News Corporation entered into a voting agreement with Bancroft family members and trusts for their benefit reflecting approximately 37% of the aggregate voting power of Dow Jones.

On August 1, 2007, before the opening of business in New York City, Dow Jones and News Corporation issued a joint press release announcing that they had entered into the merger agreement.

On October    , 2007, News Corporation and Dow Jones entered into an amendment to the merger agreement to modify the treatment under the merger agreement of certain vested stock options and certain outstanding awards granted pursuant to the Dow Jones Reuters Business Interactive, LLC Long-Term Incentive Plan, which we refer to in this proxy statement/ prospectus as the Factiva LTIP.

Reasons for the Merger; Recommendation of the Dow Jones Board

The Dow Jones board of directors, at a special meeting held on July 31, 2007, determined, by a unanimous vote of those directors present, that the merger on the terms and subject to the conditions set forth in the merger agreement, is advisable and fair to, and in the best interests of, the Dow Jones stockholders. The Dow Jones board of directors recommends that Dow Jones stockholders vote FOR the approval and adoption of the merger agreement.

In reaching its decision, the Dow Jones board of directors consulted with Dow Jones’ management and its financial and legal advisors. In reaching its conclusion that the merger is in the best interests of the Dow Jones stockholders, the Dow Jones board of directors considered a variety of factors, including the following:

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Based on financial analyses presented by Goldman Sachs, Dow Jones’ financial advisor, the board of directors believed that a price of $60.00 per share for each of the common stock and Class B common stock was financially compelling. In that connection, the board of directors observed that the $60.00 per share price exceeded the high end of the illustrative ranges of implied values for the Dow Jones shares derived by Goldman Sachs using all of the methods reflected in Goldman Sachs’ financial analyses.

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The opinion of Goldman Sachs that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the $60.00 per share of Dow Jones common stock in cash to be received by the holders of Dow Jones common stock pursuant to the merger agreement was fair from a financial point of view to those holders. See the section entitled “Opinion of Financial Advisor to Dow Jones” beginning on page 66.

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Its understanding of Dow Jones’ business, operations, financial condition, earnings and prospects on a stand-alone basis, in light of relevant factors, including increasing competition from much larger and better capitalized companies, material uncertainties confronting the newspaper industry, industry consolidation and current and anticipated pressure on print advertising revenues.

•	The belief of the Dow Jones board of directors that, in the context of current market conditions and trends in the newspaper industry, the timing of the transaction was favorable.

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Goldman Sachs and Merrill Lynch approached or were contacted by 21 potential transaction partners other than News Corporation about their possible interest in a transaction with Dow Jones, including all parties they were aware had a bona fide interest in a transaction with Dow Jones. Although the News Corporation proposal became public on May 1, 2007, Dow Jones did not receive a competitive alternative proposal during the ensuing three months.

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The fact that the merger agreement also permits Dow Jones, under certain circumstances, to provide information to and engage in discussions with third parties and to terminate the merger agreement for a superior acquisition proposal.

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The cash consideration allows the Dow Jones stockholders to immediately realize value for their investment and provides certainty of value. Moreover, the merger agreement contains no financing condition, and it is the view of the Dow Jones board of directors that News Corporation can easily fund the cash consideration for the merger.

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The fact that up to 250 Dow Jones stockholders, and with respect to not more than 10% of the outstanding shares of Dow Jones common stock and Class B common stock, in the aggregate, will have an opportunity to receive an equity stake in the form of Class B common units of Newco, a subsidiary of News Corporation, which are exchangeable for shares of Class A common stock of News Corporation on a one-for-one basis (subject to adjustment). This election affords Dow Jones stockholders a limited opportunity to participate in the future financial performance of a larger, more diversified, global entertainment company, and the exchange of shares of Dow Jones common stock or Class B common stock for Newco Class B common units in the merger is intended to be tax-free.

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The number of underlying shares of Class A common stock of News Corporation issuable in connection with the merger (assuming the conversion of the Newco Class B common units receivable in the optional equity portion of the merger consideration) will be based upon a fixed value of $60.00 divided by the volume weighted average price per share of News Corporation Class A common stock over a five (5) day period preceding the closing of the merger.

•	The fact that certain members of the Bancroft family and trustees of trusts for their benefit holding approximately 37% of the total voting power of Dow Jones have entered into the voting agreement to support the merger, which is subject to approval by a majority of the voting power of the outstanding shares of Dow Jones common stock and Class B common stock, voting together as a single class.

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The terms and conditions of the merger agreement, including the limited nature of the closing conditions included in the merger agreement. The merger agreement contains no financing contingency and is not subject to approval by News Corporation stockholders. In reviewing the likelihood of satisfaction of the conditions to the consummation of the merger, the board of directors took into account the fact that News Corporation is required to take all actions necessary to obtain regulatory approvals. Furthermore, News Corporation is generally obligated to close the merger notwithstanding any breaches of Dow Jones’ representations and warranties, unless those breaches would in the aggregate have a material adverse effect on Dow Jones and its subsidiaries taken as a whole.

•	Dow Jones stockholders who do not vote in favor of the merger and who follow certain prescribed procedures are entitled to appraisal rights under Delaware law.

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After announcement of the News Corporation proposal on May 1, 2007, significant turnover in the common stock of Dow Jones introduced a new body of stockholders at prices in excess of $50 per share and the possibility that these new stockholders would continuously be seeking that Dow Jones engage in a sale or restructuring and thereby lead to instability.

In the course of its deliberations, the Dow Jones board of directors also considered a variety of risks and other potentially negative factors, including the following:

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The proposed merger occurs at a time of transition in the newspaper industry and it is possible that greater value could be realized at some point in the future by expanded utilization of alternative forms of information distribution and communication, including through the Internet.

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Dow Jones stockholders, other than in the limited circumstances for those who elect and are entitled to receive equity in the form of Newco Class B common units, would have no ongoing equity participation in Dow Jones following the merger and therefore will lose the opportunity to participate in any future earnings or growth of Dow Jones and will not benefit from any future appreciation in the value of Dow Jones.

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The Newco Class B common units that are received by Dow Jones stockholders who elect and are entitled to equity consideration will be subject to certain restrictions on transfer and may not be exchanged for shares of News Corporation Class A common stock until 120 days after the closing date, and then only on a limited basis until 180 days after the closing date, at which time the Newco Class B common units will be fully exchangeable.

•	The receipt of cash in exchange for shares of Dow Jones common stock and Class B common stock pursuant to the merger would be a taxable transaction for U.S. federal income tax purposes.

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It is possible that the so-called deal protection provisions in the merger agreement and in the voting agreement could discourage a competing proposal to acquire Dow Jones. These include the restrictions on solicitation of alternative proposals, the rights of News Corporation to obtain information with respect to any alternative acquisition proposals and to a three business day period matching right after receipt of a superior acquisition proposal, and the termination fee provisions.

•	Under the terms of the merger agreement News Corporation has the right to defend against any impediment regulators seek to impose and thereby could delay the closing until August 1, 2008.

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If the Dow Jones stockholders fail to approve the merger, Dow Jones will be required to pay the reasonably documented out-of-pocket fees and expenses incurred by News Corporation in connection with the merger, up to a maximum of $25 million.

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The requirement to pay $30 million in the aggregate on behalf of, or reimburse, certain Bancroft family members and trustees of trusts for their benefit for fees and expenses incurred by them in connection with their evaluation and consideration of the proposed transaction.

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Certain of Dow Jones’ directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of Dow Jones’ other stockholders. See the description under the section entitled “Interests of Dow Jones’ Directors and Executive Officers in the Merger” beginning on page 60.

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Dow Jones may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the possible adverse effects on Dow Jones’ business and customer relations. In that regard, under the merger agreement, Dow Jones must conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to completion of the merger or termination of the merger agreement, which may delay or prevent Dow Jones from undertaking business opportunities that may arise or preclude actions that would be advisable if Dow Jones were to remain an independent public company.

The foregoing discussion of the information and factors considered by the Dow Jones board of directors is not exhaustive but is intended to reflect the material factors considered by the Dow Jones board of directors. The Dow Jones board of directors did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the Dow Jones board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Dow Jones board of directors may have given different weights to different factors.

After careful consideration, at a special meeting held on July 31, 2007, the Dow Jones board of directors determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interest of the Dow Jones stockholders and adopted the merger agreement. The Dow Jones board of directors recommends that the holders of Dow Jones common stock and Class B common stock vote FOR approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Interests of Dow Jones’ Directors and Executive Officers in the Merger

In considering the recommendation of the Dow Jones board of directors that Dow Jones stockholders vote FOR the approval and adoption of the merger agreement, Dow Jones stockholders should be aware that the executive officers and directors of Dow Jones have interests in the merger that are different from, or in addition to, those of the Dow Jones stockholders generally. The board of directors of Dow Jones was aware of these interests and considered them in reaching its decisions to approve and adopt the merger agreement and to recommend that the Dow Jones stockholders vote FOR the approval and adoption of the merger agreement.

Severance and Other Non-Equity Benefits Payable to Executive Officers

Each of Dow Jones’ executive officers participates in Dow Jones’ Separation Plan for Senior Management. Under the terms of that plan, if a participant’s employment is terminated without “cause” or the participant resigns under circumstances constituting a “constructive termination” (which include a substantial reduction of the participant’s duties or a material reduction of the participant’s compensation or benefits) within twenty-four months after the closing of the merger, he or she will be entitled to a lump sum severance payment (in the case of executive officers, equal to eighteen or twenty-four months of salary, depending on the executive’s salary grade), plus certain retirement, health and other benefits, if he or she signs an agreement not to compete and a customary mutual waiver and release.

Under Dow Jones’ Change in Control Excise Tax Policy, each of the executive officers of Dow Jones will be entitled to full indemnification for any “golden parachute” excise taxes.

The following chart sets forth for each executive officer of Dow Jones the estimated amount of cash severance pay, value of retirement, health and other benefits, and “golden parachute” indemnification to which the executive officer would be entitled assuming that the closing of the merger occurs on December 31, 2007 and that the executive’s employment is terminated by Dow Jones without “cause” or the executive resigns under circumstances constituting a “constructive termination” immediately after the closing.

Name of Executive Officer and Position	Estimated Lump Sum Severance Payment	Estimated Retirement, Health & Other Benefits	Total of Estimated Lump Sum Severance and Retirement, Health & Other Benefits	Estimated “Golden Parachute” Indemnification Amount
Richard F. Zannino Chief Executive Officer and Director	$3,420,000	$877,443	$4,297,443	$5,251,400

L. Gordon Crovitz Executive Vice President; Publisher, The Wall Street Journal; President, Consumer Media Group	$1,977,600	$563,437	$2,541,037	$2,240,753

Clare Hart Executive Vice President; President, Enterprise Media Group	$1,596,500	$513,973	$2,110,473	$1,774,697

William B. Plummer Executive Vice President; Chief Financial Officer	$1,436,850	$413,736	$1,850,586	$1,863,680

Joseph A. Stern Executive Vice President; General Counsel; Corporate Secretary; Director	$1,756,150	$486,377	$2,242,527	$1,677,707

Jorge L. Figueredo Senior Vice President Human Resources	$957,000	$304,003	$1,261,003	$891,613

John N. Wilcox Senior Vice President; President, Local Media Group; Chief Executive Officer, Ottaway Newspapers, Inc.	$895,500	$490,065	$1,385,565	$923,642

Ann M. Sarnoff President, Dow Jones Ventures	$1,120,500	$372,950	$1,493,450	$855,700

Linda E. Dunbar Vice President, Corporate Communications	$682,500	$216,905	$899,405	$450,958

Each of Dow Jones’ executive officers participates in Dow Jones’ 2007 Annual Incentive Plan, or the AIP. If the closing of the merger occurs on or before December 31, 2007, in accordance with the terms of the AIP, the financial performance measures under the AIP will be adjusted for all AIP participants to eliminate the effect of costs and other charges related to the merger, such financial performance measures will deemed to have been achieved at a level that either reflects changes in the business in connection with the merger if the financial performance of Dow Jones is separately measured following the merger through December 31, 2007 or is based on the performance of Dow Jones through the last day of the month prior to the merger as compared to budgeted performance for such period, strategic performance measures under the AIP, which determine 40%, or in the case of the chief executive officer 30%, of an AIP participant’s bonus, will be deemed to have been achieved at target levels, and final payouts will not be subject to adjustment on a discretionary basis. Under the terms of the AIP and the Separation Plan for Senior Management, if the closing of the merger occurs during 2007 and a participant’s employment is terminated without “cause” or the participant resigns under circumstances constituting a “constructive termination” after closing but before the end of 2007, the participant would be entitled to a pro-rated portion of the annual bonus that would have been earned under the AIP.

Because the AIP participants were generally expected to earn at least a target bonus for 2007 based on the strategic measures that would be applicable to them under the AIP absent the merger, the participants will generally receive no incremental amount under the AIP due to the merger and may in fact receive less given that strategic measures have been achieved at higher than target levels in each of the past five (5) years.

Value of Unvested Equity Awards Payable to Executive Officers

No outstanding equity awards held by Dow Jones executive officers and other award recipients are subject to “single-trigger” vesting, meaning the awards do not vest solely by reason of the closing of the merger. However, under Dow Jones’ equity incentive plans, if any award recipient’s employment is terminated without “cause” or the award recipient resigns under circumstances constituting a “constructive termination” within twenty-four months after the closing of the merger:

•

all of his or her unvested stock options, or if those stock options become rights to receive a cash payment in accordance with the merger agreement as described below under “—Treatment of Equity Awards under the Merger Agreement,” those rights, will automatically vest, and

•

a pro-rated number of his or her shares of restricted stock, or if those shares of restricted stock become rights to receive a cash payment in accordance with the merger agreement as described below under “—Treatment of Equity Awards under the Merger Agreement,” those rights, will automatically vest. The pro-rated number will be determined based on the number of months of the original vesting period prior to termination plus the number of months of salary provided in the severance payment to which the award recipient is entitled under Dow Jones’ Separation Plan for Senior management described above (in the case of executive officers, eighteen months or twenty-four months).

Each of the executive officers holds contingent stock rights (CSRs) awarded under the Dow Jones 2001 Long Term Incentive Plan, or the 2001 LTIP. The CSRs held by the executive officers and other award recipients under the 2001 LTIP are designed to provide holders of CSRs with the opportunity to earn shares of Dow Jones based on its performance during overlapping three-year performance periods covering 2005 to 2007, 2006 to 2008 and 2007 to 2009. In general, the number of shares a holder of CSRs is entitled to receive in respect of his or her CSRs at the end of a performance period is normally based on total stockholder return during the performance period relative to an established group of publishing and media companies. The number of shares a holder of CSRs can receive in respect of his or her CSRs can range from 0% to 150% of the holder’s target award.

Under the 2001 LTIP, upon closing of the merger, all CSRs then outstanding for all performance periods will be valued at “target.” Holders of CSRs will receive a payout in respect of their CSRs at the end of the applicable performance period if the holder is then employed by Dow Jones. After the closing, executive officers and other holders of CSRs will be entitled to receive, for each quarter during the performance period applicable to their CSRs, cash payments equal to the number of Dow Jones shares subject to their CSRs immediately before the merger multiplied by $0.25, the amount of the regular quarterly dividend currently paid on Dow Jones shares.

Under the 2001 LTIP and the Separation Pay Plan for Senior Management, if a CSR holder’s employment is terminated without “cause” or the holder resigns under circumstances constituting a “constructive termination” within twenty-four months after the closing of the merger and prior to the end of a performance period applicable to his or her CSRs, the holder will be entitled to receive a payout of the “target” award that is pro-rated for the portion of the performance period during which the holder was employed by Dow Jones plus the number of months of salary provided in the severance payment to which the holder is entitled under Dow Jones’ Separation Plan for Senior Management described above (in the case of executive officers, eighteen or twenty-four months, as noted above).

The following chart sets forth the value of the unvested stock options, shares of restricted stock and CSRs for which each executive officer of Dow Jones would be entitled to receive payment assuming that the closing of the merger occurs on December 31, 2007 and that the executive’s employment is terminated without “cause” or the executive resigns under circumstances constituting a “constructive termination” of employment immediately after closing. For purposes of this chart, the value of each unvested stock option was calculated by multiplying the excess of $60.00 over the exercise price per share of that stock option by the number of Dow Jones shares subject to that stock option. The value of the shares of restricted stock that would vest, and the value of shares an executive would be entitled to receive in respect of his or her CSRs, upon the executive’s termination or resignation was deemed to be $60.00 per share.

Name of Executive Officer	Value of Unvested Options	Value of Restricted Stock	Value of CSRs (at “target”)(1)
Richard F. Zannino	$3,546,547	$2,466,000	$5,287,980
L. Gordon Crovitz	$1,416,526	$786,000	$1,940,020
Clare Hart	$672,090	N/A	$1,343,980
William B. Plummer	$1,434,042	$657,600	$1,219,980
Joseph A. Stern	$777,242	N/A	$1,223,980
Jorge L. Figueredo	$353,555	N/A	$565,000
John N. Wilcox	$467,961	N/A	$680,667
Ann M. Sarnoff	$707,228	N/A	$296,667
Linda E. Dunbar	$119,550	N/A	$170,000

(1)	Reflects the CSRs for the 2006 to 2008 and 2007 to 2009 performance periods. Does not reflect the value of the shares the executive will be entitled to receive in respect of the CSRs for the 2005 to 2007 performance period because the executives were generally expected to receive at least their “target” awards for that period based on performance during that period and, therefore, will generally receive no incremental amount in respect of those CSRs due to the merger.

Treatment of Equity Awards under the Merger Agreement

The executive officers of Dow Jones hold equity awards in the form of vested and unvested stock options, shares of restricted stock and CSRs. The following describes the provisions of the merger agreement governing the treatment of all outstanding vested and unvested stock options, shares of restricted stock and CSRs.

Stock Options

Vested Dow Jones stock options that have an exercise price of less than $60.00 will be converted into a right to receive, on the closing date, for each share of Dow Jones subject to the vested stock option, a cash payment equal to the difference between $60.00 and the exercise price per share. Each holder of these vested stock options will be given the option to elect, before the closing date, to have all or a portion of the holder’s vested Dow Jones stock options become vested stock options to acquire shares of Class A common stock of News Corporation. A holder who makes this election will not be entitled to receive any cash amount for the portion of the holder’s Dow Jones vested stock options for which this election is made.

Unvested Dow Jones stock options that have an exercise price of less than $60.00 per share will be converted into the right to receive, for each share of Dow Jones common stock subject to the unvested stock option, a cash amount equal to the difference between $60.00 and the exercise price per share. The cash amount will be payable on the date that the Dow Jones stock option would have become exercisable absent the merger in accordance with the terms of the Dow Jones plan under which the stock option was granted. Each holder of these unvested stock options will be given the option to elect, before the closing date, to have all or a portion of the holder’s unvested Dow Jones stock options become unvested stock options to acquire shares of Class A common stock of News Corporation. A holder who makes this election will not be entitled to receive any cash amount for the portion of the holder’s unvested Dow Jones stock options for which this election is made.

All Dow Jones stock options that have an exercise price of $60.00 or more will automatically be converted into stock options to acquire shares of Class A common stock of News Corporation.

Restricted Stock

All shares of Dow Jones restricted stock will be converted into the right to receive $60.00 in cash for each share of restricted stock. The cash amount will payable on the date that the Dow Jones restricted stock would have vested absent the merger under the terms of the Dow Jones plan under which the restricted stock was granted. Each holder of shares of Dow Jones restricted stock will be given the option to elect, before the closing date, to have all or a portion of the holder’s shares of Dow Jones restricted stock become restricted shares of Class A common stock of News Corporation. A holder who makes this election will not be entitled to receive any cash amount for the shares of restricted stock for which this election is made.

Contingent Stock Rights

Outstanding CSRs will be valued at their “target” level, and each holder of a CSR will be entitled to receive a cash payout equal to $60.00 multiplied by the number of Dow Jones shares constituting the CSR award at “target.” The cash amount will be payable on the date or the dates that the CSRs would have vested absent the merger in accordance with the terms of the Dow Jones plan under which the CSR was granted. Each holder of CSRs will be given the option to elect, before the closing date, to have all or a portion of the holder’s CSRs converted into the right to receive shares of Class A common stock of News Corporation, payable on the date or dates that the CSRs would have vested absent the merger in accordance with the terms of the Dow Jones plan under which the CSR was granted.

General

All Dow Jones stock options, restricted stock and CSRs that become stock options, restricted stock and CSRs in respect of shares of Class A common stock of News Corporation will remain subject to the terms, including with respect to vesting, of the Dow Jones plan, as amended, under which they were granted. The number of shares of Class A common stock of News Corporation to which those Dow Jones stock options, restricted stock and CSRs will become subject, will be determined by dividing $60.00 by the volume weighted average price per share of Class A common stock of News Corporation on the NYSE over the five (5) consecutive trading days ending on the trading day before the closing of the merger.

Continuation of Benefit Plans under the Merger Agreement

News Corporation has agreed to maintain and perform each severance, termination, separation or similar agreement or program maintained by Dow Jones immediately before the merger for no less than two years following the merger or for any longer period provided in the Dow Jones agreement or program. News Corporation has also agreed to maintain and provide the post-retirement and post-termination benefits under Dow Jones’ health care plans for no less than two years following the merger; thereafter, News Corporation will provide former Dow Jones employees with health care benefits that are no less favorable than those provided to similarly situated former employees of News Corporation. In addition, News Corporation has agreed to maintain and continue Dow Jones’ Executive Annual Incentive Plan (including with respect to the 2007 Annual Incentive Plan Highlights) until the date on which payments are made with respect to the plan for the calendar year in which the merger occurs. Under the merger agreement, until at least December 31, 2008, News Corporation must provide each person employed by Dow Jones immediately prior to the merger base salary and wages, annual bonus opportunity and employee benefits that are in the aggregate no less favorable than those provided immediately before the merger; thereafter, News Corporation must provide these employees with base salary and wages, annual bonus opportunity and employee benefits that are in the aggregate no less favorable than those provided to similarly situated News Corporation employees.

Directors and Officers Indemnification

News Corporation has agreed, for a period of six (6) years following the closing of the merger, to cause Dow Jones to indemnify and hold harmless, and provide advancement of expenses to, all current and former directors and officers of Dow Jones and its subsidiaries and any fiduciaries under any Dow Jones employee benefit plan in respect of acts or omissions occurring at or prior to the closing of the merger, to the fullest extent permitted by applicable law. We refer to each of the persons entitled to indemnification as an “indemnified person.” News Corporation also agreed to cause Dow Jones to pay on an as-incurred basis the fees and expenses of an indemnified person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any litigation or investigation that is the subject of the right to indemnification, upon ten (10) business days of receipt by the surviving corporation of a request for payment so long as the indemnified person undertakes in writing to reimburse Dow Jones for all amounts so advanced if a court of competent jurisdiction determines, by a final, non-appealable order, that the indemnified person is not entitled to indemnification. Each of the indemnified parties is an express third-party beneficiary of the agreements described in this paragraph and in the paragraphs below and is entitled to enforce those agreements.

News Corporation has agreed to cause Dow Jones to maintain, for a period of six (6) years after the closing of the merger, at no expense to the beneficiaries, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Dow Jones with respect to matters existing or occurring at or prior to the merger, so long as the annual premiums in any one policy year would not be in excess of 300% of the last annual premium paid by Dow Jones prior to the closing of the merger. Alternatively News Corporation may purchase a six (6) year extended period endorsement with respect to the current policies and maintain this endorsement in full force and effect for the six year period. If Dow Jones’ existing insurance expires or is canceled during this six-year period or exceeds the 300% premium, News Corporation has agreed that it will cause Dow Jones to obtain as much directors’ and officers’ liability insurance and fiduciary liability insurance as can be obtained for the remainder of this period for an annualized premium not in excess of the 300% premium, on terms and conditions no less advantageous to the indemnified persons than Dow Jones’ existing directors’ and officers’ liability insurance and fiduciary liability insurance. Instead, Dow Jones may, prior to the closing of the merger, purchase a reporting tail endorsement. However, Dow Jones is not required to pay more than six (6) times the 300% premium for this reporting tail endorsement, in which case, as long as News Corporation causes Dow Jones to maintain this reporting tail endorsement in full force and effect for its full term, News Corporation will be relieved from the other obligations described in this paragraph.

News Corporation has agreed that, for six (6) years after the closing of the merger, it will cause Dow Jones to maintain in effect the existing provisions in its certificate of incorporation and bylaws providing for indemnification, advancement of expenses and exculpation of indemnified persons, as applicable, with respect to the facts or circumstances occurring at or prior to the closing of the merger, to the fullest extent permitted from time to time under Delaware law. These provisions may not be amended during that six (6) year period except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the indemnified persons’ indemnification rights.

The rights of each indemnified person under the merger agreement are in addition to any rights those indemnified persons may have under the certificate of incorporation or bylaws of Dow Jones or any of its subsidiaries, under Delaware law or any other applicable law or under any agreement of any indemnified person with Dow Jones or any of its subsidiaries.

News Corporation has agreed that, if News Corporation, Dow Jones or any of its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of the consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision must be made so that the successors and assigns of News Corporation or the surviving corporation, as the case may be, will assume the indemnification obligations of News Corporation, Dow Jones or any of its successors or assigns, as the case may be, as set forth in the merger agreement.

Certain Payments on Behalf of, or Reimbursement to, Certain Dow Jones Stockholders

Dow Jones has agreed that, in connection with the closing of the merger, it will pay on behalf of, or reimburse, certain of the Bancroft family members and trusts for their benefit an aggregate of $30 million in respect of fees and expenses of financial, legal and other advisors.

Opinion of Financial Advisor to Dow Jones

Goldman Sachs rendered its opinion to Dow Jones’ board of directors that, as of July 31, 2007 and based upon and subject to the factors and assumptions set forth in its opinion, the $60.00 per share of Dow Jones common stock in cash to be received by the holders of Dow Jones common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Dow Jones common stock.

The full text of the written opinion of Goldman Sachs, dated July 31, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Goldman Sachs provided its opinion for the information and assistance of Dow Jones’ board of directors in connection with its consideration of the transaction. The Goldman Sachs’ opinion is not a recommendation as to how any holder of Dow Jones’ common stock should vote or make any election with respect to the transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Dow Jones for the five fiscal years ended December 31, 2006;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Dow Jones;

•	certain other communications from Dow Jones to its stockholders; and

•	internal financial analyses and forecasts for Dow Jones prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Dow Jones regarding their assessment of the past and current business operations, financial condition, and future prospects of Dow Jones. In addition, Goldman Sachs reviewed the reported price and trading activity for the Dow Jones common stock, compared certain financial and stock market information for Dow Jones with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the newspaper and information services industries specifically and in other industries generally and performed such other studies and analyses, and considered other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed, with the consent of the Dow Jones board of directors, that the internal financial analyses and forecasts prepared by Dow Jones management were reasonably prepared on a basis reflecting the best available estimates and judgments of the management of Dow Jones as of July 31, 2007. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Dow Jones or any of its subsidiaries, nor was any evaluation or appraisal of the assets and liabilities furnished to Goldman Sachs. Goldman Sachs’ opinion did not address any legal, regulatory or tax matters. Goldman Sachs’ opinion did not address the underlying business decision of Dow Jones to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that might be available to Dow Jones. Goldman Sachs’ opinion addressed only the fairness from a financial point of view of the $60.00 per share of Dow Jones common stock in cash to be received by the holders of Dow Jones common stock pursuant to the merger agreement, and Goldman Sachs expressed no opinion as to the allocation of the aggregate consideration among the holders of Dow Jones common stock and Class B common stock, the consideration to be received by the holders of Class B common stock pursuant to the merger agreement, the right of a limited number of holders of Dow Jones common stock and Class B common stock to elect to receive securities of Newco in lieu of cash consideration or any aspect of any other contractual arrangement News Corporation, Dow Jones or any holders of Dow Jones common stock or Class B common stock may enter into in connection with the transaction, including any editorial agreement or undertakings to appoint persons to the board of directors of News Corporation or any committee contemplated by an editorial agreement. Goldman Sachs noted that, while it analyzed the consideration paid to different classes of capital stock in sales of other companies with dual classes of capital stock and discussed with Dow Jones and its counsel the payments that Dow Jones intends to make on behalf of certain holders of Class B common stock in connection with the transaction, Goldman Sachs’ opinion did not address these matters. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Dow Jones in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 30, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Dow Jones common stock for various trading periods ended July 30, 2007. This analysis indicated that the price per share of Dow Jones common stock to be paid pursuant to the merger agreement represented:

•	a premium of 16.4% based on the July 30, 2007 market price of $51.56 per share of Dow Jones common stock;

•

a premium of 65.2% based on the April 30, 2007 market price of $ 36.33 per share of Dow Jones common stock, the price on the day before the proposal by News Corporation to pay $60.00 per share of Dow Jones common stock and Class B common stock became public;

•

a premium of 70.9% based on the April 16, 2007 market price of $ 35.11 per share of Dow Jones common stock, the price on the day before News Corporation made its proposal to the board of directors of Dow Jones to pay $60.00 per share of Dow Jones common stock and Class B common stock;

•	a premium of 71.3% based on the 30-day trading average market price as of April 30, 2007 of $35.02 per share;

•	a discount of 2.0% based on the 52-week high market price of $61.20 per share (on June 1, 2007);

•	a premium of 83.0% based on the 52-week low market price of $32.79 per share (on September 19, 2006);

•	a premium of 60.3% based on the one-year average market price of $37.42; and

•	a premium of premium of 56.1% based on the three-year average market price of $38.43.

Comparison of Selected Companies. Goldman Sachs reviewed and compared certain financial information for Dow Jones to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the newspaper, information services, new media and media conglomerates industries.

Newspapers:

•	The McClatchy Company;

•	Gannett Company; and

•	New York Times Company.

Information Services:

•	Reuters Group PLC;

•	D & B Corporation;

•	FactSet Research Systems Inc.;

•	McGraw-Hill Companies Inc.;

•	Moody’ s Corporation; and

•	Thomson Corporation.

New Media:

•	Google, Inc.; and

•	Yahoo! Inc.

Media Conglomerates:

•	Time Warner Inc.; and

•	News Corporation.

Although none of the selected companies is directly comparable to Dow Jones, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Dow Jones.

Goldman Sachs also calculated and compared various financial multiples and ratios for Dow Jones and the selected companies. The multiples and ratios of Dow Jones were based on information provided by Dow Jones’ management and on the Dow Jones closing price on April 30, 2007 and the $60.00 price per share of Dow Jones common stock and Class B common stock pursuant to the merger agreement. The multiples and ratios of the selected companies were based on the most recent publicly available information and on closing prices as of July 30, 2007.

With respect to the selected companies and Dow Jones, Goldman Sachs calculated estimated 2007 enterprise value as a multiple of estimated 2007 earnings before interest, taxes, depreciation and amortization

(EBITDA (as calculated by Dow Jones’ management in the case of Dow Jones and based on publicly available information in the case of the selected companies)) and estimated 2007 price as a multiple of estimated earnings per share (as calculated by Dow Jones’ management in the case of Dow Jones and based on publicly available information in the case of the selected companies). The results of these analyses are summarized as follows:

Company	2007E EV / EBITDA	2007E P/E multiple
Dow Jones (merger agreement)	16.3x	40.0x
Dow Jones (April 30, 2007)	10.2x	24.2x
Selected Companies
Newspapers	7.5x to 9.5x	10.7x to 21.1x
Information Services	10.8x to 17.3x	19.7x to 31.0x
New Media	22.2x to 23.4x	33.9x to 56.2x
Media Conglomerates	8.9x to 9.1x	19.2x to 20.0x

Blended Trading Multiple Analysis. Goldman Sachs also performed illustrative analyses to calculate implied prices per share based on Dow Jones management’s projected 2007 EBITDA and multiples ranging from 9.2x to 11.2x and based on Dow Jones management’s projected 2007 earnings per share and multiples ranging from 15.6x to 23.2x. These ranges of multiples were determined by taking ranges of multiples for selected companies in the newspaper and information services segments, applying a revenue weighting of 60% and 40%, respectively, based on Dow Jones management’s allocation of its estimated 2007 revenues from its newspapers and information services businesses, and then calculating a weighted average range of multiples. The illustrative prices per share based on these analyses were $32.30 to $40.37 and $23.39 to $34.78.

Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of future price per share of Dow Jones common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of the company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the internal financial analyses and forecasts prepared by Dow Jones management, multiples ranging from 15.0x to 20.0x and equity discount rates ranging from 10.0% to 12.0%. This analysis resulted in a range of implied present values of $29.65 to $41.65 per share. Additionally, Goldman Sachs calculated the illustrative impact of hypothetical year-on-year declines in advertising revenues of the Wall Street Journal ranging from 2.5% to 7.5% to the 2009 estimated future stock price of $44.10, which was calculated by applying a price to future earnings per share multiple of 17.5x. Goldman Sachs then calculated illustrative present values of these implied future prices per share of Dow Jones common stock, using discount rates of 10.0% to 12.0%. This additional analysis resulted in an illustrative range of implied present values of $31.43 to $35.16 per share.

Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on Dow Jones using the internal financial analyses and forecasts prepared by Dow Jones management to determine a range of implied values per share of Dow Jones common stock. Goldman Sachs discounted back to June 30, 2007 the projected unlevered free cash flows for Dow Jones through the end of 2011, excluding non-consolidated assets and using a range of discount rates from 9% to 10%. The analysis was based upon perpetuity growth rates ranging from 2.00% to 3.00% and resulted in illustrative per share value indications ranging from $32.31 to $43.28 per share. Using the same internal financial analyses and forecasts prepared by Dow Jones management, Goldman Sachs also performed a sensitivity analysis to calculate the effect of increases or decreases in revenue growth in 2008 and beyond. The analysis utilized a range of movements in revenue growth of (2.5)% to 2.5% and discount rates of 9.0% to 10.0%. This analysis resulted in illustrative per share value indications ranging from $31.06 to $44.20 per share. Additionally, Goldman Sachs calculated the impact of hypothetical declines in advertising revenues of the Wall Street Journal ranging from 2.5% to 7.5% to the discounted cash flow value per share of $40.19, which was calculated applying a perpetuity growth rate of 2.50% and a discount rate of 9.0% to the projected unlevered free cash flows for Dow Jones. This additional analysis resulted in an illustrative range of implied present values of $35.54 to $38.64 per share.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the newspaper industry since March 2000:

•	Tribune Company’s acquisition of The Times Mirror Company announced in March 2000;

•	The Barclay Brothers’ acquisition of Daily Telegraph announced in June 2004;

•	The McClatchy Company’s acquisition of Knight-Ridder Inc. announced in March 2006; and

•	Sam Zell led acquisition of Tribune Company announced in April 2007.

In addition, Goldman Sachs analyzed certain information relating to the following selected transactions in the information services industry since April 2004:

•	Morgan Stanley Dean Witter & Company’s acquisition of MCSI Barra in April 2004;

•	Valcon Acquisition B.V.’s acquisition of VNU N.V. in July 2006;

•	Dow Jones’ acquisition of Factiva Inc. in October 2006; and

•	Thomson Corporation’s acquisition of Reuters Group PLC in May 2007.

For each of the selected transactions and the merger, Goldman Sachs analyzed the multiple of enterprise value paid to last twelve months (LTM) EBITDA based on publicly available financial information.

The following tables present the results of this analysis:

Newspaper industry.

Enterprise Value as a multiple of:	Selected Transactions		Proposed Merger
	Range	Median
LTM EBITDA	10.0x-19.0x	11.7x	21.0x

Information services industry.

Enterprise Value as a multiple of:	Selected Transactions		Proposed Merger
	Range	Median
LTM EBITDA	13.7x-23.0x	14.9x	21.0x

Illustrative Recapitalization Analysis. Goldman Sachs analyzed an illustrative recapitalization transaction involving Dow Jones. In the illustrative recapitalization transaction, Goldman Sachs assumed that Dow Jones used excess cash and the proceeds of new debt financings to finance a repurchase of its capital stock. As a result of this recapitalization transaction, Goldman Sachs assumed debt to Dow Jones management’s 2007 estimated LTM EBITDA (calculated at the end of the third quarter of 2007) ratios of 3.0x and 4.0x and calculated illustrative pro forma earnings per share for 2008 and 2009 representing accretion against the internal financial analyses and forecasts prepared by Dow Jones management of 5.4% to 9.0% and 7.2% and 12.4%, respectively. These scenarios, resulting in 3.0x and 4.0x debt ratios, assumed financing costs at LIBOR +150 basis points and LIBOR + 175 basis points, respectively. Goldman Sachs then calculated illustrative present values of the future stock price impact of this hypothetical recapitalization transaction by using estimated price to earnings multiples ranging from of 15.0x to 20.0x at the end of 2008 and discount rates ranging from 10% to 12%. The analysis resulted in a range of illustrative present values of $33.51 to $42.65 per share for the 3.0x leverage ratio scenario and of $36.26 to $43.72 per share for the 4.0x leverage ratio scenario.

Illustrative Leveraged Buyout Analyses. Goldman Sachs performed two illustrative leveraged buyout analyses using financial information included in the internal financial analyses and forecasts prepared by Dow Jones management, one assuming a sponsor leveraged buyout with leverage equal to 7.5x Dow Jones management’s 2007 expected adjusted EBITDA (Sponsor LBO) and the other assuming an employee stock ownership plan leveraged buyout with leverage equal to 8.0x Dow Jones management’s 2007 expected adjusted EBITDA (ESOP LBO). The 2007 expected adjusted EBITDA was calculated by adding back stock based compensation expense. In performing the illustrative Sponsor LBO and ESOP LBO analyses, Goldman Sachs assumed, among other things: (i) a range of illustrative forward entry multiples of Dow Jones management’s 2008 expected EBITDA ranging from 8.2x to 9.3x ($34.50 to $39.50 per share) for the Sponsor LBO and of 9.2x to 10.2x for the ESOP LBO and (ii) a range of illustrative forward exit EBITDA multiples of 8.0x to 10.0x for the Sponsor LBO and of 9.0x to 11.0x ($39.00 to $44.00 per share) for the ESOP LBO for the assumed exit at the end of 2012. These analyses resulted in illustrative internal rates of equity returns to a hypothetical financial buyer ranging from 14.7% to 33.8% for the Sponsor LBO and from 16.1% to 31.5% for the ESOP LBO.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Dow Jones or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to Dow Jones’ board of directors as to the fairness from a financial point of view of the $60.00 per share of Dow Jones common stock in cash to be received by the holders of Dow Jones common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of News Corporation, Dow Jones, Goldman Sachs or any other person assumes responsibility if future results are different from those forecast.

The merger consideration was determined through arms’-length negotiations between Dow Jones and News Corporation and was approved by Dow Jones’ board of directors. Goldman Sachs provided advice to Dow Jones during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Dow Jones or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to the Dow Jones board of directors was one of many factors taken into consideration by the Dow Jones board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex E.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has provided certain investment banking and other financial services to Dow Jones and its affiliates from time to time. Goldman Sachs also has provided certain investment banking and other financial services to News Corporation and its affiliates from time to time, including having acted as:

(i) financial advisor to News Corporation in connection with its reorganization as a Delaware corporation in November 2004;

(ii) sole bookrunner in connection with the public offering of News Corporation’s 5.3% Senior Notes due 2014 (aggregate principal amount $750,000,000) and News Corporation’s 6.2% Senior Notes due 2034 (aggregate principal amount $1,000,000,000) in November 2004;

(iii) financial advisor to News Corporation in connection with the acquisition of the publicly held shares of Fox Entertainment Group Inc., a subsidiary of News Corporation, in January 2005;

(iv) financial advisor to News Corporation in connection with its acquisition of IGN Entertainment Inc. in September 2005;

(v) financial advisor to an entity in which News Corporation holds approximately a 39% equity interest in connection with its acquisition of Easynet Group Plc in October 2005;

(vi) financial advisor to News Corporation in connection with its sale of Sky Radio Ltd., a former subsidiary of News Corporation, in February 2006;

(vii) financial advisor to News Corporation in connection with its acquisition of a minority stake in John Fairfax Holdings Ltd. in October 2006;

(viii) financial advisor to News Corporation in connection with its acquisition of Federal Publishing Corp. in December 2006; and

(ix) financial advisor to News Corporation in connection with its pending exchange of assets for the shares of Class A and Class B common stock of News Corporation held by Liberty Media Corporation pursuant to the share exchange agreement entered into in December 2006.

Goldman Sachs also may provide investment banking and other financial services to Dow Jones, News Corporation and their respective affiliates in the future. In connection with these services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide these services to Dow Jones, News Corporation and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Dow Jones, News Corporation and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of these securities.

The board of directors of Dow Jones selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated May 1, 2007, Dow Jones engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, Dow Jones has agreed to pay Goldman Sachs an announcement fee of $5 million, the full amount of which was paid upon announcement of the transaction with News Corporation and will be credited against any transaction fee paid, and a transaction fee equal to 0.36% of the aggregate consideration paid in the merger, or approximately $21 million, the principal portion of which is payable upon consummation of the merger. In addition, Dow Jones has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing of the Merger

Assuming Dow Jones stockholders make no unit elections with respect to shares of Dow Jones, News Corporation estimates that the total amount of funds necessary to complete the proposed merger and the related transactions is approximately $5.3 billion. Assuming no unit elections, News Corporation will finance the cash portion of the merger consideration with cash on hand. In connection with the merger, Dow Jones’ obligations with respect to Dow Jones’ 3.875% Senior Notes due February 15, 2008 and 6.08% Notes due May 15, 2017 and its outstanding indebtedness under its commercial paper program will remain outstanding, representing indebtedness in the aggregate, as of June 30, 2007, of $392 million. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 123.

Regulatory Approvals

Under the provisions of the HSR Act, the merger may not be completed until Dow Jones and News Corporation have filed notification and report forms with the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. On August 16, 2007, each of Dow Jones and News Corporation filed its notification and report form under the HSR Act with the FTC and the Antitrust Division. On August 28, 2007, the Premerger Notification Office of the Federal Trade Commission granted early termination of the waiting period under the HSR Act in connection with the merger.

At any time before or after the completion of the merger a state attorney general could take any action under state antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking the divestiture of substantial assets of Dow Jones, News Corporation, or their subsidiaries and affiliates. Private parties may also bring legal actions under U.S. federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of the challenge.

The merger is also subject to clearance by the governmental authorities of Germany, Ireland and Austria under the antitrust and competition laws and certain other laws of those jurisdictions. The competition filing required in Germany was made by the parties on August 21, 2007. The competition filing required in Ireland was made by the parties on August 27, 2007. The competition filing required in Austria was made by the parties on August 23, 2007. In addition, Dow Jones and News Corporation are required to make filings with two additional foreign competition authorities. The parties’ obligations to complete the merger are not conditioned on these two filings being made or action being taken by these additional authorities.

Subject to the terms and conditions of the merger agreement, News Corporation has agreed to take all actions necessary to obtain all regulatory clearances necessary to complete the merger before the termination date specified in the merger agreement.

Certain wholly owned subsidiaries of Dow Jones may be deemed to experience a change in control following the closing of the merger which necessitate certain filings with governmental authorities prior to the consummation of the transactions contemplated by the merger agreement. Dow Jones BD Services, Inc., a wholly owned subsidiary of Dow Jones, must make a filing to obtain the approval of the NASD pursuant to NASD Rule 1017 relating to the change in equity ownership of Dow Jones BD Services, Inc. that may be deemed to result as a consequence of the transactions contemplated by the merger agreement. Bergstresser Insurance Inc., a wholly owned subsidiary of Dow Jones and a New York domiciled captive insurance company, must make a written request to the New York Insurance Division in accordance with the terms of the New York Insurance Code for a change in Bergstresser’s business plan due to a change of ultimate control of Bergstresser. The parties’ obligations to complete the merger are not conditioned on obtaining the NASD or New York Insurance Division approvals described above.

Litigation Related to the Merger

On May 3, 2007 and May 24, 2007, two putative class action complaints were filed against sixteen of Dow Jones’s current and former directors (Christopher Bancroft, Jon E. Barfield, John Brock, Lewis B. Campbell, Eduardo Castro-Wright, Michael B. Elefante, John M. Engler, Harvey Golub, Leslie Hill, Dieter von Holtzbrinck, David K.P. Li, M. Peter McPherson, Frank N. Newman, Paul Sagan, Elizabeth Steele, and Richard F. Zannino), as well as the “Bancroft Family” and the “Bancroft Trust” in the Supreme Court of the State of New York, New York County: Vides v. Bancroft Family, et al., No 07/650094, and Cresh v. Bancroft, et al., No. 07/601755.

On July 6, 2007, pursuant to a court order, the Cresh and Vides lawsuits were consolidated into a single action (In re: Dow Jones & Company, Inc. Shareholder Litigation (N.Y. Sup., Index No. 07/601755), and co-lead counsel for the plaintiffs were appointed. Pursuant to the July 6, 2007 order, plaintiffs were to file a consolidated amended complaint by August 20, 2007. The amended complaint was filed on August 30, 2007.

The Amended Complaint names the same sixteen current and former directors of Dow Jones as defendants: Christopher Bancroft, Jon E. Barfield, John Brock, Lewis B. Campbell, Eduardo Castro-Wright, Michael B. Elefante, John M. Engler, Harvey Golub, Leslie Hill, Dieter von Holtzbrinck, David K.P. Li, M. Peter McPherson, Frank N. Newman, Paul Sagan, Elizabeth Steele, and Richard F. Zannino. In addition, the Amended Complaint also names as defendants the “Bancroft Trust” and “John and Jane Does 1-100” (who are alleged to be members of the “Bancroft Family”).

The plaintiffs purport to represent all stockholders of Dow Jones, other than the defendants and related persons or entities. The Amended Complaint asserts claims for breach of fiduciary duty against the defendants relating to the merger agreement between Dow Jones and News Corporation, based on the allegation that defendants have placed their interest before those of Dow Jones’ stockholders and have prevented those stockholders from obtaining “appropriate consideration” for their Dow Jones shares. Specifically, the plaintiffs allege that:

•	the defendants had, for over a decade, refused to consider the sale of Dow Jones until presented with News Corporation’s bid;

•

“[t]he Bancroft Defendants alleged unyielding insistence on maintaining the independence of editorial control of Dow Jones’s publications … disabled Dow Jones for many years, with the acquiescence of the director defendants, from exploring strategic alternatives … to the detriment of the holders of Dow Jones’s common stockholders.”;

•	no proper auction of Dow Jones was ever conducted because of the long-time resistance of the Bancroft defendants to any change of control of Dow Jones;

•	the defendants failed to negotiate with News Corporation or other possible bidders to obtain a higher price for Dow Jones;

•	“[d]efendants’ focus on editorial control scared other suitors away from making competitive bids, thereby giving News Corp[oration] no incentive to raise its initial, and ultimately only, bid.”;

•	the Bancroft defendants “improperly” attempted to obtain greater value for the shares they hold in Dow Jones, instead of attempting to maximize the benefits available to Dow Jones’ other stockholders;

•	Dow Jones’ agreement to pay an aggregate of $30 million of the fees of advisors retained by the “Bancroft Defendants” constitutes a “substantial” and “improper premium”;

•

Goldman Sachs, financial advisor to Dow Jones, and Merrill Lynch and Wachtell Lipton, financial and legal advisors to various Bancroft family members and trusts for their benefit were subject to conflicts of interests because these advisors “stood to gain tremendous fees” upon the consummation of a merger transaction and were working or in the past had worked for News Corporation;

•

the Dow Jones board of directors and its executive management were “not disinterested” regarding the News Corporation offer because they may receive additional compensation in the event of a sale of Dow Jones. In that connection, the Plaintiffs assert that on June 4, 2007, a month after the Dow Jones board of directors authorized the exploration of strategic alternatives for Dow Jones, Dow Jones “upgraded” its stock compensation plan and its severance arrangements with senior management in the event that Dow Jones were acquired; and

•	certain of the provisions in the merger agreement restrict the possibility of competing offers for Dow Jones.

The Amended Complaint seeks a declaration that the action is maintainable as a class action, a declaration that the defendants have “committed a gross abuse of trust” and breached their fiduciary duties to the putative class of plaintiffs, a direction to the defendants to ensure that no conflicts of interest exist between the defendants and their fiduciary obligations (and if such conflicts exist, to ensure that they are resolved in favor of Dow Jones’ stockholders), compensatory and rescissory damages, attorneys’ fees and costs, and further relief as determined by the court. Dow Jones believes that the lawsuit is without merit and intends to defend it vigorously.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles which we refer to as “GAAP.” Under this method of accounting, since Newco will have the sole ownership of Dow Jones and will control Dow Jones’ board of directors and management following consummation of the merger, Newco is deemed to be the acquirer of Dow Jones for financial reporting purposes. The purchase price will be determined based on the cash consideration and the fair value of the Newco Class B common units issued to Dow Jones stockholders to complete the merger, the fair value of equity based compensation of News Corporation Class A common stock issued in exchange for Dow Jones equity based compensation at the time of the merger and Newco transaction costs. The excess purchase price over the fair value of the tangible assets acquired will be allocated to identifiable intangible assets and goodwill. The results of operations of Dow Jones will be included in the results of operations of Newco beginning on the closing date of the merger. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 123 for more information.

No Stock Exchange Listing of Newco Class B Common Units

Newco Class B common units will not be listed on any securities exchange, such as the NYSE or Nasdaq Stock Market.

It is a condition to the merger that at or prior to the effective time, the shares of News Corporation Class A common stock which may be issued upon exchange of Newco Class B common units issued in the merger are approved for listing on the NYSE and the ASX, subject only to official notice of issuance. If a transaction restructuring occurs, this condition will be eliminated.

Resale of Newco Class B Common Units Following the Merger

The Newco Class B common units issued in the merger will be registered with the SEC. Accordingly, the Newco Class B common units issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Dow Jones stockholder who may be deemed to be an “affiliate” of Dow Jones or News Corporation for purposes of Rule 144 or Rule 145 under the Securities Act.

However, the amended and restated operating agreement of Newco will provide that the Newco Class B common units will be subject to significant transfer restrictions. The amended and restated operating agreement will provide that a holder of Newco Class B common units (other than News Corporation) will be entitled to transfer Newco Class B common units only upon satisfaction of each of the following conditions (unless any condition is waived by the board of managers of Newco):

•

the transfer does not require the registration or qualification of the units pursuant to any applicable federal or state securities laws or rules and regulations of the SEC or any state securities commission or result in the creation, or continuance of, any reporting obligation of Newco under Section 12 or Section 15 of the Exchange Act;

•	the transfer is not made to any person who lacks the legal right, power or capacity to own Newco Class B common units;

•

other than in the case of any transfer to any lineal descendant, heir, spouse, executor, administrator, testamentary trustee, legatee or beneficiary of any holder of Newco Class B common units or any trust for the benefit of any of the foregoing, the transfer is made to a person who qualifies as an “accredited investor” as defined in Rule 501 under the Securities Act;

•

after giving effect to the transfer, the aggregate number of record holders of Newco Class B common units registered on Newco’s books or with the transfer agent for Newco does not exceed 250 holders (calculated in accordance with the method set forth in Rule 12g5-1 of the Exchange Act for determining an issuer’s status under Section 12(g) or Section 15(d) under the Exchange Act); and

•

to the extent any intended transferee is a broker dealer (as defined in the amended and restated operating agreement) (other than a trust or trustee or beneficiary of a trust), the transferee must be acquiring the transferred units for its own account, as principal.

In addition to the foregoing restrictions, prior to any transfer of Newco Class B common units pursuant to the terms of the amended and restated operating agreement, the transferee must agree in writing to be bound by the terms of the amended and restated operating agreement, provide an address to which notices may be delivered, and Newco may, as a condition to the transfer or the registration on the books of Newco of a transfer of Newco Class B common units to a purported transferee, require the furnishing of opinions, affidavits or other proof as it deems necessary to establish that the transferee is a permitted transferee under the terms of the amended and restated operating agreement.

Newco Following the Merger

If the merger is completed in accordance with the terms of the merger agreement, Newco will be a direct subsidiary of News Corporation and Dow Jones will be a wholly owned subsidiary of Newco. Prior to the merger, Newco will not engage in any business or operations, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. As a result of the merger, the assets and business of Newco will consist exclusively of the capital stock of Dow Jones. Newco has made an election to be classified as a corporation for U.S. federal income tax purposes.

Upon completion of the merger, at least 90% of the outstanding voting interests of Newco will be held by News Corporation. Accordingly, News Corporation will control Newco and, through Newco, Dow Jones, and will have the power to elect all members of the Newco board of managers (except in certain limited circumstances described below), appoint new management and approve any action requiring the approval of the holders of Newco units, subject to certain limitations, including with respect to adopting certain amendments to Newco’s operating agreement and approving mergers involving Newco or sales of all or substantially all of Newco’s assets, including the common stock of Dow Jones. Under certain circumstances set forth in the amended and restated operating agreement, either Newco, News Corporation or the holders of a majority of the Newco Class B common units may cause Newco to merge with and into another News Corporation subsidiary. See the section entitled “Amended and Restated Operating Agreement of Newco—Merger Right” beginning on page 154 for more information. The members of the Newco board of managers will have the authority to make decisions affecting the capital structure of Newco, including the incurrence of additional indebtedness, the implementation of unit repurchase programs and the declaration of distributions. The interests of News Corporation may not coincide with the interests of the other Newco unitholders and, subject to the terms of the editorial agreement, the business, financial and operating policies of Dow Jones in effect prior to the completion of the merger may not continue following its completion.

The existence of News Corporation as the controlling unitholder of Newco will make it impossible for a third party to acquire a majority of the outstanding Newco common units without reaching an agreement with News Corporation. A third party would be required to negotiate any transaction with News Corporation, and the interests of News Corporation with respect to that transaction may be different from the interests of other Newco unitholders. Furthermore, to the fullest extent permitted by the Act, neither News Corporation nor any of its affiliates will owe any duties at law or in equity (including fiduciary duties) to any other Newco unitholder other than the duties and obligations expressly set forth in the amended and restated operating agreement.

For the first 120 days after the closing of the merger, the Newco Class B common units will not be exchangeable for News Corporation stock. Between the 121st and 180th day after the closing of the merger, a holder of Newco Class B common unit will be permitted to exchange up to 25% of the total number of units the holder received in the merger for shares of News Corporation Class A common stock. Following the 180th day after the closing of the merger, any or all Newco Class B common units may be exchanged for shares of News Corporation Class A common stock. Each Newco Class B common unit will be exchangeable for one (1) share (subject to adjustment) of News Corporation Class A common stock. This one-to-one exchange ratio will be adjusted pursuant to the terms of the amended and restated operating agreement in certain circumstances, including, among other things, stock splits or stock dividends with respect to the News Corporation Class A common stock and certain, significant corporate transactions involving News Corporation. We refer to this ratio, as adjusted from time to time, as the “exchange ratio.”

Generally, Newco will pay all distributions (subject to certain exceptions) to the holders of the Class A common units and Class B common units, when, as, and if, declared by the Newco board of managers out of legally available funds, on a pro rata basis, subject to the right of the holders of Class A common units to receive a portion of any distribution in the form of additional Class A common units. However, so long as no distribution failure then exists, (1) other than any distribution paid in connection with an extraordinary dividend transaction, the holders of Newco Class B common units will not be entitled to receive in any News Corporation dividend period any distribution in excess of News Corporation’s regular dividend in respect of a number of shares of News Corporation Class A common stock as adjusted by the exchange ratio then in effect under the amended and restated operating agreement, and (2) Newco may pay, when, as, and if, declared by the Newco board of managers out of legally available funds, distributions payable solely to the holders of Class A common units in any amount and at any time. Newco anticipates that holders of Newco Class A common units and Newco Class B common units will receive distributions from Newco equal to the regular dividends paid on shares of News Corporation Class A common stock, subject to adjustment based on the exchange ratio then in effect. However, distributions are payable only when, as and if, declared by the Newco board of managers out of legally available funds and there is no guarantee that any distributions will be paid.

As used in the this proxy statement/prospectus, “distribution failure” refers to Newco’s failure to pay a matching dividend on the Newco Class B common units (after giving effect to the exchange ratio then in effect) within 45 days of the date on which News Corporation pays its regular dividend on News Corporation Class A common stock in any dividend period.

In the event that a distribution failure occurs and the distribution failure continues uncured for twelve (12) consecutive months, holders of a majority of the Newco Class B common units will be entitled to designate and appoint one individual to serve on the Newco board of managers until the distribution failure is cured.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Dow Jones upon the terms and subject to the conditions of the merger agreement, with Dow Jones being the surviving corporation. As a result of the merger, Dow Jones will become a wholly owned subsidiary of Newco, a direct subsidiary of News Corporation, and all outstanding shares of Dow Jones common stock and Class B common stock will be delisted and deregistered and Dow Jones will cease to be an independent, publicly traded company. Upon completion of the merger, the directors of Merger Sub immediately prior to the effective time will be the directors of Dow Jones, as the surviving corporation, and the officers of Dow Jones immediately prior to the effective time will be the officers of Dow Jones, as the surviving corporation.

Effective Time

The effective time of the merger, which we refer to in this proxy statement/prospectus as the effective time, will occur at the time that Dow Jones files a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or a later time as Dow Jones and News Corporation may agree and specify in the certificate of merger). The closing date will occur on the second (2nd) business day following the satisfaction or waiver (to the extent permitted under applicable laws and the terms of the merger agreement) of the conditions described under “—Conditions to the Merger” beginning on page 96, or some other date as Dow Jones and News Corporation may agree in writing.

Merger Consideration; Election to Receive Newco Class B Common Units Instead of Cash

Except for Dow Jones shares for which the unit election described below is made, each share of Dow Jones common stock and Class B common stock, other than shares held by stockholders who properly demand and perfect appraisal rights, will be converted in the merger into the right to receive $60.00 in cash, without interest and less any applicable withholding taxes. We refer to this amount as the cash consideration.

Each Dow Jones stockholder who is a record holder (other than a broker, dealer, bank or similar nominee holding shares on behalf of the beneficial owner(s)) of certificated Dow Jones shares, meaning the stockholder holds Dow Jones shares in certificated form directly and not through a broker, dealer, bank or similar nominee, will have the opportunity to elect to receive Newco Class B common units for all or a portion of those certificated Dow Jones shares, instead of receiving the cash consideration for those shares. We refer to the election to receive Newco Class B common units as the unit election. Under the merger agreement, the number of Newco Class B common units you will be entitled to receive for each Dow Jones share for which you make a valid unit election will be determined at closing by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger. We refer to the Newco Class B common units payable for each Dow Jones share as the unit consideration.

Unless you make a valid election to receive the unit consideration with respect to a Dow Jones share owned by you, you will receive the cash consideration for that share.

Under the terms of the merger agreement, even if you properly elect the unit consideration for some or all of your shares of Dow Jones, your right to receive the unit consideration is subject to the following limitations:

•

the unit consideration will be paid to no more than 250 record holders of Dow Jones shares; if more than 250 record holders elect to receive the unit consideration, the unit consideration will be paid to the 250 record holders who elect the unit consideration for the greatest number of Dow Jones shares; and

•

elections to receive the unit consideration are subject to proration to ensure that no more than 8,599,159 shares (approximately 10% of the aggregate outstanding shares of Dow Jones) are converted into the right to receive the unit consideration; you will receive the cash consideration for any shares for which you make a unit election but are unable to receive the unit consideration as a result of proration.

The merger agreement contemplates that Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, will deliver to Dow Jones at the closing of the merger a legal opinion, which we refer to as the “tax opinion”, to the effect that the transaction should qualify for tax-free treatment under Section 351 of the Code and that the Newco Class B common units should not constitute “nonqualified preferred stock” within the meaning of Section 351(g) of the Code. Delivery of this tax opinion is not a condition to the closing of the merger.

If the Dow Jones board of directors determines in accordance with the terms of the merger agreement that Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, is unable to deliver the tax opinion to Dow Jones at the closing of the merger or that the closing of the merger would be reasonably likely to be materially delayed or precluded because:

•	a stop order is issued suspending the registration statement of which this proxy statement/prospectus is a part; or

•

the shares of News Corporation Class A common stock that may be issued upon exchange of Newco Class B common units are not approved for listing on the NYSE or the Australian Stock Exchange, which we refer to as the “ASX”;

and Dow Jones provides notice of this determination to News Corporation before the later of the tenth (10th) business day before the closing date or the second (2nd) calendar day before the special meeting, under the terms of the merger agreement, the merger will be restructured to eliminate the unit election feature. In the event this restructuring occurs, each share of Dow Jones common stock and Class B common stock will be converted into the right to receive the cash consideration. We refer to this restructuring as a transaction restructuring.

In addition, if Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, is unable to deliver to Dow Jones the tax opinion referred to above at the closing of the merger, but the Dow Jones board of directors does not make the determination referred to above before the later of the tenth (10th) business day before the closing date or the second (2nd) calendar day before the special meeting, the inability to receive this tax opinion will not result in a transaction restructuring and Dow Jones stockholders will continue to be able to make unit elections for their Dow Jones shares. However, Dow Jones and News Corporation will issue a public statement disclosing that Dow Jones will be unable to receive the tax opinion. Under this circumstance, the election deadline will be extended, as necessary, to ensure that Dow Jones stockholders who previously made a unit election for their shares have at least five (5) business days after the day Dow Jones and News Corporation issue this public statement to revoke their unit elections.

If between the date of the merger agreement and the effective time of the merger, there is a reclassification, stock split, stock dividend or other similar transaction in respect of News Corporation Class A common stock or Dow Jones common stock or Class B common stock, the cash consideration and unit consideration, as applicable, will be adjusted accordingly to provide the Dow Jones stockholders with the same economic effect contemplated by the merger agreement.

For a full description regarding the election process, the allocation and proration procedures relating to Newco Class B common units, and the election form, see the section of this proxy statement/prospectus entitled “Mechanics of Election to Receive Newco Class B Common Units” beginning on page 101.

Dissenters’ Shares

Shares of Dow Jones common stock and Class B common stock held by any stockholder who properly demands and perfects appraisal rights with respect to his or her Dow Jones shares in connection with the merger in compliance with Section 262 of the Delaware General Corporation Law, or the DGCL, will not be converted into the right to receive the merger consideration. Dow Jones stockholders properly exercising appraisal rights will be entitled to payment as further described in the section of this proxy statement/prospectus entitled “Dissenters’ Rights of Appraisal” beginning on page 119. However, if any holder of Dow Jones common stock or Class B common stock withdraws his or her demand for appraisal in accordance with Delaware law, fails to perfect, or otherwise loses, his or her right of appraisal, then that stockholder will not receive payment for his or her shares in accordance with Section 262 of the DGCL, and the shares of Dow Jones common stock or Class B common stock held by that stockholder will be converted into the right to receive the cash consideration.

Treatment of Dow Jones Stock Options and Other Equity Awards

Stock Options.

Vested Stock Options. As of the effective time, each outstanding vested option to acquire shares of Dow Jones common stock and each outstanding vested stock appreciation right in respect of shares of Dow Jones common stock (other than any option or stock appreciation right with an exercise price or base price that exceeds the cash consideration, which we refer to as an “out-of-the-money option”) will, subject to the right of the holder to make an option conversion election (as described below), be converted, in accordance with the terms of this option, into a right to receive from Dow Jones, for each share of Dow Jones common stock subject to this option (or stock appreciation right), an amount in cash equal to the excess of the cash consideration over the exercise price per share (or base price per share in the case of stock appreciation rights) of this option (or stock appreciation right). We refer to this cash amount as the “vested Dow Jones option payment.” The vested Dow Jones option payment with respect to each share of Dow Jones common stock subject to the vested option will be payable on the closing date of the merger.

Unvested Stock Options. As of the effective time, each outstanding unvested option to acquire shares of Dow Jones common stock and each outstanding unvested stock appreciation right in respect of shares of Dow Jones common stock (other than out-of-the-money options) will, subject to the right of the holder to make an option conversion election (as described below), be converted, in accordance with the terms of the option, into a right to receive from Dow Jones, for each share of Dow Jones common stock subject to the option (or stock appreciation right), an amount in cash equal to the excess of the cash consideration over the exercise price per share (or base price per share in the case of stock appreciation rights) of the unvested option (or stock appreciation right). We refer to this cash amount as the “unvested Dow Jones option payment.” The unvested Dow Jones option payment with respect to each share of Dow Jones subject to the unvested option common stock will be payable on the date, if any, upon which the applicable option (or stock appreciation right) would have become exercisable for the share of Dow Jones common stock under the terms and conditions that are applicable, and would be applicable, to the option (or stock appreciation right), in each case as of the date of the merger agreement (but taking into account any changes to the option under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement).

Each holder of an outstanding vested or unvested option to acquire shares of Dow Jones common stock or an outstanding vested or unvested stock appreciation right in respect of shares of Dow Jones common stock (other than out-of-the-money options) may elect, in accordance with the procedures described under the section entitled “The Equity Awards Exchange” beginning on page 159, to have all or a portion of the shares of

Dow Jones common stock subject to this option or stock appreciation right converted at the effective time into an option to acquire a number of shares of (or a stock appreciation right with respect to) News Corporation Class A common stock (on the same terms and conditions as were applicable under this option or stock appreciation right, but taking into account any changes to this option under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement) that is equal to the number of shares of Dow Jones common stock subject to this outstanding vested or unvested option or stock appreciation right for which an election was made multiplied by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger. This option to acquire News Corporation Class A common stock will have an exercise price (or base price) equal to the per share exercise price (or base price) specified in this vested or unvested Dow Jones option or stock appreciation right divided by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger (rounded to the nearest cent). Any holder making the option conversion election will not be entitled to receive the vested or unvested Dow Jones option payment, as the case may be, with respect to any shares for which an election is validly made.

Effect of Termination of Employment on Stock Options. Upon an involuntary or constructive termination of employment within twenty-four months following the closing of the merger, the cash payable for unvested options or stock appreciation rights (or if the option or stock appreciation right conversion election is made, the holder’s option to acquire shares of or stock appreciation rights in respect of News Corporation Class A common stock) will vest in full and be paid, or be exercisable, respectively.

Out-of-the-Money Options. As of the effective time, each outstanding out-of-the-money option (vested or unvested) will be converted into an option to acquire a number of shares of News Corporation Class A common stock that is equal to the number of shares of Dow Jones common stock subject to the out-of-the-money option multiplied by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger, and this option will have an exercise price (or base price) per share of News Corporation Class A common stock (rounded to the nearest cent) equal to the per share exercise price (or base price) specified in the out-of-the-money option divided by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger and will otherwise be subject to the same terms and conditions as were applicable to the applicable out-of-the-money option (but taking into account any changes to the out-of-the-money option under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement).

Restricted Stock and Restricted Stock Units.

As of the effective time, subject to the right of the holder to make an equity right conversion election (as described under the Section entitled “The Equity Awards Exchange “ beginning on page 159), each outstanding share of restricted Dow Jones common stock will be converted, in accordance with its terms, into the right to receive the cash consideration, which we refer to as the “restricted stock payment,” and each outstanding restricted stock unit in respect of a share of Dow Jones common stock will be converted into the right to receive the cash consideration and all dividend equivalents accrued on the restricted stock unit through the closing of the merger, which we refer to as the “restricted stock unit payment,” in each case, on the date upon which the applicable share of restricted Dow Jones common stock or the applicable restricted stock unit would vest, and would have vested, under the terms and conditions that otherwise would have been applicable to that share of restricted Dow Jones common stock or restricted stock unit (but taking into account any changes to that share of restricted Dow Jones common stock or restricted stock unit under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement).

Each holder of an outstanding share of restricted Dow Jones common stock or an outstanding restricted stock unit in respect of a share of Dow Jones common stock may elect, in accordance with the procedures described under the section entitled “The Equity Awards Exchange” beginning on page 159, to have all or a portion of the shares of Dow Jones common stock represented by his or her share of restricted Dow Jones stock or restricted stock unit converted at the effective time into, as applicable, a number of restricted shares of News Corporation Class A common stock or restricted stock units in respect of shares of News Corporation Class A common stock equal to the number of shares of Dow Jones common stock represented by that share of restricted Dow Jones stock or restricted stock unit multiplied by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger (rounded to the nearest whole share) and otherwise subject to the same terms and conditions as were applicable to those shares of restricted Dow Jones stock or restricted stock units (but taking into account any changes to those shares of restricted Dow Jones stock or restricted stock units under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement). Any holder making the equity right conversion election will not be entitled to receive the restricted stock payment or the restricted stock unit payment, as the case may be, with respect to any shares with respect to which an election is validly made.

If a holder of shares of restricted Dow Jones common stock or restricted stock units in respect of Dow Jones common stock makes an equity right conversion election, the holder will be entitled to receive dividends in respect of restricted shares of News Corporation Class A common stock and accrue dividend equivalents on restricted stock units in respect of News Corporation Class A common stock if and when dividends on News Corporation Class A common stock are paid. All dividend equivalents accrued prior to closing in respect of Dow Jones restricted stock units and after closing in respect of News Corporation restricted units into which those Dow Jones restricted stock units are converted in the merger will be paid on vesting of the News Corporation restricted stock units.

A holder that has not made the equity right conversion election will not be entitled to receive dividends or accrue dividend equivalents for periods after the closing of the merger.

Upon an involuntary or constructive termination of employment within twenty-four months following the closing of the merger, the cash will be payable (or if the equity right conversion election is made, the restricted shares of or restricted stock units in respect of News Corporation Class A common stock will vest) on a pro-rata basis based on the holder’s service during the vesting period (plus any applicable severance period).

Contingent Stock Rights.

Each outstanding Dow Jones contingent stock right (as defined in the 2001 LTIP) will, subject to the right of the holder to make a contingent stock right conversion election (as described below), be treated in accordance with the terms of the 2001 LTIP, and the Final Award (as defined in the 2001 LTIP) will be converted at the effective time into the right to receive from Dow Jones, at the time or times set forth in the 2001 LTIP, cash in an amount equal to the product of (1) the cash consideration and (2) the number of shares of Dow Jones common stock constituting the Final Award (generally the target number of shares), which we refer to as the “Dow Jones CSR payment.”

Each holder of an outstanding Dow Jones contingent stock right may elect, in accordance with the procedures described under the section entitled “The Equity Awards Exchange” beginning on page 159, to have all or a portion of the shares of Dow Jones common stock constituting that holder’s Final Award (again, generally the target number of share) converted at the effective time into the right to receive a contingent stock right with respect to a number of shares of News Corporation Class A common stock equal to the number of shares of Dow Jones common stock constituting that holder’s Final Award multiplied by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger (rounded to the nearest whole share) and otherwise subject to the terms of the LTIP (but taking into account any changes under the LTIP occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement). Any holder making such a contingent stock right conversion election will not be entitled to receive the Dow Jones CSR payment in respect of any shares for which a contingent stock right conversion election was validly made.

After the closing, executive officers and other holders of contingent stock rights will be entitled to receive, for each quarter during the performance period applicable to their contingent stock rights, cash payments equal to the number of Dow Jones shares subject to their contingent stock rights immediately before the merger multiplied by $0.25, the amount of the regular quarterly dividend currently paid on Dow Jones shares.

Upon an involuntary or constructive termination of employment within twenty-four months following the closing of the merger, the cash (or if the contingent stock right conversion election is made, the contingent stock rights in respect of shares of News Corporation Class A common stock) will be paid on a pro-rata basis based on the number of months of the holder’s service during the performance period (plus any applicable severance period).

Factiva LTIP Awards.

Each outstanding award granted pursuant to the Dow Jones Reuters Business Interactive, LLC Long-Term Incentive Plan (which we refer to as the “Factiva LTIP”) with respect to the 2005-2007 performance period (which period we refer to as “Cycle 4”) will be measured at its target level on the closing date of the merger, and continue to be eligible to vest (subject to the original vesting schedule in the Factiva LTIP) on December 31, 2007. Each outstanding award granted pursuant to the Factiva LTIP with respect to the 2006-2008 performance period (which period we refer to as “Cycle 5”) will, subject to the right of the holder to make a Cycle 5 conversion election (as described below under “Factiva LTIP Cycle 5 Conversion Election”), be measured at its target level, multiplied by a “performance factor” equal to the ratio of $60 to a base stock price of $37.33, or 1.61, and will continue to be eligible to vest (subject to the original vesting conditions under the Factiva LTIP) on December 31, 2008.

Each holder of a Cycle 5 award granted pursuant to the Factiva LTIP may elect, in accordance with the procedures described under the section entitled “The Equity Awards Exchange” beginning on page 159, to have the portion of the amount of a holder’s Cycle 5 award be measured pursuant to a formula based on the increase or decrease in the value of News Corporation Class A common stock between the date of the closing of the merger and December 31, 2008.

Upon an involuntary termination of employment within twenty-four months following the closing of the merger and prior to the end of 2007 for Cycle 4 awards or prior to the end of 2008 for Cycle 5 awards, a holder of a Factiva LTIP award will receive a pro-rated portion of the Cycle 4 and/or Cycle 5 award that remains outstanding on the date of termination. The amount that a holder will receive will be determined based on the payouts described above (and if the Factiva LTIP Cycle 5 conversion election is made, in accordance with that election) and will be pro-rated based on the number of whole months that have elapsed in Cycle 4 or Cycle 5, as applicable, as of the date of the holder’s termination (plus any applicable severance period).

Following the effective time, News Corporation will maintain each equity or equity-based compensation plan of Dow Jones or any of its subsidiaries for purposes of administering the unvested stock options, out-of-the-money options, restricted stock, restricted stock units and contingent stock rights discussed above.

The Dow Jones board of directors makes no recommendation as to whether any holder of any Dow Jones equity awards should elect to receive News Corporation equity awards and makes no recommendation regarding the shares or options to acquire shares of Class A common stock of News Corporation issuable in respect of any News Corporation equity awards in accordance with the merger agreement.

Exchange and Payment Procedures

At the closing of the merger, Newco will cause to be deposited with Mellon Investor Services, the exchange agent chosen by News Corporation, referred to in this proxy statement/prospectus as the exchange agent, (a) cash in U.S. dollars sufficient to pay the aggregate cash consideration to be paid in connection with the merger and (b) certificates representing the Newco Class B common units to be issued in accordance with the merger agreement.

Promptly after the effective time each record holder of Dow Jones common stock or Class B common stock at the effective time (other than any record holder of Dow Jones common stock or Class B common stock who has previously made (and not revoked) a valid unit election with respect to all of such holder’s shares) will be sent a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates or transfer of the uncertificated shares to the exchange agent) for use in the exchange.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without an election form or letter of transmittal. Please see the description in the section entitled “Mechanics of Election to Receive Newco Class B Common Units—General Description of Election” beginning on page 101 for more information on surrendering your stock certificates.

In the case of shares of Dow Jones common stock and Class B common stock which are to be converted into the right to receive the cash consideration, you will not be entitled to receive the merger consideration until (1) you surrender your stock certificate(s) to the exchange agent together with a duly completed and executed letter of transmittal or (2) in the case of book-entry transfer of uncertificated shares, the exchange agent receives an “agent’s message” with respect to your shares. Holders of Dow Jones shares that are to be converted into the right to receive the unit consideration will receive certificates of Newco Class B common units representing their unit consideration promptly after the closing of the merger. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the exchange agent that those taxes have been paid or are not payable.

No interest will be paid or will accrue on the cash payable upon surrender of the shares of Dow Jones common stock and/or Class B common stock. The exchange agent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any amounts that are withheld or deducted and paid to a taxing authority by the exchange agent will be deemed to have been paid to the person in respect of which the deduction or withholding was made.

After the effective time, Dow Jones’ stock transfer books will be closed and there will be no further transfers on Dow Jones’ stock transfer books of shares of Dow Jones common stock or Class B common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time, stock certificates or uncertificated shares are presented to the surviving corporation, they will be cancelled and exchanged for the cash consideration.

Any portion of the merger consideration deposited with the exchange agent that remains unclaimed by former holders of Dow Jones common stock and/or Class B common stock for nine (9) months after the effective time will be delivered, upon demand, to Newco. Former holders of Dow Jones common stock or Class B common stock who have not complied with the above-described exchange and payment procedures may thereafter only look to Newco, as a general creditor thereof, for payment of the merger consideration (without interest thereon), and any dividends and distributions with respect thereto, in respect of those Dow Jones shares without any interest thereon. None of Dow Jones, News Corporation, Newco, Merger Sub, the exchange agent, or any other person will be liable to any former holders of Dow Jones common stock or Class B common stock for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Dow Jones common stock or Class B common stock two (2) years after the effective time (or that earlier date, immediately prior to the time when the amounts would otherwise escheat to or become property of any governmental entity) will become, to the extent permitted by applicable law, the property of Newco, free and clear of any claims or interest of any person previously entitled thereto.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you must deliver an affidavit, in form and substance reasonably acceptable to Newco, regarding the loss, theft or destruction, and if required by Newco or News Corporation post an indemnity agreement or, at the election of Newco or News Corporation, a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties which the parties made to each other. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the merger agreement (or other date specified in the merger agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in a confidential disclosure letter that Dow Jones provided to News Corporation in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and these changes may or may not be fully reflected in our public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding Dow Jones, News Corporation and the merger that is contained in this proxy statement/prospectus as well as in the filings that Dow Jones and News Corporation make and have made with the SEC. The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this proxy statement/prospectus.

In the merger agreement, Dow Jones made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. Dow Jones’ representations and warranties relate to, among other things:

•	Dow Jones’ and Dow Jones’ subsidiaries’ organization, good standing, and qualification to do business;

•	Dow Jones’ subsidiaries’ and Dow Jones’ equity interests in them;

•	Dow Jones’ capitalization, including the particular number of outstanding shares of Dow Jones common stock and Class B common stock, stock options and other equity-based interests;

•	Dow Jones’ corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	The approval and authorization by the Dow Jones board of directors of the merger agreement and the other transactions contemplated by the merger agreement;

•	The enforceability of the merger agreement against Dow Jones;

•	The vote of the holders of Dow Jones common stock and Class B common stock required to approve and adopt the merger agreement;

•

The absence of any violation or conflict with Dow Jones’ or Dow Jones’ subsidiaries’ governing documents, applicable law or certain agreements as a result of the execution of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•	The required consents and approvals of governmental entities in connection with the transactions contemplated by the merger;

•	Dow Jones’ filings with the SEC since January 1, 2005, including financial statements and controls over financial reporting;

•	The absence of a Dow Jones Material Adverse Effect since December 31, 2006;

•	The absence of certain undisclosed liabilities;

•	Dow Jones’ and Dow Jones’ subsidiaries’ permits and compliance with applicable legal requirements;

•	The absence of investigations, legal proceedings and governmental orders;

•	Tax matters;

•	Employee benefit and labor matters;

•	Intellectual property;

•	Environmental matters;

•	Material contracts and performance of obligations thereunder;

•	The absence of related-party transactions;

•	Receipt by the Dow Jones board of directors of a fairness opinion from Goldman, Sachs & Co.;

•	The absence of undisclosed brokers’ fees;

•	Inapplicability of takeover statutes;

•	Information supplied by Dow Jones for this document; and

•	Real and personal property.

The representations and warranties of Dow Jones will not survive the closing of the merger or the termination of the merger agreement.

Many of Dow Jones’ representations and warranties are qualified by reference to a “Dow Jones Material Adverse Effect” standard; that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a “Dow Jones Material Adverse Effect.” For purposes of the merger agreement, a Dow Jones Material Adverse Effect means any change, event, circumstance or effect that, individually or in the aggregate (x) would reasonably be expected to have a material adverse effect on the assets, properties, results of operations, business or financial condition of Dow Jones and its subsidiaries, taken as a whole, or (y) except for purposes of determining whether any closing condition under the merger agreement has been or is reasonably capable of being satisfied, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of the merger agreement by Dow Jones or the consummation of the merger.

Generally, a Dow Jones Material Adverse Effect will not have occurred, however, as a result of any change, event, circumstance or effect resulting from, among other things, any of the following:

•	Changes generally affecting companies operating in the industries or markets in which Dow Jones or any of its subsidiaries operates;

•	Changes in general national or international political conditions;

•	Earthquakes, hurricanes, floods or other natural disasters or acts of God;

•	Changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•	Labor disputes involving a work stoppage, labor strike, lockout or other work slowdown;

•	Any changes in applicable law, rules, regulations, or GAAP or other accounting standards;

•

The negotiation, execution, announcement or performance of the merger agreement, including a resulting decline in the share price of Dow Jones common stock, a resulting reduction in revenue due to a decrease in the price of advertising, any resulting litigation, or the impact thereof on relationships with customers, suppliers, lenders, investors, joint venture partners or employees;

•	Any failure by Dow Jones to meet any projections or forecasts for any period ending on or after the date of the merger agreement, in and of itself; or

•	Any decrease in the market price of the Dow Jones common stock;

except to the extent that, in the case of the first, second and sixth bullets above, these changes materially and disproportionately have a greater adverse impact on Dow Jones and its subsidiaries, taken as a whole, as compared to the adverse impact these changes have on other persons operating in the same industries as Dow Jones and its subsidiaries, but taking into account for purposes of determining whether a Dow Jones Material Adverse Effect has occurred only the materially disproportionate adverse impact. Moreover any determination of whether a Dow Jones Material Adverse Effect has occurred in connection with these changes will be measured with respect to Dow Jones and its subsidiaries, taken as a whole, after giving effect to the impact of these changes at the level of impact generally experienced by other companies operating in the industries or markets in which Dow Jones or any of its subsidiaries operates, provides or sells its products or services or otherwise does business.

In the merger agreement, News Corporation also made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. News Corporation’s representations and warranties relate to, among other things:

•	News Corporation’s, Newco’s, and Merger Sub’s organization, good standing, and qualification to do business;

•	News Corporation’s and Newco’s capitalization;

•	News Corporation’s, Newco’s and Merger Sub’s corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	The enforceability of the merger agreement against News Corporation, Newco, and Merger Sub;

•	Execution and delivery of the merger agreement by each of News Corporation, Newco, and Merger Sub;

•

The absence of any violation or conflict with News Corporation’s, Newco’s, and Merger Sub’s governing documents, applicable law or certain agreements as a result of the execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	The required consents and approvals of governmental entities in connection with the transactions contemplated by the merger;

•	News Corporation’s SEC filings since January 1, 2005, including financial statements;

•	The absence of investigations, legal proceedings and governmental orders;

•	News Corporation’s equity interest in Newco;

•	News Corporation’s ability to pay the merger consideration at the closing of the merger;

•	Information supplied by News Corporation for this document;

•	The absence of undisclosed broker’s fees; and

•	Absence of a News Corporation Material Adverse Effect.

The representations and warranties of News Corporation do not survive the closing of the merger or the termination of the merger agreement.

Many of News Corporation’s representations and warranties are qualified by reference to a “News Corporation Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Ruby Material Adverse Effect). The definition of a “News Corporation Material Adverse Effect” under the merger agreement corresponds to the definition of “Dow Jones Material Adverse Effect,” substituting references to Dow Jones with references to News Corporation.

Conduct of Dow Jones’ Business Pending the Merger

Under the merger agreement, Dow Jones has agreed that, subject to specified exceptions and unless News Corporation gives its prior consent (which consent will not be unreasonably withheld or delayed), between the date of the merger agreement and the earlier of the effective time and the date, if any, on which the merger agreement is terminated, Dow Jones will, and will cause each of its subsidiaries to:

•	in all material respects carry on its respective businesses in the ordinary course and consistent with past practice;

•	use commercially reasonable efforts to maintain and preserve intact its respective business organization and business relationships with third parties; and

•	use commercially reasonable efforts to retain the services of its respective key officers and employees.

Dow Jones has also agreed that, between the date of the merger agreement and the earlier of the effective time and the date, if any, on which the merger agreement is terminated, subject to specified exceptions or unless News Corporation gives its prior consent (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its subsidiaries not to:

•

declare, set aside for payment or pay any dividends on, or make any distributions in respect of any share, or any class or series of capital stock, of Dow Jones or any of its subsidiaries other than: (1) regular cash dividends, in accordance with past practice, in an amount no greater than $0.25 per share per quarter; and (2) dividends or distributions declared, set aside or paid by any wholly owned subsidiary to Dow Jones or any of its wholly owned subsidiaries;

•	split, combine, reclassify, purchase, redeem or otherwise acquire, or amend the terms of, any shares of any class or series of Dow Jones stock (other than under specified circumstances);

•

authorize for issuance, issue, sell, or grant any shares of any class or series of capital stock, any other securities or stock-based performance units of Dow Jones or any of its subsidiaries, or any option or other right to acquire any shares of any class or series of capital stock of Dow Jones or any of its subsidiaries (other than under specified circumstances);

•

amend the Certificate of Incorporation or the Bylaws of Dow Jones or the organizational documents of any subsidiary of Dow Jones or amend the terms of any equity or debt securities issued by Dow Jones or any of its subsidiaries (other than those held by Dow Jones or any of its wholly owned subsidiaries) or (a) adopt any stockholder rights plan or (b) take any action to exempt any third party from any applicable antitakeover law (except as otherwise required under the merger agreement);

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(A) acquire or agree to acquire a “cognizable” ownership interest in any broadcast radio or television station, daily English-language newspaper or cable television system; (B) acquire or agree to acquire any other assets other than (x) investments in publicly traded securities constituting three percent (3%) or less of an outstanding class of securities of any entity and involving consideration no greater than $25 million, on an individual basis, and $100 million, on an aggregate basis, (y) acquisitions involving an investment of less than $25 million, on an individual basis, and $100 million, on an aggregate basis or (z) the purchase of equipment, goods, services, raw materials and inventory in all material respects in the ordinary course of business consistent with past practice; or (C) sell, pledge, dispose of, transfer, lease (as lessor), abandon, or authorize any of these actions with respect to any assets or properties of Dow Jones or any of its subsidiaries, other than transactions involving assets or properties with a fair market value not in excess of $25 million individually or $100 million in the aggregate, except for sales or dispositions of equipment and inventory and licensing of intellectual property, in each case, in all material respects in the ordinary course of business consistent with past practice;

•	change any of its methods, principles or practices of financial accounting, other than as required by U.S. generally accepted accounting principles (GAAP) or regulatory guidelines;

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adopt or change any of its material tax accounting methods, principles or practices, prepare or file any material tax return inconsistent in any material respect with past practice or, on any tax return, take any position that is inconsistent in any material respect with past practice, make or change or revoke any material election with respect to taxes, materially amend any tax return or settle or compromise any material claim or assessment relating to taxes, enter into any closing agreement relating to taxes or consent to any material claim or audit relating to taxes, in each case other than in the ordinary course of business, provided that the ordinary course of business action would not have the effect of materially increasing the tax liability of Dow Jones and its subsidiaries or materially decreasing any tax attribute of Dow Jones and its subsidiaries, in each case, for any taxable period that ends after the closing date;

•

terminate any Dow Jones employee benefit plan or amend any Dow Jones employee benefit plan with any executive officer or with any non-executive officer (other than in all material respects in the ordinary course of business consistent with past practice and subject to certain specified exceptions), or adopt any new employee benefit plan, incentive plan, severance agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement with any executive officer, or with any non-executive officer (other than in all material respects in the ordinary course of business consistent with past practice);

•

enter into any new, or amend (subject to certain specified exceptions) any existing, employment, severance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement with any non-executive officer other than in all material respects in the ordinary course of business consistent with past practice or with any executive officer;

•

establish, pay, agree to grant or increase any bonus, stay bonus, retention bonus or any similar benefit under any plan or arrangement with any non-executive officer other than in all material respects in the ordinary course of business consistent with past practice or with any executive officer;

•	hire or terminate (other than for cause) any executive officer;

•	increase any salary or other compensation of any employee of Dow Jones or any of its subsidiaries, other than in all material respects in the ordinary course of business consistent with past practice;

•	enter into any new, or amend any existing, labor agreement or collective bargaining agreement or similar arrangement with any labor union or labor organization;

•	commence an offering period under any of Dow Jones’ employee stock purchase plans;

•	settle or compromise any material litigation brought by or against Dow Jones or any of its subsidiaries;

•	enter into any material contract or other material transaction between Dow Jones or any of its subsidiaries and any affiliated person of Dow Jones, other than in the ordinary course of business on terms no less favorable to Dow Jones than the terms governing transactions with third parties as otherwise permitted under the foregoing, or amend or modify in any material respect, cancel or terminate other than in accordance with its terms, or waive, release or assign any material rights or claims with respect to, any material Dow Jones contract or enter into any contract that would be a material Dow Jones contract if entered into prior to the date of the merger agreement (subject to specified exceptions);

•	alter the corporate form of Dow Jones or any of its subsidiaries or the ownership of any of its subsidiaries;

•

incur or commit to any capital expenditures in excess of the aggregate amount set forth in the capital expenditure budget plan delivered to News Corporation prior to the date of the merger agreement, except that, during the fiscal year beginning on January 1, 2008, Dow Jones may incur or commit aggregate capital expenditures up to 115% of the aggregate amount set forth in the capital expenditure budget plan for that fiscal year;

•	other than in the ordinary course of business, grant or acquire, agree to grant to or acquire from any person, or dispose of or permit to lapse any rights to, any material intellectual property; or

•	enter into any binding agreement, understanding or arrangement take any of the actions prohibited by any of the foregoing.

Restrictions on a Recommendation Withdrawal

Subject to the Dow Jones board of directors withdrawing or modifying its recommendation that Dow Jones stockholders vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement, Dow Jones is required to use its reasonable best efforts to solicit proxies from its stockholders in favor of the approval and adoption of the merger agreement, including by recommending in this proxy statement/prospectus that stockholders of Dow Jones accept the merger agreement. The merger agreement restricts the ability of the Dow Jones board of directors to withdraw, qualify, modify or publicly announce its intent to withdraw, qualify or modify, in each case in a manner adverse to News Corporation, Newco or Merger Sub, its recommendation to the Dow Jones stockholders that the stockholders approve and adopt the merger agreement. As used in this proxy statement/prospectus, any action of the Dow Jones board of directors described in the preceding sentence is referred to as a “recommendation withdrawal.” The provision of factual information by Dow Jones to the Dow Jones stockholders will not be deemed to constitute a recommendation withdrawal so long as the disclosure through which this factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the recommendation of the Dow Jones board of directors that its stockholders approve and adopt the merger agreement.

Notwithstanding the foregoing restrictions, at any time prior to the receipt of the Dow Jones stockholder approval, the Dow Jones board of directors may make a recommendation withdrawal if, prior to making a recommendation withdrawal, the Dow Jones board of directors (1) determines in good faith (after consultation with outside counsel) that failure to make a recommendation withdrawal would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and, (2) in the case of a recommendation withdrawal other than in connection with Dow Jones’ entering into a definitive agreement for, or recommending a superior acquisition proposal, Dow Jones provides News Corporation at least one (1) business day’s prior written notice of its intention to make a recommendation withdrawal. In the event of any recommendation withdrawal or any recommendation of a superior acquisition proposal (in each case, not accompanied by the termination of the merger agreement by News Corporation or by Dow Jones to enter into a definitive agreement with respect to a superior acquisition proposal, as the case may be), Dow Jones will provide News Corporation with Dow Jones’ stockholder list and, following this recommendation withdrawal or recommendation of a superior acquisition proposal until the time as the merger agreement is terminated in accordance with its terms, News Corporation may contact Dow Jones’ stockholders and prospective investors without regard to the certain limitations set forth in the merger agreement. If the merger agreement is terminated pursuant to its terms, News Corporation must promptly return the stockholder list.

Restrictions on Solicitation of Third Party Acquisition Proposals

From and after the date of the merger agreement until the earlier of the closing and the termination of the merger agreement, Dow Jones has agreed not to:

•

initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or providing access to the properties, books or records of Dow Jones) the submission of any inquiries or the making, of any proposal or offer that constitutes, or would reasonably be expected to lead to, a third party acquisition proposal or engage in any discussions or negotiations with any person who has made, or, to the knowledge of Dow Jones, may make, a third party acquisition proposal or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly encourage, any such inquiries, proposals, discussions or negotiations;

•	approve or recommend a third party acquisition proposal or enter into any definitive agreement providing for a third party acquisition proposal; or

•	submit to the stockholders of Dow Jones for their approval or adoption any third party acquisition proposal or, agree or publicly announce any intention to take any of the foregoing actions.

In addition, Dow Jones agreed to, and to cause each of its subsidiaries to, and to cause its and their respective officers to, and to use its reasonable best efforts to cause each of its representatives (other than officers) to, in each case, cease immediately and terminate any and all existing discussions, conversations, negotiations and other communications with any persons conducted prior to the date of the merger agreement, with respect to, or that could reasonably be expected to lead to, a third party acquisition proposal.

Notwithstanding the restrictions described above, at any time prior to the receipt of the Dow Jones stockholder approval, Dow Jones may (A) furnish information with respect to Dow Jones and its subsidiaries to the person or persons making a third party acquisition proposal and their respective representatives and financing sources and potential purchasers of a portion of Dow Jones’ assets or businesses and their respective representatives and financing sources and (B) participate in discussions or negotiations with the person or persons making such third party acquisition proposal and their respective representatives and financing sources and potential purchasers of a portion of Dow Jones’ assets or businesses and their respective representatives and financing sources, if:

•

Dow Jones receives from that person or persons a third party acquisition proposal that did not result from a breach of the merger agreement (and did not result from actions taken by a Dow Jones director that would have been a breach of the merger agreement if those actions had been taken by a Dow Jones officer); and

•

the Dow Jones board of directors determines in good faith, after consultation with its independent financial advisors and outside counsel, that the third party acquisition proposal constitutes or would reasonably be expected to result in a superior acquisition proposal.

In all these cases, the aggregate number of potential purchasers of a portion of Dow Jones’ assets or business to whom information may be provided, or with whom discussions or negotiations may be had, may not exceed six (6). Furthermore, Dow Jones (a) will not, and will not allow its representatives to, disclose any material non-public information to any person making a third party acquisition proposal without entering into a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to Dow Jones than those contained in the confidentiality agreement entered into with News Corporation, and (b) will promptly provide to News Corporation any non-public information concerning Dow Jones or its subsidiaries provided to another person in connection with a third party acquisition proposal that was not previously provided to News Corporation or its representatives.

From and after the date of the merger agreement, Dow Jones has agreed to promptly (within one (1) business day) notify News Corporation in the event that Dow Jones receives any third party acquisition proposal from a person or group of related persons, or any request or inquiry that would reasonably be expected to lead to a third party acquisition proposal, including by notifying News Corporation of the identity of the person making the third party acquisition proposal and the material terms and conditions thereof. Dow Jones has also agreed to inform News Corporation on a prompt and current basis of any material change in the material terms or conditions of any third party acquisition proposal (it being understood that any change in price will be deemed to be a material change in a material term) and promptly provide News Corporation with copies of any written third party acquisition proposals received by Dow Jones. In addition, Dow Jones has agreed to promptly (within one (1) business day) notify News Corporation orally and in writing if Dow Jones determines to begin providing information or to engage in negotiations concerning any third party acquisition proposal.

As used in this proxy statement/prospectus, “third party acquisition proposal” means any offer or proposal for any of the following (other than any offer proposed by News Corporation or any of its affiliates effected pursuant to the merger agreement): any direct or indirect acquisition or purchase, merger, business combination, liquidation, recapitalization or similar transaction, whether effected in a single transaction or series of related transactions, which would result in the offeror or any of its affiliates owning or controlling (A) 20% or more of the consolidated gross assets of Dow Jones and its subsidiaries, taken as a whole, or (B) 20% or more of the outstanding equity securities of Dow Jones, or, if Dow Jones is not the surviving entity in a transaction, the surviving entity of a transaction, or, if applicable, the ultimate parent of a surviving entity.

As used in this proxy statement/prospectus, “superior acquisition proposal” means a bona fide written third party acquisition proposal, which proposal was not the result of a breach of the merger agreement (or a result of actions taken by any director of Dow Jones that would have constituted a breach of the merger agreement if those actions had been taken by an officer of Dow Jones), made by a third party on terms that a majority of the Dow Jones board of directors determines in their good faith judgment (after consultation with outside counsel and its financial advisor) (x) would, if consummated, be more favorable to the holders of Dow Jones common stock from a financial point of view than the merger (taking into account any changes proposed by News Corporation to the terms of the merger agreement in response to a third party acquisition proposal) and (y) and is reasonably likely to be completed. For the purposes of the definition of “superior acquisition proposal,” the references to “20% or more” in the definition of “third party acquisition proposal” are deemed to be references to “60% or more.”

Termination in Connection with a Superior Acquisition Proposal

If at any time prior to the receipt of the Dow Jones stockholder approval at the special meeting, Dow Jones receives a third party acquisition proposal which the Dow Jones board of directors concludes in good faith is a superior acquisition proposal, the Dow Jones board of directors may recommend that third party acquisition proposal to Dow Jones stockholders, and, furthermore, if the Dow Jones board of directors determines in good faith, after consultation with its outside counsel, that the failure to terminate the merger agreement and concurrently enter into a definitive agreement with respect to that superior acquisition proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, terminate the merger agreement to enter into a definitive agreement with respect to that superior acquisition proposal. However, the Dow Jones board of directors may not make that recommendation, or terminate the merger agreement in connection with a superior acquisition proposal unless: (1) Dow Jones has provided prior written notice to News Corporation, at least three (3) business days in advance of its intention to recommend, or to terminate the merger agreement to enter into a definitive agreement with respect to, a superior acquisition proposal; (2) during the three (3) business day period, Dow Jones has negotiated in good faith with News Corporation to enable News Corporation to make a revised offer that would make the unsolicited third party acquisition proposal no longer a superior acquisition proposal; and (3) in the case of a termination, Dow Jones concurrently pays News Corporation the break-up fee of $165 million described below under the section entitled “The Merger Agreement—Termination Fees” beginning on page 99. Furthermore, in the event of any material change to the material terms of a superior acquisition proposal (it being understood that a change in price is regarded as a material change to a material term), the Dow Jones board of directors will deliver to News Corporation a written notice specifying the material terms and conditions of the modified superior acquisition proposal (including the terms of the consideration that the holders of Dow Jones shares will receive and including any written agreement providing for a superior acquisition proposal and the identity of the person making the superior acquisition proposal), and if the three (3) business day period referenced above would otherwise expire within forty-eight (48) hours after delivery of the notice specifying the material terms and conditions of the modified superior acquisition proposal, this period will be extended until forty-eight (48) hours from delivery of the notice. For purposes of this proxy statement/prospectus, we refer to the exercise of Dow Jones’ termination right as described in this paragraph, as a “superior acquisition proposal termination.”

Agreement to Take Further Action and Use Reasonable Best Efforts

Each of News Corporation and Dow Jones has agreed to use its best efforts to complete the merger as promptly as practicable. They have each agreed not to: (i) acquire any business or collection of assets if doing so would reasonably be expected to materially delay completion of the merger, (ii) acquire any other assets if the party knows that doing so would reasonably be expected to materially delay completion of the merger or (iii) take any action if the party knows that doing so would reasonably be expected to prevent completion of the merger. In particular, the parties have agreed to use their best efforts to make necessary filings and obtain necessary governmental consents and approvals required by applicable law, including those required under the HSR Act.

In addition, News Corporation has agreed to take, and Dow Jones has agreed to use its best efforts to take, any and all actions necessary to: (i) avoid the entry of, or to have vacated, any order that would restrain, prevent or delay the closing from occurring on or before the termination date; (ii) avoid or eliminate each and every impediment under any regulatory law so as to enable the closing to occur no later than the termination date; and (iii) cause the expiration or termination of all applicable waiting periods under the HSR Act and any other laws and obtain any other approvals from any governmental entity necessary for the consummation of the merger so as to enable the closing to occur no later than the termination date. However, News Corporation and Dow Jones have agreed that (1) News Corporation will be entitled to engage in litigation, including to prevent the imposition by any governmental entity of any requirement (A) that a material business, product line or asset of News Corporation, Dow Jones or their respective affiliates or subsidiaries be divested, licensed or held separate or (B) that News Corporation, Dow Jones or their respective affiliates or subsidiaries materially limit their freedom of action with respect to, or ability to retain, any of their material businesses, product lines or assets, and (2) News Corporation will have the sole and exclusive right to direct and control any such litigation.

The parties have agreed to keep each other reasonably apprised of the status of matters relating to the completion of the merger and the other transactions contemplated by the merger agreement, including promptly furnishing each other with copies of notices or other written communications received from any third party and/or any governmental entity. The parties have also agreed to give each other a reasonable opportunity to review in advance, and will consider in good faith the views of the other party in connection with, any proposed written communication to a governmental entity. To the extent practicable under the circumstances, the parties will not participate in any substantive meeting or discussion with a governmental entity in connection with the proposed transactions without consulting with the other party in advance and, to the extent permitted, giving the other party the opportunity to attend and participate.

Employee Benefits

The parties have agreed that, after the completion of the merger, News Corporation will honor and perform, or cause the surviving corporation to honor and perform, all obligations of Dow Jones and its subsidiaries under Dow Jones’ employee benefit plans. News Corporation will, or will cause the surviving corporation to, maintain and perform, without any modification that adversely affects the benefits of participants, each severance, termination, separation or similar agreement, program, policy or arrangement maintained by Dow Jones or any of its subsidiaries immediately prior to the effective time, each of which is referred to in this proxy statement/ prospectus as a “Dow Jones severance plan,” for no less than two (2) years immediately following the closing date or for that longer period as is provided in the Dow Jones severance plan. For no less than two (2) years immediately following the closing date, News Corporation has agreed to, or to cause the surviving corporation to, maintain and provide, without any modification that adversely affects the benefits of participants, the post-retirement and post-termination benefits under the health care plans of Dow Jones or any of its subsidiaries. Following the two (2) year period, News Corporation has agreed to, or to cause the surviving corporation to, provide each former employee of Dow Jones or any of its subsidiaries post-retirement and post-termination health care benefits that are no less favorable than those provided to similarly situated former employees of the applicable business unit of News Corporation and its subsidiaries.

Following the completion of the merger, News Corporation has agreed to, or to cause the surviving corporation to, maintain and perform, without any modification that adversely affects the benefits of participants, the Dow Jones Executive Annual Incentive Plan, as amended, until the date on which payments are made with respect to this plan for the calendar year in which the closing date occurs. Without limiting the foregoing, until December 31, 2008, News Corporation has agreed to provide, or to cause the surviving corporation to provide, to each individual employed by Dow Jones or any its subsidiaries immediately prior to the closing base salary and wages, annual bonus opportunity and employee benefits that are in the aggregate no less favorable than those provided to employees immediately before the closing of the merger, and to provide employees with base salary and wages, annual bonus opportunity and employee benefits that are in the aggregate no less favorable than those provided to similarly situated employees of the applicable business unit of News Corporation and its subsidiaries. The foregoing will in no way limit News Corporation’s, Dow Jones’ and the surviving corporation’s obligation to honor all of their obligations to employees and former employees of Dow Jones, the surviving corporation and their respective subsidiaries under collectively bargained and similar labor agreements and otherwise to comply with applicable labor laws.

Dow Jones has agreed to, and will require its subsidiaries to, consult with News Corporation concerning collective bargaining negotiations with any labor organization and allow News Corporation and its counsel to be involved in developing and presenting proposals and counter-proposals in these negotiations.

Director and Officer Indemnification and Insurance

News Corporation has agreed, for a period of six (6) years following the closing of the merger, to cause Dow Jones, as the surviving corporation in the merger, to maintain all indemnification provisions in the charter documents and by laws of Dow Jones and its subsidiaries. News Corporation has agreed to cause Dow Jones to indemnify and hold harmless, and provide advancement of expenses to, all current and former directors and officers of Dow Jones and its subsidiaries and any fiduciaries under any Dow Jones employee benefit plan in respect of acts or omissions occurring at or prior to the closing of the merger, to the fullest extent permitted by applicable law. We refer to each of the persons entitled to indemnification as an “indemnified person.” News Corporation also agreed to cause Dow Jones to pay on an as-incurred basis the fees and expenses of an indemnified person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any litigation or investigation that is the subject of the right to indemnification, upon ten (10) business days of receipt by the surviving corporation of a request for payment so long as the indemnified person undertakes in writing to reimburse Dow Jones for all amounts so advanced if a court of competent jurisdiction determines, by a final, non-appealable order, that the indemnified person is not entitled to indemnification. Each of the indemnified parties is an express third-party beneficiary of the agreements described in this paragraph and in the paragraphs below and is entitled to enforce those agreements.

News Corporation has agreed to cause Dow Jones to maintain, for a period of six (6) years after the closing of the merger, at no expense to the beneficiaries, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Dow Jones with respect to matters existing or occurring at or prior to the merger, so long as the annual premiums in any one policy year would not be in excess of 300% of the last annual premium paid by Dow Jones prior to the closing of the merger agreement, or purchase a six (6) year extended period endorsement with respect to the current policies and maintain the endorsement in full force and effect for the six year period. If Dow Jones’ existing insurance expires or is canceled during this six-year period or exceeds the 300% premium, News Corporation has agreed that it will cause Dow Jones to obtain as much directors’ and officers’ liability insurance and fiduciary liability insurance as can be obtained for the remainder of this period for an annualized premium not in excess of the 300% premium, on terms and conditions no less advantageous to the indemnified persons than Dow Jones’ existing directors’ and officers’ liability insurance and fiduciary liability insurance. Alternatively, Dow Jones may, prior to the closing of the merger, purchase a reporting tail endorsement, provided that Dow Jones does not pay more than six (6) times the 300% premium for this reporting tail endorsement, in which case, as long as News Corporation causes Dow Jones to maintain this reporting tail endorsement in full force and effect for its full term, News Corporation will be relieved from the other obligations described in this paragraph.

News Corporation has agreed that, for six (6) years after the closing of the merger, it will cause Dow Jones to maintain in effect the existing provisions in its certificate of incorporation and bylaws providing for indemnification, advancement of expenses and exculpation of indemnified persons, as applicable, with respect to the facts or circumstances occurring at or prior to the closing of the merger, to the fullest extent permitted from time to time under Delaware law. These provisions may not be amended during that six (6) year period except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the indemnified persons’ indemnification rights.

The rights of each indemnified person under the merger agreement are in addition to any rights each indemnified person may have under the certificate of incorporation or bylaws of Dow Jones or any of its subsidiaries, under Delaware law or any other applicable law or under any agreement of any indemnified person with Dow Jones or any of its subsidiaries.

News Corporation has agreed that, if News Corporation, Dow Jones or any of its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of the consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision must be made so that the successors and assigns of News Corporation or the surviving corporation, as the case may be, will assume the indemnification obligations of News Corporation, Dow Jones or any of its successors or assigns, as the case may be, as set forth in the merger agreement.

Other Covenants and Agreements

The merger agreement contains additional agreements among Dow Jones, News Corporation, Newco and Merger Sub relating to, among other things:

•	the filing of this proxy statement/prospectus with the SEC, and cooperation in preparing this proxy statement/prospectus and in responding to any comments received from the SEC on these documents;

•	coordination of press releases and other public statements about the merger and the merger agreement;

•	Dow Jones’ providing News Corporation and its advisors reasonable access to Dow Jones’ properties, contracts, books, records and employees;

•	causing the merger to qualify for tax-free treatment under Section 351 of the Code;

•	notices of certain events, and consultation to mitigate any adverse consequences of those events;

•	entering into the editorial agreement and establishing the special committee contemplated by the editorial agreement;

•	obtaining affiliate letters from certain persons regarding post-merger restrictions under the Securities Act on transfers of Newco Class B common units received by these persons;

•	the maintenance by Dow Jones of control over its operations until the effective time of the merger;

•	actions by News Corporation to cause Newco and Merger Sub to fulfill their respective obligations under the merger agreement;

•	delisting the Dow Jones common stock from the NYSE and terminating registration of the Dow Jones common stock under the Exchange Act;

•	registering with the SEC such number of shares of News Corporation Class A common stock as may be issued from time to time upon the exchange of Newco Class B common units;

•

Dow Jones’ providing prompt notice to News Corporation of any litigation brought by any stockholder of Dow Jones against Dow Jones or its directors relating to the merger agreement and/or the transactions contemplated by the merger agreement;

•

obtaining the approval of the NASD pursuant to NASD Rule 1017 relating to the change in equity ownership of Dow Jones BD Services, Inc. that may be deemed to result from the transactions contemplated by the merger agreement; and

•	executing the amended and restated operating agreement of Newco.

Conditions to the Merger

The obligations of each of the parties to complete the merger are subject to the satisfaction (or, to the extent permitted under applicable laws and the terms of the merger agreement, waiver), at or prior to the closing, of the following mutual conditions:

•	Stockholder Approval. The Dow Jones stockholder approval must have been obtained.

•

Regulatory Approvals. The waiting period under the HSR Act (and any extension thereof) applicable to the consummation of the merger must have expired or been terminated. On August 28, 2007, the Premerger Notification Office of the Federal Trade Commission granted early termination of the waiting period under the HSR Act in connection with the merger. Consequently, the condition with respect to termination of the waiting period under the HSR has been satisfied.

•

Other Competition Approvals. All notifications required by the antitrust and competition laws and certain other laws of Germany, Austria, Ireland or, to the extent applicable, the European Union will have been made and all appropriate waiting periods (including any extensions thereof) in connection therewith will have expired, lapsed, or been terminated and all clearances or approvals in connection therewith will have been granted (or will have been deemed in accordance with the relevant law to have been granted) by the relevant governmental entity.

•

No Legal Prohibition or Orders. No governmental entity of competent jurisdiction in the United States, the United Kingdom, or Australia will have enacted, issued, or entered any injunction or other order prohibiting the consummation of the merger, provided that, prior to asserting this condition, the party asserting this condition must have used its best efforts to prevent the entry of this injunction or other order and to appeal as promptly as possible any judgment that may be entered.

•

Form S-4. The registration statement, of which this proxy statement/prospectus is a part, must have been filed with the SEC and declared effective and no stop order suspending the effectiveness of the registration statement will be in effect.

•

Listing. The shares of News Corporation Class A common stock which may be issued on exchange of the Newco Class B common units issued in the merger must have been approved for listing on the NYSE and the ASX, subject only to official notice of issuance.

News Corporation’s obligation to complete the merger is subject to the satisfaction (or, to the extent permitted under applicable laws and the terms of the merger agreement, waiver), at or prior to the closing, of several additional conditions, including:

•

Performance of Covenants. Dow Jones must have performed and complied with, in all material respects, all of the covenants and obligations required to be performed or to be complied with by Dow Jones under the merger agreement at or prior to the closing.

•

Representations and Warranties. Generally, Dow Jones’ representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date (except that, to the extent any representations and warranties speak as of an earlier date, these representations and warranties need only be true and correct as of that earlier date, and except where the failure of any representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Dow Jones Material Adverse Effect).

Dow Jones’ obligation to complete the merger is subject to the satisfaction (or, to the extent permitted under applicable laws and the terms of the merger agreement, waiver), at or prior to the closing, of several additional conditions, including:

•

Performance of Covenants. News Corporation, Newco, and the Merger Sub must have performed and complied with, in all material respects, all of the covenants and obligations required to be performed or to be complied with by it under the merger agreement at or prior to the closing.

•

Representations and Warranties. Generally, News Corporation’s representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date (except that, to the extent any representations and warranties speak as of an earlier date, these representations and warranties need only be true and correct as of that earlier date, except where the failure of any representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a News Corporation Material Adverse Effect).

•

Editorial Agreement; Special Committee. News Corporation will have entered into the editorial agreement, established the special committee and appointed the initial committee members to the special committee. This condition is not waivable.

•

Newco Operating Agreement. News Corporation will have entered into the amended and restated operating agreement of Newco and each of Newco and News Corporation must have entered into an agreement pursuant to which News Corporation will be obligated to provide shares of News Corporation Class A common stock to Newco in connection with any exchange of the Newco Class B common units.

However, in the event of a transaction restructuring, Dow Jones and News Corporation have agreed that the conditions to the closing of the merger relating to the effectiveness of the registration statement, the listing of shares of News Corporation Class A common stock, and News Corporation’s representations and warranties (subject to certain exceptions) will be eliminated.

Termination

Dow Jones and News Corporation may terminate the merger agreement by mutual written consent at any time before the closing of the merger (including after Dow Jones stockholders have adopted the merger agreement). In addition, either Dow Jones or News Corporation may terminate the merger agreement if:

•

the merger has not been completed on or prior to the termination date specified in the merger agreement; this date is May 1, 2008. However, if any of the conditions to closing relating to the antitrust and competition law approvals (described in the second and third bullet points under the section entitled “Conditions to the Merger” beginning on page 96) have not been satisfied by May 1, 2008, but all other conditions to closing set forth in the merger agreement are satisfied or are capable of being satisfied by May 1, 2008, then the termination date will be extended to August 1, 2008, if News Corporation or Dow Jones notifies the other, on or prior to May 1, 2008, of its election to extend the termination date to August 1, 2008. Furthermore, News Corporation may, in the event that the Dow Jones stockholders have not voted upon the approval and adoption of the merger agreement at the special meeting prior to the termination date (as the termination date exists prior to giving effect to the extension in the preceding sentence), extend the termination date to the date that is ten (10) business days following the date upon which the Dow Jones stockholders will have voted upon the approval and adoption of the merger agreement. However, the right to terminate the merger agreement pursuant to the termination date is not available to any party whose breach of any provision of the merger agreement resulted in the failure of the merger to be consummated on or prior to the termination date;

•

any judgment, injunction, ruling, decree or order issued by any court of competent jurisdiction in the United States, the United Kingdom or Australia preventing the consummation of the merger has become final and non-appealable. However, the right to terminate the merger agreement on these grounds is not available to any party whose breach of any provision of the merger agreement resulted in the imposition of the judgment, injunction, ruling, decree or order; or

•	the merger agreement has been submitted to Dow Jones stockholders for adoption at the special meeting and the Dow Jones stockholder approval has not been obtained.

In addition, Dow Jones may terminate the merger agreement if:

•

News Corporation breaches any of its representations, warranties, covenants or agreements in the merger agreement, or if any representations or warranties of News Corporation becomes untrue, in either case so that the conditions relating to the accuracy of its representations and warranties or the performance of its covenants to the merger agreement are incapable of being satisfied by the termination date; or

•

prior to the receipt of the Dow Jones stockholder approval at the special meeting, there has been a superior acquisition proposal termination and, prior to or simultaneous with this termination, Dow Jones pays the $165 million break-up fee to News Corporation.

In addition, News Corporation may terminate the merger agreement:

•

if Dow Jones breaches any of its representations, warranties, covenants or agreements in the merger agreement, or if any representations or warranties of Dow Jones becomes untrue, in either case so that the conditions relating to the accuracy of its representations and warranties or the performance of its covenants to the merger agreement are incapable of being satisfied by the termination date; or

•	prior to the Dow Jones stockholders having voted upon the adoption of the merger agreement at the special meeting if:

•	the Dow Jones board of directors effects a recommendation withdrawal;

•	Dow Jones fails to include in this proxy statement/prospectus its recommendation to Dow Jones stockholders that they adopt the merger agreement;

•

the Dow Jones board of directors (or any committee) (1) has publicly recommended or approved any third party acquisition proposal or (2) has recommend or failed to reject (within 30 business days of receipt of News Corporation’s written request that the Dow Jones board of directors so reject) any third party acquisition proposal. However, if there is a material change to the material terms of a third party acquisition proposal (as defined in the merger agreement) (including any change in price), then the 30-day period will be extended for 15 calendar days);

•	the Dow Jones board of directors:

•	materially breaches Dow Jones’ no-solicitation covenants under the merger agreement; or

•

fails (1) to hold the special meeting or (2) use its reasonable best efforts to solicit proxies in favor of the approval and adoption of the merger agreement and to obtain the Dow Jones stockholder approval at the special meeting, where this failure constitutes a material breach of the merger agreement;

•

the Dow Jones board of directors provides notice of a superior acquisition proposal and does not, within one (1) business day after the end of the three (3) business day period following the delivery of this notice, which period my be extended by forty-eight (48) hours in the event of a material change in the material terms and conditions of the superior acquisition proposal described in the notice);

•	recommend a superior acquisition proposal to the Dow Jones stockholders;

•	terminate the merger agreement to enter into a definitive agreement with respect to a superior acquisition proposal; or

•	publicly reaffirm its recommendation of the merger agreement; or

•

the voting agreement has been terminated by the vote of Bancroft family member and trust stockholder signatories holding a majority of the shares subject to the voting agreement, for a superior acquisition proposal and the Dow Jones board of directors has not publicly reaffirmed its recommendation to the Dow Jones stockholders within five (5) business days after the date of the voting agreement termination. We refer to each of the preceding events in this proxy statement/prospectus as a “recommendation withdrawal termination event.”

•

prior to 5:00 p.m. New York City time on the tenth (10th) business day after the termination right date, if (1) the voting agreement has been terminated by the Bancroft family member and trust stockholder signatories in connection with a “superior acquisition proposal” (as defined in the voting agreement), and (2) the stockholders of Dow Jones have not voted upon the merger agreement as of the termination right date. For the purposes of this proxy statement/prospectus references to the termination right date mean the later of (i) December 15, 2007 and (ii) the twentieth (20th) business day after the voting agreement has been terminated by the Bancroft family member and trust stockholder signatories in connection with a “superior acquisition proposal” (as defined in the voting agreement). This right to terminate the merger agreement will not be available to News Corporation if the failure of the stockholders of Dow Jones to have voted upon the merger agreement as of the termination right date resulted from a breach by News Corporation, Newco or Merger Sub of any provision of the merger agreement. We refer to each such termination right of News Corporation in this proxy statement/prospectus as a “voting agreement termination event.”

Termination Fees and Expenses

In general, all expenses incurred by a party to the merger agreement will be paid by that party, except that out-of-pocket costs and expenses incurred in connection with printing and mailing of this proxy statement/prospectus will be borne equally by News Corporation and Dow Jones. However, if the merger agreement is terminated in certain circumstances described below, Dow Jones may be required to pay certain termination fees or reimburse certain expenses to News Corporation.

Fees and Expenses Payable by Dow Jones

Reimbursement of Expenses. If the merger agreement is terminated by either News Corporation or Dow Jones because of a failure to obtain the Dow Jones stockholder approval at the special meeting, then Dow Jones will reimburse News Corporation’s, Newco’s and Merger Sub’s actual and reasonably documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, within two (2) business days of termination, up to a maximum amount of $25 million.

Payment of Break-Up Fee. Dow Jones must pay a $165 million break-up fee to News Corporation if:

•

Dow Jones terminates the merger agreement in connection with a superior acquisition proposal termination as described under the section entitled in “—Termination in Connection with a Superior Proposal” beginning on page 92 (in which case Dow Jones will pay the termination fee prior to or simultaneous with the termination of the merger agreement);

•

News Corporation terminates the merger agreement, prior to the receipt of the Dow Jones stockholder approval at the special meeting or any adjournment or postponement thereof, following a recommendation withdrawal termination event (in which case Dow Jones will pay the termination fee within two (2) business days of termination); or

•

either News Corporation or Dow Jones terminates the merger agreement for any reason at a time when News Corporation had the right to terminate the merger agreement on the basis of a recommendation withdrawal termination event (in which case Dow Jones will pay the termination fee within two (2) business days of termination).

Dow Jones must also pay the $165 million break-up fee (less the amount of any expense reimbursement previously paid to News Corporation) to News Corporation promptly following the earlier of the execution of a definitive agreement with respect to, or the completion of any transaction contemplated by, a third party acquisition proposal (for this paragraph, substituting “a majority” for each reference to “20% or more” in the definition of “third party acquisition proposal”) if:

•

the merger agreement is terminated by either News Corporation or Dow Jones because the Dow Jones stockholder approval was not obtained at the special meeting and (A) any bona fide third party acquisition proposal was made known directly to the Dow Jones stockholders or was publicly announced by any third party, in each case, on or after the date of the merger agreement and was not withdrawn prior to the special meeting and (B) Dow Jones, within twelve (12) months of termination, enters into a definitive agreement or consummates a transaction with any person in connection with any third party acquisition proposal; or

•

the merger agreement is terminated by News Corporation following a voting agreement termination event and Dow Jones, within twelve (12) months of termination, enters into a definitive agreement or consummates a transaction in connection with any third party acquisition proposal.

Amendment and Waiver

The merger agreement may be amended by a written instrument signed by Dow Jones, News Corporation, Newco and Merger Sub at any time prior to the completion of the merger, whether or not Dow Jones stockholders have approved and adopted the merger agreement. However, any amendment made after the Dow Jones stockholder approval has been obtained will require further approval of the Dow Jones stockholders. At any time prior to the completion of the merger, Dow Jones, News Corporation, Newco or Merger Sub may waive (to the extent permitted by applicable laws and the terms of the merger agreement) the other party’s compliance with certain provisions of the merger agreement.

MECHANICS OF ELECTION TO RECEIVE NEWCO CLASS B COMMON UNITS

General Description of Election

Each person who is a record holder (other than a broker, dealer, bank or similar nominee holding shares on behalf of the beneficial owner(s)) of Dow Jones common stock or Class B common stock as evidenced by stock certificates as of the election deadline has the right to submit an election form specifying the number of Dow Jones shares the holder desires to be converted into the right to receive the unit consideration. Dow Jones stockholders may make this election with respect to some or all of their shares. Each holder’s right to receive the unit consideration with respect to any or all of its shares is subject to the allocation and proration procedures described below. All shares of Dow Jones common stock or Class B common stock (other than those shares held by News Corporation, Dow Jones or any of their respective subsidiaries) for which no unit election is validly submitted will be converted into the right to receive the cash consideration.

All elections to receive the unit consideration in respect of certificated shares of Dow Jones common stock or Class B common stock must be submitted on the election form that is being mailed to stockholders together with this proxy statement/prospectus in accordance with all election procedures set forth in the merger agreement. All election forms must be received by the exchange agent by the election deadline which is 5:00 p.m., New York City time, on the later to occur of (x) the third (3rd) business day preceding the closing date of the merger and (y) [•], the business day immediately preceding the date of the special meeting. This time is referred to in this proxy statement/prospectus as the election deadline. News Corporation and Dow Jones will publicly announce the anticipated election deadline at least five (5) business days in advance of the anticipated election deadline.

You may make an election to receive Newco Class B common units only for Dow Jones shares you hold in certificated form and for which you are the record holder and not for shares you hold in book-entry form or for shares you hold through a broker, dealer, bank or similar nominee. If you wish to make a unit election for Dow Jones shares that you hold in book-entry form or that you own under DRS you will need to obtain a stock certificate for those shares sufficiently before the election deadline in order to give you ample time to make the unit election. You may request a stock certificate from Mellon Investor Services, Dow Jones’ exchange agent, on the Internet at www.melloninvestor.com/isd by logging into your Investor ServiceDirect®, account and click on “Perform a Transaction”, then click on the “Request” button next to where it says Request a Certificate, by phone by calling (800) 851-4228 or by writing to Dow Jones & Company, Inc., c/o Mellon Investor Services, P.O. Box 358010, Pittsburgh, Pennsylvania 15252. If you wish to make a unit election for Dow Jones shares that you hold in “street name” through a broker, dealer, bank or similar nominee, you will need to contact your broker, dealer, bank or nominee to arrange to have those shares issued in certificated form in your name sufficiently before the election deadline in order to give you ample time to make the unit election. Your broker, dealer, bank or nominee may charge you a fee to arrange to have shares issued in certificated form in your name.

You may change your election by delivering to the exchange agent a properly completed revised election form that identifies the shares of Dow Jones common stock and/or Class B common stock to which the revised election form applies. Delivery to the exchange agent of a revised election form with respect to any Dow Jones shares prior to the election deadline will result in the revocation of all prior election forms with respect to those shares. Any election form relating to Dow Jones common stock or Class B common stock may be revoked by the stockholder submitting it by written notice to the exchange agent prior to the election deadline. All election forms will automatically be revoked if the merger agreement is terminated. If an election form is revoked, the certificate or certificates representing the shares of Dow Jones common stock or Class B common stock to which the revoked election form relates, will be promptly returned to the Dow Jones stockholder having submitted it to the exchange agent.

The Dow Jones board of directors is not making any recommendation as to whether Dow Jones stockholders should elect to receive the unit consideration in the merger. In addition, Goldman Sachs does not express any opinion, view or recommendation as to whether any Dow Jones stockholder should make or not make an election to receive the unit consideration instead of the cash consideration in the merger.

Allocation and Proration of Newco Class B Common Units

Allocation

The maximum aggregate number of holders of record of Dow Jones common stock and/or Class B common stock that may elect to convert all or any portion of their Dow Jones shares into Newco Class B common units is 250. If more than 250 holders of record of Dow Jones common stock or Class B common stock elect to receive Newco Class B common units, only the elections of the 250 holders making a unit election with respect to the greatest number of Dow Jones shares will be honored.

Proration

Moreover, the maximum aggregate number of shares of Dow Jones that may be converted into Newco Class B common units is 8,599,159 (which is approximately ten percent (10%) of the aggregate outstanding shares of Dow Jones). If, after giving effect to the allocation procedure described above, unit elections are made in respect of more than 8,599,159 shares of Dow Jones, shares of Dow Jones common stock or Class B common stock will be converted to Newco Class B common units using the following methodology:

•	The proration factor will be determined by dividing (a) 8,599,159 by (b) the aggregate number of shares of Dow Jones in respect of which valid unit elections have been made.

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The number of Dow Jones shares in respect of which a holder has made the unit election will be multiplied by the proration factor to calculate the total number of shares of that holder that will be converted into the right to receive the unit consideration.

If, after giving effect to the allocation procedures described above, the aggregate number of Dow Jones shares with respect to which valid unit elections have been made (and not canceled pursuant to the allocation procedures described above or revoked) does not exceed 8,599,159, then each share of Dow Jones common stock and Class B common stock with respect to which a valid unit election was made (and not canceled pursuant to the allocation procedures described above or revoked) will be converted into the right to receive the unit consideration.

All shares of Dow Jones not converted into Newco Class B common units in accordance with the above proration methodology will be converted into the right to receive the cash consideration in the merger. No fractional shares of Newco Class B common units will be issued in the merger. Each Dow Jones stockholder who otherwise would have been entitled to a fraction of a Newco Class B common unit will receive cash (without interest and less any required withholding taxes) in an amount determined by multiplying the fractional share interest by $60.00. See “The Merger Agreement—Merger Consideration; Election to Receive Newco Class B Common Units Instead of Cash” on page 78 and “The Merger Agreement—Treatment of Stock Options and Other Awards” on page 80.

If valid unit elections are made by more than 250 holders of record or Dow Jones stockholders make valid unit elections in respect of more than 8,599,159 Dow Jones shares, the exchange agent will promptly return to electing Dow Jones stockholders any certificates representing Dow Jones shares that will not be converted into Newco Class B common units based on the proration methodology described above.

Some examples of the effects of the proration of the unit consideration are illustrated below (all percentages are approximate). These examples are shown for illustrative purposes only. The actual unit elections are likely to differ, perhaps significantly. Each proration example occurs after giving effect to the allocation procedures set forth above.

Example 1—No Proration Necessary. Assume Dow Jones stockholders elect to receive the unit consideration in respect of 5,000,000 total Dow Jones shares. Because the shares with respect to which the unit consideration has been elected is less than 8,599,159, no proration will be required. As a result, all Dow Jones shares with respect to which Dow Jones stockholders have made a valid unit election will be converted into the right to receive the unit consideration. All other Dow Jones shares will be converted into the right to receive the cash consideration.

Example 2—Proration Necessary. Assume the Dow Jones stockholders elect to receive the unit consideration in respect of 10,000,000 total Dow Jones shares. Because the shares with respect to which the unit consideration has been elected exceeds 8,599,159, the number of Newco Class B common units to be issued in the merger will be prorated. The proration factor will be 0.8599159. As a result, 8,599,159 of the electing shares will be converted into the right to receive Newco Class B common units and 1,400,841 electing shares will be converted into the right to receive the cash consideration. The following describes the application of proration in this example for a partial and complete election for Newco Class B common units.

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Partial Election. With respect to a hypothetical Dow Jones stockholder, assume the stockholder holds 6,000 Dow Jones shares and makes a valid unit election with respect to 3,000 of his Dow Jones shares. Under the proration described above, 2,579 of his 3,000 electing shares will be converted into the right to receive the unit consideration. The Dow Jones stockholder will receive the cash consideration for his 3,000 non-electing shares as well as the 421 electing shares that were not converted due to proration.

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Complete Election. With respect to a hypothetical Dow Jones stockholder, assume the stockholder holds 6,000 Dow Jones shares and makes a valid unit election with respect to all of her Dow Jones shares. Under the proration described above, 5,159 of her 6,000 shares will be converted into the right to receive the unit consideration, and the remaining 841 shares will be converted into the right to receive the cash consideration.

Dow Jones and News Corporation expect to publicly announce whether the total number of Dow Jones stockholders who made a valid unit election exceeds 250 and whether the shares of the Dow Jones stockholders entitled to make a unit election are subject to proration as soon as practicable following the election deadline.

News Corporation has appointed Mellon Investor Services as the exchange agent to coordinate the payment of the applicable merger consideration following the merger. An election form is being mailed with this proxy statement/prospectus to all holders of shares of Dow Jones common stock or Class B common stock as of the record date. In addition, the exchange agent will send, upon request by contacting Dow Jones or D.F. King, Dow Jones’ proxy solicitor, an election form to those stockholders who acquire Dow Jones shares after the record date. Please complete and sign the election form in the event you would like to make an election to receive Newco Class B common units. The election form also will contain detailed instructions on how to complete the form, along with various questions and answers relating to the election process. By signing the election form you will be making various representations described in the election form regarding your intention with respect to your ownership of the Newco Class B common units. You should not sign the election form and may not make a unit election if you are unable to make the representations described in the election form (subject to a limited exception for changes to the representations approved by tax counsel to Dow Jones in advance of your making the election).

As further described in the election form, holders of Dow Jones common stock and/or Class B common stock who wish to make a unit election will be required to properly complete, execute and return the documents described below, in the manner described below, by the election deadline:

•	Election Form. Complete the election form according to the instructions provided in the election form package.

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Stock Certificates. Submit duly endorsed Dow Jones stock certificates for those shares subject to the unit election. If you wish to make a unit election for Dow Jones shares that you hold in book-entry form or that you own under the Direct Registration System, also known as DRS, you will need to obtain a stock certificate for those shares sufficiently before the election deadline in order to give you ample time to make the unit election. You may request a stock certificate from Mellon Investor

Services, Dow Jones’ exchange agent, on the Internet at www.melloninvestor.com/isd by logging into your Investor ServiceDirect®, account and click on “Perform a Transaction”, then click on the “Request” button next to where it says Request a Certificate, by phone by calling (800) 851-4228 or by writing to Dow Jones & Company, Inc., c/o Mellon Investor Services, P.O. Box 358010, Pittsburgh, Pennsylvania 15252. If you wish to make a unit election for Dow Jones shares that you hold in “street name” through a broker, dealer, bank or similar nominee, you will need to contact your broker, dealer, bank or nominee to arrange to have those shares issued in certificated form in your name sufficiently before the election deadline in order to give you ample time to make the unit election. Your broker, dealer, bank or nominee may charge you a fee to arrange to have shares issued in certificated form in your name.

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Form W-9. Complete the Substitute Form W-9 provided with the election form, or if you are a non-U.S. person, request from Mellon Investor Services, as the exchange agent, and complete, sign and return an appropriate Form W-8.

Please carefully read the documents contained in the election form, including the information booklet provided in that package. Obtaining your shares in certificated form may take time. Any Dow Jones stockholder who will need to obtain his or her shares in certificated form should act immediately to obtain those share certificates in order to be able to make a valid unit election before the election deadline.

VOTING AND SUPPORT AGREEMENT AND NEWS CORPORATION BOARD REPRESENTATION

In connection with the execution of the merger agreement, News Corporation has entered into a voting and support agreement, referred to in this proxy statement/prospectus as the “voting agreement,” with certain members of the Bancroft family and the trustees of trusts for their benefit, these stockholders are referred to in this proxy statement/prospectus as the “Bancroft family member and trust stockholder signatories.” The following summary describes certain material provisions of the voting agreement below and is qualified in its entirety by reference to the voting agreement, a copy of which is attached to this proxy statement/prospectus as Annex B and which is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully and in its entirety.

Voting Covenants

Under the voting agreement, the Bancroft family member and trust stockholder signatories have agreed to vote shares representing in the aggregate approximately 37% of the total voting power of Dow Jones in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement and against any third party acquisition proposal and any action or proposal that would reasonably be expected to prevent or materially impede the merger.

The Bancroft family member and trust stockholder signatories have also agreed not to transfer any of their Dow Jones shares that are subject to the voting agreement, subject to certain exceptions.

Under the merger agreement, the News Corporation board of directors has agreed to take all requisite action to cause a member of the Bancroft family or another mutually agreed upon individual to become a member of the class of the News Corporation board of directors with the longest remaining term as of the closing of the merger. This individual is referred to in this proxy statement/prospectus as the “initial Bancroft director.”

Pursuant to the voting agreement, for a period of ten (10) years following the closing of the merger, if at any time the seat on the News Corporation board of directors held by the initial Bancroft director becomes vacant or the initial Bancroft director is not re-nominated, the Chairman of the News Corporation board of directors will propose another member of the Bancroft family to the nominating and governance committee of the News Corporation board of directors for nomination for appointment or election to the News Corporation board of directors. Once the nominating and governance committee has approved the proposed Bancroft family member for nomination or appointment to the News Corporation board of directors, News Corporation will send a notice of the approval to the special committee established under the editorial agreement for its consent. If the nominating and governance committee does not approve or the special committee does not consent, the Chairman of the News Corporation board of directors will propose another member of the Bancroft family and the process described above will continue until a Bancroft family member is nominated. This nominee will then be submitted to News Corporation stockholders for election to the News Corporation board and if not so elected or not so submitted for election, another Bancroft family member shall be nominated in accordance with the procedures described above and shall be appointed to the board of directors of News Corporation. These obligations will also be applicable to the replacement of any successor to the initial Bancroft director in accordance with the voting agreement during the ten (10) year period. All commitments of the News Corporation board of directors and the Chairman of the News Corporation board of directors described in the preceding two sentences will terminate if the voting agreement is terminated for any reason other than the occurrence of the effective time of the merger.

The voting agreement will terminate upon the earliest to occur of: (i) the mutual agreement of all parties to the voting agreement; (ii) the effective time of the merger; (iii) the termination of the merger agreement in accordance with its terms; (iv) the vote of a majority (in terms of aggregate voting power) of the Dow Jones shares subject to the voting agreement by the stockholders party thereto in connection with a “superior acquisition proposal” (as defined in the voting agreement); and (v) a public announcement by the Dow Jones board of directors expressly withdrawing its recommendation that Dow Jones stockholders approve and adopt the merger agreement. Additionally, subject to a specified exception, any Bancroft family member and trust stockholder signatory may terminate the voting agreement as to that Bancroft family member or trust stockholder signatory in the event the merger agreement is amended in a manner that results in any decrease in the merger consideration.

For purposes of the voting agreement, a “superior acquisition proposal” means a third party acquisition proposal for 60% or more of the outstanding equity securities or assets of Dow Jones, which proposal was not the result of a breach of the standstill and no-solicitation provisions of the voting agreement, made on terms that holders of a majority (in terms of aggregate voting power) of the Dow Jones shares subject to the voting agreement determine in their good faith judgment (after consultation with their outside counsel and financial advisor) (1) would, if consummated, be more favorable to the majority of the beneficiaries of the Bancroft family member and trust stockholder signatories, taken as a whole, from a financial point of view than the transactions contemplated by the merger agreement and (2) and is reasonably likely to be completed.

Murdoch Family Interest Letter

Mr. K. Rupert Murdoch, Chairman and Chief Executive Officer of News Corporation, and the Murdoch Family Trust have entered into a separate letter agreement obligating them, for a period of ten (10) years, to vote in favor of the election of the initial Bancroft director or any successor thereto to the board of directors of News Corporation in accordance with the voting agreement at any meeting of the News Corporation stockholders at which the initial Bancroft director or any successor stands for election. All commitments of Mr. K. Rupert Murdoch and the Murdoch Family Trust described in the preceding sentence will terminate upon the earliest to occur of: (i) the termination of the merger agreement; (ii) the expiration of the ten (10) year period; and (iii) the termination of the voting agreement for any reason other than occurrence of the effective time of the merger.

EDITORIAL AGREEMENT

Pursuant to the terms of the merger agreement, as a condition to the merger, at the closing of the merger, News Corporation and Dow Jones will enter into an agreement relating to editorial and journalistic independence and integrity, which we refer to in this proxy statement/prospectus as the editorial agreement. The following summary describes certain material provisions of the editorial agreement and is qualified in its entirety by reference to the editorial agreement, a copy of the form of which is attached to this proxy statement/prospectus as Annex C and which is incorporated by reference into this document. This summary may not contain all of the information about the editorial agreement that may be important to you. We encourage you to read the editorial agreement carefully and in its entirety.

Special Committee

The editorial agreement establishes a special committee comprised of five distinguished community or journalistic leaders who are independent of News Corporation, Dow Jones, the Murdoch family and the Bancroft family. This special committee is referred to in this proxy statement/prospectus as the special committee. The parties have agreed that the initial members of the special committee will be Louis Boccardi, Thomas Bray, Jennifer Dunn, Jack Fuller and Nicholas Negroponte. Thomas Bray will be chairman of the special committee. The special committee will be divided into three classes, with initial terms expiring at the end of 2012, 2013 and 2014, respectively, and subsequent terms of five years. Upon the expiration of the term of any class of members of the special committee, a majority of the remaining members of the special committee will reappoint or appoint successor members of that class, subject to the approval of News Corporation (which may not be unreasonably withheld or delayed).

Pursuant to the terms of the editorial agreement, the special committee will have rights of approval over, and the power to arbitrate disputes regarding, the following matters (which are referred to in this proxy statement/prospectus as the special committee matters):

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the appointment and removal of the managing editor of The Wall Street Journal, the editorial page editor of The Wall Street Journal and (unless he or she reports to the managing editor of The Wall Street Journal) the managing editor of Dow Jones Newswires, each of which is referred to in this proxy statement/prospectus as an “editor” (including any material changes in the terms and conditions of employment of any editor that could give rise to constructive termination, such as a material reduction in compensation, relocation of principal place of employment, material change in duties or responsibilities and the like); and

•	any changes to the authority, reporting relationship and consultation rights of any of the editors as described below.

Editorial Authority

The authority of each editor will include:

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the power to hire and remove subordinates (including any material changes in the terms and conditions of employment of any such subordinate that could give rise to constructive termination, such as a material reduction in compensation, relocation of principal place of employment, material change in duties, responsibilities or position and the like) within their respective publications and operations, in each case consistent with departmental budgets set by Dow Jones management or News Corporation following discussion with the relevant editor (the decisions of News Corporation or Dow Jones on departmental budgets will be final);

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control over spending and allocation of resources within departmental budgets set by Dow Jones management or News Corporation following discussion with the relevant editor (the decisions of News Corporation or Dow Jones on departmental budgets will be final);

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in the case of the managing editor of The Wall Street Journal, and, so long as he or she is an editor, the managing editor of Dow Jones Newswires, authority over all news decisions with respect to The Wall Street Journal publications and the Dow Jones Newswires publications, as those terms are defined below, and use of staff of those publications by advertisers or other businesses, publications or services;

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the managing editor of The Wall Street Journal will be consulted prior to the use of The Wall Street Journal or Dow Jones brand names by News Corporation or any other party to provide the managing editor the opportunity to raise any objections to and suggestions concerning the proposed use of the brand (decisions of News Corporation on branding matters will be final); and

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in the case of the editorial page editor of The Wall Street Journal, authority to choose the editorial board members, the opinion columnists, the op-ed section editor and the editors of various other relevant sections of The Wall Street Journal publications and the use of the staff of any of the foregoing by advertisers or other businesses, publications or services; final determination over the positions taken by the editorial pages of The Wall Street Journal publications; and authority over the selection of op-ed pieces for The Wall Street Journal publications. The editorial page editor will continue to report to the publisher of The Wall Street Journal.

For purposes of the editorial agreement:

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The Wall Street Journal publications includes (1) the print, online, video and other publications, within and outside the United States, of The Wall Street Journal or wsj.com or any successors to any of the foregoing, and (2) any other print, online, video or other form of distribution or publication, within and outside the United States, under The Wall Street Journal, wsj.com or any derivative brand names, in the case of this clause (2), that (A) are under the control or direction of the managing editor of The Wall Street Journal, the editorial page editor of The Wall Street Journal or the publisher of The Wall Street Journal or (B) use journalists or editors, or content written or produced by, or otherwise involving, journalists or editors, who, directly or indirectly, report to, or are under the supervision of, the managing editor of The Wall Street Journal, the editorial page editor of The Wall Street Journal or the publisher of The Wall Street Journal, but, in the case of this clause (B), only to the extent of such use.

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Dow Jones Newswires publications includes print, wire services, online, video and any and all other forms of distribution and publication (within and outside the U.S.) under the “Dow Jones Newswires” and derivative brand names and any successor to any of the foregoing, in each case that (1) are under the control or direction of the managing editor of Dow Jones Newswires or (2) use journalists or editors, or content written or produced by, or otherwise involving, journalists or editors, who, directly or indirectly, report to, or are under the supervision of, the managing editor of Dow Jones Newswires, but, in the case of this clause (2), only to the extent of such use.

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Dow Jones publications means The Wall Street Journal, wsj.com, Dow Jones Newswires and any other publications or services, whether print, online, video or otherwise and whether within or outside the United States (including any successors thereto or any derivatives therefrom) that are publications or services of Dow Jones or any of its subsidiaries as of the date of the editorial agreement or use the Dow Jones brand name or any brand name of any of the foregoing publications or services, whether print, online, video or otherwise and whether within or outside the United States.

News Corporation Principles and Dow Jones Code of Conduct

Pursuant to the terms of the editorial agreement, News Corporation will be required to adopt and maintain a set of principles aimed at ensuring the preservation of the integrity, editorial independence and freedom from bias of its publications and newsgathering services and the Dow Jones publications. These principles, which are referred to in this proxy statement/prospectus as the News Corporation principles, will ensure that in all publications and newsgathering services of the News Corporation and the Dow Jones publications:

•	facts are accurate and fairly presented;

•	analyses represent the publications’ best independent judgments rather than their preferences, or those of their owner, sources, advertisers or information providers;

•	opinions represent only the applicable publication’s own editorial philosophies centered around the core principle of “free people and free markets”;

•	there are no hidden agendas in any journalistic undertakings; and

•	accuracy and fairness extends to coverage of any real or perceived business interests of News Corporation or its affiliates.

Pursuant to the terms of the editorial agreement, News Corporation will agree that the News Corporation principles will apply, and the existing Dow Jones Code of Conduct relating to appropriate professional conduct will continue to apply, following the merger, to Dow Jones and to all journalists and journalism of Dow Jones and to the Dow Jones publications, as defined above. The special committee will aid the preservation and promotion of the News Corporation principles and the Dow Jones Code of Conduct for this purpose.

Enforcement

Each editor will have the right to appeal to the special committee disputes with News Corporation, Dow Jones or their respective affiliates concerning the special committee matters described above and disputes relating to the News Corporation principles and the Dow Jones Code of Conduct (but only to the extent any dispute relates to Dow Jones, any of its subsidiaries, a Dow Jones publication or to journalists or journalism of Dow Jones or its subsidiaries or a Dow Jones publication). All decisions and determinations made by the special committee with respect to these disputes will be final and binding.

The special committee will be entitled to enforce its rights and the terms of, and any decisions or determinations made under, the editorial agreement against News Corporation or Dow Jones, and each of News Corporation and Dow Jones will be entitled to enforce its rights and the terms of the editorial agreement against the special committee. Any party will be entitled to seek specific performance or other injunctive relief in order to enforce or prevent any violations of any provision of the editorial agreement.

Any actions or decisions of the special committee may be made public by the special committee, including, if requested by the special committee, on the editorial page of all editions of The Wall Street Journal, subject to the approval of the editorial page editor or, if for any reason this approval is not granted for any edition of The Wall Street Journal, in a prominent location in that edition of The Wall Street Journal.

Access to Information and Advisors

The special committee will have full access to all books, records, facilities and personnel of News Corporation, Dow Jones and their respective affiliates as it may reasonably request to fulfill its duties and responsibilities.

The special committee will have the authority to retain legal, accounting and other advisors and investigators as it determines, in its good faith judgment, to be necessary or appropriate in connection with performing its duties and responsibilities, or exercising its rights under the editorial agreement. News Corporation will be responsible for paying the reasonable fees and expenses of any such advisors.

Fees

News Corporation will pay each member of the special committee reasonable compensation for his or her services as a special committee member. The initial compensation payable to each member will be $100,000 per year, payable in quarterly installments. The compensation amounts may be reasonably adjusted by the special committee, subject to the approval of News Corporation, which may not be unreasonably withheld or delayed. In addition, News Corporation will reimburse each member for reasonable out-of-pocket, documented travel, accommodation and other expenses incurred by any member attending any meeting of the special committee or otherwise discharging his or her duties under the editorial agreement.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences to Dow Jones stockholders who, pursuant to the merger, exchange their shares of Dow Jones for Newco Class B common units and/or cash. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, each as in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences described herein. Dow Jones has not requested, and does not plan to request, any rulings from the Internal Revenue Service (“IRS”) concerning the matters discussed herein. This discussion is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court.

This discussion is for general information only and is not tax advice. This discussion only addresses certain U.S. federal income tax consequences for Dow Jones stockholders that are U.S. holders and hold their Dow Jones shares as a capital asset within the meaning of Section 1221 of the Code. This discussion does not purport to be a complete analysis of all potential tax effects of the merger, and, in particular, does not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. holders, brokers or dealers in securities, financial institutions, mutual funds, partnerships and other pass-through entities, insurance companies, tax-exempt entities, holders who hold Dow Jones shares as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy, holders who acquired shares of Dow Jones pursuant to the exercise of an employee stock option or right or otherwise as compensation, and U.S. holders liable for the alternative minimum tax). In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of options or warrants to purchase Dow Jones common stock, or holders of debt instruments convertible into Dow Jones common stock. No information is provided herein with respect to the tax consequences of the merger under applicable state, local, non-U.S. or other laws, or under any proposed Treasury regulations that have not taken effect as of the date of this proxy statement/prospectus.

For purposes of this discussion, a “U.S. holder” means a holder of Dow Jones shares that is for U.S. federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

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a trust if it (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

An individual may be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes, instead of as a nonresident, by, among other ways, being present in the U.S. on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

If a partnership holds Dow Jones shares, the U.S. federal income tax treatment of a partner should generally depend upon the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Dow Jones shares, you should consult your tax advisors.

Newco is a limited liability company. Newco has elected to be classified as a corporation for U.S. federal income tax purposes. As a result, units of Newco should generally be treated as stock for U.S. federal income tax purposes. Without the prior approval of a majority of the outstanding Newco Class B common units, Newco has agreed not to revoke the election for at least as long as there remain outstanding any Newco Class B common units. This discussion assumes Newco is classified as a corporation and that the Newco Class B common units will be treated as stock of Newco for U.S. federal income tax purposes at all relevant times. This discussion further assumes that the transactions contemplated by the merger agreement will be consummated in the manner contemplated by this registration statement, the merger agreement and the amended and restated operating agreement of Newco.

ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE UNIT ELECTION (AS APPLICABLE), INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

The merger agreement contemplates that Fried, Frank, Harris Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, will deliver to Dow Jones an opinion, which we refer to as the “tax opinion”, dated the closing date, to the effect that the transaction, including the receipt of the Newco Class B common units in exchange for each Dow Jones share that is converted into the unit consideration, should qualify as an exchange described in Section 351 of the Code and that the Newco Class B common units should not constitute “nonqualified preferred stock” within the meaning of Section 351(g) of the Code. The tax opinion will rely on assumptions, representations and covenants, which may include assumptions regarding the absence of changes in existing facts and law and that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinion, tax counsel may require and rely upon representations and assumptions, including those that will be contained in the certificates of officers of Dow Jones, News Corporation and Newco, which will be executed at the effective time of the merger, as well as representations made by Dow Jones stockholders in connection with the making of their election to receive the unit consideration. The various assumptions (“factual assumptions”) include, among other things, that (i) no person who will hold units of Newco immediately after the merger has any plan or intention to dispose of such units (including, in the case of holders of Newco Class B common units, any plan or intention to exchange such units for shares of News Corporation Class A common stock), (ii) no person who will hold units of Newco immediately after the merger has any intention to cause a subsequent merger (as defined below), and (iii) Newco will remain in existence and be classified as a corporation for U.S. federal income tax purposes at all relevant times. If any of those representations, covenants or assumptions is inaccurate, the U.S. federal income tax consequences of the transaction could differ from those described in the tax opinion. The tax opinion does not bind the IRS nor does it preclude the IRS from adopting a contrary position. Accordingly, there can be no assurance that the IRS will not challenge the conclusions set forth in the tax opinion or that a court will not sustain the IRS’s challenge.

If the Dow Jones board of directors determines in accordance with the terms of the merger agreement that Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, is unable to deliver the tax opinion to Dow Jones at the closing of the merger and Dow Jones provides notice of this determination to News Corporation before the later of the tenth (10th) business day before the closing date or the second (2nd) calendar day before the special meeting, under the terms of the merger agreement, the merger will be restructured to eliminate the unit election feature. In the event this restructuring occurs, each share of Dow Jones common stock and Class B common stock will be converted into the right to receive the cash consideration.

In addition, if Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, is unable to deliver to Dow Jones the tax opinion referred to above at the closing, but the Dow Jones board of directors does not make the determination referred to above before the later of the tenth (10th) business day before the closing date or the second (2nd) calendar day before the special meeting, the inability to receive this tax opinion will not result in a transaction restructuring and Dow Jones stockholders will continue to be able to make unit elections for their Dow Jones shares. However, Dow Jones and News Corporation will issue a public statement disclosing that Dow Jones is unable to receive the tax opinion. Under this circumstance, the election deadline will be extended, as necessary, to ensure that Dow Jones stockholders who previously made a unit election for their shares have at least five (5) business days after the day Dow Jones and News Corporation issue this public statement to revoke their unit elections.

In determining whether to vote to approve and adopt the merger agreement, Dow Jones stockholders should consider that, if a transaction restructuring occurs, they will not have the ability to make a unit election for their Dow Jones shares. They should also consider that the merger may be completed even if Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, is unable to deliver to Dow Jones the tax opinion referred to above at the closing.

Dow Jones does not intend to resolicit its stockholders to approve and adopt the merger agreement in the event that a transaction restructuring occurs, or Fried, Frank, Harris, Shriver & Jacobson LLP, or other counsel satisfactory to Dow Jones, is unable to deliver to Dow Jones the tax opinion at the closing, after the Dow Jones stockholders approve and adopt the merger agreement.

Certain U.S. Federal Income Tax Consequences of the Merger to Dow Jones Stockholders

At the time that a U.S. holder makes a unit election to receive Newco Class B common units, the holder will not know if, and to what extent, the proration procedures will alter the mix of the consideration to be received. As a result, the precise number of Newco Class B common units and the amount of cash that a unit electing Dow Jones stockholder will receive in the merger may not be known until after the closing date. Subject to the conditions set forth herein, the following are certain U.S. federal income tax consequences of the merger.

Exchange of Dow Jones Shares Solely for Cash.

A U.S. holder who exchanges shares of Dow Jones solely for cash generally will recognize capital gain or loss, for U.S. federal income tax purposes, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Dow Jones surrendered therefor. This gain or loss should generally be long term capital gain or loss if, as of the effective time of the merger, the holding period for the surrendered Dow Jones shares is more than one year. If a U.S. holder purchased blocks of Dow Jones shares in different transactions, it must calculate gain or loss separately for each block of shares.

Exchange of Dow Jones Shares for Newco Class B Common Units.

The following are certain U.S. federal income tax consequences of the merger to U.S. holders who receive Newco Class B common units in the merger, assuming that the merger qualifies to be treated as an exchange described in Section 351 of the Code (which assumption is based in part on the factual assumptions), that the Newco Class B common units do not constitute “nonqualified preferred stock” within the meaning of Section 351(g) of the Code and that the exchange right is not “boot,” except as discussed in “Receipt of Exchange Right,” below.

Exchange of Dow Jones Shares Solely for Newco Class B Common Units. A U.S. holder who exchanges shares of Dow Jones solely for Newco Class B common units generally should not recognize any gain or loss, for U.S. federal income tax purposes, upon the exchange, except in respect of cash received in respect of fractional Newco Class B common units, as discussed below. A U.S. holder’s aggregate adjusted tax basis in the Newco Class B common units it receives in the merger generally should be equal to the aggregate adjusted tax basis of the Dow Jones shares it surrenders (excluding any portion of its basis in those shares that is allocated to the cash that it receives in lieu of fractional Newco Class B common units) and the holder’s holding period for the Newco Class B common units generally should include its holding period for the Dow Jones shares that it surrenders.

Exchange of Dow Jones Shares for a Combination of Newco Class B Common Units and Cash. A U.S. holder who exchanges shares of Dow Jones for a combination of Newco Class B common units and cash generally should recognize gain, but not loss, on the exchange for U.S. federal income tax purposes. Gain recognized generally should equal the lesser of the amount of cash received and the gain realized. The gain realized generally should be the excess of (i) the sum of the fair market value of the Newco Class B common units received and the amount of cash received (aside from any cash received in respect of fractional Newco

Class B common units, as discussed below) over (ii) the holder’s adjusted tax basis in the Dow Jones shares surrendered. If a U.S. holder purchased blocks of Dow Jones shares in different transactions, it must calculate gain or loss separately for each block of shares, and the holder may not offset a loss realized on one block of the shares against gain realized on another block of the shares. Any gain recognized by a U.S. holder who exchanges Dow Jones shares for a combination of Newco Class B common units and cash should generally be treated as capital gain. Any gain that is treated as capital gain should generally be long term capital gain if the holding period for shares of Dow Jones that are surrendered in the exchange is more than one year as of the effective time of the merger.

A U.S. holder’s aggregate adjusted tax basis in the Newco Class B common units it receives in the merger generally should be equal to the aggregate adjusted tax basis of the Dow Jones shares it surrenders, decreased by the amount of cash received and increased by the amount of gain recognized, and the holder’s holding period for the Newco Class B common units generally should include its holding period for the Dow Jones shares that it surrenders.

Receipt of Exchange Right. In certain circumstances, the exchange right component of convertible stock is treated as separate property other than stock. Separate property other than stock is treated as “boot” in an exchange pursuant to Section 351 of the Code. The IRS announced in published guidance that where an exchange right component of convertible stock is exercisable solely against the issuing corporation it is not boot, but the exchange right is boot if it may be exercised against the corporation into whose stock the convertible stock is convertible. Since holders may exercise the right to exchange Newco Class B common units for shares of News Corporation Class A common stock (or, under certain circumstances, other property) solely against Newco, Dow Jones and Newco intend to take the position that the exchange right is not boot. However, the facts relating to a holder’s exchange right are different in certain respects than the IRS guidance and as a result there can be no assurance that the IRS will not take a contrary position or that the IRS’s contrary position will not be sustained by a court. If the exchange right were considered to be boot, a U.S. holder who exchanges Dow Jones shares for Newco Class B common units would generally be treated as if the U.S. holder received cash equal to the fair market value of the exchange right in the merger.

Cash In Lieu of Fractional Shares. Dow Jones and Newco intend to take the position that the receipt of cash in lieu of fractional Newco Class B common units is treated as if the U.S. holder received such fractional Newco Class B common units in the merger and then received the cash in redemption of such fractional Newco Class B common units. Accordingly, the U.S. holder should generally recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of such fractional Newco Class B common units and the holder’s adjusted tax basis allocable thereto. This gain or loss should generally be long term capital gain or loss if, as of the effective time of the merger, the holding period for shares of Dow Jones that are surrendered in the exchange is more than one year.

Appraisal Rights.

A U.S. holder who receives cash pursuant to the exercise of appraisal rights generally should recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Dow Jones surrendered therefor. This gain or loss should generally be long term capital gain or loss if, as of the effective time, the holding period for the surrendered Dow Jones shares is more than one year. If a U.S. holder purchased blocks of Dow Jones shares in different transactions, it must calculate gain or loss separately for each block of shares.

Taxation of Capital Gain.

In general, long term capital gain of individuals currently is subject to U.S. federal income tax at a maximum rate of 15%. The legislation providing for this 15% rate is scheduled to expire at the end of 2010, at which time, unless such legislation is extended, the rate applicable to long term capital gains from the sale or exchange of securities for U.S. federal income tax purposes generally will increase to 20% for noncorporate taxpayers. There can be no assurance that long term capital gain attributable to the sale or exchange of securities recognized after 2010 will be taxed at 15% for U.S. federal income tax purposes. Thus, for U.S. federal income tax purposes, a noncorporate holder of Dow Jones shares that receives the unit consideration in the merger may be taxed at a higher rate in the future upon a subsequent exchange or other disposition of Newco Class B common units than the rate at which such holder would be taxed currently if such holder were to receive solely the cash consideration in the merger. If an individual holder’s holding period for Dow Jones shares is one year or less at the effective time of the merger, any recognized gain generally should be subject to U.S. federal income tax at the same rate as ordinary income (the maximum rate of which is currently 35%). There are limits on the deductibility of capital losses. For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

Certain U.S. Federal Income Tax Consequences if the Merger Does Not Qualify to Be Treated as an Exchange Described in Section 351 of the Code

If the merger were not to qualify as an exchange described in Section 351 of the Code, a U.S. holder who receives Newco Class B common units in the merger generally should recognize capital gain or loss, for U.S. federal income tax purposes, equal to the excess of (i) the sum of the fair market value of the Newco Class B common units received and the amount of cash, if any, received over (ii) the holder’s adjusted tax basis in the Dow Jones shares surrendered. This gain or loss should generally be long term capital gain or loss if, as of the effective time of the merger, the holding period for the surrendered Dow Jones shares is more than one year. If a U.S. holder purchased blocks of Dow Jones shares in different transactions, it must calculate gain or loss separately for each block of shares.

Certain U.S. Federal Income Tax Consequences to Holders of Newco Class B Common Units if the Newco Class B Common Units are Deemed to be Nonqualified Preferred Stock

As discussed above, the merger agreement contemplates that Dow Jones may receive a tax opinion to the effect that, among other things, the Newco Class B common units should not constitute “nonqualified preferred stock” within the meaning of Section 351(g) of the Code. The tax opinion does not bind the IRS nor does it preclude the IRS from adopting a contrary position. If the Newco Class B common units are deemed to constitute nonqualified preferred stock, the receipt of Newco Class B common units in the merger generally should be taxable in full to a Dow Jones stockholder for U.S. federal income tax purposes. In that case, a U.S. holder generally should recognize at the time of the merger capital gain or loss for U.S. federal income tax purposes. Such gain or loss generally should equal the excess of (i) the sum of the fair market value of the Newco Class B common units received and the amount of cash, if any, received over (ii) the holder’s adjusted tax basis in the Dow Jones shares surrendered. This gain or loss should generally be long term capital gain or loss if, as of the effective time of the merger, the holding period for the surrendered Dow Jones shares is more than one year. If a U.S. holder purchased blocks of Dow Jones shares in different transactions, it must calculate gain or loss separately for each block of shares.

Nonqualified preferred stock generally includes preferred stock if the holder has the right, exercisable within the 20-year period beginning on the issue date, to require the issuer or a related person to redeem or purchase the stock. Since holders of Newco Class B common units have the right to require Newco to redeem the Newco Class B common units in exchange for shares of News Corporation Class A common stock (or, under certain circumstances, other property), the question of whether the Newco Class B common units are nonqualified preferred stock turns upon whether the Newco Class B common units will be considered preferred stock for this purpose. Preferred stock for this purpose is stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. The legislative history of Section 351 of the Code provides that stock that is convertible or exchangeable into stock of a corporation other than the issuer

(including, for example, stock of a parent corporation or other related corporation) is not considered to be stock that participates in corporate growth to any significant extent. It is not clear whether the intent of this statement is that stock with such an exchange privilege can never be considered to participate in corporate growth, or simply that this exchange feature is not taken into account in determining whether the stock participates in corporate growth. Accordingly, the Newco Class B common units, which are exchangeable into stock of News Corporation (or, under certain circumstances, other property), might not be considered to participate in corporate growth to any significant extent. There is no authority interpreting what type of stock is considered limited and preferred as to dividends within the meaning of Section 351(g). Certain features of the Newco Class B common units, such as the right to share equally with other classes of stock in liquidating distributions and the right to receive certain dividends on a pro rata basis with other classes of stock, have been found, under analogous provisions of the Code, to support a determination that stock is not preferred stock. Newco intends to take the position that the Newco Class B common units are not preferred stock. However, there can be no assurance that the IRS will not challenge Newco’s position or that a court will not sustain an IRS challenge.

Certain U.S. Federal Income Tax Consequences of Owning and Disposing of Newco Class B Common Units

Qualifying Dividends.

In the event that dividends are paid on the Newco Class B common units, the gross amount of dividends paid to U.S. holders generally should be treated as dividend income to the U.S. holders, to the extent it is paid out of Newco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The dividend income generally should be includable in the gross income of a U.S. holder on the day it is actually or constructively received by the U.S. holder. Corporate U.S. holders may be entitled to a dividends received deduction with respect to distributions treated as dividend income for U.S. federal income tax purposes, subject to numerous limitations and requirements. Under current legislation, which is scheduled to expire at the end of 2010, dividends that are paid on the Newco Class B common units may be taxed to individual U.S. holders at rates applicable to long term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Dividends received by individual U.S. holders after 2010 generally should be taxable at ordinary rates. A holding period with respect to a share of stock for purposes of such current legislation may be reduced in the event the holder of the stock has an option to sell substantially identical stock or securities or has diminished the holder’s risk of loss by holding one or more other positions with respect to substantially similar or related property. It is not clear whether the exchange feature of the Newco Class B common units would cause a holder’s holding period with respect to the Newco Class B common units to be so reduced. If a holder’s holding period is reduced, then any dividends received with respect to the Newco Class B common units would not qualify to be taxed at long term capital gains rates and instead would be taxed at the rates applicable to ordinary income. There can be no assurance that the IRS would not assert that a holder’s holding period is so reduced.

Adjustment of Exchange Ratio.

Under certain circumstances, the adjustment of an exchange ratio may be treated as the payment of a dividend for U.S. federal income tax purposes, even though a holder does not receive a payment in cash or other property. The exchange ratio of the Newco Class B common units may be adjusted from time to time to account for certain events that may take place with respect to the News Corporation Class A common stock or otherwise. This adjustment may be taxable to holders of Newco Class B common units for U.S. federal income tax purposes.

Exchange.

If a holder elects to exchange its Newco Class B common units for shares of News Corporation Class A common stock (or, under certain circumstances, other property), the exchange generally would be taxable for U.S. federal income tax purposes. A U.S. holder who exchanges Newco Class B common units pursuant to such exchange feature would generally recognize capital gain or loss, for U.S. federal income tax purposes, equal to the excess of (i) the sum of the fair market value of any property, including shares of News Corporation stock, received upon such exchange and the amount of any cash received upon such exchange, over (ii) the holder’s adjusted tax basis in the Newco Class B common units surrendered therefor. This gain or loss should generally be long term capital gain or loss if, as of the time of such exchange, the holding period for shares of Dow Jones that are surrendered in such exchange is more than one year. If a U.S. holder purchased blocks of Dow Jones shares in different transactions, it must calculate gain or loss separately for each block of Newco Class B common units for which each block of Dow Jones shares was exchanged in the merger.

When a holder elects to exchange its Newco Class B common units for shares of News Corporation Class A common stock (or, under certain circumstances, other property), the IRS may attempt to combine such exchange with the merger to assert that the merger did not qualify as an exchange described in Section 351 of the Code with respect to such holder. In that case, in addition to the U.S. federal income tax consequences for holders of Newco Class B common units upon such exchange as described in the immediately preceding paragraph, the IRS might assert, among other things, that such holder recognized capital gain or loss, for U.S. federal income tax purposes, upon and at the time of the merger equal to the excess of (i) the sum of the fair market value of the Newco Class B common units received and the amount of cash, if any, received over (ii) the holder’s adjusted tax basis in the Dow Jones shares surrendered.

Subsequent Merger.

As described below under the section entitled “Amended and Restated Operating Agreement of Newco—Merger Right,” under certain circumstances following the second anniversary of the merger, a merger or consolidation (for these purposes, a “subsequent merger”) of Newco may be effected pursuant to which each of the outstanding Newco Class B common units would be converted into the consideration for which the Newco Class B common units may then be exchanged with Newco pursuant to the exchange right. Under certain circumstances, such a subsequent merger may qualify as a reorganization within the meaning of Section 368 of the Code, in which case U.S. holders of Newco Class B common units may recognize less than their entire gain and may not recognize any loss, for U.S. federal income tax purposes, upon any such subsequent merger. Notwithstanding certain contractual protections, there can be no assurance that such a subsequent merger would qualify as a reorganization within the meaning of Section 368 of the Code. Accordingly, U.S. holders of Newco Class B common units may recognize their entire gain or loss, for U.S. federal income tax purposes, upon any such subsequent merger.

If such a subsequent merger occurs, the IRS may attempt to combine such subsequent merger with the merger (for these purposes, the “initial merger”) to assert that the initial merger did not qualify as an exchange described in Section 351 of the Code. In that case, in addition to any U.S. federal income tax consequences for holders of Newco Class B common units upon such subsequent merger as described in the immediately preceding paragraph, the IRS might assert, among other things, that holders who received Newco Class B common units in the initial merger, even if no longer holders of such Newco Class B common units at the time of the subsequent merger, recognized capital gain or loss, for U.S. federal income tax purposes, upon and at the time of the initial merger equal to the excess of (i) the sum of the fair market value of the Newco Class B common units received and the amount of cash, if any, received over (ii) the holder’s adjusted tax basis in the Dow Jones shares surrendered. The IRS announced in published guidance that a second transaction, which occurs five years or more following a first transaction, ordinarily will not be combined with the first. However, the IRS has since revoked this guidance. Accordingly, there can be no assurance that a subsequent merger would not be combined with the initial merger for U.S. federal income tax purposes.

News Corporation Significant Transaction.

Upon the occurrence of a News Corporation significant transaction that is a “change of control transaction” (as defined under the section entitled “Amended and Restated Operations Agreement of Newco” below), at the election of Newco, a holder of Newco Class B common units will be entitled to receive upon the exchange of Newco Class B common units either the kind and number of shares, other securities and/or cash or other property to which a holder of the number of shares of News Corporation Class A common stock deliverable upon exchange of such Newco Class B common units held by such holder would have been entitled in such News Corporation significant transaction or a cash payment of equal value. If Newco should elect to make the cash payment, holders of Newco Class B common units will lose certain of their rights under the amended and restated operating agreement of Newco, and, in particular, such holders will no longer be entitled to any dividend payments from Newco. Newco intends to take the position that holders of Newco Class B common units will continue to be shareholders of Newco following the making of such election and that such election would not cause the holders of Newco Class B common units to recognize gain or loss at such time for U.S. federal income tax purposes. However, there can be no assurance that the IRS will not take a contrary position or that the IRS’s contrary position will not be sustained by a court.

The receipt, ownership and disposition of Newco Class B common units raise novel tax issues for which there are no clear answers. We strongly recommend that Dow Jones stockholders consult with their tax advisors regarding the tax consequences to them of receiving, owning and disposing of Newco Class B common units, including the effects of U.S. federal, state, local and other tax laws.

Information Reporting and Backup Withholding

Information on the Merger to Be Filed with Dow Jones Stockholders’ Returns.

U.S. holders who receive Newco Class B common units and, upon consummation of the merger, own Newco Class B common units representing at least 1% of the total combined voting power or value of the total outstanding Newco common units, are required to attach to their tax returns for the year in which the merger is consummated, and maintain a permanent record of, a complete statement that contains the information listed in Treasury regulations section 1.351-3. This statement must include their aggregate fair market value and adjusted tax basis in their Dow Jones shares surrendered in the merger.

Backup Withholding.

Under the Code, a Dow Jones stockholder may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash received in the merger, unless he, she or it provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the IRS in a timely manner.

We strongly recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of Newco Class B common units and/or cash in exchange for your Dow Jones shares pursuant to the merger.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, holders of Dow Jones common stock or Class B common stock who do not wish to accept the merger consideration have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Dow Jones common stock or Class B common stock together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. These rights are known as appraisal rights. Stockholders may only exercise these appraisal rights by strictly complying with the provisions of Section 262 of the Delaware General Corporation Law, which is referred to in this proxy statement/prospectus as Section 262.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex F to this proxy statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that holders of Dow Jones common stock or Class B common stock exercise their appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with the notice to stockholders. This proxy statement/prospectus constitutes Dow Jones’ notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex F to this proxy statement/prospectus because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to Dow Jones a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement. Voting against or failing to vote for the approval and adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of the approval and adoption of the merger agreement. A vote in favor of the approval and adoption of the merger agreement, by proxy, through the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash consideration for your shares of Dow Jones common stock or Class B common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Dow Jones common stock or Class B common stock.

All demands for appraisal should be addressed to Dow Jones & Company, Inc., 200 Liberty Street, New York, NY 10281, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the Dow Jones shares. The demand must reasonably inform Dow Jones of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

To be effective, a demand for appraisal by a holder of Dow Jones shares must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Only a holder of record of Dow Jones common stock or Class B common stock on the record date for the special meeting is entitled to seek appraisal rights for the shares registered in that holder’s name. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Dow Jones. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

If you hold your shares of Dow Jones common stock or Class B common stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

Within ten (10) days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within sixty (60) days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash consideration for his or her shares of common stock by delivering a written withdrawal of the stockholder’s demands for appraisal.

If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration. However, if you have not made a valid election to receive Newco Class B common units and you withdraw your demand for appraisal following the election deadline, your shares of Dow Jones common stock or Class B common stock will be deemed to be converted as of the effective time of the merger into the right to receive the cash consideration.

Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within ten (10) days after the stockholder’s written request is received by the surviving corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders and has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash consideration for shares of his or her Dow Jones common stock or Class B common stock pursuant to the merger agreement, but will not have the right to elect to convert his or her Dow Jones common stock or Class B common stock into Newco Class B common units. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Statements of Operations give effect to the acquisition of Dow Jones by Newco as if it had occurred on January 1, 2006 and include adjustments which give effect to events that are directly attributable to the transaction and that are factually supportable. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the acquisition of Dow Jones by Newco as if it occurred as of June 30, 2007 and includes adjustments which give effect to events that are directly attributable to the acquisition and are factually supportable. The notes to the pro forma financial information describe the pro forma amounts and adjustments presented below.

The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with Dow Jones’ historical consolidated financial statements and accompanying notes in its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, which are on file with the SEC and the audited financial statements of Newco as of July 31, 2007 included in this proxy statement/prospectus beginning on page F-1.

As of the date of this proxy statement/prospectus, Newco has not finalized the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the Dow Jones assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Dow Jones’ accounting policies to Newco’s accounting policies. In addition, the data does not reflect synergies that might be achieved from combining these operations. As indicated in the notes to the unaudited pro forma condensed consolidated financial statements, Newco has made certain adjustments to the historical book values of the assets and liabilities of Dow Jones to reflect certain preliminary estimates of the fair values necessary to prepare the Unaudited Pro Forma Condensed Consolidated Financial Statements, with the excess of the purchase price over the historical net assets of Dow Jones, as adjusted to reflect estimated fair values, recorded as goodwill. Actual results may differ from these Unaudited Pro Forma Condensed Consolidated Financial Statements once Newco has determined the final purchase price for Dow Jones and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for Dow Jones. There can be no assurance that this finalization will not result in material changes.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies’ financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of Newco and Dow Jones.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2006

(in thousands, except per unit amounts)

	Newco(a)	Dow Jones(b)	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$—	$1,783,870	$—		$1,783,870
Expenses:
Operating	—	887,161	—		887,161
Selling, general and administrative	—	651,557	14,000	(c)	665,557
Depreciation and amortization	—	97,510	56,000	(d)	153,510
Other operating charges	—	43,058	—		43,058

Operating income	—	104,584	(70,000)		34,584
Other income (expense):
Interest expense, net	—	(29,077)	—		(29,077)
Equity earnings of affiliates	—	31,471	—		31,471
Other, net	—	60,550	—		60,550

Income from continuing operations before income tax expense	—	167,528	(70,000)		97,528

Income tax (expense) benefit	—	(14,373)	24,500	(e)	10,127

Income from continuing operations	$—	$153,155	$(45,500)		$107,655

Income from continuing operations per unit—basic and diluted	$—				$0.45	(f)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the six months ended June 30, 2007

(in thousands, except per unit amounts)

	Newco(a)	Dow Jones(b)	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$—	$1,036,860	$—		$1,036,860
Expenses:
Operating	—	487,852	—		487,852
Selling, general and administrative	—	411,434	7,000	(c)	418,434
Depreciation and amortization	—	51,641	26,000	(d)	77,641
Other operating charges	—	10,113	—		10,113

Operating income	—	75,820	(33,000)		42,820
Other income (expense):
Interest expense, net	—	(11,082)	—		(11,082)
Equity earnings of affiliates	—	6,396	—		6,396
Other, net	—	(311)	—		(311)

Income from continuing operations before income tax expense	—	70,823	(33,000)		37,823
Income tax (expense) benefit	—	(27,170)	11,550	(e)	(15,620)

Income from continuing operations	$—	$43,653	$(21,450)		$22,203

Income from continuing operations per unit—basic and diluted	$—				$0.09 (f)

Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

Pro forma adjustments on the Unaudited December 31, 2006 and June 30, 2007 Condensed Consolidated Statements of Operations are as follows:

a)	Newco was organized on July 30, 2007.

b)	Reflects the historical operating results of Dow Jones.

c)	Represents incremental compensation expense for outstanding Dow Jones equity based awards. In accordance with the terms of the merger agreement, the holders of in-the-money equity based awards have the right to receive cash consideration of $60 less the grant price of the respective Dow Jones equity based award or an equivalent equity based award from News Corporation. In preparing the unaudited pro forma financial data, all holders of in-the-money equity based awards are assumed to have elected cash.

•

The unvested portion of in-the-money equity based awards is amortized into expense based on the original vesting period and the proportionate expense has been reflected for the six months ended June 30, 2007 and for the year ended December 31, 2006.

•

The vested portion of equity based awards has been included in the preliminary purchase price. If all holders of vested equity based awards elected to receive equivalent News Corporation equity based awards the preliminary purchase price would increase by $50 million to $100 million due to the fair value of awards under Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment.”

d)	Represents the pro forma adjustment to record the amortization relating to the finite lived intangible assets that is recognized in conjunction with the acquisition of Dow Jones by Newco and the elimination of the Dow Jones’ historical intangible asset amortization. The intangible assets subject to amortization primarily consists of customer relationships which are amortized over an estimated life of ten years.

e)	Represents the income tax effect of the pro forma adjustments at the U. S. federal statutory rate.

f)	The pro forma basic and diluted earnings per common unit are computed assuming that all Dow Jones common stock and Class B common stock outstanding and common stock equivalents are acquired by Newco as follows:

•	Cash consideration of $4,648 million, net of cash acquired of $28 million.

•

The issuance of approximately 24 million Newco Class B common units with an approximate fair value of $508 million (based upon average closing prices of News Corporation Class A common stock for the 5-day period around June 30, 2007 as the Newco Class B common units are exchangeable into News Corporation Class A common stock).

•

The issuance of News Corporation equity based awards on behalf of Newco with an estimated fair value of $8 million. In accordance with the terms of the merger agreement the holders of out-of-the-money Dow Jones equity based awards have the right to receive an equivalent equity based award from News Corporation.

Accordingly, the pro forma capital structure of Newco consists of the following issuances:

•	216 million Newco Class A common units issued to News Corporation in exchange for $4,676 million of cash.

•

24 million Newco Class B common units issued to holders of Dow Jones common stock and Class B common stock. The 24 million Newco Class B common units represent the maximum amount of units to be issued by Newco in exchange for Dow Jones shares in accordance with the merger agreement. The actual units issued could be less which would impact the pro forma earnings per unit calculation.

•	For both the six and twelve month periods, the basic and diluted earnings per unit are the same because Newco does not have any equivalent units. Newco does not expect to issue equity based awards.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2007

(in thousands)

	Newco(g)	Dow Jones(h)	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Current Assets:
Cash and cash equivalents	$—	$27,510	$—		$27,510
Receivables, net	—	258,703	—		258,703
Inventories, net	—	5,537	—		5,537
Other	—	52,193	—		52,193

Total current assets	—	343,943	—		343,943

Non-current assets:
Investments	—	18,776	—		18,776
Property, plant and equipment, net	—	625,063	—		625,063
Intangible assets	—	205,648	1,427,352	(i)	1,633,000
Goodwill	—	797,486	3,807,842	(i)	4,605,328
Other non-current assets	—	34,094	71,977	(i)	106,071

Total assets	$—	$2,025,010	$5,307,171		$7,332,181

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$—	$392,005	$—		$392,005
Accounts payable, accrued expenses and other current liabilities	—	351,707	137,165	(i)	488,872
Deferred revenue	—	255,785	—		255,785

Total current liabilities	—	999,497	137,165		1,136,662

Non-current liabilities:
Other liabilities	—	432,203	—		432,203
Deferred income taxes	—	—	571,550	(i)	571,550
Commitments and contingencies
Stockholders’ Equity:	—	593,310	4,598,456	(j)	5,191,766

Total stockholders’ equity	—	593,310	4,598,456		5,191,766

Total liabilities and stockholders’ equity	$—	$2,025,010	$5,307,171		$7,332,181

Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the proposed acquisition as noted above.

g)	Newco was organized on July 30, 2007.

h)	Reflects the historical financial position of Dow Jones.

i)	Represents the following pro forma adjustments to reflect the allocation of the preliminary purchase price resulting from the acquisition of Dow Jones by Newco:

The preliminary purchase price is calculated as follows in cash and stock:

•

Cash consideration of $4,648 million, net of cash acquired of $28 million, which reflects a purchase price of $60 per share for Dow Jones common stock and Class B common stock outstanding and all common stock equivalents.

•

The issuance of 24 million Newco Class B common units represent the maximum amount of units to be issued by Newco in exchange for Dow Jones shares in accordance with the merger agreement. The estimated fair value of the Newco units is $508 million (based upon average closing prices of News Corporation Class A common stock for the 5-day period around June 30, 2007 as the Newco Class B common units are exchangeable into News Corporation Class A common stock).

•	The issuance of News Corporation equity based awards with an estimated value of $8 million for the vested out-of-the-money options.

•	Assumption of approximately $392 million of Dow Jones debt.

•	Transaction costs and other assumed obligations of approximately $137 million.

The total consideration of $5,693 million is allocated as follows:

Preliminary allocation

Intangible asset—indefinite (Masthead)	$1,027 million
Intangible asset—finite (Customer relationships)	$606 million
Intangible asset—goodwill	$4,605 million
Historical book value of tangible net assets acquired	$27 million
Deferred income taxes	$(572) million

Total allocation	$5,693 million

The preliminary purchase price has been reflected in the pro forma data through the following entries:

•	To eliminate Dow Jones’ historical goodwill and intangible assets balances ($1,003 million) and deferred income taxes.

•

To record estimated identifiable intangible assets of $1,633 million relating to mastheads which are not subject to amortization and customer relationships and other intangible assets subject to amortization.

•	To record the excess of the purchase price over the fair value of assets (tangible and intangible) and liabilities acquired to goodwill $4,605 million.

•

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the excess purchase price that has been preliminarily allocated to goodwill is not amortized. The amount of goodwill assumed in these pro forma financial statements will change depending on the fair values allocated to the tangible and intangible assets and liabilities acquired, including deferred revenue. For every $10 million reduction in goodwill for additional value to be assigned to identifiable finite-lived intangible assets or tangible assets, Depreciation and amortization expense would increase by approximately $1 million per fiscal year, representing amortization expense assuming an average useful life of ten years.

Total net pro forma adjustments to goodwill and intangible assets balances are $5,235 million.

j)	Represents the following pro forma adjustments to reflect:

•	The issuance of 216 million Newco Class A common units issued to News Corporation in exchange for $4,676 million of cash and $8 million of News Corporation equity based awards.

•

The issuance of 24 million Newco Class B common units represent the maximum amount of units to be issued by Newco in exchange for Dow Jones common stock and Class B common stock in accordance with the merger agreement. The estimated fair value of the Newco units is $508 million.

•	The elimination of the Dow Jones historical stockholders’ equity balance of $593 million.

Total net pro forma adjustments to stockholders’ equity are $4,598 million.

COMPARISON OF STOCKHOLDERS’ RIGHTS

News Corporation and Dow Jones are Delaware corporations subject to the provisions of Delaware law. The rights of Dow Jones stockholders are governed by the DGCL, the Dow Jones restated certificate of incorporation, as amended, and the Dow Jones by-laws. The rights of holders of News Corporation Class A common stock are governed by the DGCL, the News Corporation certificate of incorporation and the News Corporation bylaws. The rights of holders of Newco common units are governed by the Delaware Limited Liability Company Act, and by Newco’s certificate of formation, as amended, and the initial operating agreement of Newco. If, pursuant to the terms of the merger agreement, you elect to receive Newco Class B common units, and you receive Newco Class B common units, then your rights as a Newco unitholder will be governed by the Delaware Limited Liability Company Act and by Newco’s certificate of formation, as amended, and the amended and restated operating agreement of Newco, copies of which are available to Dow Jones stockholders upon request without charge. See the section entitled “Where You Can Find More Information” beginning on page 168.

The following comparison chart summarizes the material differences that may affect the rights of Dow Jones and News Corporation stockholders and holders of Newco Class B common units, but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist.

This summary contains a list of the material differences, but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the governing instruments of Dow Jones, News Corporation and Newco. We recommend that you to read the governing instruments of each company and the provisions of the DGCL and the Delaware Limited Liability Company Act, or the Act, which are relevant to a full understanding of the governing instruments, carefully and in their entirety.

	Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock
Authorized Stock

The total number of shares of capital stock that Dow Jones has the authority to issue is 160,000,000 shares, consisting of 135,000,000 shares of Dow Jones common stock and 25,000,000 shares of Dow Jones Class B common stock.

As of June 30, 2007, there were 66,150,531 shares of Dow Jones common stock and 19,700,852 shares of Dow Jones Class B common stock outstanding. Shares of Dow Jones common stock and Class B common stock are listed on the NYSE.

Subject to the limitations contained in the amended and restated operating agreement, the board of managers of Newco is authorized to issue such number of equity interests of Newco of any class, series or tranche as the board of managers may determine.

The board of manager’s authorization to issue Newco equity interests is subject to the following limitations:

•      following the date of the amended and restated operating agreement, Newco will not issue additional Newco

News Corporation’s certificate of incorporation authorizes News Corporation to issue 9,200,000,000 shares of capital stock consisting of 6,000,000,000 shares of Class A common stock, 3,000,000,000 shares of Class B common stock, 100,000,000 shares of series common stock and 100,000,000 shares of preferred stock, 9,000,000 of which have been designated as shares of News Corporation Series A junior participating preferred stock.

News Corporation’s board of directors has the

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock

No Further Issuance:

Article Fourth, Section 5 of the Certificate provides that, other than in conjunction with distributions or dividends of stock, Dow Jones will not issue additional shares of Dow Jones Class B common stock after the initial issuance unless otherwise approved by the affirmative vote of the holders of a majority of the outstanding shares of stock of Dow Jones entitled to vote.

Class B common units;

•     initially, and for so long as there are Newco Class B common units outstanding, the capital structure of Newco will consist only of (1) Newco Class A common units and (2) Newco Class B common units;

•     until the second anniversary of the date of the amended and restated operating agreement of Newco, additional equity interests may only be issued to News Corporation and to former holders of Dow Jones shares in the merger; and

•     Newco generally may not issue any equity interests if the issuance would (1) cause the transactions contemplated by the merger agreement not to qualify as an exchange described in Section 351 of the Code or (2) for so long as there are any Newco Class B common units outstanding, cause a “subsequent merger” effected in accordance with the amended and restated operating authority to issue one or more series of preferred stock, having terms designated by News Corporation’s board of directors.

As of June 30, 2007, 2,139,585,571 shares of Class A Common Stock and 986,520,953 shares of Class B common stock, were outstanding. No shares of series common stock and no shares of preferred stock outstanding. News Corporation Class A and Class B common stock are listed on the NYSE.

	Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock
agreement at the request of a majority of the holders of Newco Class B common units not to qualify as a reorganization under Section 368(a) of the Code.

Voting Rights

Dow Jones common stock is entitled to one (1) vote per share, and Dow Jones Class B common stock is entitled to ten (10) votes per share.

The affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock of Dow Jones entitled to vote for the election of directors, voting together as a single class, is required in the following circumstances:

•     to alter, amend, or adopt any provision inconsistent with, or repeal Article Fifth, Sections Fifth(c) and (d), Article Sixth and Article Seventh of the restated certificate of incorporation;

•     any merger or consolidation of Dow Jones or any subsidiary with (A) any interested stockholder or (B) any other person (whether or not itself an interested stockholder) which is, or after the

Holders of Newco Class B common units are entitled to vote with holders of Newco Class A common units on a one vote per unit basis in the election of managers.

Other than in the election of managers, holders of Newco Class B common units will not be entitled to vote on any matters submitted to members for decision, except that, for so long as any Newco Class B common units are outstanding, Newco cannot undertake any of the following actions without the consent of a majority of the outstanding Newco Class B common units:

•     sale or other disposition of all or substantially all of the assets of the surviving corporation, unless the sale is for fair value;

•     in the event that News Corporation paid a dividend on News Corporation Class A common stock and Newco failed to pay a matching dividend

Each of the shares of News Corporation Class A common stock entitles the record holders thereof, voting together with holders of News Corporation Class B common stock as a single class, to one vote per share in the following limited circumstances:

•     on any proposal to dissolve News Corporation or to adopt a plan of liquidation of News Corporation and with respect to any matter to be voted on by the stockholders of News Corporation following adoption of a proposal to dissolve News Corporation or to adopt a plan of liquidation of News Corporation;

•     on any proposal to sell, lease or exchange all or substantially all of the property and

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock

merger or consolidation would be, an affiliate of any interested stockholder;

•     any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any interested stockholder or any affiliate of any interested stockholder of any assets of the corporation or any subsidiary having an aggregate fair market value of $25 million or more;

•     the issuance or transfer by Dow Jones or any subsidiary of Dow Jones (in one transaction or in a series of transactions) of any securities of Dow Jones or any subsidiary of Dow Jones to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination

(after giving effect to the exchange ratio) on the Newco Class B common units within 45 days of the News Corporation dividend (a “distribution failure”), for so long as the distribution failure continues, repurchase or redeem any class of units (other than the Newco Class B common units) or make any loans or advances to News Corporation or any of its affiliates;

•     amend the amended and restated operating agreement of Newco to change or alter the rights of the Newco Class B common units or otherwise so as to adversely affect in any manner, including as to tax treatment, the Newco Class B common units or the holders thereof; or

•     except as required by a subsequent change in law, allow Newco to be classified for U.S. federal income tax purposes other than as a corporation.

assets of News Corporation;

•     on any proposal to adopt an agreement of merger or consolidation in which News Corporation is a constituent corporation, as a result of which the stockholders of News Corporation prior to the merger or consolidation would own less than sixty percent (60%) of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; or

•     with respect to any matter to be voted on by the stockholders of News Corporation during a period during which a dividend (or part of a dividend) in respect of News Corporation Class A common stock has been declared and remains unpaid following the payment date.

Each share of News Corporation Class B

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock

thereof) having an aggregate fair market value of $25 million or more;

•     the adoption of any plan or proposal for the liquidation or dissolution of Dow Jones proposed by or on behalf of any interested stockholder or any affiliate of any interested stockholder;

•     any reclassification of securities (including any reverse stock split), or recapitalization of Dow Jones, or any merger or consolidation of Dow Jones with any subsidiary of Dow Jones or any other transaction (whether or not with or into or otherwise involving any interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity security of Dow Jones or any subsidiary of Dow Jones which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Subsequent Merger

The ability of Newco to effect any merger or consolidation, which we refer to in this proxy statement/prospectus as a subsequent merger, is subject to significant restrictions. No merger or consolidation of Newco may occur prior to the second anniversary of the effective time of the merger. Any merger or consolidation of Newco must cause each of the outstanding Newco Class B common units to be converted into the consideration for which the Newco Class B common units may be exchanged with Newco as described in “Amended and Restated Operating Agreement of Newco—Exchange of Units.”

Prior to the fifth (5th) anniversary and after the second (2nd) anniversary of the effective time of the merger, any merger or consolidation of Newco may only be effected by Newco or News Corporation if (1) the aggregate number of outstanding Newco Class B common units is less than the “threshold amount” (as defined below) and (2) News Corporation has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP or other nationally recognized tax common stock entitles the record holder thereof to one vote upon all matters on which stockholders have the right to vote.

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock

counsel satisfactory to News Corporation substantially to the effect that the merger or consolidation of Newco (a) should qualify as a reorganization within the meaning of Section 368 of the Code or, in the event that no Newco Class B common units are outstanding at the time, as a complete liquidation within the meaning of Section 332 of the Code, (b) subject to certain exceptions, should not result generally in the recognition of gain or loss under the Code by holders of Newco Class B common units and (c) assuming the transactions contemplated by the merger agreement qualified as an exchange described in Section 351 of the Code, the merger or consolidation of Newco should not cause the transactions contemplated by the merger agreement not to so qualify

After the fifth (5th) anniversary of the effective time of the merger, any merger or consolidation of Newco may be effected by Newco or News Corporation if the merger or consolidation (1) qualifies as a reorganization within the meaning of Section 368 of the Code or, in the event that no Newco

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock

Class B common units are outstanding at the time, as a complete liquidation within the meaning of Section 332 of the Code and (2) subject to certain exceptions, does not result generally in the recognition of gain or loss under the Code by holders of Newco Class B common units (provided that any merger or consolidation effected after the delivery of the Newco cash-out notice will be deemed to satisfy the conditions set forth in clauses (1) and (2)).

After the fifth (5th) anniversary of the effective time of the merger, if requested by holders representing a majority of the outstanding Newco Class B common units, Newco must be merged with and into a limited liability company that is wholly owned by News Corporation and is a disregarded entity for U.S federal income tax purposes.

After five and one-half (5.5) years after the effective time of the merger, each of Newco and News Corporation will be permitted to effect a merger or consolidation of Newco so long as Newco or the surviving entity in the merger or consolidation agrees to pay to each former holder of Dow

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock
Jones common stock who received Newco Class B common units in the merger (and in the case of holders that are trusts, certain donors, beneficiaries and successors) an amount in cash equal to the excess of (A) the aggregate amount of U.S. federal, state, local and other taxes (including any interest or penalties thereon or additions to tax) actually paid by the holder, beneficiary or donor, including, for purposes of clarification, any amounts as may result from the receipt of this payment, over (B) the aggregate amount of U.S. federal, state, local and other taxes (including any interest or penalties thereon or additions to tax) that would have been paid by the holder, beneficiary or donor of Newco Class B common units if the merger had not occurred, as reasonably documented by the holder, beneficiary or donor.

For a more detailed description see the section entitled “Amended and Restated Operating Agreement of Newco—Merger Right.”

Right to Designate Manager

In the event that a distribution failure has occurred and not been cured within one (1) year, then the Newco

	Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock
Class B unitholders, by majority vote, may designate an additional manager to be added to the board of managers for so long as the distribution failure continues without cure.

Dividend Rights

Dividends upon the capital stock of Dow Jones may be declared by the Dow Jones board of directors at any regular or special meeting as provided by the laws of Delaware and the certificate of incorporation.

No adjustments in respect of dividends is made upon the conversion of any share of Dow Jones Class B common stock, provided, however, that if a share is converted subsequent to the record date for the payment of a dividend or other distribution on shares of Dow Jones Class B common stock but prior to the payment, the registered holder of the share at the close of business on the record date will be entitled to receive the dividend or other distribution payable on that share on that date notwithstanding the conversion thereof or Dow Jones’ default in payment of the dividend due on that date.

Aside from any dividend or distribution paid to the holders of Newco Class B common units in connection with any extraordinary dividend transaction (as defined under the section entitled “Amended and Restated Operating Agreement of Newco” below), generally, Newco will pay all distributions to the holders of the Newco Class A common units and Newco Class B common units, when, as, and if, declared by the board of managers out of legally available funds, on a pro rata basis, subject to the right of the holders of Newco Class A common units to receive a portion of the distribution in the form of additional Newco Class A common units. However, so long as no distribution failure exists, (1) other than any distribution paid in connection with an extraordinary dividend transaction, the holders of Newco Class B common units will not be entitled to receive in any News Corporation dividend period any distribution in excess of the dividend or

The holders of shares of News Corporation common stock receive dividends if and when declared by the News Corporation board of directors out of legally available funds.

With respect to fiscal year 2008 and thereafter, each share of News Corporation Class A common stock confers on the holder a right to receive an amount equal to the dividends declared on the News Corporation Class B common stock in respect of that fiscal year, whether payable in cash, securities or property.

	Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock
distribution paid or made in that dividend period in respect of a number of shares of News Corporation Class A common stock as adjusted by the exchange ratio then in effect under the amended and restated operating agreement, aside from any dividend or distribution paid to the holders of Newco Class B common units in connection with an extraordinary dividend transaction, and (2) Newco may pay, when, as, and if, declared by the board of managers out of legally available funds, distributions payable solely to the holders of Newco Class A common units in any amount and at any time.

Conversion Rights

Voluntary conversion of each single share of Dow Jones Class B common stock into a single share of Dow Jones common stock at any time.

When the number of outstanding shares of Dow Jones Class B common stock falls below 7,500,000, the outstanding shares of Dow Jones Class B common stock will automatically convert into the same number of shares of Dow Jones common stock.

The Class B common units may not be exchanged for shares of News Corporation Class A common stock until the 121st day following the effective time. Between the 121st and 180th day after the effective time, a holder of Newco Class B common units will be permitted to exchange up to 25% of the total number of units the holder received in the merger for shares of News Corporation Class A common stock.

Following the 180th day after the effective time, any or all Newco Class B common units may be

News Corporation Class A and Class B common stock are not subject to any conversion rights.

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock

exchanged for shares of News Corporation Class A common stock. While the exchange ratio governing the exchange of Newco Class B common units for News Corporation Class A common stock will be adjusted under certain circumstances, it will not be adjusted to reflect changes in the per share value of News Corporation Class A common stock following the effective time.

Stock Splits; Stock Dividends

Pursuant to the terms of the amended and restated operating agreement of Newco, the exchange ratio will generally be subject to adjustment in the event that News Corporation effects a stock split or stock dividend (other than a spin-off).

News Corporation Significant Transactions

If News Corporation is a party to a merger, consolidation, sale of all or substantially all of its assets or certain other significant transactions pursuant to which at least a majority of the then outstanding shares of News Corporation Class A common stock are converted into or exchanged for different securities of News Corporation, securities of another person and/or any cash or other

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock
property (other than any transaction which constitutes an extraordinary divided transaction), then Newco will either (1) make provision so that the holders of Newco Class B common units will be entitled to exchange each of their units for the kind and number of shares, other securities and/or cash or other property to which each holder would have been entitled if that holder would have exchanged its units for shares of News Corporation Class A common stock immediately prior to the consummation of the transaction or (2) solely in the case of a transaction that is also a “change of control transaction” (as defined under the section entitled “Amended and Restated Operating Agreement of Newco”, below), make provision so that upon consummation of the transaction each holder of Newco Class B common units will thereafter be entitled to receive with respect to each Newco Class B common unit held by that holder, upon the exchange of any of that holder’s Newco Class B common units, the value in cash, as of the close of business on the date of the consummation of the transaction, of the consideration to which a

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock

holder of the number of shares of News Corporation Class A common stock deliverable upon exchange of that Newco Class B common unit would have been entitled in the transaction immediately prior to the transaction. Extraordinary Dividend Transactions

Certain Dividends, Self-Tender Offers and Below-Market Issuances. Following the effective time, if News Corporation either (1) makes or pays any dividend or distribution in respect of all shares of News Corporation Class A common stock payable in the form of cash, assets, capital stock of any entity other than News Corporation, shares of any News Corporation tracking stock or otherwise payable in kind (excluding News Corporation’s ordinary dividend), (2) makes any self-tender offer (including an offer by a subsidiary of News Corporation) at an offer price per share of News Corporation Class A common stock higher than the closing trading price on the NYSE of News Corporation Class A common stock on the business day immediately preceding commencement of the self-tender offer or

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock
(3) issues (subject to certain exceptions) any securities of, or rights, options or warrants entitling holders of News Corporation Class A common stock to subscribe for or purchase securities of, News Corporation or any affiliate at a price per share or for consideration per share which is below the then current market price thereof (if publicly traded) or below the fair market value thereof as determined by the News Corporation board of directors (if not publicly traded), each of which is referred to in this proxy statement/prospectus as an extraordinary dividend transaction, then, in the event of an extraordinary dividend transaction of the type described in clause (1) above, the board of managers of Newco may declare a cash distribution on each outstanding Newco Class B common unit in an amount equal to the product of the value of the consideration received for each share of News Corporation Class A common stock in such dividend or distribution (valuing any non-cash consideration as reasonably determined by the board of managers of Newco and using the same values, if any, as determined by the News

	Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock
Corporation board of directors for purposes of News Corporation common stock) and the exchange ratio then in effect, which distribution must be paid by Newco within fifteen (15) business days of the consummation of such dividend or distribution, and, if such distribution is not paid within such fifteen (15) day period, or in the event of an extraordinary dividend transaction defined in clause (2) or (3) above, Newco will adjust the exchange ratio in effect immediately prior to consummation of such extraordinary dividend transaction in accordance with the formula set forth in the amended and restated operating agreement. For a more detailed description see the section entitled “Amended and Restated Operating Agreement of Newco—Exchange of Units.”

Transfer Restrictions	Shares of Dow Jones Class B common stock may not be transferred to anyone other than certain permitted transferees; permitted transferees are limited, essentially, to members of the Class B holder’s family, charitable trusts and corporations wholly owned by the Class B holder.

The amended and restated operating agreement provides that a holder of Newco Class B common units (other than News Corporation) is entitled to transfer Newco Class B common units only upon satisfaction of each of the following conditions:

•     the transfer does not require the registration or qualification of the

N/A

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock

units pursuant to any applicable federal or state securities laws or result in the creation, or continuance of, any reporting obligation of Newco under Section 12 or Section 15 of the Exchange Act;

•     the transfer is not made to any person who lacks the legal right, power or capacity to own units of Newco; other than in the case of any transfer to any lineal descendant, heir, spouse, executor, administrator, testamentary trustee, legatee or beneficiary of a holder of units or any trust for the benefit of any of the foregoing, the transfer is made to a person who is any person who qualifies as an “accredited investor” as defined in Rule 501 under the Securities Act; after giving effect to the transfer, the aggregate number of record holders of Newco Class B common units registered on Newco’s books or with the transfer agent for Newco will not exceed 250

	Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock

holders (calculated in accordance with the method set forth in Rule 12g5-1 of the Exchange Act for determining an issuer’s status under Section 12(g) or Section 15(d) under the Exchange Act); and to the extent any intended transferee is a broker dealer (as defined in the amended and restated operating agreement) (other than a trust or trustee or beneficiary of a trust), the transferee must be acquiring the transferred units for its own account, as principal.

Redemption Rights	N/A	See the section entitled “Voting Rights—Subsequent Merger” above.	The outstanding shares of common stock of News Corporation are subject to redemption by News Corporation upon action by the board of directors if the board of directors of News Corporation concludes that a transfer of shares of common stock (or any transfer of an interest in shares of common stock) could result in a violation of, or inconsistency with, any order, law or permit issued by a government body or any binding contract with a government body or certain other circumstances as described in News

	Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock

Corporation’s certificate of incorporation.

The board of directors of News Corporation may also refuse to register and honor an otherwise redeemable transfer and may suspend the rights attached to shares otherwise redeemable.

If the board of directors of News Corporation opts to redeem the shares, then the redemption price will be equal to the fair market value of the redeemed shares. The redemption price may be paid in cash, certain securities or any combination thereof. If the board of directors of News Corporation opts to redeem less than all the outstanding shares, the board of directors will determine the manner in which the shares to be redeemed will be selected.

Liquidation Rights	N/A

In the event the board of managers determined to dissolve Newco and provided 45 days’ advance notice of the dissolution to the holders of Newco Class B common units, or in the event of a judicial order of dissolution, then Newco will be liquidated and its affairs will be wound up.

All proceeds from the liquidation will be distributed as set forth below:

•     to creditors, including Members who are (and to the

In the event of any voluntary or involuntary liquidation, dissolution or winding up of News Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of preferred stock or series common stock, the holders of shares of News Corporation Class A common stock, News Corporation Class B common stock and, to the extent fixed by the board of directors, the series common stock and preferred stock will

	Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock
extent they are) creditors to the extent permitted by law, in satisfaction of Newco’s liabilities; and • then to holders of Newco Class A common units and Newco Class B common units, pro rata.

be entitled to receive all of the remaining assets of News Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the series common stock or preferred stock, as so fixed by the board of directors).

Fiduciary Duties of Directors/Managers; Corporate Opportunities; Disclosure Obligations	The members of the Dow Jones board of directors owe fiduciary duties to Dow Jones stockholders in accordance with Delaware law.

Fiduciary Duties

The members of the Newco board of managers will, to the fullest extent permitted by law, owe no duties at law or in equity (including fiduciary duties) to any unitholder other than the duties and obligations expressly set forth in the amended and restated operating agreement.

Corporate Opportunities

Except as required by law, neither News Corporation nor any of its affiliates will have any duty to communicate or offer any corporate opportunity to Newco or any of Newco’s subsidiaries or to refrain from competition with Newco or any of Newco’s subsidiaries.

Disclosure Obligations

Newco’s disclosure obligations are generally limited to the following: Newco will provide (1) each current or former holder of Newco

The members of the News Corporation board of directors owe fiduciary duties to News Corporation stockholders in accordance with Delaware law.

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock
Class B common units who received such Newco Class B common units pursuant to the merger (and in the case of holders that are trusts, certain donors, beneficiaries and successors) with such information as is reasonably and specifically requested by that holder in connection with confirming the U.S. federal income tax treatment of the merger; (2) a list of the then current holders of the Newco Class B common units to any then current holder of Newco Class B common units who requests a list in connection with that holder’s good faith intention to effect a “subsequent merger” (as described in the section “—Merger Right” below) or in connection with the exercise of the rights of the holders of Newco Class B common units to elect a manager of Newco under certain circumstances, in each case, pursuant to the terms of the amended and restated operating agreement; and (3) each former holder of Newco Class B common units who held such Newco Class B common units at the time a subsequent merger (subject to certain exceptions) was effected (and in the case of holders that are trusts, certain donors, beneficiaries and successors) with such

Dow Jones Common Stock	Newco Common Units	News Corporation Class A Common Stock
information as is reasonably and specifically requested by that holder in connection with confirming the U.S. federal income tax treatment of such subsequent merger.

AMENDED AND RESTATED OPERATING AGREEMENT OF NEWCO

The following summary describes certain material provisions of the amended and restated operating agreement of Newco and is qualified in its entirety by reference to the form of amended and restated operating agreement of Newco, a copy of which is attached to this proxy statement/prospectus as Annex D and which is incorporated by reference into this document. This summary may not contain all of the information about the amended and restated operating agreement that may be important to you. We encourage you to read the amended and restated operating agreement carefully and in its entirety.

The description of the amended and restated operating agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. It is not intended to provide any factual information about Dow Jones or News Corporation. This information can be found elsewhere in this proxy statement/prospectus and in the other filings Dow Jones and News Corporation make with the SEC, which are available without charge at http://www.sec.gov. See the section entitled “Where You Can Find More Information” beginning on page 168.

Capital Structure and Unit Issuance

Following the completion of the merger, and assuming that the transaction restructuring does not occur, the capital structure of Newco will consist of two classes of membership units: Newco Class A common units and Newco Class B common units. Immediately following the merger, all of the Newco Class A common units will be owned by News Corporation. The Newco board of managers is authorized to issue a number of equity interests of Newco of any class, series or tranche, subject to the following limitations: (1) no additional Newco Class B common units will be issued; (2) for so long as Newco Class B common units remain outstanding, the capital structure of Newco will consist only of Newco Class A common units and Newco Class B common units; (3) until the second (2nd) anniversary of the date of the amended and restated operating agreement, additional equity interests may only be issued to News Corporation and former holders of Dow Jones shares in the merger and (4) Newco generally may not issue any equity interests if the issuance would (A) cause the transactions contemplated by the merger agreement not to qualify as an exchange described in Section 351 of the Code or (B) for so long as there are any Newco Class B common units outstanding, cause a “subsequent merger” effected in accordance with the amended and restated operating agreement at the request of a majority of the holders of Newco Class B common units not to qualify as a reorganization under Section 368(a) of the Code.

Manager-Managed Limited Liability Company; No Fiduciary Duties; Disclosure

Newco is a manager-managed limited liability company. Other than with respect to matters or actions that are expressly reserved to the members for decision pursuant to the Act or pursuant to certain provisions of the amended and restated operating agreement, the business and affairs of Newco will be managed by a board of managers. The Newco board of managers will initially consist of the managers in office immediately prior to the effective time of the merger. See “Control and Management of Newco—Board of Managers of Newco” on page 157. Each manager will hold office until the first anniversary of the election of that manager. Managers will be elected by the affirmative vote of the majority of the outstanding Newco Class A common units and Newco Class B common units, voting together as a class. News Corporation, as the holder of all of the Newco Class A common units, will be able to control the outcome of most matters related to corporate governance of Newco, including the election of the members of the Newco board of managers, by vote or by action by written consent.

The members of the Newco board of managers will, to the fullest extent permitted by law, owe no duties at law or in equity (including fiduciary duties) to any unitholder other than the duties and obligations expressly set forth in the amended and restated operating agreement. Furthermore, except as required by law, neither News Corporation nor any of its affiliates will have any duty to communicate or offer any corporate opportunity to Newco or any of Newco’s subsidiaries or to refrain from competition with Newco or any of Newco’s subsidiaries. Newco’s disclosure obligations are generally limited to the following: Newco will provide (1) each current or former holder of Newco Class B common units who received such Newco Class B common units pursuant to the merger (and in the case of holders that are trusts, certain donors, beneficiaries and successors) with such information as is reasonably and specifically requested by that holder in connection with confirming the U.S. federal income tax treatment of the merger; (2) a list of the then current holders of the Newco Class B common units to any then current holder of Newco Class B common units who requests a list in connection with that holder’s good faith intention to effect a “subsequent merger” (as described in the section “—Merger Right” below) or in connection with the exercise of the rights of the holders of Newco Class B common units to elect a manager of Newco under certain circumstances, in each case, pursuant to the terms of the amended and restated operating agreement; and (3) each former holder of Newco Class B common units who held such Newco Class B common units at the time a subsequent merger (subject to certain exceptions) was effected (and in the case of holders that are trusts, certain donors, beneficiaries and successors) with such information as is reasonably and specifically requested by that holder in connection with confirming the U.S. federal income tax treatment of such subsequent merger.

Voting Rights

Holders of Newco Class B common units are entitled to vote with holders of Newco Class A common units, on a one vote per unit basis, in the election of managers. Other than in the election of managers, holders of Newco Class B common units will not be entitled to vote on any matters submitted to the members of Newco for decision, except that, for so long as any Newco Class B common units are outstanding, Newco cannot undertake any of the following actions without the consent of the holders of a majority of the outstanding Newco Class B common units:

•	the sale or disposition of all or substantially all of the assets of the surviving corporation, unless the sale or disposition is for fair value as reasonably determined by the board of managers;

•

in the event that News Corporation paid its regular dividend on News Corporation Class A common stock and Newco failed to pay a matching dividend on the Newco Class B common units within 45 days of the News Corporation dividend (which is referred to in this proxy statement/prospectus as a distribution failure), for so long as the distribution failure continues, repurchase or redeem any class of units (other than the Newco Class B common units) or make any loans or advances to News Corporation or any of its affiliates;

•

amend the amended and restated operating agreement to change or alter the rights of the Newco Class B common units or otherwise so as to adversely affect, in any manner, including as to tax treatment, the Newco Class B common units or the holders thereof; or

•	except as required by a subsequent change in law, allow Newco to be classified for U.S. federal income tax purposes other than as a corporation.

Other than with respect to the election of managers, matters reserved for approval by a majority of the outstanding Newco Class B common units described above and the matters discussed under “Merger Right” described below, holders of Newco Class A common units alone are entitled to vote, on a one vote per unit basis, with respect to all matters or actions reserved for approval by the members of Newco pursuant to the amended and restated operating agreement and the Limited Liability Company Act of the State of Delaware.

Distributions; Distribution Failures

Generally, Newco will pay all distributions, except as provided for under the amended and restated operating agreement in the event of an “extraordinary dividend transaction” (see “—Exchange of Units” below), to the holders of the Newco Class A common units and Newco Class B common units, when, as, and if, declared by the Newco board of managers out of legally available funds, on a pro rata basis, subject to the right of the holders of Class A common units to receive a portion of a distribution in the form of additional Newco Class A common units. However, so long as no distribution failure exists, (1) other than any dividend or distribution paid in connection with an extraordinary dividend transaction, the holders of Newco Class B common units will not be entitled to receive in any News Corporation regular dividend period any distribution in excess of News Corporation’s regular dividend in respect of a number of shares of News Corporation Class A common stock as adjusted to the exchange ratio then in effect under the amended and restated operating agreement, and (2) Newco may pay, when, as, and if, declared by the Newco board of managers out of legally available funds, distributions payable solely to the holders of Newco Class A common units in any amount and at any time. Newco anticipates that holders of Newco Class A common units and Newco Class B common units will receive distributions from Newco equal to the regular dividends paid on shares of News Corporation Class A common stock, subject to adjustment. However, distributions are payable only if, as and when declared by the Newco board of managers out of legally available funds and there is no guarantee that any distributions will be paid.

In the event of a distribution failure and until the distribution failure is cured, all distributions (other than any dividend or distribution in connection with an extraordinary dividend transaction) will be paid pro rata to Newco Class A unitholders and Newco Class B unitholders and Newco will be prohibited from repurchasing or redeeming any other class of units or making any loans or advances to News Corporation or any of its affiliates. In the event a distribution failure continues uncured for twelve (12) consecutive months, then the Newco Class B unitholders, by majority vote, may designate an additional manager to be added to the Newco board of managers to serve for so long as the distribution failure continues without cure.

Transfers

Newco Class B common units will be subject to significant transfer restrictions. The amended and restated operating agreement will provide that a holder of Newco Class B common units (other than News Corporation) will be entitled to transfer Newco Class B common units only upon satisfaction of each of the following conditions (unless any condition is waived by the board of managers of Newco):

•

the transfer does not require the registration or qualification of the units pursuant to any applicable federal or state securities laws or rules and regulations of the SEC or any state securities commission or result in the creation, or continuance of, any reporting obligation of Newco under Section 12 or Section 15 of the Exchange Act;

•	the transfer is not made to any person who lacks the legal right, power or capacity to own Newco Class B common units;

•

other than in the case of any transfer to any lineal descendant, heir, spouse, executor, administrator, testamentary trustee, legatee or beneficiary of any holder of Newco Class B common units or any trust for the benefit of any of the foregoing, the transfer is made to a person who qualifies as an “accredited investor” as defined in Rule 501 under the Securities Act;

•

after giving effect to the transfer, the aggregate number of record holders of Newco Class B common units registered on Newco’s books or with the transfer agent for Newco does not exceed 250 holders (calculated in accordance with the method set forth in Rule 12g5-1 of the Exchange Act for determining an issuer’s status under Section 12(g) or Section 15(d) under the Exchange Act); and

•

to the extent any intended transferee is a broker dealer (as defined in the amended and restated operating agreement) (other than a trust or trustee or beneficiary of a trust), the transferee must be acquiring the transferred units for its own account, as principal.

•

In addition to the foregoing restrictions, prior to any transfer of Newco Class B common units pursuant the terms of the amended and restated operating agreement, the transferee must agree in writing to be bound by the terms of the amended and restated operating agreement, provide an address to which notices may be delivered, and Newco may, as a condition to the transfer or the registration on the books of Newco of a transfer of Newco Class B common units to a purported transferee, require the furnishing of opinions, affidavits or other proof as it deems necessary to establish that the transferee is a permitted transferee under the terms of the amended and restated operating agreement.

Exchange of Units

For the first 120 days after the closing of the merger, the Newco Class B common units will not be exchangeable for News Corporation stock. Between the 121st and 180th day after the closing of the merger, each holder of Newco Class B common units will be permitted to exchange up to 25% of the total number of units that the holder received in the merger for shares of Class A common stock of News Corporation. Following the 180th day after the closing of the merger, any or all Newco Class B common units may be freely exchanged for shares of News Corporation Class A common stock. The initial exchange rate, which is referred to in this proxy statement/prospectus as the “exchange ratio,” will be one (1) share of News Corporation Class A common stock for each Newco Class B common unit, subject to adjustment pursuant to the terms of the amended and restated operating agreement.

The initial one-for-one exchange ratio will be subject to adjustment, as provided in the amended and restated operating agreement, including as follows:

Stock Splits and Stock Dividends. Following the effective time of the merger, if News Corporation effects a split or subdivision of the News Corporation Class A common stock or pays a dividend or other distribution in the form of additional shares of News Corporation stock (other than tracking stock), then, as of the record date of the split, subdivision, dividend or distribution (or the date of the split, subdivision, dividend or distribution if no record date is fixed), the exchange ratio will be appropriately adjusted such that the number of shares of News Corporation Class A common stock issuable on exchange of each Newco Class B common unit will be increased (or decreased) in proportion to the increase (or decrease) in the aggregate number of outstanding shares of News Corporation Class A common stock after giving effect to the dividend, distribution, split or subdivision.

News Corporation Significant Transaction. Following the effective time of the merger, if News Corporation is a constituent party to, or otherwise effects, any merger, consolidation, sale of all or substantially all of its assets, liquidation, dissolution or winding up, recapitalization, reorganization, reclassification, tender offer or exchange offer or other similar transaction pursuant to which at least a majority of the then outstanding shares of News Corporation Class A common stock are converted into or exchanged for different securities of News Corporation, securities of another person and/or any cash or other property (in this proxy statement/prospectus, we refer to any of the foregoing transactions, other than any transaction which constitutes an extraordinary divided transaction, as a News Corporation significant transaction), then Newco will either (1) make provision so that, immediately following the consummation of the transaction, the holders of Newco Class B common units will be entitled to exchange each of their Newco Class B common units for the kind and number of shares, other securities and/or cash or other property to which each Newco Class B common unit holder would have been entitled if that holder would have exchanged each of its Newco Class B common units for shares of News Corporation Class A common stock immediately prior to the consummation of the transaction or (2) solely in the case of a News Corporation significant transaction that is a “change of control transaction”, no later than ten (10) days prior to the consummation of the transaction, deliver notice to the holders of Newco Class B common units of Newco’s determination to make provision so that upon consummation of the transaction each holder of Newco Class B common units will thereafter be entitled to receive with respect to each Class B Common Unit held by that holder, upon the exchange of any of that holder’s Newco Class B common units, the value in cash (valuing any non-cash consideration as reasonably determined by the board of managers of Newco and using the same values, if any, as determined by the News Corporation board of directors for purposes of News Corporation common stock), as of the close of business on the date of the consummation of the transaction, of the shares, other securities and/or cash or other property to which a holder of the number of shares of News Corporation Class A Common Stock deliverable upon exchange of that Newco Class B common unit would have been entitled in the transaction immediately prior to the transaction. In this proxy statement/prospectus, we refer to the notice delivered by Newco referenced in the previous sentence as a “Newco cash-out notice.”

As used in this proxy statement/prospectus, a “change of control transaction” means any News Corporation significant transaction, whether consummated in one or multiple steps. where the holders of all classes of News Corporation common stock at the time immediately before the transaction, collectively, own, directly or indirectly, immediately following the transaction stock representing less than 66 2/3% of the voting power and value of the entity surviving or resulting from the transaction (or the ultimate sole parent thereof).

Certain Dividends, Self-Tender Offers and Below-Market Issuances. Following the effective time, if News Corporation either (1) makes or pays any dividend or distribution in respect of all shares of News Corporation Class A common stock payable in the form of cash, assets, capital stock of any entity other than News Corporation, shares of any News Corporation tracking stock or otherwise payable in kind (excluding News Corporation’s ordinary dividend), (2) makes any self-tender offer (including an offer by a subsidiary of News Corporation) at an offer price per share of News Corporation Class A common stock higher than the closing trading price on the NYSE of News Corporation Class A common stock on the business day immediately preceding commencement of the self-tender offer or (3) issues (subject to certain exceptions) any securities of, or rights, options or warrants entitling holders of News Corporation Class A common stock to subscribe for or purchase securities of, News Corporation or any affiliate at a price per share or for consideration per share which is below the then current market price thereof (if publicly traded) or below the fair market value thereof as determined by the News Corporation board of directors (if not publicly traded), each of which is referred to in this proxy statement/prospectus as an extraordinary dividend transaction, then, in the event of an extraordinary dividend transaction of the type described in clause (1) above, the board of managers of Newco may declare a cash distribution on each outstanding Newco Class B common unit in an amount equal to the product of the value of the consideration received for each share of News Corporation Class A common stock in such dividend or distribution (valuing any non-cash consideration as reasonably determined by the board of managers of Newco and using the same values, if any, as determined by the News Corporation board of directors for purposes of News Corporation common stock) and the exchange ratio then in effect, which distribution must be paid by Newco within fifteen (15) business days of the consummation of such dividend or distribution, and, if such distribution is not paid within such fifteen (15) day period, or in the event of an extraordinary dividend transaction defined in clause (2) or (3) above, Newco will adjust the exchange ratio in effect immediately prior to consummation of such extraordinary dividend transaction in accordance with the formula set forth in the amended and restated operating agreement.

The provisions of the amended and restated operating agreement relating to extraordinary dividend transactions and News Corporation significant transactions do not apply to any transaction in which holders of News Corporation Class A common stock exchange some or all of their shares of News Corporation Class A common stock solely with News Corporation in a redemption transaction, other than any redemption transaction in which a majority of the holders of shares of News Corporation Class A common stock are provided the opportunity to elect to participate.

No fraction of a share of News Corporation Class A common stock will be issued upon the exchange of any Newco Class B common unit. In lieu of a fraction of a share of News Corporation Class A common stock, each holder of Newco Class B common units otherwise entitled to a fraction of a share of News Corporation Class A common stock will be entitled to receive a cash payment equal to the value of the fraction of a share, as reasonably determined by the board of managers, without interest.

Loss of Rights upon a Newco Cash-out Notice

Following Newco’s delivery of a Newco cash-out notice, provided that no distribution failure exists, the holders of Newco Class B common units will lose all of their rights under the amended and restated operating agreement other than the following:

•	the right to approve of certain dispositions of Dow Jones’ assets, to the extent necessary to permit Newco to make certain distribution in respect of Class B common units;

•	class voting rights on changes to Newco’s classification as a corporation for U.S. federal income tax purposes;

•	the right to effect an exchange of Newco Class B common units in accordance with the terms of the amended and restated operating agreement;

•	the right to receive the cash consideration provided for in the Newco cash-out notice;

•	certain information rights conferred under the amended and restated operating agreement;

•	the right to vote on the election of managers in accordance with the amended and restated operating agreement;

•	the indemnification rights and rights on liquidation conferred under the amended and restated operating agreement;

•	certain rights relating to subsequent mergers;

•

the benefits arising from, and the right to enforce as third party beneficiaries, News Corporation’s and Newco’s undertakings under the amended and restated operating relating to the maintenance of the merger’s qualification for tax-free treatment under Section 351 of the Code;

•	certain rights in the event of liquidation; and

•	certain rights arising from Newco’s status as a limited liability company that has elected to be treated as a corporation for U.S. federal tax purposes.

Merger Right

The ability of Newco to effect any merger or consolidation, which we refer to in this proxy statement/prospectus as a subsequent merger, is subject to significant restrictions. No merger or consolidation of Newco may occur prior to the second anniversary of the effective time of the merger. Any merger or consolidation of Newco must cause each of the outstanding Newco Class B common units to be converted into the consideration for which the Newco Class B common units may be exchanged with Newco as described in “Amended and Restated Operating Agreement of Newco—Exchange of Units.” In addition:

•

Prior to the fifth (5th ) anniversary and after the second (2nd) anniversary of the effective time of the merger, any merger or consolidation of Newco may only be effected by Newco or News Corporation if (1) the aggregate number of outstanding Newco Class B common units is less than the “threshold amount” and (2) News Corporation has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP or other nationally recognized tax counsel satisfactory to News Corporation substantially to the effect that the merger or consolidation of Newco (a) should qualify as a reorganization within the meaning of Section 368 of the Code or, in the event that no Newco Class B common units are outstanding at the time, as a complete liquidation within the meaning of Section 332 of the Code, (b) subject to certain exceptions, should not result generally in the recognition of gain or loss under the Code by holders of Newco Class B common units and (c) assuming the transactions contemplated by the merger agreement qualified as an exchange described in Section 351 of the Code, the merger or consolidation of Newco should not cause the transactions contemplated by the merger agreement not to so qualify;.

•

As used in this proxy statement/prospectus, “threshold amount” means the greater of (1) ten percent (10%) of the aggregate number of Newco Class B common units issued in the merger and (2) the product of (I) the sum of the aggregate amount of cash consideration into which shares of Dow Jones would have been converted in the merger assuming no unit elections had been made and the aggregate amount of cash consideration that would have been paid in respect of all Dow Jones equity awards in connection with the merger assuming no elections for News Corporation equity awards in the equity awards exchange and (II) 0.005 and (III) the quotient of one (1) divided by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger.

•

After the fifth (5th) anniversary of the effective time of the merger, any merger or consolidation of Newco may be effected by Newco or News Corporation if the merger or consolidation (1) qualifies as a reorganization within the meaning of Section 368 of the Code or, in the event that no Newco Class B common units are outstanding at the time, as a complete liquidation within the meaning of Section 332 of the Code and (2) subject to certain exceptions, does not result generally in the recognition of gain or loss under the Code by holders of Newco Class B common units (provided that any merger or consolidation effected after the delivery of the Newco cash-out notice will be deemed to satisfy the conditions set forth in clauses (1) and (2)).

•

After the fifth (5th) anniversary of the effective time of the merger, if requested by holders representing a majority of the outstanding Newco Class B common units, Newco must be merged with and into a limited liability company that is wholly owned by News Corporation and a disregarded entity for U.S. federal income tax purposes.

•

After five and one-half (5.5) years after the effective time of the merger, each of Newco and News Corporation will be permitted to effect a merger or consolidation of Newco so long as Newco or the surviving entity in the merger or consolidation agrees to pay to each former holder of Dow Jones common stock who received Newco Class B common units in the merger (and in the case of holders that are trusts, certain donors, beneficiaries and successors) an amount in cash equal to the excess of (A) the aggregate amount of United States federal, state, local and other taxes (including any interest or penalties thereon or additions to tax) actually paid by the holder, beneficiary or donor, including, for purposes of clarification, any amounts as may result from the receipt of this payment, over (B) the aggregate amount of United States federal, state, local and other taxes (including any interest or penalties thereon or additions to tax) that would have been paid by the holder, beneficiary or donor if the merger or consolidation had not occurred, as reasonably documented by the holder, beneficiary or donor.

Newco will provide written notice to the members of Newco of any merger or consolidation involving Newco.

Certain Undertakings

In the amended and restated operating agreement, News Corporation and Newco will undertake, subject to certain limitations, to preserve the tax treatment of the merger and certain other transactions to current and former holders of Newco Class B common units.

INFORMATION WITH RESPECT TO NEWCO BEFORE THE MERGER

Business and Operations of Newco

Newco is newly formed Delaware limited liability company and a direct, wholly owned subsidiary of News Corporation. Newco was formed on July 30, 2007, and has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Following the merger, Newco will have no significant assets other than the securities of Dow Jones. Newco has made an election to be classified as a corporation for U.S. federal income tax purposes.

Legal Proceedings

As of September 6, 2007, there were no outstanding legal proceedings in which Newco was a constituent party.

CONTROL AND MANAGEMENT OF NEWCO AFTER THE MERGER

News Corporation

Upon completion of the merger, depending on the number of holders electing to receive the unit consideration, no less than 90% of the outstanding voting interests of Newco will be held by News Corporation. Accordingly, News Corporation will control Newco and, indirectly, Dow Jones, and will have the power to elect all of the managers of Newco (except in certain limited circumstances), appoint new management and, subject to certain limitations, approve any action requiring the approval of the holders of Newco units, including adopting certain amendments to Newco’s operating agreement and approving mergers or sales of all or substantially all of Newco’s assets for fair value, including, subject to certain limitations, the common stock of Dow Jones. The managers elected by News Corporation will have the authority to make decisions affecting the capital structure of Newco, including the issuance of additional equity interests or options, the incurrence of additional indebtedness, the implementation of unit repurchase programs and the declaration of distributions. Furthermore, to the fullest extent permitted by the Delaware Limited Liability Company Act, neither News Corporation nor any of its affiliates will owe any duties at law or in equity (including fiduciary duties) to any other unitholder other than duties and obligations expressly set forth in the amended and restated operating agreement.

Board of Managers of Newco

Upon completion of the merger, News Corporation, as owner of a majority of the outstanding Newco common units, will have the right to elect all of the members to Newco’s board of managers. Newco anticipates that its board of managers will be comprised of three individuals following the completion of the merger. The following table sets forth information regarding the persons expected to be managers of Newco upon the completion of the merger:

Name and Age	Business Experience and Directorships
K. Rupert Murdoch (76)	K. Rupert Murdoch has been a Manager of Newco since July 31, 2007 and has serves as Chief Executive Officer of News Corporation since 1979 and its Chairman since 1991. Mr. K.R. Murdoch has served as a Director of British Sky Broadcasting plc (“BSkyB”) since 1990 and as its Chairman since 1999. Mr. K.R. Murdoch has served as a Director of Gemstar-TV Guide International Inc. (“Gemstar-TV Guide”) since 2001 and as Chairman of The DIRECTV Group, Inc. (“DIRECTV”) since 2003.

David F. DeVoe (60)	David F. DeVoe has been a Manager of Newco since July 31, 2007 and a Director of News Corporation and its Chief Financial Officer since 1990. Mr. DeVoe has served as Senior Executive Vice President of News Corporation since 1996. Mr. DeVoe has been a Director of BSkyB since 1994, a Director of NDS Group plc (“NDS”) since 1996, a Director of Gemstar-TV Guide since 2001 and a Director of DIRECTV since 2003.

Name and Age	Business Experience and Directorships
Lawrence A. Jacobs (52)	Lawrence A. Jacobs has been a Manager of Newco since July 31, 2007 and a Senior Executive Vice President and Group General Counsel of the News Corporation since 2005. Mr. Jacobs served as News Corporation’s Deputy General Counsel from 1996 to 2004, as Executive Vice President from 2001 to 2004 and as Senior Vice President from 1996 to 2001. Mr. Jacobs has been a Director of NDS since 2005 and served as a Director of Sky Brasil Servicos Ltda from 2002 to 2006 and a Director of Innova S. de R.L. de C.V. from 2002 to 2006. Mr. Jacobs has been a member of the Bar of the State of New York since 1982.

Executive Officers of Newco

Upon completion of the merger, the officers of Newco immediately prior to the effective time will be the initial officers of Newco and these officers will continue in the offices held by them immediately prior to the effective time.

Name and Age	Position with Newco
K. Rupert Murdoch (76)	Chairman and Chief Executive Officer

Peter Chernin (56)	President and Chief Operating Officer

David F. Devoe (60)	Senior Executive Vice President and Chief Financial Officer

Lawrence A. Jacobs (52)	Senior Executive Vice President and General Counsel

Information concerning Messrs. K.R. Murdoch, DeVoe and Jacobs can be found under the heading “Control and Management of Newco After the Merger—Board of Managers of Newco”.

Peter Chernin has been the President and Chief Operating Officer of Newco since July 31, 2007. Mr. Chernin has been a Director and the President and Chief Operating Officer of Fox Entertainment Group (“FEG”) since 1998. Mr. Chernin has been Chairman and Chief Executive Officer of NAI since 1996. Mr. Chernin has served in various executive capacities at various FEG subsidiaries since 1989. Mr. Chernin has served as a Director of Gemstar-TV Guide since 2002. Mr. Chernin has served as a Director of DIRECTV since 2003 and as a Director of American Express Company since January 2006.

Executive Compensation of Newco

Newco was formed on July 30, 2007 for the purpose of holding Dow Jones as wholly owned subsidiary following completion of the merger. As a newly formed limited liability company with no operations, Newco currently has no employees and, accordingly, has not paid any executive compensation or adopted any executive compensation programs. Newco does not expect to pay compensation to any of its managers or executive officers in the future.

Certain Relationships and Related Transactions

Newco has not engaged in any “related party” transactions since its formation that would require disclosure under the federal securities laws. As a newly formed limited liability company that will not fully constitute its board of managers until completion of the merger, Newco has not established, and does not plan to establish, any policies or procedures for the review, approval or ratification of transactions with managers, executive officers and other affiliates.

THE EQUITY AWARDS EXCHANGE

The executive officers of Dow Jones and certain other award recipients hold Dow Jones equity awards in the form of vested and unvested stock options and stock appreciation rights (SARs), shares of restricted stock, restricted stock units and contingent stock rights. In this proxy statement/prospectus, we refer to these Dow Jones vested and unvested stock options, SARs, shares of restricted stock, restricted stock units and contingent stock rights as Dow Jones equity awards. The following section describes the treatment of Dow Jones equity awards pursuant to the terms of the merger agreement and mechanics by which holders of Dow Jones equity awards may elect to have some or all of their Dow Jones equity awards converted into News Corporation equity awards.

Neither the Dow Jones board of directors nor the management of Dow Jones is making any recommendation as to whether any holder of any Dow Jones equity awards should elect to convert his or her Dow Jones equity awards into News Corporation equity awards. They are also not making any recommendation regarding the shares of Class A common stock of News Corporation that underlie those News Corporation equity awards.

Treatment of Dow Jones Stock Options and Other Equity Awards

Stock Options.

Vested Stock Options. As of the effective time, each outstanding vested option to acquire shares of Dow Jones common stock and each outstanding vested stock appreciation right in respect of shares of Dow Jones common stock (other than any option or stock appreciation right with an exercise price or base price that exceeds the cash consideration, which we refer to as an “out-of-the-money option”) will, subject to the right of the holder to make an option conversion election (as described below under “Option Conversion Election”), be converted, in accordance with the terms of this option or SAR, into a right to receive from Dow Jones, for each share of Dow Jones common stock subject to this option or stock appreciation right, an amount in cash equal to the excess of the cash consideration over the exercise price per share (or in the case of stock appreciation rights, the base price per share) of this option (or stock appreciation right). In this proxy statement/prospectus, we refer to this cash amount as the “vested Dow Jones option payment.” The vested Dow Jones option payment will be paid on the closing date of the merger.

Unvested Stock Options. As of the effective time, each outstanding unvested option to acquire shares of Dow Jones common stock and each outstanding unvested stock appreciation right in respect of shares of Dow Jones common stock (other than an out-of-the-money options) will, subject to the right of the holder to make the Option Conversion Election, be converted, in accordance with the terms of the option or SAR, into a right to receive from Dow Jones, for each share of Dow Jones common stock subject to the option or stock appreciation right, an amount in cash equal to the excess of the cash consideration over the exercise price per share (or in the case of stock appreciation rights, the base price per share) of this option (or stock appreciation right). In this proxy statement/prospectus, we refer to this cash amount as the “unvested Dow Jones option payment.” The unvested Dow Jones option payment will be payable on the dates upon which the applicable option or stock appreciation right would have become exercisable under the terms and conditions that are applicable, and would be applicable, to the option or stock appreciation right as of the date of the merger agreement (but taking into account any changes to the option or SAR under the merger agreement and under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement).

Option Conversion Election. Each holder of an outstanding vested or unvested option to acquire shares of Dow Jones common stock or an outstanding vested or unvested stock appreciation right in respect of shares of Dow Jones common stock (other than an out-of-the-money option) may elect, in accordance with the procedures described under the section entitled “The Equity Awards Exchange—Election Mechanics” below, to have all or a portion of the shares of Dow Jones common stock subject to this option or stock appreciation right converted at the effective time into an option to acquire a number of shares of (or a stock appreciation right with respect to)

News Corporation Class A common stock (on the same terms and conditions as were applicable under this option or stock appreciation right, but taking into account any changes to this option or SAR under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement) that is equal to the number of shares of Dow Jones common stock subject to the outstanding option or stock appreciation right for which an election was made multiplied by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger. This option to acquire News Corporation Class A common stock (or SAR in respect of News Corporation Class A common stock) will have an exercise price (or base price) equal to the per share exercise price (or base price) specified in that vested Dow Jones option or unvested Dow Jones stock appreciation right divided by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger. Any holder making the option conversion election will not be entitled to receive the vested Dow Jones option payment or the unvested Dow Jones option payment, as applicable, with respect to any shares for which an election is validly made.

In the case of any Dow Jones option with respect to which the option conversion election was made and to which Section 421 of the Code applies as of the effective time by reason of its qualification under Section 422 of the Code, the exercise price (or base price), the number of shares of News Corporation Class A common stock subject to the News Corporation option into which this Dow Jones option is converted and the terms and conditions of exercise of that News Corporation option will be determined in a manner consistent with the requirements of Section 424(a) of the Code. Furthermore, in the case of any Dow Jones option with respect to which the option conversion election was made, the exercise price, the number of shares of News Corporation Class A common stock subject to the News Corporation Option into which this Dow Jones option is converted and the terms and conditions of exercise of that News Corporation option will be determined in a manner that satisfies the requirements of Section 409A of the Code.

Effect of Termination of Employment on Options and SARs. Upon an involuntary or constructive termination of employment within twenty-four months following the closing of the merger, the cash payable for unvested options or SARs (or if the option or SAR conversion election is made, the holder’s option to acquire shares of or SARs in respect of News Corporation Class A common stock) will vest in full and be paid or be exercisable, respectively.

Restricted Stock and Restricted Stock Units. As of the effective time, subject to the right of the holder to make an equity right conversion election (as described below under “Equity Right Conversion Election”), each outstanding share of restricted Dow Jones common stock will be converted, in accordance with its terms, into the right to receive the cash consideration, which we refer to as the “restricted stock payment,” and each outstanding restricted stock unit in respect of a share of Dow Jones common stock will be converted into the right to receive the cash consideration and all dividend equivalents in respect thereof, which we refer to as the “restricted stock unit payment,” in each case, on the date upon which the applicable share of restricted Dow Jones common stock or the applicable Dow Jones restricted stock unit would vest, and would have vested, under the terms and conditions that otherwise would have been applicable to that share of restricted Dow Jones common stock or Dow Jones restricted stock unit (but taking into account any changes to that share of restricted Dow Jones common stock or Dow Jones restricted stock unit under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement).

Equity Right Conversion Election. Each holder of an outstanding share of restricted Dow Jones common stock or an outstanding restricted stock unit in respect of a share of Dow Jones common stock may elect, in accordance with the procedures described under the section entitled “The Equity Awards Exchange—Election Mechanics” below, to have all or a portion of the shares of restricted Dow Jones common stock or Dow Jones common stock represented by his or her Dow Jones restricted stock unit converted at the effective time into a number of restricted shares of News Corporation Class A common stock or restricted stock units in respect of shares of News Corporation Class A common stock equal to the number of restricted shares of Dow Jones common stock or Dow Jones common stock represented by Dow Jones restricted stock unit multiplied by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger (rounded to the nearest whole share) and otherwise subject to the same terms and conditions as were applicable to those shares of restricted Dow Jones stock or restricted stock units (but taking into account any changes to those shares of restricted Dow Jones stock or Dow Jones restricted stock units under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement). Any holder making the equity right conversion election will not be entitled to receive the restricted stock payment or the restricted stock unit payment, as the case may be, with respect to any shares with respect to which an equity right conversion election is validly made.

Dividends. If a holder of shares of restricted Dow Jones common stock or restricted stock units in respect of Dow Jones common stock makes an equity right conversion election, the holder will be entitled to receive dividends in respect of restricted shares of News Corporation Class A common stock and to accrue dividend equivalents on restricted stock units in respect of News Corporation Class A common stock. All dividend equivalents accrued prior to closing in respect of Dow Jones restricted stock units and after closing in respect of News Corporation restricted units into which those Dow Jones restricted stock units are converted in the merger will be paid on vesting of the News Corporation restricted stock units.

A holder that has not made the equity right conversion election will not be entitled to receive dividends or accrue dividend equivalents for periods after the closing of the merger.

Effect of Termination of Employment on Restricted Stock and Restricted Stock Units. Upon an involuntary or constructive termination of employment within twenty-four months following the closing of the merger the cash will be payable (or if the equity right conversion election is made, the restricted shares of or restricted stock units in respect of News Corporation Class A common stock will vest) on a pro-rata basis, based on the holder’s service during the vesting period (plus any applicable severance period).

Contingent Stock Rights. Each outstanding Dow Jones contingent stock right (as defined in the Dow Jones 2001 Long Term Incentive Plan, which we refer to as the “LTIP”) will, subject to the right of the holder to make a contingent stock right conversion election (as described below under “Contingent Stock Right Conversion Election”), be treated in accordance with the terms of the LTIP, and the Final Award (as defined in the LTIP) will be converted at the effective time into the right to receive from Dow Jones, at the time or times set forth in the LTIP, cash in an amount equal to the product of (1) the cash consideration and (2) the number of shares of Dow Jones common stock constituting the Final Award (generally the target number of shares), which we refer to as the “Dow Jones CSR payment.”

Contingent Stock Right Conversion Election. Each holder of an outstanding Dow Jones contingent stock right may elect, in accordance with the procedures described under the section entitled “Equity Awards Exchange—Election Mechanics” beginning on page 163, to have all or a portion of the shares of Dow Jones common stock constituting that holder’s Final Award (again, generally the target number of shares) converted at the effective time into the right to receive a contingent stock right with respect to a number of shares of News Corporation Class A common stock equal to the number of shares of Dow Jones common stock constituting that holder’s Final Award multiplied by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger (rounded to the nearest whole share) and otherwise subject to the terms of the LTIP (but taking into account any changes under the LTIP occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement). Any holder making a contingent stock right conversion election will not be entitled to receive the Dow Jones CSR payment in respect of any shares for which a contingent stock right conversion election was validly made.

Dividends. After the closing, executive officers and other holders of contingent stock rights will be entitled to receive, for each quarter during the performance period applicable to their contingent stock rights, cash payments equal to the number of Dow Jones shares subject to their contingent stock rights immediately before the merger multiplied by $0.25, the amount of the regular quarterly dividend currently paid on Dow Jones shares.

Effect of Termination of Employment on Contingent Stock Rights. Upon an involuntary or constructive termination of employment within twenty-four months following the closing of the merger, the cash (or if the contingent stock right conversion election is made, the contingent stock rights in respect of shares of News Corporation Class A common stock) will be paid on a pro-rata basis based on the number of months of the holder’s service during the performance period (plus any applicable severance period).

Factiva LTIP Awards. Each outstanding award granted pursuant to the Dow Jones Reuters Business Interactive, LLC Long-Term Incentive Plan (which we refer to as the “Factiva LTIP”) with respect to the 2005-2007 performance period (which period we refer to as “Cycle 4”) will be measured at its target level on the closing date of the merger, and continue to be eligible to vest (subject to the original vesting schedule in the Factiva LTIP) on December 31, 2007. Each outstanding award granted pursuant to the Factiva LTIP with respect to the 2006-2008 performance period (which period we refer to as “Cycle 5”) will, subject to the right of the holder to make a Cycle 5 conversion election (as described below under “Factiva LTIP Cycle 5 Conversion Election”), be measured at its target level, multiplied by a “performance factor” equal to the ratio of $60 to a base stock price of $37.33, or 1.61, and will continue to be eligible to vest (subject to the original vesting conditions under the Factiva LTIP) on December 31, 2008.

Factiva LTIP Cycle 5 Conversion Election. Each holder of a Cycle 5 award granted pursuant to the Factiva LTIP may elect, in accordance with the procedures described under the section entitled “Equity Awards Exchange—Election Mechanics” beginning on page 163, to have the amount of a holder’s Cycle 5 award be measured pursuant to a formula based on the increase or decrease in the value of News Corporation Class A common stock between the date of the closing of the merger and December 31, 2008.

Effect of Termination of Employment on Factiva LTIP Awards. Upon an involuntary termination of employment without cause within twenty-four months following the closing of the merger and prior to the end of 2007 for Cycle 4 awards or prior to the end of 2008 for Cycle 5 awards, a holder of a Factiva LTIP award will receive a pro-rated portion of the Cycle 4 and/or Cycle 5 award that remains outstanding on the date of termination. The amount that a holder will receive will be determined based on the payouts described above (and if the Factiva LTIP Cycle 5 conversion election is made, in accordance with that election) and will be pro-rated based on the number of whole months that have elapsed in Cycle 4 or Cycle 5, as applicable, as of the date of the holder’s termination (plus any applicable severance period).

In this proxy statement/prospectus, we refer to the vested and unvested options to purchase shares of News Corporation Class A common stock, the restricted shares of News Corporation Class A common stock, the News Corporation restricted stock units and News Corporation contingent stock rights to be issued on conversion of Dow Jones equity awards issued pursuant to the Equity Awards Exchange as News Corporation equity awards. Following the effective time, News Corporation will maintain each equity or equity-based compensation plan of Dow Jones or any of its subsidiaries for purposes of administering the unvested stock options, vested stock options, out-of-the-money options, shares of restricted stock, restricted stock units and contingent stock rights discussed above.

The vested Dow Jones option payment and unvested Dow Jones option payment will generally be taxed to the recipient upon receipt as ordinary wage income for U.S. federal income tax purposes. We do not expect that a holder of a vested option (or stock appreciation right) or an unvested option (or stock appreciation right) who makes an option conversion election will be subject to U.S. federal income tax by reason of the conversion. Upon exercise of any converted award, the holder will generally be subject to U.S. federal income tax in the same manner as would have been applicable had the award been exercised in respect of Dow Jones common stock without regard to the conversion (substituting the value of New Corporation Class A common stock for Dow Jones common stock).

Similarly, the restricted stock payment and restricted stock unit payment will generally be taxed to the recipient upon receipt as ordinary wage income for U.S. federal income tax purposes, and we do not expect that a holder of a share of restricted Dow Jones common stock or a restricted stock unit in respect of a share of Dow Jones common stock who elects to convert this award to an award in respect of News Corporation Class A common stock will be subject to U.S. federal income tax by reason of the conversion. Upon settlement of the converted award, the holder will generally have ordinary wage income for U.S. federal income tax purposes equal to the value of the payment received.

Likewise, the Dow Jones CSR payment and payments in respect of Factiva LTIP awards will generally be taxed to the recipient upon receipt as ordinary wage income for federal income tax purposes, and we do not expect that a holder of a Dow Jones contingent stock right who elects to convert such award to an award in respect of News Corporation Class A common stock or a holder of a Factiva LTIP award who elects to convert such award as described under “Factiva LTIP Cycle 5 Election” will be subject to federal income tax by reason of the conversion. Upon settlement of a converted contingent stock right or a converted Factiva LTIP Cycle 5 award, the holder generally will have ordinary wage income for federal income tax purposes equal to the value of the payment received.

Election Mechanics

Each person who is a holder of a Dow Jones equity award as of the equity award election deadline (as defined below) has the right to submit an election form specifying the number of Dow Jones equity awards with respect to which that holder desires to make an option conversion election, a restricted stock conversion election, a restricted stock unit conversion election or a contingent stock right conversion election. Holders of Dow Jones equity awards may make this election with respect to some or all of those equity awards.

All option conversion elections, restricted stock conversion elections, restricted stock unit conversion elections and contingent stock right conversion elections must be submitted on the election form that is being mailed to holders of Dow Jones equity awards together with this proxy statement/prospectus. To be valid, an election form must be received by the exchange agent by the equity award election deadline, which is 5:00 p.m., New York City time, on the later to occur of (x) the third (3rd) business day preceding the closing date and (y) the business day immediately preceding the date of the special meeting.

You may change your elections by delivering to the exchange agent a properly completed revised election form that identifies the Dow Jones equity awards to which the revised election form applies. Delivery to the exchange agent of a revised election form with respect to any Dow Jones equity award prior to the election deadline will result in the revocation of all prior election forms with respect to those Dow Jones equity awards. Any election form relating to Dow Jones equity awards may be revoked by the holder submitting it by written notice to the exchange agent prior to the equity award election deadline. All election forms will automatically be revoked if the merger agreement is terminated.

Election Forms and Related Documents

News Corporation has appointed Mellon Investor Services, as the exchange agent to coordinate the issuance of News Corporation equity awards pursuant to the equity award exchange. An applicable election form package is being mailed with this proxy statement/prospectus to all holders of Dow Jones equity awards as of the record date. In addition, the exchange agent will send an election form package to those holders of Dow Jones equity awards who acquire Dow Jones equity awards after the record date. The election form package will contain a form to complete in the event the holder would like to make an election with respect to Dow Jones equity awards. The election form package also will contain detailed instructions on how to complete the form, along with various questions and answers relating to the election process.

As further described in the Dow Jones equity awards election form package, holders of Dow Jones equity awards who wish to make an election with respect to these equity awards will be required to properly complete, execute and return the documents described below, in the manner described below, by the Dow Jones equity award election deadline:

•	Election Form. Complete the applicable election form according to the instructions provided in the election form package.

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Form W-9. Complete the Substitute Form W-9 provided with the election form package, or if you are a non-U.S. person, request from Mellon Investor Services, as the exchange agent, and complete, sign and return an appropriate Form W-8.

Please carefully read the documents contained in the Dow Jones election form package, including the information booklet provided in that package.

LEGAL MATTERS

The validity of the Newco Class B common units, the News Corporation Class A common stock, the News Corporation restricted stock units, the News Corporation options to purchase News Corporation Class A common stock and the News Corporation contingent stock rights offered by this proxy statement/prospectus will be passed upon by Hogan & Hartson L.L.P.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in “Management’s Report on Internal Control over Financial Reporting”) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Dow Jones & Company, Inc. for the year ended December 31, 2006 have been so incorporated in reliance on the report which contains an explanatory paragraph on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Factiva business that registrant acquired as of December 31, 2006 of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of News Corporation appearing in News Corporation’s Annual Report (Form 10-K) for the year ended June 30, 2007 and News Corporation management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. News Corporation’s consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Ruby Newco LLC at July 31, 2007 included in this registration statement/ proxy statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF DOW JONES STOCKHOLDERS

If the merger is completed Dow Jones will not have public stockholders, and there will be no public participation in any future meetings of stockholders of Dow Jones. However, if the merger is not completed, Dow Jones expects to hold a 2008 annual meeting of stockholders.

Pursuant to the Rule 14a-8 of the Exchange Act, stockholders may present proper proposals for inclusion in Dow Jones’ proxy statement and for consideration at the next annual meeting of Dow Jones’ stockholders by submitting their proposals to Dow Jones in a timely manner. Under Rule 14a-8(e) of the Exchange Act, a stockholder proposal intended for inclusion in next year’s proxy statement must be received by Dow Jones at its principal executive offices no later than November 17, 2007, which is 120 calendar days prior to the anniversary of the mailing date of the proxy statement for Dow Jones’ 2007 annual meeting, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

Rule 14a-4(c)(1) establishes a different deadline for submission of stockholder proposals that are not intended to be included in Dow Jones’ proxy statement. Rule 14a-4(c)(1) relates to the discretionary voting authority retained by Dow Jones with respect to proxies. With respect to any stockholder proposal for Dow Jones’ 2008 annual meeting submitted after January 31, 2008 (45 calendar days prior to the anniversary of the mailing date of the proxy statement for Dow Jones’ 2007 annual meeting), Dow Jones retains discretion to vote proxies it receives as the board of directors sees fit. With respect to proposals submitted before January 31, 2008, Dow Jones retains discretion to vote proxies it receives as the board of directors sees fit, only if (i) Dow Jones includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement with respect to the proposal in compliance with Rule 14a-4(c)(2).

For more detailed information regarding the process for submitting shareholder proposals, see “Shareholder Proposals” at www.dowjones.com. If you would like to have the information mailed to you, please submit your written request to Mr. Joseph A. Stern, Company Secretary, Dow Jones & Company, Inc., 200 Liberty Street, New York, New York 10281.

WHERE YOU CAN FIND MORE INFORMATION

Dow Jones and News Corporation file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Dow Jones or News Corporation files at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Dow Jones’ and News Corporation’s SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Dow Jones files with the SEC by going to the “Investor Relations” section of Dow Jones’ website at http://www.dowjones.com. You also may obtain free copies of the documents News Corporation files with the SEC by going to the “Investor Relations” section of News Corporation’s website at http://www.newscorp.com. Dow Jones’ and News Corporation’s website addresses are provided as inactive textual references only. The information provided on Dow Jones’ and News Corporation’s websites is not part of this proxy statement/prospectus, and is not incorporated herein by reference.

Reports, proxy statements or other information concerning News Corporation and Dow Jones may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference in this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Dow Jones and News Corporation to “incorporate by reference” into this proxy statement/prospectus documents it files with the SEC. This means that News Corporation and Dow Jones can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and later information that Dow Jones or News Corporation files with the SEC will update and supersede that information. Dow Jones and/or News Corporation, respectively, incorporates by reference the documents listed below and any documents filed by Dow Jones or News Corporation, respectively, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting:

•	News Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 2007;

•

News Corporation Current Reports on Form 8-K filed with the SEC on August 1, 2007, August 14, 2007, August 15, 2007, August 16, 2007, August 17, 2007, August 28, 2007, August 30, 2007, August 31, 2007 and September 4, 2007;

•	Dow Jones Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Dow Jones Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007;

•

Dow Jones Current Reports on Form 8-K filed with the SEC on January 23 (as amended April 25), February 23, March 2, March 16, April 24, May 16, June 7 (as amended July 20), July 19 (with respect to resignation of directors), August 1, August 1 and August 23, 2007; and

•

The description of News Corporation’s Class A common stock in the Current Report on Form 8-K12G3 filed with the SEC on November 12, 2004 and the description of the associated preferred stock purchase rights in the registration statement on Form 8-A filed with the SEC on November 12, 2004, together with any amendment or report filed for the purpose of updating that description.

Any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered may request copies of this proxy statement/prospectus and any of the documents incorporated by reference in this document or other information concerning Dow Jones, without charge, by written or telephonic request directed to Investor Relations, Dow Jones & Company, Inc., P.O. Box 300, Princeton, New Jersey 08543, on the “Investor Relations” section of Dow Jones’ website at http://www.dowjones.com or from the SEC through the SEC’s website at the address provided above. Any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered may request copies of this proxy statement/prospectus and any of the documents incorporated by reference in this document or other information concerning News Corporation, without charge, by written or telephonic request directed to Investor Relations, News Corporation, 1211 Avenue of the Americas, New York, New York 10036, on the “Investor Relations” section of News Corporation’s website at http://www.newscorp.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Neither News Corporation nor Dow Jones has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENT

RUBY NEWCO LLC

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of July 31, 2007	F-3
Note to Consolidated Balance Sheet	F-4

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Member of Ruby Newco LLC:

We have audited the accompanying consolidated balance sheet of Ruby Newco LLC as of July 31, 2007. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the consolidated financial position of Ruby Newco LLC at July 31, 2007 in conformity with U.S. generally accepted accounting principles.

/s/    Ernst & Young LLP

New York, New York

September 5, 2007

F-2

Ruby Newco LLC

Consolidated Balance Sheet

As of July 31, 2007

Assets :	$—

Total Assets	$—

Liabilities:	$—

Member’s Equity:
Common units (1,000 units outstanding)	$1
Receivable due from News Corporation	$(1)

Total Liabilities and Member’s Equity	$—

See accompanying Note to Consolidated Balance Sheet

F-3

Ruby Newco LLC

Note to Consolidated Balance Sheet

Ruby Newco LLC (“Newco”), a Delaware limited liability company, is a direct, wholly owned subsidiary of News Corporation. Newco was formed on July 30, 2007, solely for the purpose of facilitating the acquisition of Dow Jones & Company, Inc. (“Dow Jones”) by News Corporation. Newco has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the agreement and plan of merger, dated as of July 31, 2007 (the “Merger Agreement”), by and among Dow Jones, News Corporation, Newco and Diamond Merger Sub Corporation (“Merger Sub”), a wholly owned subsidiary of Newco. Such transactions will include (i) the contribution of cash by News Corporation in exchange for Newco Class A common units in an amount necessary to effect the acquisition by Newco of Dow Jones and Dow Jones’ subsequent merger into Merger Sub and (ii) the issuance of Newco Class B common units in an amount necessary to satisfy elections by Dow Jones stockholders, subject to the 10% maximum provided for in the Merger Agreement, to receive Newco Class B common units. Upon completion of the acquisition, Dow Jones will be a wholly owned subsidiary of Newco, and Newco will be owned solely by News Corporation and former Dow Jones stockholders who receive Newco Class B common units in the acquisition, if any. Immediately following the acquisition, former Dow Jones stockholders will own no greater than 10% of the outstanding equity interests of Newco through their ownership of Newco Class B common units and News Corporation will own no less than 90% of the outstanding equity interests of Newco through its ownership of Newco Class A common units.

The Consolidated Balance Sheet includes the accounts of Merger Sub. All intercompany transactions between Newco and Merger Sub have been eliminated in consolidation.

F-4

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of July 31, 2007

by and among

NEWS CORPORATION,

RUBY NEWCO LLC,

DOW JONES & CO., INC.,

AND

DIAMOND MERGER SUB CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 31, 2007 (this “Agreement”), is by and among NEWS CORPORATION, a Delaware corporation (“Ruby”), RUBY NEWCO LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Ruby (“Ruby Newco”), DOW JONES & CO., INC., a Delaware corporation (“Diamond”), and DIAMOND MERGER SUB CORPORATION, a Delaware corporation and a wholly owned subsidiary of Ruby Newco (“Merger Sub”).

RECITALS

WHEREAS, the respective Boards of Directors of Ruby and Diamond have determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective companies and stockholders to combine their respective businesses as set forth in this Agreement (the “Combination”);

WHEREAS, it is intended that the Combination shall be effected in accordance with the terms of this Agreement through (i) the contribution by Ruby of the aggregate amount of the Cash Consideration to Ruby Newco (the “Contribution”), and (ii) the merger of Merger Sub with and into Diamond (the “Merger,” and together with the Contribution, the “Transaction”), at which time the separate existence of Merger Sub shall cease, and Diamond shall be the surviving entity of the Merger (the surviving corporation in the Merger, the “Surviving Corporation”);

WHEREAS, as a result of the Merger, Ruby and potentially certain holders of Diamond Common Stock will together own all of the outstanding equity interests of Ruby Newco, and Ruby Newco will, in turn, own all of the outstanding shares of common stock of the Surviving Corporation;

WHEREAS, as a condition to and as an inducement to each of Ruby’s, Ruby Newco’s and Merger Sub’s willingness to enter into this Agreement, the Bancroft Investors are, concurrently with the execution and delivery of this Agreement, entering into a voting and support agreement (the “Voting Agreement”), pursuant to which, among other things, the Bancroft Investors agree, subject to the terms and conditions thereof, to vote in favor of the adoption of this Agreement;

WHEREAS, the respective Boards of Directors of Ruby, Diamond and Merger Sub and the board of managers of Ruby Newco, have approved and declared advisable this Agreement and the transactions contemplated herein, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties intend that the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, qualifies as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE CONTRIBUTION AND THE MERGER

Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Article VII, and subject to satisfaction or waiver of the conditions in Article VI (and subject to Section 6.4), the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the second Business Day after satisfaction, or to the extent permitted under this Agreement, waiver, of all the conditions to the Merger set forth in Article VI other than conditions that by their nature are to be satisfied at the Closing (the date on which the Closing occurs pursuant to this Section 1.1, the “Closing Date”), at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP in New York, New York, unless another time, date or place is agreed to in writing by the parties.

Section 1.2 The Contribution. Immediately prior to the Closing, Ruby shall cause the Contribution to occur.

Section 1.3 The Merger.

(a) At the Effective Time, Merger Sub shall be merged with and into Diamond in accordance with the DGCL and subject to and in accordance with the terms and conditions set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and Diamond shall continue to exist as the Surviving Corporation and as a wholly-owned subsidiary of Ruby Newco.

(b) Immediately following the Closing, Diamond shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other time as shall be agreed by Ruby and Diamond and specified in the Certificate of Merger (the time at which the Merger is effective in accordance, “Effective Time”).

(i) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Diamond and Merger Sub, all as provided under the DGCL.

Section 1.4 Certificate of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger, the Diamond Certificate of Incorporation shall be amended as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with this certificate of incorporation and applicable Law. The by-laws of Merger Sub attached hereto as Exhibit B shall be the by-laws of the Surviving Corporation as of the Effective Time and following the Effective Time until thereafter amended in accordance with such by-laws, the certificate of incorporation of the Surviving Corporation and applicable Law. The Ruby Newco Operating Agreement shall be the operating agreement of Ruby Newco as of the Effective Time and following the Effective Time until thereafter changed or amended as provided therein or by the Limited Liability Company Act of the State of Delaware (together with the DGCL, the “Delaware Law”).

Section 1.5 Directors of Ruby and Directors and Officers of the Surviving Corporation.

(a) The Board of Directors of Ruby shall take all requisite action to cause an individual to be mutually agreed upon pursuant to the procedures set forth in Section 1.5 of the Diamond Disclosure Letter, to become, as of the Closing Date, a member of the class of directors of Ruby which has the longest remaining term as of the Closing Date.

(b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation upon the Effective Time until their respective successors are duly elected and qualified.

(c) The officers of Diamond immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time until their respective successors are duly elected and qualified.

(d) The members of the board of managers of Ruby Newco immediately prior to the Effective Time shall be the members of the board of managers of Ruby Newco upon the Effective Time until their respective successors are duly elected and qualified. The officers of Ruby Newco immediately prior to the Effective Time shall be the officers of Ruby Newco as of the Effective Time until their respective successors are duly elected and qualified.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Effect on Diamond and Merger Sub Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any party or any holder of shares of Diamond Common Stock or any capital stock of Merger Sub, the following shall occur:

(i) Each share of Diamond Common Stock that is owned by Ruby or Diamond or any of their respective Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Subject to Sections 2.1(e), 2.3 and 2.6, each issued and outstanding share of Diamond Common Stock (other than shares of Diamond Common Stock to be canceled in accordance with Section 2.1(a)(i)) shall be converted into the right to receive from Ruby Newco either the Unit Consideration or the Cash Consideration (the Unit Consideration or the Cash Consideration, as applicable, the “Merger Consideration”), with the form of Merger Consideration determined as follows:

(A) each share of Diamond Common Stock with respect to which an election to receive the Unit Consideration has been effectively made and not revoked or lost (and not converted into the right to receive the Cash Consideration pursuant to Sections 2.1(d)(iii) or 2.1(d)(iv)) (each, a “Unit Electing Diamond Share”) shall be converted into the right to receive from Ruby Newco that number (expressed as a decimal) of fully paid and nonassessable Ruby Newco Class B Units (the “Unit Consideration”) equal to the quotient of (A) $60.00 divided by (B) the Average Ruby Trading Price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)) (the “Exchange Ratio”); and

(B) each other share of Diamond Common Stock shall be converted into the right to receive from Ruby Newco an amount equal to $60.00 in cash without interest (the “Cash Consideration”).

(iii) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) All shares of Diamond Common Stock to be converted into the Merger Consideration pursuant to this Section 2.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate representing prior to the Effective Time any such shares of Diamond Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.3(e) hereof and (iii) any cash to be paid in lieu of any fractional Ruby Newco Class B Unit in accordance with Section 2.4 hereof.

(c) Elections.

(i) Each Person (other than Ruby, Diamond or any of their respective Subsidiaries) who on or prior to the Election Deadline is a holder of record of shares of Diamond Common Stock as evidenced by Certificates (provided that, in order for a valid Unit Election to be made under this Section 2.1(c) with respect to shares of Diamond Common Stock held on behalf of a beneficial owner through a broker, dealer, bank or similar nominee (it being understood that a trust or trustee shall not be considered a nominee for this purpose) or in the name of a participant in the Depositary Trust Company’s book-entry transfer system, prior to such Unit Election such shares shall have been withdrawn from such arrangement and shall be held in the form of Certificates) shall be entitled, with respect to all or a portion of such shares of Diamond Common Stock, to make an election (a “Unit Election”), on or prior to the Election Deadline, to receive the Unit Consideration on the basis set forth in this Agreement. Each Person receiving the Unit Consideration pursuant to the Merger shall be deemed to have executed the Ruby Newco Operating Agreement as a Class B Unitholder (as defined thereunder) by virtue of such receipt and without any further action on any such Person’s part.

(ii) Ruby shall prepare a form, in form and substance reasonably acceptable to Diamond (an “Election Form”), pursuant to which a holder of record of shares of Diamond Common Stock may make a Unit Election with respect to all or a portion of the shares of Diamond Common Stock held by such holder. The Election Form shall include statements and representations substantially in a form to be mutually agreed upon by Ruby and Diamond as promptly as practicable following the date of this Agreement (“Election Form Representations”) that would be made by each holder of record submitting an Election Form (or, if the record holder is not the Person having discretion as to the matters covered by the Election Form Representations, then on behalf of the Person having such discretion). The Election Form shall provide that the Election Form Representations are being made as of the date the Election Form is submitted and as of the Effective Time. Diamond shall mail the Election Form, together with the Proxy Statement, to each holder of record of shares of Diamond Common Stock on the record date for the Diamond Stockholder Meeting and shall use its reasonable best efforts to make the Election Form available to any person who becomes a record holder of shares of Diamond Common Stock during the period between the record date and the Election Deadline.

(iii) A Unit Election shall be effective only if (A) the Exchange Agent shall have received an Election Form covering the shares of Diamond Common Stock to which such Unit Election applies, executed and completed in accordance with the instructions set forth in such Election Form, together with the Certificates as to which the Unit Election is being made, no later than the later to occur of (subject to Section 6.4) (x) 5:00 p.m., New York City time, on the third (3rd) Business Day preceding the Closing Date and (y) the Business Day immediately preceding the date of the Diamond Stockholder Meeting (the “Election Deadline”) and (B) the Election Form Representations are properly made pursuant to the Election Form (or with changes to such Election Form Representations as may be acceptable to counsel delivering the Tax Opinion in counsel’s sole discretion) and not withdrawn. Ruby and Diamond shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Election Deadline. If the anticipated Closing Date is delayed to a subsequent date, the anticipated Election Deadline shall be similarly delayed to a subsequent date, and Ruby and Diamond shall promptly publicly announce any delay and, when determined, the rescheduled anticipated Election Deadline. A Unit Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the shares of Diamond Common Stock to which the revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any shares of Diamond Common Stock shall result in the revocation of all prior Election Forms with respect to all such shares of Diamond Common Stock. Any termination of this Agreement in accordance with Article VII shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of termination. In the event of a revocation of a Unit Election with respect to any shares of Diamond Common Stock, the Exchange Agent shall immediately return any Certificates relating to such shares delivered to the Exchange Agent in connection with the making of such election to the Diamond stockholder that previously made such election.

(d) Proration.

(i) The number of holders of record (as defined for purposes of Rule 12g5-1 under the Exchange Act) of Diamond Common Stock eligible to receive the Unit Consideration shall not exceed 250 (the “Maximum Unitholder Number”).

(ii) The number of shares of Diamond Common Stock eligible to be converted into the right to receive the Unit Consideration at the Effective Time shall not exceed 8,599,159 shares of Diamond Common Stock (the “Unit Election Number”).

(iii) If the number of holders making valid Unit Elections in accordance with Section 2.1(c) (each a “Unit Electing Holder”) does not exceed the Maximum Unitholder Number, each Unit Electing Holder’s Unit Electing Diamond Shares shall be converted into the Unit Consideration, subject to Section 2.1(d)(iv). If the number of Unit Electing Holders exceeds the Maximum Unitholder Number, the Unit Electing Diamond Shares of the 250 Unit Electing Holders that made (and did not revoke) a valid Unit Election with respect to the greatest number of shares of Diamond Common Stock shall be converted into the Unit Consideration, subject to Section 2.1(d)(iv); and the Unit Electing Diamond Shares of the remaining Unit Electing Holders shall be converted into the Cash Consideration as if the shares were not Unit Electing Diamond Shares.

(iv) After giving effect to the allocations and adjustments described in Section 2.1(d)(iii), if any,

(A) if the number of Unit Electing Diamond Shares exceeds the Unit Election Number, then the Unit Electing Diamond Shares shall be treated in the following manner:

(1) A unit proration factor (the “Unit Proration Factor”) shall be determined by dividing the Unit Election Number by the total number of Unit Electing Diamond Shares.

(2) A number of Unit Electing Diamond Shares covered by each Unit Electing Holder’s Unit Election equal to the product of (x) the Unit Proration Factor and (y) the total number of Unit Electing Diamond Shares covered by such Unit Election shall be converted into the right to receive the Unit Consideration.

(3) Each Unit Electing Diamond Share other than those converted into the right to receive the Unit Consideration in accordance with Sections 2.1(d)(iv)(1)(B), shall be converted into the right to receive the Cash Consideration as if the shares of Diamond Common Stock were not Unit Electing Diamond Shares.

(B) If the number of Unit Electing Diamond Shares is less than or equal to the Unit Election Number, then each Unit Electing Diamond Share shall be converted into the right to receive the Unit Consideration.

(e) Dissenting Shares. Notwithstanding Section 2.1(b) or anything to the contrary in this Agreement, shares of Diamond Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented to the Merger in writing and who has demanded appraisal for those shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, unless the holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, the holder fails to perfect, withdraws or loses its right to appraisal, those shares of Diamond Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Cash Consideration. Diamond shall give Ruby prompt notice of any demands received by Diamond for appraisal of shares of Diamond Common Stock, and Ruby shall have the right to participate in all negotiations and proceedings with respect to those demands. Except with the prior written consent of Ruby, Diamond shall not make any payment with respect to, or offer to settle or settle, any demands for appraisal of shares of Diamond Common Stock. Diamond shall serve prompt notice (but in any event within four (4) Business Days) to Ruby of any demands for appraisal, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by Diamond in respect of any shares of Diamond Common Stock.

Section 2.2 Diamond Stock Options; Restricted Stock Units; Contingent Stock Rights.

(a) As of the Effective Time, each option to acquire shares of Diamond Common Stock (including each stock appreciation right in respect of shares of Diamond Common Stock) awarded under any stock option or compensation plan, agreement or arrangement of Diamond, to the extent such option (or stock appreciation right) is, immediately prior to the Effective Time, exercisable for the shares of Diamond Common Stock subject thereto, shall be cancelled and of no further force and effect with respect to the shares of Diamond Common Stock for which such option (or stock appreciation right) was exercisable immediately prior to the Effective

Time. The holder of such option (or stock appreciation right) shall be entitled to receive from Diamond on the Closing Date an amount in cash equal to the product of (x) the number of shares of Diamond Common Stock for which such option (or stock appreciation right) was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Cash Consideration over the exercise price per share (or base price per share in the case of stock appreciation rights) of such option (or stock appreciation right) (the “Vested Diamond Option Payment”). The foregoing shall not apply to any option (or stock appreciation right) with an exercise price (or base price) that equals or exceeds the Cash Consideration (an “Out-of-the-Money Diamond Option”). Each Out-of-the-Money Diamond Option shall be adjusted at the Effective Time in accordance with Section 2.2(d).

(b) Subject to Section 2.2(c), as of the Effective Time, each option to acquire shares of Diamond Common Stock (including each stock appreciation right in respect of shares of Diamond Common Stock) awarded under any stock option or compensation plan, agreement or arrangement of Diamond, to the extent such option (or stock appreciation right) is, immediately prior to the Effective Time, not exercisable for the shares of Diamond Common Stock subject thereto (each, an “Unvested Diamond Option”) shall be converted into a right to receive from Diamond, for each share of Diamond Common Stock subject to such option (or stock appreciation right) for which such option (or stock appreciation right) was not exercisable immediately prior to the Effective Time, an amount in cash equal to the excess, if any, of the Cash Consideration over the exercise price per share (or base price per share in the case of stock appreciation rights) of such option (or stock appreciation right) (the “Unvested Diamond Option Payment”). The Unvested Diamond Option Payment with respect to each such share of Diamond Common Stock shall be payable on the date, if any, upon which the applicable option (or stock appreciation right) would have become exercisable for such share of Diamond Common Stock under the terms and conditions (including, but not limited to, vesting and accelerated vesting terms and conditions) that are applicable, and would be applicable, to such option (or stock appreciation right), in each case as of the date of this Agreement (as modified in accordance with this Agreement) absent this Section 2.2(b) (but taking into account any changes to such option under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement). The foregoing shall not apply to any Out-of-the-Money Diamond Option. Each Out-of-the-Money Diamond Option shall be adjusted at the Effective Time in accordance with Section 2.2(d).

(c) Each holder of an Unvested Diamond Option (that is not an Out-of-the-Money Diamond Option) may elect, by delivery to each of Diamond and Ruby no later than the third (3rd) Business Day preceding the Closing Date of a form of election prepared and distributed to such holders by Diamond, subject to review and approval by Ruby, which approval shall not be unreasonably withheld or delayed (an “Option Conversion Election”), to have all or a portion of the shares of Diamond Common Stock subject to such Unvested Diamond Option for which such Unvested Diamond Option was not exercisable immediately prior to the Effective Time converted at the Effective Time into an option to acquire shares of (or a stock appreciation right with respect to) Ruby A Common Stock (on the same terms and conditions as were applicable under such Unvested Diamond Option, but taking into account any changes to such option under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement). If a holder of an Unvested Diamond Option makes the Option Conversion Election with respect to all or a portion of the shares of Diamond Common Stock subject to such Unvested Diamond Option, the holder shall not be entitled to receive the Unvested Diamond Option Payments in respect of such shares in accordance with Section 2.2(b), but instead such Unvested Diamond Option (solely with respect to the shares of Diamond Common Stock subject to such Unvested Diamond Option for which an Option Conversion Election was made) shall become, as of the Effective Time, an option to acquire (or a stock appreciation right with respect to) that number of shares of Ruby A Common Stock (a “Ruby Option”) that is equal to the number of shares of Diamond Common Stock subject to such Unvested Diamond Option for which an Option Conversion Election was made multiplied by the Exchange Ratio (rounded to the nearest whole share) and such Ruby Option shall have an exercise price (or base price) per share of Ruby A Common Stock (rounded to the nearest cent) equal to the per share exercise price (or base price) specified in such Unvested Diamond Option divided by the Exchange Ratio and shall otherwise be subject to the same terms and conditions as were applicable to the applicable Unvested Diamond Option (but taking into account any changes to such option under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement); provided that, in the case of any Unvested Diamond Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price (or base price), the number of shares of Ruby A Common Stock subject to the Ruby Option into which it is converted and the terms and conditions of exercise of such Ruby Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and provided, further, that, in the case of any Unvested Diamond Option with respect to which the Option Conversion Election was made, the exercise price, the number of shares of Ruby A Common Stock subject to the Ruby Option into which it is converted and the terms and conditions of exercise of such Ruby Option shall be determined in a manner that satisfies the requirements of Section 409A of the Code.

(d) As of the Effective Time, each Out-of-the-Money Diamond Option that is outstanding immediately prior to the Effective Time (whether or not then exercisable) shall be converted into a Ruby Option for a number of shares of Ruby A Common Stock that is equal to the number of shares of Diamond Common Stock subject to such Out-of-the-Money Diamond Option multiplied by the Exchange Ratio (rounded to the nearest whole share), and such Ruby Option shall have an exercise price (or base price) per share of Ruby A Common Stock (rounded to the nearest cent) equal to the per share exercise price (or base price) specified in such Out-of-the Money Diamond Option divided by the Exchange Ratio and shall otherwise be subject to the same terms and conditions as were applicable to the applicable Out-of-the-Money Diamond Option (but taking into account any changes to such option under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement); provided that, in the case of any Out-of-the-Money Diamond Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price (or base price), the number of shares of Ruby A Common Stock subject to the Ruby Option into which it is converted and the terms and conditions of exercise of such Ruby Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and provided, further, that, in the case of any Out-of-the-Money Diamond Option, the exercise price, the number of shares of Ruby A Common Stock subject to the Ruby Option into which it is converted and the terms and conditions of exercise of such Ruby Option shall be determined in a manner that satisfies the requirements of Section 409A of the Code.

(e) Subject to Section 2.2(g), as of the Effective Time, each outstanding share of restricted Diamond Common Stock awarded under any compensation plan, agreement or arrangement of Diamond (each, a share of “Diamond Restricted Stock”) shall be converted into the right to receive the Cash Consideration (the “Diamond Restricted Stock Payment”) on the date upon which the applicable share of Diamond Restricted Stock would vest, and would have vested, under the terms and conditions (including, but not limited to, vesting and accelerated vesting terms and conditions) that would have been applicable to such share of Diamond Restricted Stock absent the provisions of this Section 2.2(e) (but taking into account any changes to such Diamond Restricted Stock under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement).

(f) Subject to Section 2.2(g), as of the Effective Time, each outstanding restricted stock unit in respect of a share of Diamond Common Stock (each, a “Diamond Restricted Stock Unit,” and together with the Diamond Restricted Stock, a “Diamond Equity Right”), shall be converted into the right to receive (i) the Cash Consideration and (ii) all dividend equivalents in respect thereof (the “Diamond Restricted Stock Unit Payment”), on the date upon which the Diamond Restricted Stock Unit would vest, and would have vested, under the terms and conditions (including, but not limited to, vesting and accelerated vesting terms and conditions) that would have been applicable to such Diamond Restricted Stock Unit absent the provisions of this Section 2.2(f) (but taking into account any changes to such Diamond Restricted Stock Unit under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement).

(g) Each holder of a Diamond Equity Right may elect, by delivery to each of Diamond and Ruby no later than the third (3rd) Business Day preceding the Closing Date of a form of election prepared and distributed to such holder by Diamond, subject to review and approval by Ruby, which approval shall not be unreasonably withheld or delayed (an “Equity Right Conversion Election”) to have all or a portion of the shares of Diamond Common Stock subject to such holder’s Diamond Equity Rights converted at the Effective Time into, as applicable, restricted shares of Ruby A Common Stock or restricted stock units in respect of shares of Ruby A Common Stock (each, a “Ruby Equity Right”), on the same terms and conditions as were applicable under the applicable Diamond Equity Right (but taking into account any changes to such Diamond Equity Right under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement). If the holder of a Diamond Equity Right makes the Equity Right Conversion Election with respect to all or a portion of the shares of Diamond Common Stock subject to such holder’s Diamond Equity Rights, the holder shall not be entitled to receive a Diamond Restricted Stock Payment or a Diamond Restricted Stock Unit Payment in respect of such shares in accordance with Sections 2.2(e) and/or 2.2(f), as applicable, but instead such Diamond Equity Rights (solely with respect to the shares of Diamond Common Stock subject to such Diamond Equity Rights for which an Equity Rights Conversion Election was made) shall become, as of the Effective Time, a Ruby Equity Right with respect to a number of shares of Ruby A Common Stock equal to the number of shares of Diamond Common Stock subject to the Diamond Equity Right multiplied by the Exchange Ratio (rounded to the nearest whole share) and otherwise subject to the same terms and conditions as were applicable to the applicable Diamond Equity Right (but taking into account any changes to such Diamond Equity Right under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement). If a holder of a Diamond Equity Right makes the Equity Right Conversion Election with respect to all or a portion of the shares of Diamond Common Stock subject to such holder’s Diamond Equity Rights, any dividend equivalents credited to the account of such holder as of the Effective Time with respect to such shares subject to such election shall be similarly converted in accordance with the foregoing provisions of this Section 2.2(g).

(h) Subject to Section 2.2(i), each outstanding Contingent Stock Right (as defined in the Diamond 2001 Long Term Incentive Plan (the “LTIP”)) shall be treated in accordance with the terms of the LTIP, and the Final Award (as defined in the LTIP) shall be converted at the Effective Time into the right to receive in cash from Diamond at the time or times set forth in the LTIP an amount equal to the product of (x) the Cash Consideration and (y) the number of shares of Diamond Common Stock constituting the Final Award (the “Diamond CSR Payment”). Immediately prior to the Effective Time, the Factiva Long Term Incentive Plan shall terminate and substitute awards shall not be granted; each participant therein shall thereby receive at the Effective Time a cash payment in accordance with such plan.

(i) Each holder of a Contingent Stock Right may elect, by delivery to Diamond no later than the third (3rd) Business Day preceding the Closing Date of a form of election prepared and distributed to such holders by Diamond, subject to review and approval by Ruby, which approval shall not be unreasonably withheld or delayed (a “Contingent Stock Right Conversion Election”) to have all or a portion of the shares constituting such holder’s Final Award converted at the Effective Time into the right to receive shares of Ruby A Common Stock at the time or times set forth in the LTIP (but taking into account any changes under the LTIP occurring by reason of the change of control resulting from the transactions contemplated by this Agreement). If the holder of a Contingent Stock Right makes the Contingent Stock Right Conversion Election with respect to all or a portion of the shares of Diamond Common Stock constituting the Final Award, such holder shall not be entitled to receive a Diamond CSR Payment in respect of such shares in accordance with Section 2.2(h), but instead such Contingent Stock Right (solely with respect to the shares of Diamond Common Stock subject to such Contingent Stock Right for which a Contingent Stock Right Conversion Election was made) shall become, as of the Effective Time, a Contingent Stock Right in respect of a number of shares of Ruby A Common Stock (a “Ruby

Contingent Stock Right”) equal to the number of shares of Diamond Common Stock constituting the Final Award with respect to which the Contingent Stock Right Conversion Election was made multiplied by the Exchange Ratio (rounded to the nearest whole share) and otherwise on the terms as set forth in the LTIP (but taking into account any changes under the LTIP occurring by reason of the change of control resulting from the transactions contemplated by this Agreement).

(j) Following the Effective Time, Ruby shall maintain each equity or equity-based compensation plan of Diamond or any Diamond Subsidiary (collectively, the “Diamond Stock Plans”) for purposes of administering the Ruby Options, Ruby Equity Rights and Contingent Stock Rights in respect of Ruby A Common Stock described in this Section 2.2 and granting future awards in accordance with NYSE rules. The provisions of such Diamond Stock Plans, including the respective terms of such plans, shall not be changed by Ruby (other than for technical amendments that are not adverse to participants in any such Diamond Stock Plan), except that (i) all awards issued by Ruby pursuant to the Diamond Stock Plans following the Effective Time shall be awards in respect of Ruby A Common Stock and (ii) the number of shares of Ruby A Common Stock available for future issuance pursuant to each Diamond Stock Plan following the Effective Time (the “Available Diamond Stock Plan Shares”) shall be equal to the number of shares of Diamond Common Stock so available immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole share of Ruby A Common Stock.

(k) The Diamond Board of Directors or an appropriate committee of the Diamond Board of Directors shall take all necessary or appropriate action to effect the foregoing provisions of this Section 2.2. Ruby shall cause the Vested Diamond Option Payments, the Unvested Diamond Option Payments, the Diamond Restricted Stock Payments, the Diamond Restricted Stock Unit Payments and the Diamond CSR Payments to be made, and the Option Conversion Elections, the Equity Right Conversion Elections and the Contingent Stock Right Conversion Elections to be honored, in accordance with the foregoing provisions of this Section 2.2.

(l) Ruby shall use its reasonable best efforts to cause to be registered the Ruby Options, the Ruby Equity Rights and Ruby Contingent Stock Right to be issued pursuant to Sections 2.2(c), (d), (g) and (i) and the Ruby A Common Stock subject to Ruby Options, Ruby Equity Rights and Ruby Contingent Stock Rights described in this Section 2.2 (and the Available Diamond Stock Plan Shares, as appropriate), in each case, pursuant to the Registration Statement and shall maintain the effectiveness of a registration statement covering the Ruby A Common Stock subject to such Ruby Options, Ruby Equity Rights and Ruby Contingent Stock Rights (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Ruby Options, Ruby Equity Rights or Ruby Contingent Stock Rights remain outstanding. Ruby shall as promptly as reasonably practicable prepare and submit to the NYSE and the ASX applications covering the shares of Ruby A Common Stock which may be issued from time to time following the Effective Time upon exercise of Ruby Options or in connection with the Ruby Equity Rights or Ruby Contingent Stock Rights and shall use its reasonable best efforts to cause such securities to be approved for listing on the NYSE and the ASX, subject to official notice of issuance, prior to the Effective Time.

Section 2.3 Exchange of and Payment for Securities.

(a) Not less than three (3) Business Days prior to the mailing of the Proxy Statement, Ruby and Ruby Newco shall appoint an agent (the “Exchange Agent”) for the purpose of (i) mailing and receiving Election Forms and determining, in accordance with this Article II, the form of Merger Consideration to be received by each holder of shares of Diamond Common Stock and (ii) exchanging the applicable Merger Consideration (A) for certificates representing shares of Diamond Common Stock (the “Certificates”) or (B) for uncertificated shares of Diamond Common Stock (the “Uncertificated Shares”). At the Closing, Ruby Newco shall cause to be deposited with the Exchange Agent, as needed, the applicable Merger Consideration to be issued or paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Ruby Newco shall send, or shall cause the Exchange Agent to send, to each record holder of Diamond Common Stock at the Effective Time (other than any record holder of Diamond Common Stock who has previously made (and not revoked) a valid Unit Election with respect to all of such holder’s shares of Diamond Common Stock) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in the exchange.

(b) Each holder of shares of Diamond Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, (x) in the case of Unit Electing Diamond Shares, promptly after the Closing, and (y) in the case of all other shares of Diamond Common Stock, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or any other evidence of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable or issuable in respect of such Unit Electing Diamond Shares or Diamond Common Stock represented by a Certificate or Uncertificated Share, as applicable. The Ruby Newco Class B Units constituting part of such Merger Consideration (if any), at Ruby Newco’s option, shall be issued in the form of physical certificates in accordance with the Ruby Newco Operating Agreement. Until so surrendered or transferred, as the case may be, each Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Cash Consideration is to be paid or issued to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to that payment that (i) either the Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or the Uncertificated Share shall be properly transferred and (ii) the Person requesting the payment shall pay to the Exchange Agent any transfer Taxes required as a result of the payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Diamond Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, in accordance with the procedures set forth in this Section 2.3.

(e) Any portion of the Merger Consideration made available or caused to be made available by Ruby Newco to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of shares of Diamond Common Stock nine (9) months after the Effective Time shall be delivered to Ruby Newco upon demand, and any holder who has not exchanged shares of Diamond Common Stock for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Ruby Newco, as a general creditor thereof, for payment of the Merger Consideration (without interest thereon), and any dividends and distributions with respect thereto, in respect of those shares without any interest thereon. Notwithstanding the foregoing, neither Ruby, Ruby Newco nor the Surviving Corporation shall be liable to any holder of shares of Diamond Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Diamond Common Stock two years after the Effective Time (or that earlier date, immediately prior to the time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Ruby Newco, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) or Section 2.4 to pay for shares of Diamond Common Stock for which appraisal rights have been demanded and not validly withdrawn, within sixty (60) days from the Effective Time, shall be returned to Ruby Newco upon demand.

Section 2.4 No Fractional Ruby Newco Class B Units. Notwithstanding any other provision of this Agreement, no fraction of a Ruby Newco Class B Unit will be issued and no dividend or other distribution, stock split or interest with respect to Ruby Newco Class B Units shall relate to any such fraction, and such fraction shall not entitle the owner thereof to vote or to any rights as a security holder of Ruby Newco Class B Units. In lieu of any such fraction of Ruby Newco Class B Units, each holder of shares of Diamond Common Stock otherwise entitled to a fraction of a Ruby Newco Class B Unit will be entitled to receive in accordance with the provisions of this Section 2.4 from the Exchange Agent a cash payment, without interest, equal to product of (x) the fractional interest in a Ruby Newco Class B Unit that such holder would be otherwise entitled to receive and (y) the amount of the Cash Consideration.

Section 2.5 Adjustments to Prevent Dilution. Without limiting the provisions of Section 5.1 hereof, if, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Ruby A Common Stock or Diamond Common Stock, the Merger Consideration shall be adjusted accordingly to provide to the holders of Diamond Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Ruby or Ruby Newco, the posting by the Person of a bond in the reasonable amount as Ruby Newco may direct as indemnity against any claim that may be made against Ruby, Ruby Newco or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the shares of Diamond Common Stock formerly represented thereby, and unpaid dividends and distributions on Ruby Newco Class B Units deliverable in respect thereof pursuant to this Agreement.

Section 2.7 Withholding Rights. Ruby, Ruby Newco or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement those amounts as it is required to deduct and withhold with respect to the making of that payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by or on behalf of Ruby or Ruby Newco, as the case may be, those withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made by or on behalf of Ruby or Ruby Newco, as the case may be.

Section 2.8 Further Assurances. At and after the Effective Time, the officers and directors of Ruby, Ruby Newco or the Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub, Ruby, Ruby Newco or Diamond, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub, Ruby, Ruby Newco or Diamond, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Ruby, Ruby Newco or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Ruby, Ruby Newco or the Surviving Corporation, as applicable, as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DIAMOND

Except as set forth (a) solely with respect to the representations and warranties of Diamond set forth in Sections 3.1, 3.2, 3.3(c), 3.3(d), 3.6(d), 3.7(a), 3.7(b), 3.8, 3.9, 3.10, 3.12 (other than Section 3.12(f)), 3.13, 3.14, 3.15, 3.17 and 3.22, in the Annual Report on Form 10-K for the year ended December 31, 2006 filed by Diamond with the SEC on March 1, 2007 (including the 2007 definitive proxy statement of Diamond incorporated therein by reference), the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed by Diamond on May 8, 2007 and the Current Reports on Form 8-K filed by Diamond with the SEC after December 31, 2006 and prior to the date of this Agreement, and all amendments to any of the foregoing filed with the SEC prior to the date of this Agreement (collectively, the “Diamond Recent Filings”) (other than statements in the Risk Factors sections that do not relate to historical facts and are forward-looking in nature and other forward-looking statements set forth in such Diamond Recent Filings) (provided that this clause (a) shall apply only to the extent that the nature and content of the disclosure in the Diamond Recent Filings is reasonably apparent on the face of the text of such disclosure to be applicable to the subject matter of, and, in the case of Sections 3.7(b) and 3.8, reasonably specific as to matters and items that are the subject matter of, the representation or warranty set forth in the applicable Section identified in this clause (a)), or (b) in the disclosure letter, dated as of the date hereof and delivered to Ruby by Diamond in connection with the execution and delivery of this Agreement (the “Diamond Disclosure Letter”), Diamond represents and warrants to Ruby as follows:

Section 3.1 Organization and Good Standing. Diamond is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Diamond has all requisite corporate power and authority to own, lease, operate its properties, and to carry on its business as now being conducted, except where the absence thereof, individually or in the aggregate, would not reasonably be expected to have a Diamond Material Adverse Effect. Diamond is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent that concept exists in such jurisdictions) in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties makes this qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Diamond Material Adverse Effect. Diamond has previously made available to Ruby complete and correct copies of Diamond’s certificate of incorporation (the “Diamond Certificate of Incorporation”) and bylaws (the “Diamond Bylaws”) in each case as currently in effect, and no dissolution, revocation or forfeiture proceedings regarding Diamond have been commenced and Diamond is not in violation of any provision of the Diamond Certificate of Incorporation or the Diamond Bylaws in any material respect.

Section 3.2 Diamond Subsidiaries.

(a) Each Diamond Subsidiary is duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation (to the extent that that concept exists in such jurisdiction) except where the failure thereof would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Each Diamond Subsidiary has all requisite corporate, partnership, limited liability company or other organizational power and authority to own, lease and operate its properties, and to carry on its business as now being conducted, except where the absence thereof would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Each Diamond Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent that such concept exists in such jurisdiction) in which the nature of the business it is now conducting or the ownership, operation or leasing of its properties or the management of properties for others makes this qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Diamond has previously made available to Ruby complete and correct copies of the charter and bylaws (or similar organizational documents) of each Key Diamond Subsidiary and such certificates of incorporation, bylaws or similar organizational documents are in full force and effect, no dissolution, revocation or forfeiture proceedings regarding any Key Diamond Subsidiary have been commenced and no Key Diamond Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or similar organizational documents in any material respect.

(b) All outstanding equity interests in each Diamond Subsidiary that is not a Key Diamond Subsidiary have been duly authorized and are validly issued, fully paid and (except for partnership interests) non-assessable, and are not subject to any preemptive rights and are owned directly or indirectly by Diamond, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. All outstanding equity interests in each Key Diamond Subsidiary have been duly authorized and are validly issued, fully paid and (except for partnership interests) non-assessable, and are not subject to any preemptive rights and are owned directly or indirectly by Diamond, free and clear of all pledges, liens, or security interests of any kind or nature whatsoever or any material or, to the Knowledge of Diamond, any immaterial claim, charge or other encumbrance of any kind or nature. Except for the capital stock and equity interests of the Diamond Subsidiaries, Diamond does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity, other than an investment in publicly traded securities constituting three percent (3%) or less of a class of outstanding securities of any entity.

Section 3.3 Capitalization.

(a) The authorized shares of capital stock of Diamond consist of (i) 135,000,000 shares of Diamond Class A Stock and (ii) 25,000,000 shares of Diamond Class B Stock. As of the close of business on July 29, 2007 (the “Capitalization Date”), there are issued and outstanding: (a) 66,520,660 shares of Diamond Class A Stock (which amount includes 107,560 restricted shares of Diamond Class A Stock granted under any stock option or compensation plan, agreement or arrangement of Diamond) and (b) 19,470,932 shares of Diamond Class B Stock. As of the Capitalization Date, there are outstanding Diamond Options to purchase an aggregate of 7,511,287 shares of Diamond Class A Stock. Since the Capitalization Date and prior to the date of this Agreement, no equity securities of Diamond have been issued, other than pursuant to exercises of Diamond Options. Except as set forth in this Section 3.3 or in Section 3.3 of the Diamond Disclosure Letter, there are no issued and outstanding shares or other equity securities of Diamond (or shares or other equity securities of Diamond reserved for issuance), and there are no securities of Diamond or any Diamond Subsidiary convertible into or exchangeable for stock or other equity securities of Diamond, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Diamond or any Diamond Subsidiary is a party or by which it is bound in any case obligating Diamond or any Diamond Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Diamond, or obligating Diamond to grant, extend or enter into any subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement to issue, deliver, sell, purchase, redeem or acquire stock or equity securities of Diamond (each of the foregoing, a “Diamond Convertible Security”).

(b) All outstanding shares of Diamond are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. Except as required by the terms of any Diamond Options, restricted stock, restricted stock units or Contingent Stock Right of Diamond, there are no outstanding obligations of Diamond to repurchase, redeem or otherwise acquire any shares of capital stock of Diamond or any Diamond Convertible Securities.

(c) Section 3.3 of the Diamond Disclosure Letter sets forth as of the date specified therein the number of shares of Diamond Common Stock subject to outstanding Diamond Options and the exercise prices of such Diamond Options.

(d) Section 3.3 of the Diamond Disclosure Letter sets forth as of the date specified therein the number of outstanding restricted stock units and Contingent Stock Rights of Diamond and the number of shares of Diamond Common Stock subject thereto.

(e) No bonds, debentures, notes or other indebtedness of Diamond having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which the holders of capital stock of Diamond may vote are issued or outstanding.

(f) Except as set forth in Section 3.3 of the Diamond Disclosure Letter, other than shares or other securities owned by Diamond or a wholly owned Diamond Subsidiary:

(i) there are no issued and outstanding shares or other equity securities of any Key Diamond Subsidiary (or shares or other equity securities of any Key Diamond Subsidiary reserved for issuance), and there are no securities of Diamond or any Diamond Subsidiary convertible into or exchangeable for stock or other equity securities of any Key Diamond Subsidiary, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Diamond or any Diamond Subsidiary is a party or by which it is bound in any case obligating Diamond or any Diamond Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of any Key Diamond Subsidiary, or obligating Diamond or any Diamond Subsidiary to grant, extend or enter into any subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement to issue, deliver, sell, purchase, redeem or acquire stock or equity securities of any Key Diamond Subsidiary; and

(ii) there are no issued and outstanding shares or other equity securities of any Diamond Subsidiary that is not a Key Diamond Subsidiary (or shares or other equity securities of any Diamond Subsidiary that is not a Key Diamond Subsidiary reserved for issuance), and there are no securities of Diamond or any Diamond Subsidiary convertible into or exchangeable for stock or other equity securities of any Diamond Subsidiary that is not a Key Diamond Subsidiary, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Diamond or any Diamond Subsidiary is a party or by which it is bound in any case obligating Diamond or any Diamond Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of any Diamond Subsidiary that is not a Key Diamond Subsidiary, or obligating Diamond or any Diamond Subsidiary to grant, extend or enter into any subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement to issue, deliver, sell, purchase, redeem or acquire stock or equity securities of any Diamond Subsidiary that is not a Key Diamond Subsidiary other than, in the case of any of the foregoing, as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

Section 3.4 Authority; No Violations.

(a) Diamond has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to receipt of the Diamond Stockholder Approval. The Diamond Board of Directors has duly and validly authorized and approved the execution, delivery and performance of this Agreement by Diamond and the consummation of the Merger and the other transactions contemplated by this Agreement, and Diamond Board of Directors has (i) determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, is advisable, fair to, and in the best interests of, holders of the Diamond Common Stock, (ii) recommended the adoption of this Agreement by the stockholders of Diamond at a special meeting of the holders of Diamond Common Stock (the “Diamond Stockholder Meeting”) subject to the terms and conditions set forth in this Agreement, and (iii) approved the Merger and this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL. Such resolutions have not been subsequently rescinded, modified or amended in any way adverse to Ruby, except as contemplated by this Agreement. No other corporate proceedings on the part of Diamond are necessary to authorize this Agreement or to consummate the Merger other than the receipt of the Diamond Stockholder Approval.

(b) This Agreement has been duly and validly executed and delivered by Diamond, and assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Diamond, enforceable against Diamond in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)(i) Subject to receipt of the affirmative vote of a majority of the votes entitled to be cast by the holders of Diamond Common Stock at the Diamond Stockholder Meeting (the “Diamond Stockholder Approval”) with respect to consummation of the Merger, the execution and delivery of this Agreement by Diamond do not, and the performance and consummation by Diamond of its obligations hereunder and under the transactions contemplated hereby, will not, conflict with, violate or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation, vesting or acceleration of any obligation, or result in the triggering of any payments or the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Diamond or any Diamond Subsidiary under, or require the consent or approval of or notice to any third party under, any provision of (1) the Diamond Certificate of Incorporation or the Diamond Bylaws or any provision of the charter, bylaws or other organizational documents of any of the Key Diamond Subsidiaries, (2) any provision of the charter, bylaws or other organizational documents of any of the Diamond Subsidiaries that are not Key Diamond Subsidiaries, (3) any Contract to which Diamond or any Diamond Subsidiary is a party or by which any of them or their assets are bound or (4) assuming the Governmental Consents and Filings referred to in Section 3.5 are duly and timely obtained or made and the Diamond Stockholder Approval has been obtained, any Law or Order applicable to or binding upon Diamond, other than, in the case of any of the foregoing clauses (2), (3) and (4), any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(d) The Diamond Stockholder Approval is the only vote of Diamond’s stockholders required to approve and adopt the Agreement.

Section 3.5 Governmental Approvals and Notices. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity (individually, a “Governmental Consent or Filing”, and, collectively, “Governmental Consents and Filings”) is required by or on behalf of Diamond or any of the Diamond Subsidiaries in connection with the execution and delivery of this Agreement by Diamond, the consummation by Diamond of the transactions contemplated hereby and the performance of its obligations hereunder, except for: (a)(i) a proxy statement in preliminary and definitive form relating to the Diamond Stockholder Meeting to be held in connection with the Merger or (ii) other documents otherwise required to be filed under, and any other compliance with, applicable federal, state and foreign securities laws; (b) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary of State; (c) any filings or notices required under the rules and regulations of the NYSE; (d) those Governmental Consents and Filings as may be required in connection with state or local transfer and gains taxes; (e) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and of laws, rules and regulations in foreign jurisdictions analogous to the HSR Act or otherwise governing antitrust or merger control matters; (f) those Governmental Consents and Filings as may be required by reason of the business or identity of Ruby or any of its Affiliates; (g) any filings under the New Jersey Industrial Site Recovery Act; (h) the NASD Approval; and (i) any other Governmental Consent or Filing where the failure to obtain or make the same would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

Section 3.6 Diamond SEC Documents; Financial Statements.

(a) Diamond has made available to Ruby (by public filing with the SEC or otherwise) each report, schedule, registration statement, other statement (including proxy statements) and information filed by Diamond with the SEC since January 1, 2005 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments, the “Diamond SEC Documents”).

(b) Diamond has timely filed all reports, proxy statements, registrations statements, forms, schedules and other documents (including all exhibits, schedules and annexes thereto) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, with the SEC since the Applicable Date. No Diamond Subsidiary is required to file any report, proxy statement, registration statement, form, schedule or other document with the SEC. The Diamond SEC Documents, as finally amended and publicly available and except to the extent that statements in the Diamond SEC Documents have been modified or superseded by later Diamond SEC Documents filed and publicly available prior to the date of this Agreement: (i) complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Diamond SEC Documents, in each case as in effect at the time of its filing and (ii) did not, and any Diamond SEC Documents filed or furnished subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)(i) Each of the consolidated balance sheets included in or incorporated by reference into the Diamond SEC Documents filed prior to the date of this Agreement present fairly, and each of the consolidated balance sheets included in or incorporated by reference into Diamond SEC Documents filed on or after the date of this Agreement, will present fairly, in all material respects as of their respective dates, the consolidated financial position of Diamond and its consolidated Subsidiaries as of its date, and (ii) each of the consolidated statements of income, stockholders’ equity and comprehensive income and cash flows included in or incorporated by reference into the Diamond SEC Documents filed prior to the date of this Agreement, present fairly and each of the consolidated statements of income, stockholders’ equity and comprehensive income and cash flows included in or incorporated by reference into the Diamond SEC Documents filed on or after the date of this Agreement, will present fairly, in all material respects for the respective periods covered, the results of operations and cash flows of Diamond and its consolidated Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied except as noted therein (subject, in the case of unaudited statements, to the absence of information or notes not required by GAAP to be included in interim financial statements and to normal year-end adjustments).

(d) Diamond maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Diamond (1) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Diamond in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the times periods specified in the SEC’s rules and forms, including that information required to be disclosed by Diamond in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Diamond as appropriate to allow timely decisions regarding required disclosure and (2) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of Diamond of Diamond’s internal control over financial reporting, to its auditors and the audit committee of Diamond Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of Diamond’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Diamond’s internal control over financial reporting.

(e) Since the Applicable Date through the date of this Agreement, (x) neither Diamond nor any Diamond Subsidiary has received any material complaint regarding accounting, internal accounting controls or auditing matters of Diamond or any Diamond Subsidiary or any material concerns from employees of Diamond or any Diamond Subsidiary regarding questionable accounting or auditing matters with respect to Diamond or any Diamond Subsidiary and (y) no attorney representing Diamond or any Diamond Subsidiary, whether or not employed by Diamond or any Diamond Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Diamond or any of its officers, directors, employees or agents to Diamond Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of Diamond pursuant to the rules of the SEC adopted under Section 307 of Sarbanes-Oxley.

(f) Since the Applicable Date, Diamond has complied in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act and the Exchange Act (collectively “Sarbanes Oxley”) and the rules and regulations of the NYSE that are applicable to Diamond. Since the Applicable Date, Diamond’s auditors and chief executive officer and chief financial officer have given all certifications, attestations and reports required pursuant to the rules and regulations adopted pursuant to Section 404 of Sarbanes Oxley.

Section 3.7 Absence of Certain Changes.

(a) Since the Balance Sheet Date and until the date of this Agreement, Diamond and each of the Diamond Subsidiaries have in all material respects conducted their business in the ordinary course consistent with past practice (other than activities in connection with and arising out of this Agreement).

(b) Since the Balance Sheet Date and until the date of this Agreement, there has not been a Diamond Material Adverse Effect.

(c) Since the date of this Agreement, there has not been a Diamond Material Adverse Effect.

Section 3.8 No Undisclosed Liabilities. Neither Diamond nor any of the Diamond Subsidiaries has any liabilities or obligations of a kind (whether or not required by GAAP to be reflected on Diamond’s financial statements), other than: (a) Liabilities reflected or provided for in the consolidated balance sheets included in or incorporated by reference into the Diamond SEC Documents filed prior to the date of this Agreement or in the notes thereto, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) Liabilities arising, or permitted to be incurred, under this Agreement (including Section 5.1), and (d) those other Liabilities as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

Section 3.9 Compliance with Applicable Laws.

(a) Diamond and the Diamond Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary or required for the lawful conduct of their respective businesses and for the ownership, operation or lease of their respective properties (the “Diamond Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Diamond and the Diamond Subsidiaries are in compliance with the terms of Diamond Permits and, to the Knowledge of Diamond, no suspension or cancellation thereof is pending or threatened, except where the failure to so comply or any such suspension of cancellation would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(b) The conduct by Diamond and the Diamond Subsidiaries of their respective businesses currently and since the Applicable Date is and has been in compliance with applicable Law, except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(c) To the Knowledge of Diamond, no investigation or review by any Governmental Entity with respect to Diamond or any Diamond Subsidiary or any of their respective properties or assets or any of their respective officers or directors in their capacity as officers or directors is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

Section 3.10 Litigation. There is no litigation, arbitration, suit, claim, action, charge or proceeding (“Litigation”) pending, or, to the Knowledge of Diamond, threatened in writing against Diamond or any Diamond Subsidiary or any of their respective properties or assets or any of their respective officers or directors that has a reasonable likelihood of a determination adverse to Diamond or the Diamond Subsidiaries, which determination would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. There is no Order outstanding against Diamond or any Diamond Subsidiary which would reasonably be expected to have, individually or in the aggregate with all other Orders, a Diamond Material Adverse Effect.

Section 3.11 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect:

(i) Diamond and the Diamond Subsidiaries each (x) has filed (or had filed on its behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (y) has paid (or had paid on its behalf) all Taxes required to be paid by Diamond or any of the Diamond Subsidiaries. All Taxes which Diamond or any of the Diamond Subsidiaries are required to withhold under applicable Law have been withheld and timely paid to the appropriate Governmental Entity. To the Knowledge of Diamond, such Tax Returns are true and complete. True and complete copies of all federal Tax Returns that have been filed with the Internal Revenue Service (the “IRS”) by Diamond with respect to the taxable years commencing on or after January 1, 2003 have been provided or made available to representatives of Ruby. There is no audit, claim or assessment pending or proposed in writing with respect to Taxes of Diamond or any of the Diamond Subsidiaries. Neither Diamond nor any of the Diamond Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of income or other material Taxes (including any applicable statute of limitation), which waiver or extension is currently in effect. There are no Liens for Taxes upon the assets of Diamond or any of the Diamond Subsidiaries, except Liens for Taxes not yet due and payable, or being contested in good faith by appropriate proceedings and provided that adequate reserves in accordance with GAAP have been set aside for the payment thereof.

(ii) Neither Diamond nor any of the Diamond Subsidiaries is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between Diamond and any Diamond Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.

(iii) Neither Diamond nor any of the Diamond Subsidiaries has engaged in any reportable transaction as defined in Treasury Regulations Section 1.6011-4(b)(1), as modified by applicable IRS pronouncements, or is a material advisor as defined in Section 6111(b) of the Code.

(iv) Neither Diamond nor any of the Diamond Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the last five years.

Section 3.12 Pension and Benefit Plans; ERISA.

(a) Section 3.12(a) of the Diamond Disclosure Letter lists each material “employee welfare plan” and material “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than a “multiemployer plan” (as defined in Section 3(37) of ERISA), and each material incentive compensation plan, stock plan, profit- sharing, unemployment compensation plan, vacation pay, severance pay, post-employment, benefit plan or arrangement, and each material employment, severance, termination, consultancy or other similar agreement, in each case that Diamond or any Diamond Subsidiary sponsors, participates in or contributes to for the benefit of employees or former employees of Diamond and/or the Diamond Subsidiaries (each, a “Diamond Employee Benefit Plan”). Each Diamond Employee Benefit Plan has been made available to Ruby.

(b) Section 3.12(b) of the Diamond Disclosure Letter lists each material “multiemployer plan” (as defined in Section 3(37) of ERISA) that Diamond or any Diamond Subsidiary participates in or contributes to for the benefit of employees or former employees of Diamond and/or the Diamond Subsidiaries (each, a “Diamond Multiemployer Plan”). Neither Diamond nor the Diamond Subsidiaries or any of their ERISA Affiliates has completely or partially withdrawn from any Diamond Multiemployer Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. No withdrawal liability to any Diamond Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Diamond Multiemployer Plan by Diamond nor the Diamond Subsidiaries or any of their ERISA Affiliates, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(c) All Diamond Employee Benefit Plans comply and have been administered in compliance with all applicable requirements of Law, except where the failure to comply or administer would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(d)(A) Each Diamond Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the IRS with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and no such determination letter has been revoked; and (B) no event has occurred that would reasonably be expected to give rise to disqualification of any plan under those sections, the effect of which would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(e) There is no Litigation (other than routine claims for benefits) pending or, to the Knowledge of Diamond, threatened involving any Diamond Employee Benefit Plan or the assets thereof with respect to which there is a reasonable likelihood of a determination adverse to Diamond or any of the Diamond Subsidiaries, which determination would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(f) Except with respect to any Diamond Employee Benefit Plan or other Contract or arrangement set forth in Section 3.12(f) of the Diamond Disclosure Letter, the consummation of the Merger will not (either alone or together with any other event) entitle any current or former employee or director of Diamond or the Diamond Subsidiaries to any payment, bonus, retirement, severance, job security or similar benefit or enhance any benefit, or accelerate the time of payment, vesting or exercisability or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Diamond Employee Benefit Plan or any collective bargaining agreement, and, except with respect to any Diamond Employee Benefit Plan or other Contract or arrangement set forth in Section 3.12(f) of the Diamond Disclosure Letter, no amount or benefit to be paid or provided in connection with the consummation of those transactions will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) There are no outstanding offering periods under the ESPPs.

Section 3.13 Labor.

Except as set forth in Section 3.13 of the Diamond Disclosure Letter:

(a) Except with respect to non-material grievance settlements, Diamond and the Diamond Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, or any other labor-related agreement or arrangement with any labor union, labor organization or works council; and, to the Knowledge of Diamond, no employees of Diamond or the Diamond Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment with Diamond or the Diamond Subsidiaries. Each such labor agreement, collective bargaining agreement, or any other labor-related agreement or arrangement, except non-material grievance settlements, has been made available to Ruby and (assuming due authorization, execution and delivery by the other parties thereto) is in effect.

(b) No labor union, labor organization, works council, or group of employees of Diamond or any of the Diamond Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Diamond, threatened in writing to be brought or filed with the National Labor Relations Board or any other foreign or domestic labor relations tribunal or authority. To the Knowledge of Diamond, no labor union organizing activities exist with respect to any employees of Diamond or any Diamond Subsidiary.

(c) From January 1, 2005, there has been no actual strike, lockout, slowdown or work stoppage against or affecting Diamond or the Diamond Subsidiaries nor, to the Knowledge of Diamond, is there any present written threat of such a strike, lockout, slowdown or work stoppage.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, Diamond and the Diamond Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and practices, employee leave issues and unemployment insurance.

(e) Diamond and the Diamond Subsidiaries are in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act (“WARN Act”) and neither Diamond nor any Diamond Subsidiary has any Liabilities that are payable pursuant to the WARN Act. Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, Diamond and each of the Diamond Subsidiaries is in compliance with all notice and other requirements of any foreign, state or local law similar to the WARN Act relating to plant closings and layoffs (collectively, “Other WARN Laws”), and, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, neither Diamond nor any Diamond Subsidiary has any Liabilities that are payable pursuant to Other WARN Laws.

(f) To Diamond’s knowledge, neither Diamond nor the Diamond Subsidiaries, as applicable, are required by Law prior to the execution of this Agreement to provide notice to or obtain the consent or opinion of any labor union, labor organization or works council in connection with the execution of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

Section 3.14 Intellectual Property. Section 3.14 of the Diamond Disclosure Letter sets forth each classification and jurisdiction in which each of the names and marks WALL STREET JOURNAL, DOW JONES and MARKETWATCH (the “Key Marks”) are registered by Diamond or any Diamond Subsidiary or for which applications therefor by Diamond or any Diamond Subsidiary are pending. Diamond and the Diamond Subsidiaries are the sole and exclusive beneficial and record owners of such registrations and applications free and clear of all security interests, pledges and liens and, to the Knowledge of Diamond, there are no significant restrictions on Diamond’s or any Diamond Subsidiary’s rights to own, use, or otherwise exploit the Key Marks for the goods and services and jurisdictions with respect to which the Key Marks are registered as specified in Section 3.14 of the Diamond Disclosure Letter. To the Knowledge of Diamond, all material applications for the Key Marks are subsisting and valid, and all material registrations for the Key Marks are subsisting, valid and enforceable. To the Knowledge of Diamond, the conduct of the business of Diamond and the Diamond Subsidiaries as currently conducted does not infringe or otherwise violate, and has not in the past two (2) years infringed or otherwise violated, any Third-Party Intellectual Property Rights except where any infringement would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. As of the date of this Agreement, there is no Litigation pending or, to the Knowledge of Diamond, threatened, (i) alleging that the conduct of the business of Diamond or any of the Diamond Subsidiaries is infringing or otherwise violating any Third-Party Intellectual Property Rights, (ii) challenging the ownership or validity of any of the Diamond Intellectual Property Rights or (iii) challenging the license or legally enforceable right to the use of Third-Party Intellectual Property Rights by Diamond or any Diamond Subsidiary which (x) would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect or (y) concerns the use of the Key Marks for the goods and services and jurisdictions specified in Section 3.14 of the Diamond Disclosure Letter. To the Knowledge of Diamond, each of Diamond and the Diamond Subsidiaries owns, or has a valid license to use, free and clear of all security interests, pledges or liens, all Intellectual Property used in the operation of its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. To the Knowledge of Diamond, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Diamond’s or any Diamond Subsidiary’s right to own, use, or hold for use all Intellectual Property as owned, used, or held for use in the conduct of the business of Diamond and the Diamond Subsidiaries as currently conducted, except as (x) would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect and (y) does not concern the Key Marks.

Section 3.15 Environmental Matters.

(a) To the Knowledge of Diamond, neither Diamond nor any Diamond Subsidiary is in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any pollutant, contaminant, toxic, hazardous or dangerous substance or waste, including asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum or petroleum products (including crude oil and any fraction thereof), and other hazardous biological materials, including mold (collectively, “Hazardous Materials”) or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials (collectively, “Environmental Laws”), except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(b) Diamond and Diamond Subsidiaries (i) hold all material permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (ii) are in compliance with, and have not violated any of, their respective Environmental Permits except, in each case, where the failure to hold these authorizations or to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(c) To the Knowledge of Diamond, (i) neither Diamond nor any Diamond Subsidiary has released Hazardous Materials on or from any real property currently or formerly owned, leased or operated by Diamond or any of the Diamond Subsidiaries, and (ii) no Hazardous Materials or other conditions are present on any real property currently or formerly owned, leased or operated by Diamond or any of the Diamond Subsidiaries, in any case, that would result in a liability to Diamond or any Diamond Subsidiary under or in connection with any Environmental Law or under common law which would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(d) There is no pending or, to the Knowledge of Diamond, threatened Litigation relating to Hazardous Materials or any Environmental Law against Diamond or any of the Diamond Subsidiaries that has a reasonable likelihood of a determination adverse to Diamond or the Diamond Subsidiaries, which determination would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Neither Diamond nor any Diamond Subsidiary has entered into or agreed to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or clean up of Hazardous Materials except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Neither Diamond nor any of the Diamond Subsidiaries has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor for any liability under any Environmental Law or relating to any Hazardous Materials except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

Section 3.16 Material Contracts.

(a) All Contracts to which Diamond or any of the Diamond Subsidiaries is a party or is bound as of the date of this Agreement or to which any of their respective properties or assets is subject as of the date of this Agreement that are required pursuant to Item 601(10) of Regulation S-K or as “definitive material agreements” (as such terms is defined in Item 1.01 of Form 8-K of the SEC) under the Exchange Act, to be filed as an exhibit to any Diamond SEC Documents have been filed as an exhibit to the Diamond SEC Documents, and a correct and complete copy of each Contract set forth on Section 3.16 of the Diamond Disclosure Letter has been made available to Ruby prior to the date hereof (each such Contract, a “Diamond Contract”). All of the Diamond Contracts are valid and in full force and effect (assuming due authorization, execution and delivery by the other parties thereto) except (x) as set forth in the Diamond SEC Documents filed prior to the date of this Agreement; (y) to the extent they have previously expired or terminated in accordance with their terms; and (z) for any invalidity or failure to be in effect that would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Neither Diamond nor any of the Diamond Subsidiaries is in violation of or default under, and, to the Knowledge of Diamond, no other party is in violation or default under, any of the Contracts to which any of them is a party, except for those violations and defaults that would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(b) True and complete copies of each such Diamond Contract (including all modifications and amendments and waivers thereunder) have been made available to Ruby.

Section 3.17 Related Party Transactions. Since the Applicable Date there have been no Contracts entered into, and there are no Contracts in effect as of the date of this Agreement, between Diamond or any of the Diamond Subsidiaries, on the one hand, and their respective Affiliated Persons, including without limitation their directors and officers, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.18 Opinion of Financial Advisor. The Diamond Board of Directors has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the $60 per share of Diamond Class A Stock in cash to be received by the holders of Diamond Class A Stock pursuant to this Agreement is fair from a financial point of view to such holders.

Section 3.19 Brokers. Except for Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees will be paid by Diamond, there is no broker, investment banker, finder, intermediary or other Person that is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Diamond.

Section 3.20 Inapplicability of Takeover Statutes. The Diamond Board of Directors has taken all necessary action so that any Antitakeover Law or other similar Law applicable to Diamond does not, and will not, apply to this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement.

Section 3.21 Proxy Statement; Registration Statement. None of the information supplied or to be supplied by Diamond for inclusion or incorporation by reference in (i) the proxy statement/prospectus, or any amendment or supplement thereto, that will be provided to stockholders of Diamond in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) will, at the time the Proxy Statement is first mailed to the stockholders of Diamond and at the time of the Diamond Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the registration statement(s) on Form S-4 or any amendment or supplement thereto pursuant to which the Ruby Newco Class B Units to be issued in the Merger, the Ruby Options, Ruby Equity Rights and the Ruby Contingent Stock Rights to be issued pursuant to Sections 2.2 and the Ruby A Common Stock to be issued upon the exercise or settlement of such Ruby Options, Ruby Equity Rights and Ruby Contingent Stock Rights (as applicable) or from time to time following the Effective Time upon exchange of the Ruby Newco Class B Units will be registered with the SEC (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein no misleading. The Proxy Statement in the form mailed to Diamond stockholders will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. No representation or warranty is made by Diamond with respect to statements made or incorporated by reference therein based on information supplied by Ruby for inclusion or incorporation by reference in the Proxy Statement.

Section 3.22 Real Estate.

(a) Diamond or one of the Diamond Subsidiaries has good, valid and marketable title to each parcel of real property owned in fee by Diamond or any of the Diamond Subsidiaries (the “Diamond Fee Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. The Diamond Fee Property is not subject to any Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(b) Diamond or one of the Diamond Subsidiaries has a subsisting and valid leasehold or other interest in (i) all real property leased, subleased, licensed or otherwise used or occupied by Diamond or any of the Diamond Subsidiaries, free and clear of all Liens, except in the case of any of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RUBY

Except as set forth solely with respect to the representations and warranties of Ruby set forth in Sections 4.1, 4.6 and 4.11 in the Annual Report on Form 10-K for the year ended June 30, 2006 filed by Ruby with the SEC on August 23, 2006 and the 2006 definitive proxy statement of Ruby incorporated therein by reference, the Quarterly Reports on Form 10-Q for the quarters ended, September 30, 2006, December 31, 2006 and March 31, 2007 filed by Ruby on November 9, 2006, February 7, 2007 and May 9, 2007, respectively, the Current Reports on Form 8-K filed by Ruby after June 30, 2006 and prior to the date of this Agreement, and all amendments to any of the foregoing filed with the SEC prior to the date of this Agreement (the “Ruby Recent Filings”) (other than statements in the Risk Factors sections that do not relate to historical facts and are forward-looking in nature and other forward-looking statements set forth in such Ruby Recent Filings) (provided that this clause shall apply only to the extent that nature and content of the disclosure in the Ruby Recent Filings is reasonably apparent on the face of the text of such disclosure to be applicable to the subject matter of, and, in the case of Section 4.11, reasonably specific as to matters and items that are the subject matter of, the representation or warranty set forth in the applicable Section identified in this clause), Ruby represents and warrants to Diamond as follows:

Section 4.1 Organization and Good Standing. Each of Ruby, Ruby Newco and Merger Sub is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Ruby has all requisite corporate power and authority to own, lease, operate its properties, and to carry on its business as now being conducted, except where the absence thereof, individually or in the aggregate, would not reasonably be expected to have a Ruby Material Adverse

Effect. Ruby is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent that concept exists in such jurisdictions) in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Ruby Material Adverse Effect. Ruby has previously made available to Diamond complete and correct copies of Ruby’s certificate of incorporation (the “Ruby Certificate of Incorporation”) and bylaws (the “Ruby Bylaws”), Ruby Newco’s certificate of formation and the Ruby Newco Operating Agreement and Merger Sub’s certificate of incorporation and bylaws, in each case as currently in effect, and no dissolution, revocation or forfeiture proceedings regarding Ruby, Ruby Newco or Merger Sub have been commenced and neither Ruby, Ruby Newco nor Merger Sub is in violation of any provision of its certificate of Incorporation, bylaws, certificate of formation or operating agreement, as applicable, in any material respect.

Section 4.2 Capitalization. As of the Effective Time, no more than that number of Ruby Newco Class A Units equal to the sum of (x) the number of shares of Diamond Common Stock converted into the right to receive the Cash Consideration in the Merger and (y) the quotient of (i) the aggregate Cash Consideration to be paid in accordance with Section 2.2 in respect of all stock options exercisable for shares of Diamond Common Stock (other than Out-of-the-Money Diamond Options), Diamond Equity Rights and Contingent Stock Rights (assuming no Option Conversion Elections, no Equity Right Conversion Elections and no Contingent Stock Right Conversion Elections), divided by (ii) the Cash Consideration, will be outstanding and no other equity securities will be outstanding (other than the Ruby Newco Class B Units issued pursuant to the Merger), and all Ruby Newco Class A Units that are outstanding will be owned by Ruby. All Ruby Newco Class B Units to be issued in the Merger have been reserved for issuance and will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. All shares of Ruby A Common Stock to be issued upon exchange of Ruby Newco Class B Units have been reserved for issuance and will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

Section 4.3 Authority; No Violations.

(a) Each of Ruby, Ruby Newco and Merger Sub has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Each of the Boards of Directors of Ruby and Merger Sub and the board of managers of Ruby Newco, has duly and validly authorized and approved the execution, delivery and performance of this Agreement by it and the consummation of the Merger and the other transactions contemplated by this Agreement, including entering into the Editorial Agreement, establishing the Special Committee and appointing the Initial Committee Members. Such resolutions have not been subsequently rescinded, modified or amended in any way adverse to Diamond. No other corporate or similar proceedings on the part of Ruby, Ruby Newco and Merger Sub and no approval of any equity holder of Ruby is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(b) This Agreement has been duly and validly executed and delivered by each of Ruby, Ruby Newco and Merger Sub and, assuming due authorization, execution and delivery by Diamond, constitutes a legal, valid and binding obligation of each of Ruby, Ruby Newco and Merger Sub, enforceable against each of Ruby, Ruby Newco and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement by each of Ruby, Ruby Newco and Merger Sub does not, and the performance by each of Ruby, Ruby Newco and Merger Sub of its obligations hereunder will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation, or result in the triggering of any payments or the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Ruby or any of the Ruby Subsidiaries, including Ruby Newco and Merger Sub, under, or require the consent or approval of any third party under, any provision of (i) the Ruby Certificate of Incorporation or the Ruby Bylaws, (ii) the charter, bylaws or other organizational documents of any of the Ruby Subsidiaries; (iii) any Contract to which Ruby or any Ruby Subsidiary is a party; or (iv) assuming the Governmental Consents and Filings referred to in Section 4.3 are duly and timely obtained or made, any Law or Order applicable to or binding upon Ruby or any of the Ruby Subsidiaries, other than, in the case of any of the foregoing clauses (ii), (iii) and (iv), any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Ruby Material Adverse Effect.

Section 4.4 Governmental Approvals and Notices. No Governmental Consent or Filing is required by or on behalf of Ruby or any of Ruby Subsidiaries in connection with the execution and delivery of this Agreement by Ruby, the consummation by Ruby of the transactions contemplated hereby and the performance of its obligations hereunder, except for: (a) documents required to be filed under, and such other compliance with, applicable federal, state and foreign securities Laws; (b) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary of State; (c) any filings or notices required under the rules and regulations of the NYSE and the Australian Stock Exchange (the “ASX”); (d) those Governmental Consents and Filings as may be required in connection with state or local transfer and gains taxes; (e) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations in foreign jurisdictions analogous to the HSR Act or otherwise governing antitrust or merger control matters; (f) those Governmental Consents and Filings as may be required by reason of the business or identity of Diamond or any of its Affiliates; (g) any filings under the New Jersey Industrial Site Recovery Act; (h) the NASD Approval; and (i) any other Governmental Consent or Filing where the failure to obtain or make the same would not reasonably be expected to have, individually or in the aggregate, a Ruby Material Adverse Effect.

Section 4.5 Ruby SEC Documents; Financial Statements.

(a) Ruby has made available to Diamond (by public filing with the SEC or otherwise) each report, schedule, registration statement, other statement (including proxy statements) and information filed by Ruby with the SEC since the Applicable Date (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments, the “Ruby SEC Documents”).

(b) Ruby has timely filed all reports, proxy statements, registrations statements, forms, schedules and other documents (including all exhibits, schedules and annexes thereto) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, with the SEC since the Applicable Date. No Ruby Subsidiary is required to file any report, proxy statement, registration statement, form, schedule or other document with the SEC. The Ruby SEC Documents, as finally amended and publicly available and except to the extent that statements in the Ruby SEC Documents have been modified or superseded by later Ruby SEC Documents filed and publicly available prior to the date of this Agreement, (i) complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Ruby SEC Documents, in each case as in effect at the time of its filing and (ii) did not, and any Ruby SEC Documents filed or furnished subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)(i) Each of the consolidated balance sheets included in or incorporated by reference into the Ruby SEC Documents filed prior to the date of this Agreement present fairly, and each of the consolidated balance sheets included in or incorporated by reference into Ruby SEC Documents filed on or after the date of this Agreement, will present fairly, in all material respects, the consolidated financial position of Ruby and its consolidated Subsidiaries as of their respective dates, and (ii) each of the consolidated statements of income, stockholders’ equity and comprehensive income and cash flows included in or incorporated by reference into the Ruby SEC Documents filed prior to the date of this Agreement, present fairly and each of the consolidated statements of income, stockholders’ equity and comprehensive income and cash flows included in or incorporated by reference into the Ruby SEC Documents filed on or after the date of this Agreement, will present fairly, in all material respects, the results of operations and cash flows of Ruby and its consolidated Subsidiaries for the respective periods set forth therein in accordance with GAAP consistently applied except as noted therein (subject, in the case of unaudited statements, to the absence of information or notes not required by GAAP to be included in interim financial statements and to normal year-end adjustments).

Section 4.6 Litigation. As of the date of this Agreement, there is no Litigation pending or, to the Knowledge of Ruby, threatened in writing against Ruby or any Ruby Subsidiary, other than any such Litigation that would not, individually or in the aggregate, reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 4.7 Ruby Newco; Merger Sub. Since the date of its incorporation, each of Ruby Newco and Merger Sub has not carried on any business or conducted any operations, and it will not do so, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Each of Ruby Newco and Merger Sub was organized solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement. All of the outstanding equity interests of Ruby Newco have been validly issued, are fully paid and nonassessable and are owned by, and at the Closing will be owned by, Ruby, free and clear of all Liens. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Closing will be owned by, Ruby Newco, free and clear of all Liens.

Section 4.8 Brokers. Except for J.P. Morgan Securities Inc., Allen & Co. and Centerview Partners, whose fees will be paid by Ruby, there is no broker, investment banker, finder, intermediary or other Person that is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Ruby.

Section 4.9 Financing. At the Closing, Ruby will have (i) sufficient cash, available lines of credit or other sources of immediately available funds to deliver the aggregate Cash Consideration and any other amounts incurred or otherwise payable by Ruby, Ruby Newco or the Surviving Corporation in connection with the Merger and the other transactions contemplated by this Agreement and (ii) the financial resources and capabilities to perform its obligations under this Agreement.

Section 4.10 Proxy Statement; Registration Statement. None of the information supplied or to be supplied by Ruby or any Ruby Subsidiary for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) the Proxy Statement will, at the date of mailing to stockholders and at the time of the Diamond Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Ruby with respect to statements made or incorporated by reference therein based on information supplied by Diamond for inclusion or incorporation by reference in the Registration Statement.

Section 4.11 Absence of Certain Changes. Since the Ruby Balance Sheet Date and until the date of this Agreement, there has not been a Ruby Material Adverse Effect.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of Diamond.

(a) During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, except (i) as otherwise expressly provided by this Agreement, (ii) as otherwise required by applicable Law or the terms of any Contract of Diamond or any Diamond Subsidiary or any Diamond Employee Benefit Plan in effect as of the date of this Agreement, (iii) as otherwise set forth in Section 5.1 of the Diamond Disclosure Letter or (iv) as consented to by Ruby (which consent shall not be unreasonably withheld or delayed), Diamond shall, and shall cause each of the Diamond Subsidiaries to: (A) in all material respects carry on their respective businesses in the ordinary course and consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve intact their respective business organization and business relationships with third parties; and (C) use commercially reasonable efforts to retain the services of their respective key officers and employees.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, except (A) as otherwise expressly provided by this Agreement; (B) as otherwise required by applicable Law or the terms of any Contract of Diamond or any Diamond Subsidiary or any Diamond Employee Benefit Plan in effect as of the date of this Agreement, (C) as otherwise set forth in Section 5.1 of the Diamond Disclosure Letter; or (D) as consented to by Ruby (which consent shall not be unreasonably withheld or delayed), Diamond shall not, and shall not permit any of the Diamond Subsidiaries to, directly or indirectly:

(i)(A) declare, set aside for payment or pay any dividends on, or make any other distributions (whether in cash, shares, property or otherwise) in respect of, any shares of any class or series of capital stock of Diamond or any Diamond Subsidiary, other than (1) regular cash dividends to Diamond stockholders, in accordance with past practice, in an amount no greater than $0.25 per share per quarter, and (2) dividends or distributions declared, set aside or paid by any wholly owned Diamond Subsidiary to Diamond or any Diamond Subsidiary that is, directly or indirectly, wholly owned by Diamond, (B) split, combine, reclassify or amend the terms of any shares of any class or series of Diamond’s capital stock, or (C) purchase, redeem or otherwise acquire (except for the repurchase of Diamond Common Stock in connection with the exercise of Diamond Options or in connection with the vesting or settlement of other equity and equity-linked awards outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement) any shares of any class or series of Diamond’s capital stock;

(ii) authorize for issuance, issue, deliver, sell, or grant any shares of any class or series of capital stock, any other voting, non-voting, convertible, exchangeable or redeemable securities or stock-based performance units of Diamond or Diamond Subsidiaries, or any option or other right to acquire any shares of any class or series of capital stock of Diamond or any Diamond Subsidiary, except for (a) the issuance of Diamond Common Stock in connection with the exercise of Diamond Options or the vesting or settlement of other equity or equity-linked awards outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement or the conversion of Diamond Class B Stock into Diamond Class A Stock, (b) annual grants and grants to new hires (other than Executive Officers of Diamond) of Diamond Options and other equity or equity-linked awards to employees of Diamond or any of the Diamond Subsidiaries in all material respects in the ordinary course of business consistent with past practice and (c) payment to the members of the Diamond Board of Directors a pro rata portion of their deferred common stock equivalent fee for the quarter in which the Closing Date occurs, based on the number of the days in such quarter prior to and including the Closing Date, payable in cash based on the number of such share equivalents and the Cash Consideration;

(iii) (A) amend the Diamond Certificate of Incorporation or the Diamond Bylaws or the organizational documents of any Diamond Subsidiary or amend the terms of any equity or debt securities issued by Diamond or any Diamond Subsidiary (other than those held by Diamond or any wholly owned Diamond

Subsidiary) or (B) (x) adopt any stockholder rights plan or (y) take any action to exempt any Third Party from any applicable Antitakeover Law; provided that the restriction contained in the foregoing clause (y) shall not prohibit Diamond from taking, or require Diamond to obtain the consent of Ruby to take, any action otherwise permitted under Section 5.3;

(iv) (A) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or by any other manner) a “cognizable” ownership interest (as defined at Note 2 to 47 C.F.R. Section 73.3555) in any broadcast radio or television station, daily English-language newspaper or cable television system; (B) acquire or agree to acquire any other assets other than (x) investments in publicly traded securities constituting three percent (3%) or less of an outstanding class of securities of any entity; provided that such investments shall not exceed $25 million, on an individual basis, and $100 million, on an aggregate basis, (y) acquisitions involving consideration of less than $25 million, on an individual basis, and $100 million, on an aggregate basis or (z) the purchase of equipment, goods, services, newsprint and other raw material and inventory in all material respects in the ordinary course of business consistent with past practice; or (C) sell, pledge, mortgage, sell and leaseback, dispose of (including a disposition on account of a lease termination), transfer, lease (as lessor), license (as licensor), abandon, fail to maintain or encumber, or authorize the sale, pledge, disposition, transfer, lease (as lessor), license (as licensor), abandonment, failure to maintain or encumbrance of, any assets or properties of Diamond or any Diamond Subsidiaries (including real property), other than such transactions involving assets or properties with a fair market value in excess of $25 million individually or $100 million in the aggregate, except for sales or dispositions of equipment and inventory and licensing of news, data and Intellectual Property, in each case, in all material respects in the ordinary course of business consistent with past practice;

(v) (A) change any of its methods, principles or practices of financial accounting in effect, other than as required by GAAP or regulatory guidelines; (B) adopt or change any of its material Tax accounting methods, principles or practices; (C) prepare or file any material Tax Return inconsistent in any material respect with past practice or, on any Tax Return, take any position that is inconsistent in any material respect with past practice; (D) make or change or revoke any material election with respect to Taxes; (E) materially amend any Tax Return; or (F) settle or compromise any material claim or assessment relating to Taxes, enter into any closing agreement relating to Taxes or consent to any material claim or audit relating to Taxes, in each case other than in the ordinary course of business, provided that such action in the ordinary course of business would not have the effect of materially increasing the Tax liability of Diamond and the Diamond Subsidiaries on a consolidated basis for any taxable period that ends after the Closing Date or materially decreasing any Tax attribute of Diamond and the Diamond Subsidiaries on a consolidated basis for any taxable period that ends after the Closing Date;

(vi) (A) terminate any Diamond Employee Benefit Plan or amend any Diamond Employee Benefit Plan with any Executive Officer or with any non-Executive Officer (other than in all material respects in the ordinary course of business consistent with past practice), or adopt any new employee benefit plan, incentive plan, severance agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement with any Executive Officer, or with any non- Executive Officer (other than in all material respects in the ordinary course of business consistent with past practice); (B) enter into any new, or amend any existing, employment, severance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement with any non-Executive Officer other than in all material respects in the ordinary course of business consistent with past practice or with any Executive Officer; (C) establish, pay, agree to grant or increase any bonus, stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement with any non-Executive Officer other than in all material respects in the ordinary course of business consistent with past practice or with any Executive Officer; (D) hire or terminate (other than for cause) any Executive Officer; (E) increase any salary or other compensation of any employee of Diamond or any Diamond Subsidiary, other than in all material respects in the ordinary course of business consistent with past practice; (F) enter into any new, or amend any existing, labor agreement, collective bargaining agreement, or any other labor-related agreement or arrangement with any labor union, labor organization or works council (provided that, for the sake of clarity, neither this clause (F) nor any other provision hereof shall be interpreted to interfere with Diamond’s duty to bargain in good faith under the NLRA or other similar foreign, state or local laws); or (G) commence an offering period under any of the ESPPs; provided that, notwithstanding anything set forth in this Section 5.1 to the contrary, Diamond shall be permitted prior to the Closing Date to amend in consultation with Ruby the Diamond Deferred Compensation Plan and similar programs (including, but not limited to, the director deferred compensation plan in respect of deferred common stock equivalents, the Supplementary Benefits Plan and the executive death benefit plan) to allow participants therein to make elections to accelerate the time and amounts of payments thereunder provided such amendments are made in compliance with Section 409A of the Code and applicable guidance thereunder and in a manner that does not increase benefit levels under such plans or programs;

(vii) settle or compromise any material Litigation brought by or against Diamond or any Diamond Subsidiary;

(viii) (A) enter into any material Contract or other material transaction between Diamond or any Diamond Subsidiary and any Affiliated Person of Diamond, other than in the ordinary course of business on terms no less favorable to Diamond than the terms governing transactions with Third Parties; or (B) amend or modify in any material respect, cancel or terminate other than in accordance with its terms, or waive, release or assign any material rights or claims with respect to, any Diamond Contract or enter into any Contract that would be a Diamond Contract if entered into prior to the date of this Agreement, other than in the case of this clause (B), (x) in all material respects in the ordinary course of business consistent with past practice, and (y) as otherwise permitted under this Section 5.1(b);

(ix) alter the corporate form of Diamond or any Diamond Subsidiary or the ownership of any Diamond Subsidiary, including through the adoption of a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(x) incur or commit to any capital expenditures in excess of the aggregate amount set forth in the capital expenditure budget plan delivered to Ruby prior to the date of this Agreement and set forth in Section 5.1(b)(x) of the Diamond Disclosure Letter, except that, during the fiscal year beginning on January 1, 2008, Diamond may incur or commit aggregate capital expenditures up to 115% of the aggregate amount set forth in such capital expenditure budget plan for such fiscal year;

(xi) other than in the ordinary course of business, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to, any material Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of Ruby, any material trade secret; or

(xii) enter into any binding agreement, understanding or arrangement take any of the actions prohibited by this Section 5.1(b).

Section 5.2 Preparation of Registration Statement and Proxy Statement; Diamond Stockholder Meeting.

(a) (i) As promptly as practicable following the date of this Agreement but in no event later than thirty (30) Business Days thereafter, (A) Ruby and Ruby Newco shall prepare and file with the SEC the Registration Statement; (B) Diamond shall prepare and cause to be filed with the SEC the Proxy Statement relating to the matters to be submitted to the stockholders of Diamond at the Diamond Stockholder Meeting; and (C) each party shall cooperate with the other party in the preparation of the foregoing documents.

(ii) Each of Ruby, Ruby Newco and Diamond shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act, and Diamond shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC, as promptly as practicable after the date of this Agreement, and Diamond, Ruby Newco and Ruby shall use their respective reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. As promptly as practicable following the date of this Agreement, each of Ruby, Ruby Newco and Diamond shall make all other filings required to be made by it with respect to the Merger and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable state “blue sky” Laws. Each of Ruby, Ruby Newco and Diamond shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Registration Statement or Proxy Statement received from the SEC, and respond promptly to any such comments. Diamond shall use its reasonable best efforts to cause the Proxy Statement to be mailed to Diamond’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(iii) Each of Ruby, Ruby Newco and Diamond shall advise the other party, promptly after it receives notice, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Ruby Newco Class B Units issuable in connection with the Merger or the Shares of Ruby A Common Stock issuable upon exchange of the Ruby Newco Class B Units. If, at any time prior to the Effective Time, any information relating to Ruby or Diamond or any of their respective Affiliates is discovered by Ruby, Ruby Newco or Diamond that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information shall promptly notify the other parties and, to the extent required by Law, the parties shall cause an appropriate amendment or supplement describing this information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Diamond.

(b) Diamond shall (i) take all lawful action necessary to establish a record date for, duly call, give notice of, convene and hold the Diamond Stockholder Meeting for the purpose of having this Agreement adopted by the stockholders of Diamond in accordance with applicable Law as promptly as reasonably practicable following the date upon which the Registration Statement becomes effective; (ii) use reasonable best efforts to solicit the adoption of this Agreement by the stockholders of Diamond and to take all lawful action necessary or advisable to obtain the Diamond Stockholder Approval; and (iii) subject to the immediately succeeding sentence, include in the Proxy Statement the recommendation of the Diamond Board of Directors that the stockholders of Diamond adopt this Agreement (the “Recommendation”). The Diamond Board of Directors shall not withdraw, qualify, modify, or publicly announce its intent to withdraw, qualify or modify, in each case in a manner adverse to Ruby, Ruby Newco or Merger Sub, the Recommendation (a “Recommendation Withdrawal”); provided, that the provision of factual information by Diamond to its stockholders shall not be deemed to constitute a Recommendation Withdrawal so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the Recommendation; provided, further, that at any time prior to obtaining the Diamond Stockholder Approval, the Diamond Board of Directors may effect a Recommendation Withdrawal if, and only if, (x) the Diamond Board of Directors determines in good faith (after consultation with outside counsel) that failure to take this action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (y) in the case of any Recommendation Withdrawal (other than a Recommendation Withdrawal in connection with Diamond’s entering into a definitive agreement for, or recommending a Superior Acquisition Proposal, which shall be governed by Section 5.3(c)), Diamond provides to Ruby at least one (1) Business Day’s prior written notice of its intention to make a Recommendation Withdrawal. In the event of any Recommendation Withdrawal in accordance with this Section 5.2(b) or any recommendation of a Superior Acquisition Proposal in accordance with Section 5.3(c) (in each case, not accompanied by the termination of this Agreement by Ruby in accordance with Section 7.1(g) or by Diamond in accordance with Section 7.1(h), as the case may be), Diamond shall provide Ruby with Diamond’s stockholder list and, following such Recommendation Withdrawal or recommendation of a Superior Acquisition Proposal until such time as this Agreement is terminated in accordance with its terms, Ruby may contact Diamond’s stockholders and prospective investors without regard to the limitations set forth in Section 5.7. In the event that this Agreement is terminated pursuant to its terms, Ruby shall promptly return such stockholder list.

Section 5.3 No Solicitation.

(a) Subject to Section 5.3(b), until the earlier of the Closing and the termination of this Agreement in accordance with its terms, none of Diamond, the Diamond Subsidiaries or any of their respective officers shall, and each of Diamond and the Diamond Subsidiaries shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or providing access to the properties, books or records of Diamond or the Diamond Subsidiaries) the submission of any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Diamond Acquisition Proposal or engage in any discussions or negotiations with a Person or Persons who have made, or, to the Knowledge of Diamond, may make, a Diamond Acquisition Proposal, or their respective Representatives with respect to any Diamond Acquisition Proposal or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly encourage, any such inquiries, proposals, discussions or negotiations; (ii) approve or recommend a Diamond Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement providing for a Diamond Acquisition Proposal; or (iii) submit to the stockholders of Diamond for their approval or adoption any Diamond Acquisition Proposal or, agree or publicly announce any intention to take any of the foregoing actions. Diamond shall, and shall cause each Diamond Subsidiary and its and their respective officers to, and each of Diamond and the Diamond Subsidiaries shall use its reasonable best efforts to cause each of its other Representatives to, cease immediately and terminate any and all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Diamond Acquisition Proposal and Diamond shall promptly (and in any event within five (5) Business Days) request that all confidential information with respect thereto furnished by or on behalf of Diamond be returned.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time prior to obtaining the Diamond Stockholder Approval, (i) Diamond has received a bona fide written Diamond Acquisition Proposal from a Third Party that did not result from a breach of Section 5.2(b) or Section 5.3(a) of this Agreement (and did not result from actions taken by any director of Diamond that would have constituted a breach of Section 5.3(a) if such actions had been taken by an officer of Diamond) and (ii) the Diamond Board of Directors determines in good faith, after consultation with its independent financial advisors and outside counsel, that the Diamond Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Acquisition Proposal, then Diamond may (A) furnish information with respect to Diamond and the Diamond Subsidiaries to the Person or Persons making such Diamond Acquisition Proposal and their respective Representatives and financing sources and potential purchasers of a portion of Diamond’s assets or businesses and their respective Representatives and financing sources and (B) participate in discussions or negotiations with the Person or Persons making such Diamond Acquisition Proposal and their respective Representatives and financing sources and potential purchasers of a portion of Diamond’s assets or businesses and their respective Representatives and financing sources; provided that the aggregate number of potential purchasers of a portion of Diamond’s assets or businesses to whom information may be furnished under clause (A) and/or who may be permitted to participate in discussions or negotiations under clause (B) shall not exceed six (6); provided further that (x) Diamond will not, and will not allow its Representatives to, disclose any non-public information to any Person or Persons making such Diamond Acquisition Proposal, their respective Representatives or sources of financing unless the Person or Persons making the Diamond Acquisition Proposal enter into an Acceptable Confidentiality Agreement and Diamond will not, and will not allow its Representatives to, disclose any non-public information to any potential purchaser of a portion of Diamond’s assets or businesses or their respective Representatives or financing sources unless the potential purchaser enters into an Acceptable Confidentiality Agreement, and (y) Diamond will promptly provide to Ruby any non-public information concerning Diamond or the Diamond Subsidiaries provided to such Person or Persons making such Diamond Acquisition Proposal, any potential purchaser of a portion of Diamond’s assets or businesses or their respective Representatives or financing sources that was not previously provided to Ruby. Diamond shall promptly (and in any event within one (1) Business Day) notify Ruby in the event it receives a Diamond Acquisition Proposal or any request or inquiry that would reasonably be expected to lead to a Diamond Acquisition Proposal from a Person or group of related Persons, including by notifying Ruby of the identity of the Person or Persons making such Diamond Acquisition Proposal, request or inquiry and the material terms and conditions thereof. Without limiting the foregoing, Diamond shall promptly (and in any event within one (1) Business Day) notify Ruby if it determines to begin providing non-public information or to engage in negotiations concerning a Diamond Acquisition Proposal. Diamond shall inform Ruby on a prompt and current basis of any material change in the material terms or conditions of a Diamond Acquisition Proposal (it being understood that any change in price shall be deemed to be a material change in a material term) and promptly provide Ruby with copies of any written Diamond Acquisition Proposals received by Diamond.

Promptly upon determination by the Diamond Board of Directors that a Diamond Acquisition Proposal constitutes a Superior Acquisition Proposal in accordance with Section 7.1(h), Diamond shall deliver to Ruby a written notice advising Ruby that the Diamond Board of Directors has so determined, specifying the material terms and conditions of such Superior Acquisition Proposal (including the terms of the consideration that the holders of shares of Diamond Common Stock will receive per share of Diamond Common Stock and including any written agreement providing for a Superior Acquisition Proposal and the identity of the Person making such Superior Acquisition Proposal).

(c) Notwithstanding anything in this Agreement to the contrary and in addition to the rights of the Diamond Board of Directors under Section 5.2(b), if, at any time prior to obtaining the Diamond Stockholder Approval, Diamond receives a Diamond Acquisition Proposal which the Diamond Board of Directors concludes in good faith constitutes a Superior Acquisition Proposal, the Diamond Board of Directors may (x) recommend the Diamond Acquisition Proposal to the stockholders of Diamond and/or (y) terminate this Agreement to enter into a definitive agreement with respect to the Superior Acquisition Proposal if the Diamond Board of Directors determines in good faith, after consultation with outside counsel, that failure to take this action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. Diamond may not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless Diamond is in compliance in all material respects with this Section 5.3 and prior to or concurrently with such termination Diamond pays the Break-Up Fee payable pursuant to Section 7.1(h); and the Diamond Board of Directors may not recommend a Superior Acquisition Proposal pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless Diamond shall have provided prior written notice (“Superior Proposal Notice”) to Ruby, at least three (3) Business Days in advance of its intention to recommend, or terminate this Agreement to enter into a definitive agreement with respect to, a Superior Acquisition Proposal (it being understood that delivering a Superior Proposal Notice, or disclosure thereof, shall not entitle Ruby to terminate this Agreement pursuant to Section 7.1(g)(i)-(iv)); provided, further, that in the event of any material change to the material terms of a Superior Acquisition Proposal (it being understood that a change in price shall be deemed to be a material change to a material term), the Diamond Board of Directors shall deliver to Ruby a written notice specifying the material terms and conditions of such modified Superior Acquisition Proposal (including the terms of the consideration that the holders of shares of Diamond Common Stock will receive and including any written agreement providing for a Superior Acquisition Proposal and the identity of the Person making such Superior Acquisition Proposal), and if the three (3) Business Day period referenced above would otherwise expire within forty-eight (48) hours after delivery of such notice, such period shall be extended until forty-eight (48) hours from delivery of the notice. To the extent that Ruby proposes changes to the terms of this Agreement during the three (3) Business Day period referred to above (as extended), Diamond shall negotiate in good faith with Ruby with respect to such changes during such period.

(d) As used in this Agreement, the term:

(i) “Diamond Acquisition Proposal” means any offer or proposal for any of the following (other than any offer proposed by Ruby or any of its Affiliates effected pursuant to this Agreement): any direct or indirect acquisition or purchase, merger, reorganization, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization or similar transaction, whether effected in a single transaction or series of related transactions, which would result in the offeror or any of its Affiliates owning or controlling (A) 20% or more of the consolidated gross assets of Diamond and the Diamond Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding equity securities of Diamond or if Diamond is not the surviving entity in such a transaction, the surviving entity of such transaction, or, if applicable, the ultimate parent of such surviving entity;

(ii) “Superior Acquisition Proposal” means a bona fide written Diamond Acquisition Proposal, which proposal was not the result of a breach of this Section 5.3 (or a result of actions taken by any director of Diamond that would have constituted a breach of Section 5.3(a) if such actions had been taken by an officer of Diamond), made by a Third Party on terms that a majority of the Diamond Board of Directors determines in their good faith judgment (after consultation with outside counsel and its financial advisor) (x) would, if consummated, be more favorable to the holders of Diamond Common Stock from a financial point of view than the transactions contemplated hereby (taking into account any changes proposed by Ruby to the terms of this Agreement in response to a Diamond Acquisition Proposal) and (y) and is reasonably likely to be completed; provided that, for the purposes of this definition of “Superior Acquisition Proposal”, the term Diamond Acquisition Proposal shall have the meaning assigned to such term in Section 5.3(d)(i), except that the reference to “20% or more” in the definition of “Diamond Acquisition Proposal” shall be deemed to be a reference to “60% or more”; and

(iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions (including standstill provisions) that are no less favorable in all material respects to Diamond than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may include provisions (other than any standstill or similar provision) that are less favorable in all material respects to Diamond than those contained in the Confidentiality Agreement so long as Diamond offers to amend the Confidentiality Agreement concurrently with execution of the Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of Ruby.

(e) Nothing contained in Section 5.2, this Section 5.3 or elsewhere in this Agreement shall prohibit Diamond from (1) complying with its disclosure obligations under applicable Law, including Rule 10b-5, Rule 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) taking any action that any court of competent jurisdiction orders it to take; provided that Diamond shall not make any disclosure to stockholders or take any action that constitutes a Recommendation Withdrawal other than in compliance with Section 5.2(b).

Section 5.4 Access to Information; Cooperation.

(a) Upon reasonable advance notice, between the date of this Agreement and the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Diamond shall, and shall cause each of the Diamond Subsidiaries and each of their respective Representatives to, (i) give Ruby, Merger Sub and their respective Representatives reasonable access during normal business hours upon reasonable advance notice during the period prior to the Effective Time to the offices, properties, books and records (including all Tax Returns and other Tax-related information) of Diamond and the Diamond Subsidiaries; (ii) furnish to Ruby, Merger Sub and their respective Representatives such financial and operating data and other information (including Tax Returns and other Tax-related information) relating to Diamond, the Diamond Subsidiaries and their respective operations as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of Diamond and the Diamond Subsidiaries to cooperate with Ruby, Merger Sub and their respective Representatives in their reasonable investigation of the business of Diamond and the Diamond Subsidiaries; provided, however, that such access shall only be provided to the extent that such access would not subject any of the properties of Diamond or any of the Diamond Subsidiaries to invasive physical testing or violate applicable Laws or the terms of any Contract to which Diamond or any of the Diamond Subsidiaries is a party or by which any of their respective assets are subject; provided further, however, that to the extent that Diamond or any of the Diamond Subsidiaries is restricted in or prohibited from providing any such access to any documents or data pursuant to any such Contract for the benefit of any Third Party, each of Diamond and any such Diamond Subsidiary shall use its reasonable best efforts, at Ruby’s expense, to obtain any approval, consent or waiver with respect to such Contract that is necessary to provide such access to Representatives. Notwithstanding the foregoing or Section 5.5, neither Ruby nor Diamond shall be required to provide to the other any information which Ruby or Diamond, as the case may be, reasonably believes is competitively sensitive information. In addition, either Ruby or Diamond may designate any competitively sensitive information provided to the other under this Agreement as “outside counsel only.” Such information shall be given only to outside counsel of the recipient.

(b) Any information relating to Diamond or the Diamond Subsidiaries made available pursuant to this Section 5.4, shall be subject to the provisions of the Confidentiality Agreement. Neither Ruby nor Merger Sub shall, and Ruby and Merger Sub shall cause each of their respective Representatives not to, use any information acquired pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. No investigation conducted pursuant to this Section 5.4 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or any condition to the obligations of the parties hereto.

Section 5.5 Commitment to Closing.

(a) Each of Ruby and Diamond shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger as promptly as practicable (subject to Sections 5.2, 5.3 and this Section 5.5) after the date of this Agreement (and, in this case, to proceed with the Merger as expeditiously as possible). Without limiting the foregoing, none of the parties shall, (i) directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business or collection of assets of any kind or nature if doing so would reasonably be expected to materially delay consummation of the Merger, (ii) directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any other assets of any kind or nature if, to the Knowledge of that party, doing so would reasonably be expected to materially delay consummation of the Merger or (iii) take any action of any kind or nature if, to the Knowledge of that party, doing so would reasonably be expected to prevent consummation of the Merger. Each of Ruby and Diamond undertakes and agrees to prepare and file as soon as practicable and in any event within twenty (20) Business Days after the date of this Agreement (i) a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and (ii) all other necessary applications, notices, petitions, filings, ruling requests and other documents with other Governmental Entities relating to the Merger required by any applicable Law. Notwithstanding anything to the contrary herein, Ruby shall take, and Diamond shall use its best efforts to take, any and all actions necessary to (i) avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing from occurring on or before the Termination Date (for the avoidance of doubt, each reference to “Termination Date” in this Section 5.5 shall be interpreted so as to give effect to any extension of the Termination Date pursuant to Section 7.1(b)); (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur no later than the Termination Date; and (iii) cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Law and the receipt of any other approvals from any Governmental Entity necessary for the consummation of the Merger so as to enable the Closing to occur no later than the Termination Date; provided that (1) the foregoing shall not be interpreted to prevent Ruby from engaging in litigation, including to prevent the imposition by any Governmental Entity of any requirement (A) that a material business, product line or asset, including patents and other intellectual property, of Ruby, Diamond or their respective Affiliates or Subsidiaries be sold, divested, disposed of, licensed or held separate or (B) that Ruby, Diamond or their respective Affiliates or Subsidiaries materially limit their freedom of action with respect to, or ability to retain, any material business, product line or asset, including patents and other intellectual property, of Ruby, Diamond or their respective Subsidiaries, and (2) Ruby shall have the sole and exclusive right to direct and control any such litigation referred to in clause (1) of this proviso, with counsel of its own choosing, and Diamond shall reasonably cooperate with Ruby with respect thereto, in each case so long as Ruby complies with its obligations under this Section 5.5(a), including, for the avoidance of doubt, subclauses (i), (ii) and (iii) of this sentence; provided, further that, notwithstanding anything else contained in this Agreement, the provisions of this Section 5.5 shall not be construed to require Diamond to take or consent to any action if that action is not conditioned upon the consummation of the Merger. For the avoidance of doubt, Ruby shall take any and all actions necessary in order to ensure that (x) no requirement for a waiver, consent or approval of the FTC, the Antitrust Division, any State Attorney General or other Governmental Entity, and (y) no other matter relating to any Regulatory Law, would preclude consummation of the Merger by the Termination Date or result in any injunction or other Order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger becoming final and nonappealable.

(b) Each of Ruby and Diamond shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with Regulatory Law matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties.

(c) In addition, each of Ruby and Diamond shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity, (i) promptly notify and apprise the other party of (and, if in writing, supply the other party with) any communication (or other correspondence or other memoranda) to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity, and, permit the other party to review in advance, and accept all of the other party’s reasonable comments in connection with, any proposed written communication to any of the foregoing, unless, in the case of a communication by Ruby, Ruby reasonably objects to any such comments from Diamond; and (ii) not agree to participate in any substantive meeting or discussion or communication with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

Section 5.6 Tax Matters.

(a) Each party shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to cause the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, to qualify as an exchange described in Section 351 of the Code, and shall not take (or cause to be taken), agree to take, or fail to take any action, whether before or after the Effective Time, if taking (or causing to be taken), agreeing to take or failing to take, as the case may be, such action would reasonably be expected to cause the Transaction not to so qualify; provided, however, that (i) no party shall be required to take (or cause its Subsidiaries to take), agree to take, or fail to take any action, if taking (or causing to be taken), agreeing to take or failing to take, as the case may be, such action in any way modifies this Agreement, the Ruby Newco Operating Agreement (as in effect on the Closing Date, without regard to any amendment thereto), the Editorial Agreement, the Voting Agreement or the Murdoch Family Agreement and (ii) no party shall be treated as having violated this covenant as a result of taking (or causing any of its Subsidiaries to take) any specific action expressly provided for in this Agreement, the Ruby Newco Operating Agreement (as in effect on the Closing Date, without regard to any amendment thereto), the Editorial Agreement, the Voting Agreement or the Murdoch Family Agreement (it being understood that (A) effecting a merger of Ruby Newco, on the terms on which such merger is permitted under Section 5.1(g) of the Ruby Newco Operating Agreement (as in effect on the Closing Date, without regard to any amendment thereto), in compliance with and pursuant to the provisions of Section 5.1(g) of the Ruby Newco Operating Agreement (as in effect on the Closing Date, without regard to any amendment thereto), shall not be considered to be a violation of this covenant and (B) an action shall not be treated as a specific action expressly provided for in the Ruby Newco Operating Agreement solely by reason of the general grants of power or authority set forth in Sections 2.3 and 2.6 of the Ruby Newco Operating Agreement, or other similar general grants of power or authority, if any, contained in the Ruby Newco Operating Agreement).

(b) Ruby or Ruby Newco has made or will make a timely election under Treasury Regulations Section 301.7701-3 to have Ruby Newco classified, effective as of the date on which Ruby Newco was formed, as a corporation for U.S. federal income tax purposes. Such election shall not be revoked for so long as there remain outstanding any Ruby Newco Class B Units.

(c) Each of Ruby, Merger Sub, Ruby Newco and Diamond shall use its reasonable best efforts to execute the letters of representation substantially in a form to be mutually agreed upon by Ruby and Diamond as promptly as practicable following the date of this Agreement (the “Representation Letters”).

(d) If counsel renders the tax opinion referred to in Section 6.3(d), then, unless otherwise required by a “determination” (as that term is defined in section 1313(a) of the Code), (i) Ruby, Diamond and Ruby Newco shall report the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, for U.S. federal income tax purposes as an exchange described in Section 351 of the Code and shall not treat the Ruby Newco Class B Units as “nonqualified preferred stock” within the meaning of Section 351(g) of the Code and (ii) none of Ruby, Diamond or Ruby Newco shall take a position on any Tax Return, or take any Tax reporting position, that is inconsistent with the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, qualifying as an exchange described in Section 351 of the Code or the Ruby Newco Class B Units not constituting “nonqualified preferred stock” within the meaning of Section 351(g) of the Code.

(e) Ruby shall, with Diamond’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement other than any such Taxes that are solely the responsibility of the holders of Diamond Common Stock under applicable Law (together, with any related interest, penalties or additions to Tax, “Transfer and Gains Taxes”). From and after the Effective Time, Ruby shall pay or cause to be paid all Transfer and Gains Taxes (other than any such Taxes that are solely the responsibility of the holders of Diamond Common Stock under applicable Law or as set forth in Section 2.3(c)) without deductions withheld from the Merger Consideration.

Section 5.7 Public Announcements. The initial press release concerning this Agreement and the transactions contemplated by this Agreement shall be a joint press release approved in advance by Ruby and Diamond and thereafter Diamond and Ruby shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any press release or make any public statement or filing relating to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that the foregoing limitations shall not apply to any disclosure of any information concerning this Agreement or the transactions contemplated by this Agreement (i) which Ruby or Diamond deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including without limitation to securities analysts and institutional investors and in press interviews; and (ii) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated by this Agreement.

Section 5.8 Employee Arrangements.

(a) Following the Effective Time, Ruby shall honor and perform, or cause the Surviving Corporation to honor and perform, all obligations of Diamond and the Diamond Subsidiaries under the Diamond Employee Benefit Plans. Ruby shall, or shall cause the Surviving Corporation to, maintain and perform, without any modification that adversely affects the benefits of participants (other than as required by applicable Law), each severance, termination, separation or similar agreement, program, policy or arrangement maintained by Diamond or any Diamond Subsidiary immediately prior to the Effective Time (“Diamond Severance Plan”) for no less than two (2) years immediately following the Closing Date or for such longer period as is provided in the

Diamond Severance Plan. For no less than two (2) years immediately following the Closing Date or such later time as Ruby in its sole discretion shall determine in accordance with the terms of the applicable Diamond Employee Benefit Plan or collective bargaining agreement, obligations of the Surviving Corporation), Ruby shall, or shall cause the Surviving Corporation to, maintain and provide, without any modification that adversely affects the benefits of participants (other than as required by applicable Law), the post-retirement and post-termination benefits (including, but not limited to, eligibility requirements) under the health care plans of Diamond or any Diamond Subsidiary. Thereafter, Ruby shall, or shall cause the Surviving Corporation to, provide each former employee of Diamond or any Diamond Subsidiary post-retirement and post-termination health care benefits that are no less favorable than those provided to similarly situated former employees of the applicable business unit of Ruby and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries). Following the Effective Time, Ruby shall, or shall cause the Surviving Corporation to, maintain and perform, without any modification that adversely affects the benefits of participants (other than as required by applicable Law), the Diamond Executive Annual Incentive Plan, as amended, including, without limitation, with respect to the 2007 Annual Incentive Plan Highlights, until the date on which payments are made with respect to such plan for the calendar year in which the Closing Date occurs. Without limiting the foregoing provisions of this Section 5.8(a), until December 31, 2008 or such later time as Ruby in its sole discretion shall determine in accordance with the terms of the applicable Diamond Employee Benefit Plan or collective bargaining agreement, Ruby shall provide, or Ruby shall cause the Surviving Corporation to provide, to each individual employed by Diamond or any Diamond Subsidiary immediately prior to Closing base salary and wages, annual bonus opportunity and employee benefits that are in the aggregate no less favorable than those provided to such employees immediately before the Closing, and thereafter shall provide such employees with base salary and wages, annual bonus opportunity and employee benefits that are in the aggregate no less favorable than those provided to similarly situated employees of the applicable business unit of Ruby and its Subsidiaries. The foregoing shall in no way limit Ruby’s, Diamond’s and the Surviving Corporation’s obligation to honor all of their obligations to employees and former employees of Diamond, the Surviving Corporation and their respective Subsidiaries under collectively bargained and similar labor agreements and otherwise to comply with applicable labor Laws.

(b) From and after the Effective Time, Ruby shall treat, or shall cause the Surviving Corporation to treat, the service with Diamond or any of the Diamond Subsidiaries prior to Closing as service rendered to Ruby for purposes of eligibility, vesting and benefit accrual under any health, welfare (including vacation and severance) or defined contribution benefit plan maintained by Ruby in which Diamond or any of the Diamond Subsidiaries’ employees participate. Without limiting the foregoing, to the extent that any individual employed by Diamond or any Diamond Subsidiary immediately prior to Closing participates in any health or welfare benefit plan of Ruby or any of its Subsidiaries following the Effective Time, Ruby shall cause (x) any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations to be waived and (y) any deductibles or co-payments paid by such employee under any of Diamond’s or the Diamond Subsidiaries’ health plans in the plan year in which the Effective Time occurs to be credited towards deductibles or co-payments, as applicable, under the health or welfare benefit plans of Ruby and the Ruby Subsidiaries. Ruby will use reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such result.

(c) On or before the earlier of the Closing Date or December 31, 2007, Diamond shall, in consultation with Ruby, use its reasonable best efforts to amend each Diamond Employee Benefit Plan to the extent necessary to cause the Diamond Employee Benefit Plans to comply with Section 409A of the Code in a manner that does not increase benefit levels or provide indemnification or gross-up payments for Taxes imposed under Section 409A of the Code under the Diamond Employee Benefit Plans.

(d) Prior to the Effective Time, each of Diamond and Ruby shall take all such steps as may be required to cause any dispositions of Diamond Common Stock (including derivative securities with respect to Diamond Common Stock) or acquisitions of Ruby A Common Stock (including derivative securities with respect to Ruby A Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the guidance provided by the SEC.

(e) Notwithstanding anything in this Agreement to the contrary and except to the extent prohibited by Law or as set forth in Section 5.8(e) of the Diamond Disclosure Letter, on or prior to the Closing Date, Diamond shall, and shall require the Diamond Subsidiaries to: (i) consult with Ruby, the Ruby Subsidiaries and/or their counsel on a regular basis concerning collective bargaining negotiations with any labor organization; (ii) provide Ruby, the Ruby Subsidiaries and/or their counsel with access to all information relating to such negotiations; (iii) allow Ruby, the Ruby Subsidiaries and/or their counsel to be involved in developing and presenting contract proposals and counter-proposals in such negotiations; (iv) present any and all proposals or counterproposals as directed by Ruby, the Ruby Subsidiaries and/or their counsel in such negotiations (provided that Diamond or the Diamond Subsidiaries may condition any such proposal or counter-proposal on the Closing); (v) not present any proposals or counterproposals in such negotiations without the prior written consent of Ruby (which consent shall not be unreasonable withheld or delayed); and (vi) not accept any proposals or counterproposals in such negotiations without the prior written consent of Ruby (which consent shall not be unreasonably withheld or delayed); provided, however, that nothing in this Section 5.8(e) shall be interpreted to interfere with Diamond’s or the Diamond Subsidiaries’ duty to bargain in good faith under the NLRA or other similar foreign, state or local Law.

(f) Prior to the Closing Date, Diamond and the Diamond Subsidiaries, as applicable, will use reasonable best efforts to engage in any effects or the analogous type of bargaining, if any, required in non-U.S. jurisdictions, with any labor union, labor organization or works council as may be required by Law, in connection with the transactions contemplated by this Agreement.

Section 5.9 Director and Officer Liability.

(a) At all times after the consummation of the Merger until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Ruby shall cause, including by providing financial assistance if necessary, the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of Diamond and the Diamond Subsidiaries or any fiduciaries under any Diamond Employee Benefit Plan (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated by this Agreement) to the fullest extent permitted by applicable Law.

(b) Subject to the next sentence, the Surviving Corporation shall, and Ruby shall cause the Surviving Corporation to, either (i) maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Diamond (the “Current Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the Effective Time (this 300%, the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current Insurance (a “Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term. If Diamond’s existing insurance expires, is terminated or canceled during this six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Ruby shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance and fiduciary liability insurance as can be obtained for the remainder of this period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Persons than Diamond’s existing directors’ and officers’ liability insurance and fiduciary liability insurance. Notwithstanding anything to the contrary in this Agreement, Diamond may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that Diamond shall not pay more than six (6) times the Maximum Premium for this Reporting Tail Endorsement, in which case, provided that Ruby causes the Surviving Corporation to maintain this Reporting Tail Endorsement in full force and effect for its full term, Ruby shall be relieved from its obligations under the preceding two sentences of this Section 5.9(b).

(c) The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for indemnification, advancement of expenses and exculpation of present and former directors and officers on the same basis as set forth in the Diamond Certificate of Incorporation and the Diamond Bylaws in effect on the date hereof. For six (6) years after the Effective Time, the Surviving Corporation shall, and Ruby shall cause the Diamond Surviving Corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement of expenses and exculpation of Indemnified Persons, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under Delaware Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Persons’ indemnification rights thereunder.

(d) The Surviving Corporation shall, and Ruby shall cause the Surviving Corporation to, pay on an as-incurred basis the fees and expenses of an Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any Litigation or investigation that is the subject of the right to indemnification, upon ten (10) Business Days of receipt by the Surviving Corporation of a request therefor, provided that an Indemnified Person shall undertake in writing to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Indemnified Person is not entitled to indemnification. The Indemnified Person shall be entitled to control the defense of any Litigation or investigation with counsel of its own choosing reasonably acceptable to the Surviving Corporation, and Ruby and the Diamond Surviving Corporation shall cooperate in the defense thereof; provided, however, that Ruby and the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(e) The rights of each Indemnified Person under this Section 5.9 shall be in addition to any rights such Indemnified Person may have under the certificate of incorporation or bylaws of Diamond or any of the Diamond Subsidiaries, under Delaware Law or any other applicable Law or under any agreement of any Indemnified Person with Diamond or any of the Diamond Subsidiaries.

(f) This Section 5.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Ruby and the Surviving Corporation. Each Indemnified Person shall be a third-party beneficiary of this Section 5.9, and entitled to enforce the covenants contained in this Section 5.9. If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 5.9 that is denied by Ruby and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then Ruby or the Surviving Corporation shall pay this Indemnified Person’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Indemnitors.

(g) If Ruby, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of Ruby or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Notices of Certain Events. Each of Diamond and Ruby shall promptly notify the other after receiving or becoming aware:

(a) of any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) of any notice or other communication from any Governmental Entity in connection with the review, clearance or approval of the transactions contemplated by this Agreement;

(c) of any Litigation or investigation commenced or, to its Knowledge, threatened against, relating to or otherwise involving Diamond or any of the Diamond Subsidiaries or Ruby or any of the Ruby Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; and

(d) of any matter (including a breach of covenant or a representation or warranty contained in this Agreement) that could reasonably lead to the failure to satisfy any of the conditions to Closing in Article VI.

Failure to comply with this Section 5.10 shall not result in the failure of any condition under Article VII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 5.10.

Section 5.11 Editorial Agreement; Special Committee.

(a) Effective as of the Closing, Ruby and Diamond shall (i) adopt, execute and deliver the Editorial Agreement and (ii) Ruby shall establish the special committee contemplated by the Editorial Agreement (the “Special Committee”) and appoint as the initial members of the Special Committee the persons set forth on Schedule A to the Editorial Agreement (or, if any of such persons is unable to serve as a member of the Special Committee as of the Closing, a replacement member appointed in accordance with the terms of the Editorial Agreement) (the “Initial Committee Members”). From and after the Effective Time, Ruby and the Surviving Corporation shall, and shall cause their respective Subsidiaries, as applicable, to at all times maintain the Special Committee in accordance with the Editorial Agreement and otherwise comply in all respects with the Editorial Agreement.

(b) This Section 5.11 is intended for the irrevocable benefit of, and to grant third party rights to, the Special Committee and the members from time to time of the Special Committee and shall be binding on all successors and assigns of Ruby and the Surviving Corporation. The Special Committee and the members from time to time of the Special Committee shall be third-party beneficiaries of this Section 5.11 and the Editorial Agreement, and entitled to enforce the covenants contained in this Section 5.11 and the Editorial Agreement in accordance with the terms of the Editorial Agreement, including by obtaining injunctive or equitable relief.

Section 5.12 Stockholder Litigation. Diamond shall promptly advise Ruby orally and in writing of any Litigation brought by any stockholder of Diamond against Diamond and/or its directors relating to this Agreement and/or the transactions contemplated by this Agreement, including the Merger, and shall keep Ruby fully informed regarding any such Litigation. Diamond shall give Ruby the opportunity to consult with Diamond regarding the defense or settlement of any such Litigation, shall give due consideration to Ruby’s advice with respect to such Litigation and shall not settle any such Litigation without the prior written consent of Ruby (not be unreasonably withheld or delayed). In addition, prior to the termination of this Agreement pursuant to Article VII, except as required by Law, Diamond shall not voluntarily cooperate with any Third Party that may hereafter seek to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement, including the Merger, and shall cooperate with Ruby to resist any such effort to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement, including the Merger.

Section 5.13 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Diamond Common Stock from the NYSE and terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 5.14 Ruby Exchange Shares.

(a) Ruby shall use reasonable efforts to the extent required by Law to maintain the effectiveness of a registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for use in connection with the exchange of Ruby Newco Class B Units for shares of Ruby A Common Stock from to time following the Effective Time.

(b) Ruby shall as promptly as reasonably practicable prepare and submit to the NYSE and the ASX applications covering the shares of Ruby A Common Stock which may be issued from time to time following the Effective Time upon exchange of Ruby Newco Class B Units and shall use its reasonable best efforts to cause such securities to be approved for listing on the NYSE and the ASX, subject to official notice of issuance, prior to the Effective Time.

Section 5.15 Affiliates. Prior to the Effective Time, Diamond shall deliver to Ruby a letter identifying, to the Knowledge of Diamond, all persons who will be at the time this Agreement is submitted for adoption by the stockholders of Diamond, “affiliates” of Diamond for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. Diamond shall use its reasonable efforts to cause each such person who makes a Unit Election to deliver to Ruby at least ten (10) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit C.

Section 5.16 NASD Approval. Diamond shall cause Diamond BD Services, Inc. (“Diamond Broker”) to prepare and file as soon as practicable after the date of this Agreement all filings necessary to obtain the approval of the NASD pursuant to NASD Rule 1017 relating to the change in equity ownership of Diamond Broker that may be deemed to result as a consequence of the transactions contemplated by this Agreement (the “NASD Approval”). Diamond shall, and shall cause Diamond Broker to, use reasonable best efforts to obtain the NASD Approval.

Section 5.17 Operating Agreement, Internal Agreement. Effective as of the Closing, (i) Ruby shall adopt, execute and deliver the Ruby Newco Operating Agreement in its capacity as a holder of Ruby Newco Class A Units and (ii) each of Ruby and Ruby Newco shall adopt, execute and deliver the Ruby Internal Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of Ruby and Diamond to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Stockholder Approval. The Diamond Stockholder Approval shall have been duly obtained.

(b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Other Competition Approvals. All Merger/Media Control Notifications shall have been made and all appropriate waiting periods (including any extensions thereof) in connection therewith shall have expired, lapsed or been terminated and all clearances or approvals in connection therewith shall have been granted (or shall have been deemed in accordance with the relevant Law to have been granted) by the relevant Governmental Entity.

(d) No Injunctions. No injunction or other Order issued by any Governmental Entity of competent jurisdiction in the United States, the United Kingdom or Australia prohibiting the consummation of the Merger shall be in effect; provided that, prior to asserting this condition, the party asserting this condition shall have used its best efforts to prevent the entry of this Order and to appeal as promptly as possible any judgment that may be entered.

(e) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect.

(f) Listing. The shares of Ruby A Common Stock which may be issued on exchange of the Ruby Newco Class B Units issued in the Merger shall have been approved for listing on the NYSE and the ASX, subject only to official notice of issuance.

Section 6.2 Conditions to the Obligation of Ruby. The obligation of Ruby to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver), at or prior to the Closing, of the following further conditions:

(a) Covenants. Diamond shall have performed and complied with, in all material respects, all of the covenants and obligations required to be performed or to be complied with by Diamond pursuant to this Agreement at or prior to the Closing.

(b) Accuracy of Representations and Warranties. (i) The representations and warranties of Diamond set forth in the first sentence of Section 3.1, in Section 3.3(a), in Section 3.4(a), in Section 3.7(b) and in Section 3.7(c) shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except that, to the extent such representations and warranties speak as of an earlier date, such representations and warranties need be true and correct in all respects only as of such earlier date), except with respect to Section 3.3(a) for inaccuracies that would have a de minimis effect on Diamond, (ii) Each of the representations and warranties of Diamond set forth in the second sentence of Section 3.2(b), in Section 3.3(f)(i) and in Section 3.18 shall be true and correct (without giving effect to any limitation as of “materiality” or “Diamond Material Adverse Effect” set forth therein) in all material respects, in each case, as of the date of this Agreement and as of Closing Date as though made on and as of each such date (except that, to the extent such representations and warranties speak as of an earlier date, such representations and warranties need be true and correct in all material respects only as of such earlier date), and (iii) Each of the other representations and warranties of Diamond contained in this Agreement shall be true and correct (without giving effect to any limitation as of “materiality” or “Diamond Material Adverse Effect” set forth therein), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except that, to the extent such representations and warranties speak as of an earlier date, such representations and warranties need be true and correct only as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as of “materiality” or “Diamond Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Diamond Material Adverse Effect.

(c) Officer’s Certificate. Ruby shall have received a certificate of Diamond, executed on its behalf by an Executive Officer of Diamond, dated the Closing Date, stating that the conditions specified in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to the Obligation of Diamond. The obligation of Diamond to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible and other than with respect to Section 6.3(e), waiver), at or prior to the Closing, of the following further conditions:

(a) Covenants. Ruby, Ruby Newco and the Merger Sub shall have performed and complied with, in all material respects, all of the covenants and obligations required to be performed or to be complied with by it pursuant to this Agreement at or prior to the Closing.

(b) Accuracy of Representations and Warranties. (i) The representations and warranties of Ruby set forth in the first sentence of Section 4.1, in Section 4.2, in Section 4.3(a), in Section 4.7, in Section 4.9 and in Section 4.11 shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except that, to the extent such representations and warranties speak as of an earlier date, such representations and warranties need be true and correct in all material respects only as of such earlier date), and (ii) Each of the other representations and warranties of Ruby contained in this Agreement shall be true and correct (without giving effect to any limitation as of “materiality” or “Ruby Material Adverse Effect” set forth therein), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except that, to the extent such representations and warranties speak as of an earlier date, such representations and warranties need be true and correct only as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as of “materiality” or “Ruby Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Ruby Material Adverse Effect.

(c) Officer’s Certificate. Diamond shall have received a certificate of Ruby, executed on its behalf by an Executive Officer of Ruby, dated the Closing Date, stating that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Tax Opinion. Subject to the provisions of Section 6.4, Diamond shall have received an opinion (the “Tax Opinion”) of Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel satisfactory to Diamond in form and substance reasonably satisfactory to Diamond, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, should qualify as an exchange described in Section 351 of the Code and the Ruby Newco Class B Units should not constitute “nonqualified preferred stock” within the meaning of Section 351(g) of the Code. In rendering this opinion, counsel shall be entitled to rely upon the Election Form Representations and the Representation Letters.

(e) Editorial Agreement; Special Committee. Ruby shall have entered into the Editorial Agreement and Ruby shall have established the Special Committee and appointed the Initial Committee Members to the Special Committee.

(f) Operating Agreement; Internal Agreement. Ruby shall have entered into the Ruby Newco Operating Agreement and each of Ruby and Ruby Newco shall have entered into the Ruby Internal Agreement.

Section 6.4 Transaction Structure. The parties agree that if the Diamond Board of Directors determines in good faith that the consummation of the Merger would be reasonably likely to be materially delayed or precluded by reason of one or more of the conditions set forth in Sections 6.1(e), 6.1(f) or 6.3(d), and Diamond shall have provided written notice (the “Conversion Notice”) of such determination by the Diamond Board to Ruby on or prior to the later of (x) the tenth (10) Business Day preceding the anticipated Closing Date or (y) the second (2nd) calendar day preceding the scheduled date of the Diamond Stockholder Meeting (such day, as applicable, the “Conversion Deadline”), then the transactions contemplated by this Agreement shall be restructured such that (i) each stockholder of Diamond shall only be entitled to receive Cash Consideration for his, her or its shares of Diamond Common Stock, and (ii) the conditions set forth in Sections 6.1(e), 6.1(f), 6.3(d) and Section 6.3(b) (other than with respect to the representations and warranties set forth in Sections 4.1, 4.3, 4.4, 4.7 (with respect to Merger Sub only) 4.8, 4.9 and 4.10) shall be eliminated. If Diamond shall not have provided the Conversion Notice on or prior to the Conversion Deadline, the condition set forth in Section 6.3(d) shall be deemed to have been irrevocably waived by Diamond. In the event that Diamond shall not have received the Tax Opinion as of the Closing Date and the Conversion Notice has not been given on or prior to the Conversion Deadline, Diamond and Ruby shall make public disclosure (including, to the extent necessary under applicable law, in filings with the SEC) to such effect and of the ability of Diamond stockholders who have made a Unit Election to revoke such election. The Closing shall be delayed to the extent necessary, to allow the Election Deadline determined in accordance with Section 2.1(c)(iii) to occur no earlier than five (5) Business Days after the making of such disclosure. Ruby, Ruby Newco, Diamond and Merger Sub shall make such modifications to this Agreement as necessary to effect the foregoing, including without limitation, agreeing, if necessary to effect the foregoing, to a postponement of the Termination Date to a date four (4) months following the delivery of the Conversion Notice or such shorter period as the parties may mutually agree.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, whether before or after the Diamond Stockholder Approval is obtained, in accordance with any of the following:

(a) Mutual Consent. By mutual written consent of Ruby and Diamond;

(b) Termination Date. By either Ruby or Diamond, if the Merger has not been consummated on or before May 1, 2008 (the “Termination Date”); provided, however, that if on the Termination Date the conditions to Closing set forth in Section 6.1(b) or Section 6.1(c) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall be satisfied or capable of being satisfied, then the Termination Date shall be extended to August 1, 2008 if Diamond or Ruby notifies the other on or prior to the Termination Date of its election to extend the Termination Date to August 1, 2008; provided, further, Ruby may, in the event that the Diamond stockholders have not voted upon the adoption of this Agreement at the Diamond Stockholder Meeting prior to the Termination Date (as such Termination Date shall exist prior to giving effect to the extension in the preceding proviso), extend the Termination Date to the date that is ten (10) Business Days following the date upon which the Diamond stockholders shall have voted upon the adoption of this Agreement at the Diamond Stockholder Meeting (provided that any attempt by Diamond to terminate this Agreement on or prior to such tenth (10th) Business Day under this paragraph (b) under the circumstances set forth in this proviso shall be of no force or effect); provided, still further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of any provision of this Agreement resulted in the failure of the Merger to be consummated by the Termination Date;

(c) Breach by Ruby. By Diamond, upon a breach of any representation, warranty, covenant or agreement on the part of Ruby set forth in this Agreement, or if any representation or warranty of Ruby shall have become untrue, in either case so that the conditions set forth in Section 6.3(a) or Section 6.3(b) would be incapable of being satisfied by the Termination Date;

(d) Breach by Diamond. By Ruby, upon a breach of any representation, warranty, covenant or agreement on the part of Diamond set forth in this Agreement, or if any representation or warranty of Diamond shall have become untrue, in either case so that the conditions set forth in Section 6.2(a) or Section 6.2(b) would be incapable of being satisfied by the Termination Date;

(e) Injunction. By either Ruby or Diamond, if any Order issued by any court of competent jurisdiction in the United States, the United Kingdom or Australia preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose breach of any provision of this Agreement resulted in the application or imposition of such injunction or other Order;

(f) No Stockholder Approval. By either Ruby or Diamond, if at the Diamond Stockholder Meeting (including any adjournment or postponement) the stockholders of Diamond shall have voted with respect to the Merger and the Diamond Stockholder Approval shall not have been obtained;

(g) Recommendation Withdrawal. By Ruby prior to the Diamond stockholders having voted upon the adoption of this Agreement at the Diamond Stockholder Meeting if (i) the Diamond Board of Directors shall have effected a Recommendation Withdrawal, (ii) Diamond shall have failed to include the Recommendation in the Proxy Statement, (iii) the Diamond Board of Directors (or any committee thereof) shall have publicly recommended or approved any Diamond Acquisition Proposal or the Diamond Board of Directors (or any committee thereof) shall have failed to reject any Diamond Acquisition Proposal within thirty (30) Business Days after Ruby requests in writing that the Diamond Board of Directors reject such Diamond Acquisition Proposal, provided that in the event of any material change to the material terms of such Diamond Acquisition Proposal (it being understood that any change in price shall be deemed to be a material change to a material term), the thirty (30) Business Day period referenced in the preceding clause shall be extended for a period of fifteen (15) calendar days; (iv) the Diamond Board of Directors shall have (A) materially breached any of the provisions of Section 5.3 or (B) failed to hold the Diamond Stockholder Meeting or to use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to obtain the Diamond Stockholder Approval, and such failure shall have been a material breach of Section 5.2; (v) within one (1) Business Day after the end of the three (3) Business Day period referred to in Section 5.3(c) (as it may be extended in accordance with Section 5.3(c)) after Diamond’s delivery of a Superior Proposal Notice (provided that Ruby’s rights pursuant to

Section 5.3(c) with respect to such Superior Proposal Notice shall be extended for such one (1) Business Day period), Diamond and the Diamond Board of Directors shall have not (x) either (1) recommended or (2) terminated this Agreement to enter into a definitive agreement with respect to, in each case, a Superior Acquisition Proposal or (y) publicly reaffirmed its Recommendation, or (vi) the Voting Agreement shall have been terminated in accordance with Section 6.1(iv) of the Voting Agreement and the Diamond Board of Directors shall have not publicly reaffirmed its Recommendation within five (5) Business Days after the date of such termination;

(h) Superior Acquisition Proposal. By Diamond, if and only if, Diamond (i) shall have complied with Section 5.3(c) and (ii) pays to Ruby the Break-Up Fee in accordance with Section 7.2(c) concurrently with or prior to such termination; or

(i) Termination of Voting Agreement. By Ruby prior to 5:00 p.m. New York City time on the tenth (10th ) Business Day after the Termination Right Date, if and only if (x) the Voting Agreement shall have been terminated in accordance with Section 6.1(iv) of the Voting Agreement, and (y) the stockholders of Diamond shall not have voted with respect to the Merger as of the later of (i) December 15, 2007 and (ii) the twentieth (20th) Business Day after the Voting Agreement shall have been terminated in accordance with Section 6.1(iv) of the Voting Agreement (the later of the dates set forth in clauses (i) and (ii), the “Termination Right Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(i) shall not be available to Ruby if the failure of the stockholders of Diamond to have voted with respect to the Merger as of the Termination Right Date shall have resulted from a breach by Ruby, Ruby Newco or Merger Sub of any provision of this Agreement.

A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for this termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 7.1 for any termination.

Section 7.2 Fees.

(a) In the event that either Ruby or Diamond terminates this Agreement pursuant to Section 7.1(f) and (A) any bona fide Diamond Acquisition Proposal (for this purpose substituting “a majority” for each reference to “20% or more” in the definition of “Diamond Acquisition Proposal”) was made known directly to the stockholders of Diamond or was publicly proposed or announced by any Third Party on or after the date of this Agreement and not withdrawn prior to the Diamond Stockholder Meeting, and (B) Diamond enters into a definitive agreement with respect to, or there is consummated, a transaction in connection with a Diamond Acquisition Proposal (for this purpose substituting “a majority” for each reference to “20% or more” in the definition of “Diamond Acquisition Proposal”) with any Person within twelve (12) months after any such termination of this Agreement then, on the date of such entering into a definitive agreement or consummation, Diamond shall pay to Ruby (or its designees) the Break-Up Fee by wire transfer of immediately available funds to an account designated by Ruby, less the amount of any Ruby Expenses previously paid to Ruby by Diamond pursuant to Section 7.2(d).

(b) In the event that this Agreement is terminated by Ruby pursuant to Section 7.1(g) or either Ruby or Diamond terminates this Agreement pursuant to Section 7.1 for any reason in circumstances where Ruby has the right to terminate this Agreement pursuant to Section 7.1(g), then Diamond shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay the Break-Up Fee by wire transfer of immediately available funds to an account designated by Ruby.

(c) In the event that this Agreement is terminated by Diamond pursuant to Section 7.1(h), then Diamond shall pay the Break-Up Fee by wire transfer of immediately available funds to an account designated by Ruby prior to or simultaneously with the termination.

(d) In the event that Ruby terminates this Agreement pursuant to Section 7.1(i) and Diamond enters into a definitive agreement with respect to, or there is consummated, a transaction in connection with a Diamond Acquisition Proposal (for this purpose substituting “a majority” for each reference to “20% or more” in the definition of “Diamond Acquisition Proposal”) with any Person within twelve (12) months after any such termination of this Agreement then, on the date of such entering into a definitive agreement or consummation, Diamond shall pay to Ruby (or its designees) the Break-Up Fee by wire transfer of immediately available funds to an account designated by Ruby.

(e) In the event that either Ruby or Diamond terminates this Agreement pursuant to Section 7.1(f), then Diamond shall pay promptly (but in no event later than two (2) Business Days) following receipt of an invoice therefor, all of Ruby’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Ruby on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which, in any event, shall not be greater than $25 million (“Ruby Expenses”), by wire transfer of immediately available funds to an account designated by Ruby.

(f) Diamond acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Ruby would not enter into this Agreement. Accordingly, if Diamond fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, Ruby commences a suit which results in a judgment against Diamond for the amount set forth in this Section 7.2, Diamond shall pay to Ruby its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

Section 7.3 Effect of Termination. In the event of termination of this Agreement by either Diamond or Ruby as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party or its Representatives; except that the provisions of Section 5.7, Section 7.2, this Section 7.3, Article VIII and the Confidentiality Agreement shall survive any termination of this Agreement pursuant to this Article VII; and provided that neither Ruby nor Diamond shall be released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party or a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of a material breach of any agreement or covenant of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance on or after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of the Agreement) and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by express or overnight courier (providing proof of delivery) to the parties or sent by telecopy

(providing confirmation of transmission) at the following addresses or telecopy numbers (or at any other address or telecopy number for a party as shall be specified by like notice):

If to Ruby, to:

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Attention: General Counsel

Facsimile: (212) 768-9896

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Lou R. Kling, Esq.

                 Howard L. Ellin, Esq.

Telephone: (212) 735-3000

Facsimile:  (212) 735-2000

If to Diamond, to:

Dow Jones & Company, Inc.

1 World Financial Center

200 Liberty Street

New York, NY 10281

Attention: General Counsel

Facsimile: (212) 732-8356

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Arthur Fleischer, Jr.

                 Philip Richter

Telephone: (212) 859-8000

Facsimile:  (212) 859-4000

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Richard I. Beattie

                 Robert E. Spatt

Telephone: (212) 455-2000

Facsimile:  (212) 455-2502

or to any other persons or addresses as may be designated in writing by the Person to receive this notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; on the next Business Day after deposit with an internationally recognized overnight courier, if sent by such a courier; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; or upon confirmation of successful transmission if sent by facsimile.

Section 8.3 Expenses. Except as otherwise provided in Section 7.2, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that out-of-pocket costs and expenses incurred in connection with printing and mailing of the Proxy Statement shall be borne equally by Ruby and Diamond.

Section 8.4 Amendment; Waiver.

(a) Subject to the provisions of applicable Law, at any time prior to the Effective Time, any provision of this Agreement may be amended, modified, supplemented or waived by the parties hereto (notwithstanding clauses (a) or (b) or, prior to the Effective Time, clauses (c) or (d) of the last sentence of Section 8.8) only by a written instrument executed and delivered by, in the case of an amendment, each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that, after the Diamond Stockholder Approval is obtained, no amendment, modification, supplement or waiver shall be made that would require the approval of the holders of Diamond Common Stock without obtaining this approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

Section 8.5 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit, Annex or a Schedule, this reference shall be to an Article or a Section of, or an Exhibit, Annex or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement: (i) the words “include,” “includes” or “including” and words of similar import shall be deemed to be followed by the words “without limiting the generality of the foregoing”; (ii) the words “hereof”, “herein” and “hereby” and words of similar import refer to this Agreement as a whole (including the Exhibits and Schedules) and not to any particular provisions of this Agreement; (iii) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular and words of one gender shall be deemed to include the other gender; (iv) the word “or” shall not be exclusive; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (vi) any reference to Exhibits, Annex or Schedules shall be deemed to refer to Exhibits, Annex or Schedules to this Agreement; (vii) any reference to parties shall mean parties to this Agreement; and (viii) all reference to dollars or to “$” shall be references to United States dollars.

Section 8.6 Specific Performance. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

Section 8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signature and/or retransmission of any signature will be deemed the same as delivery of an original.

Section 8.8 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and the instruments specifically referred to in this Agreement (including the Exhibits, Annexes, the Diamond Disclosure Letter and the Confidentiality Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except for and to the extent of: (a) the right of the holders of Diamond Common Stock to receive the Merger Consideration after the Effective Time; (b) the rights conferred by Section 5.9; (c) the rights conferred by Section 5.11 and the Editorial Agreement on the Special Committee and the members of the Special Committee and (d) the right of Diamond, on behalf of its stockholders, to pursue damages pursuant to Section 7.3 in the event of Ruby’s, or Merger Sub’s breach of this Agreement, which rights are hereby acknowledged and agreed by Ruby, Merger Sub and Diamond, this Agreement is not intended to and shall not confer any rights or remedies hereunder upon any Person other than the parties.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Agreement will be void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon this determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.11 Exhibits; Annexes; Disclosure Letters. The Exhibits and Annexes referred to in this Agreement and in the Diamond Disclosure Letter and all exhibits or attachments thereto, are intended to be and hereby are specifically made a part of this Agreement. Any matter set forth in any section or subsection of the Diamond Disclosure Letter shall be deemed to be a disclosure for all other sections or subsections of the Diamond Disclosure Letter (notwithstanding the absence of a specific cross-reference) to the extent that the applicability of this matter to such other section or subsection is reasonably apparent, but shall expressly not be deemed to constitute an admission by Diamond, or otherwise imply, that any matter rises to the level of a Diamond Material Adverse Effect, or is otherwise material for any purposes of this Agreement or Diamond Disclosure Letter.

Section 8.12 Mutual Drafting. The parties have participated jointly in negotiating and drafting this Agreement, and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation in favor of or against any party by virtue of the authorship of any provision of this Agreement.

Section 8.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.14 Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 8.15 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

ARTICLE IX

CERTAIN DEFINITIONS

Section 9.1 Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” is defined in Section 5.3(d)(iii).

“Affiliate” has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Affiliated Person” with respect to any Person means (A) any Executive Officer or director of such Person or any of its Subsidiaries; (B) any holder of record or, to the Knowledge of such Person, beneficial owner of 5% or more of the outstanding securities of such Person; or (C) any person who, to the Knowledge of such Person, is an Affiliate or associate (as defined in Rule 12b-2 under the Exchange Act) of any officer, director or beneficial owner.

“Agreement” is defined in the Preamble.

“Antitakeover Law” means each “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S. state or federal Laws applicable to Diamond.

“Antitrust Division” is defined in Section 5.5(a).

“Applicable Date” is defined in Section 3.6(a).

“ASX” is defined in Section 4.4(c).

“Available Diamond Stock Plan Shares” is defined in Section 2.2(j).

“Average Ruby Trading Price” means the volume weighted average price per share of Ruby A Common Stock on the New York Stock Exchange (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) for the five consecutive trading days ending on the last trading day preceding the Closing Date. Ruby shall not take any action that would result in the occurrence, during such five consecutive trading day period, of a record, ex-dividend, distribution, payment, effective or similar date in connection with any stock split, split-up, stock or dividend or distribution, combination, reclassification, exchange of shares or similar event with respect to the shares of Ruby A Common Stock.

“Balance Sheet Date” means December 31, 2006.

“Bancroft Investors” means the stockholders of Diamond executing and delivering the Voting Agreement.

“Break-Up Fee” means an amount equal to $165 million.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Capitalization Date” is defined in Section 3.3(a).

“Cash Consideration” is defined in Section 2.1(a)(ii)(2).

“Certificate of Merger” is defined in Section 1.3(b).

“Certificates” is defined in Section 2.3(a).

“Closing” is defined in Section 1.1.

“Closing Date” is defined in Section 1.1.

“Code” is defined in the Recitals.

“Combination” is defined in the Recitals.

“Confidentiality Agreement” means that certain confidentiality agreement dated as of June 28, 2007, between Ruby and Diamond.

“Contingent Stock Right Conversion Election” is defined in Section 2.2(i).

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment, or other instrument of any kind.

“Contribution” is defined in the Recitals.

“Conversion Deadline” is defined in Section 6.4.

“Conversion Notice” is defined in Section 6.4.

“Current Insurance” is defined in Section 5.9(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Delaware Law” is defined in Section 1.4.

“Diamond” is defined in the Preamble.

“Diamond Acquisition Proposal” is defined in Section 5.3(d)(i).

“Diamond Board of Directors” means the board of directors of Diamond.

“Diamond Broker” is defined in Section 5.16.

“Diamond Bylaws” is defined in Section 3.1.

“Diamond Certificate of Incorporation” is defined in Section 3.1.

“Diamond Class A Stock” means the common stock, par value $1.00, of Diamond.

“Diamond Class B Stock” means the class B common stock, par value $1.00, of Diamond.

“Diamond Common Stock” means the Diamond Class A Stock and the Diamond Class B Stock, or either of them.

“Diamond Contract” is defined in Section 3.16(a).

“Diamond Convertible Security” is defined in Section 3.3(a).

“Diamond CSR Payment” is defined in Section 2.2(h).

“Diamond Disclosure Letter” is defined in the preamble of Article III.

“Diamond Employee Benefit Plan” is defined in Section 3.12(a).

“Diamond Equity Right” is defined in Section 2.2(f).

“Diamond Fee Property” is defined in Section 3.22(a).

“Diamond Intellectual Property Rights” means the Intellectual Property owned, used or held for use by Diamond or any Diamond Subsidiary.

“Diamond Material Adverse Effect” means any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, (x) would reasonably be expected to have a material adverse effect on the assets, properties, results of operations, business or financial condition of Diamond and the Diamond Subsidiaries, taken as a whole, or (y) except for purposes of determining whether any closing condition set forth in Article VII has been or is reasonably capable of being satisfied, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of the Agreement by Diamond or the consummation of the Merger; provided, however, that no change, event, development, circumstance, condition, occurrence or effect resulting from any of the following shall constitute, or be taken into account in determining whether there would reasonably be expected to be, a Diamond Material Adverse Effect: (i) (A) changes generally affecting companies operating in the industries or markets in which Diamond or any of the Diamond Subsidiaries operates, provides or sells its products or services or otherwise does business (except to the extent that such changes materially and disproportionately have a greater adverse impact on Diamond and the Diamond Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the same industries as Diamond and the Diamond Subsidiaries operate, but taking into account for purposes of determining whether a Diamond Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Diamond Material

Adverse Effect has occurred in connection with such changes shall be measured with respect to Diamond and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other companies operating in the industries or markets in which Diamond or any of the Diamond Subsidiaries operates, provides or sells its products or services or otherwise does business); (B) changes in general national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism) (except to the extent that such changes materially and disproportionately have a greater adverse impact on Diamond and the Diamond Subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other Persons operating in the same industries as Diamond and the Diamond Subsidiaries operate, but taking into account for purposes of determining whether a Diamond Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Diamond Material Adverse Effect has occurred in connection with such changes shall be measured with respect to Diamond and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other Persons operating in the same industries as Diamond and the Diamond Subsidiaries operate); (C) earthquakes, hurricanes, floods, or other natural disasters or acts of God; (D) labor disputes involving a work stoppage, labor strike, lockout or other work slowdown; and (E) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (ii) any changes in applicable Law, rules, regulations, or GAAP or other accounting standards, or authoritative interpretations thereof (except to the extent that such changes materially and disproportionately have a greater adverse impact on Diamond and the Diamond Subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other Persons operating in the same industries as Diamond and the Diamond Subsidiaries operate, but taking into account for purposes of determining whether a Diamond Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Diamond Material Adverse Effect has occurred in connection with such changes shall be measured with respect to Diamond and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other Persons operating in the same industries as Diamond and the Diamond Subsidiaries operate); (iii) except for purposes of Sections 3.4(c) and 3.5, the negotiation, execution, announcement or performance of this Agreement, the announcements relating to the possibility of this Agreement, or the performance or consummation of the transactions contemplated hereby, including a decline in the share price of Diamond Common Stock resulting therefrom, a reduction in revenue due to a decrease in the price of advertising resulting therefrom, any Litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees; (iv) any failure by Diamond to meet any projections or forecasts for any period ending on or after the date of this Agreement; (v) any decrease in the market price of the Diamond Common Stock, provided that the exceptions in the preceding clause (iv) and this clause (v) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts or decrease in market price has resulted in, or contributed to, a Diamond Material Adverse Effect (to the extent that such change or effect is not otherwise excluded from the definition of Diamond Material Adverse Effect); or (vii) any matter set forth in Sections 3.7(b) and 3.7(c) of the Diamond Disclosure Letter.

Any party seeking to claim that a Diamond Material Adverse Effect has occurred or is reasonably likely to occur shall have the burden of proof to establish that fact. In the event that Diamond shall claim or assert that a Diamond Material Adverse Effect shall not have occurred by reason of such Diamond Material Adverse Effect having resulted from any of the matters enumerated in clauses (i) through (vii) of the immediately preceding paragraph, Diamond shall have the burden of proof with respect thereto.

“Diamond Multiemployer Plan” is defined in Section 3.12(b).

“Diamond Option” means an option to acquire shares of Diamond Common Stock (including each stock appreciation right in respect of shares of Diamond Common Stock) awarded under any stock option or compensation plan, agreement or arrangement of Diamond.

“Diamond Permits” is defined in Section 3.9(a).

“Diamond Recent Filings” is defined in the preamble of Article III.

“Diamond Restricted Stock” is defined in Section 2.2(e).

“Diamond Restricted Stock Payment” is defined in Section 2.2(e).

“Diamond Restricted Stock Unit” is defined in Section 2.2(f).

“Diamond Restricted Stock Unit Payment” is defined in Section 2.2(f).

“Diamond SEC Documents” is defined in Section 3.6(a).

“Diamond Severance Plan” is defined in Section 5.8(a).

“Diamond Stock Plans” is defined in Section 2.2(j).

“Diamond Stockholder Approval” is defined in Section 3.4(c).

“Diamond Stockholder Meeting” is defined in Section 3.4(a).

“Diamond Subsidiary” means each Subsidiary of Diamond.

“Editorial Agreement” means that certain agreement by and among Ruby, Diamond and the Special Committee substantially in the form attached hereto as Exhibit D.

“Effective Time” is defined in Section 1.3(b).

“Election Deadline” is defined in Section 2.1(c)(iii).

“Election Form” is defined in Section 2.1(c)(ii).

“Election Form Representations” is defined in Section 2.1(c)(ii).

“Environmental Laws” is defined in Section 3.15(a).

“Environmental Permits” is defined in Section 3.15(b).

“Equity Right Conversion Election” is defined in Section 2.2(g).

“ERISA” is defined in Section 3.12(a).

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“ESPPs” means the Diamond 1998 Employee Stock Purchase Plan and Diamond Reuters Business Interactive, LLC 2000 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 2.3(a).

“Exchange Ratio” is defined in Section 2.1(a)(ii)(1).

“Executive Officer” means “officer” as defined in Rule 16a-1(f) of the Exchange Act.

“FTC” is defined in Section 5.5(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Consents and Filings” and “Governmental Consent or Filing” are each defined in Section 3.5.

“Governmental Entity” means any national, supranational, federal, state or local government or any court, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” is defined in Section 3.15(a).

“HSR Act” is defined in Section 3.5.

“Indemnified Person” is defined in Section 5.9(a).

“Initial Committee Members” is defined in Section 5.11(a).

“Intellectual Property” means all patents, trademarks, trade names, service marks, and copyrights, and any applications or registrations therefor, domain names, rights of publicity, moral rights and rights of attribution and integrity, rights of privacy and rights to personal information, technology, know-how, computer software programs or applications, trade secrets and other proprietary information or materials, and any other intellectual property rights, throughout the world.

“IRS” is defined in Section 3.11(a)(i).

“Key Diamond Subsidiary” means each of the following Subsidiaries of Diamond: Dow Jones, L.P., MarketWatch, Inc. and Factiva, Inc.

“Key Marks” is defined in Section 3.14.

“Knowledge”, or any similar expression, shall mean (a) with respect to Diamond (or any Diamond Subsidiaries), the actual knowledge, after due inquiry, of the persons set forth on Exhibit E; and (b) with respect to Ruby (or any of the Ruby Subsidiaries), the actual knowledge, after due inquiry, of the persons set forth on Exhibit F.

“Law” means any national, supranational, federal, state, local or foreign statute, law, regulation, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Liens” is defined in Section 3.2(b).

“Litigation” is defined in Section 3.10.

“LTIP” is defined in Section 2.2(h).

“Maximum Premium” is defined in Section 5.9(b).

“Maximum Unitholder Number” is defined in Section 2.1(d)(i).

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.1(a)(ii).

“Merger/Media Control Notifications” means notifications or filings to the relevant authorities in Germany, Ireland and Austria which are required under the Laws of these jurisdictions, and to the European Commission, to the extent that a request has been made by the Governmental Entity of competent jurisdiction of one or more Member States under Article 22(1) of Council Regulation (EC) No. 139/2004 (the EC Merger Regulation) for the European Commission to examine this Agreement and such a request has been accepted.

“Merger Sub” is defined in the Preamble.

“Murdoch Family Agreement” means that certain Agreement, dated as of the date hereof, between K. Rupert Murdoch, Murdoch Family Trust, Ruby, Jane Bancroft 1934 Trust f/b/o Martha S. Robes, Jane Bancroft 1934 Trust f/b/o Elizabeth Steele and Jessie Cox 1935 Trust f/b/o William C. Cox.

“NASD Approval” is defined in Section 5.16.

“NLRA” means the National Labor Relations Act.

“NYSE” means the New York Stock Exchange.

“Option Conversion Election” is defined in Section 2.2(c).

“Order” means any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction.

“Other WARN Laws” is defined in Section 3.13(e).

“Out-of-the-Money Diamond Option” is defined in Section 2.2(a).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Proxy Statement” is defined in Section 3.21.

“Recommendation” is defined in Section 5.2(b).

“Recommendation Withdrawal” is defined in Section 5.2(b).

“Registration Statement” is defined in Section 3.21.

“Regulatory Law” means any of (i) the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger, acquisition or similar transaction, (ii) the Communications Act of 1934, as amended, and the rules, regulations and published orders of the United States Federal Communications Commission promulgated thereunder, (iii) the applicable Laws governing the Merger/Media Control Notifications, the related waiting periods, and the granting of clearances or approvals in connection therewith, and (iv) all other applicable Laws that are designed, intended or have the effect to prohibit, restrict or regulate the ownership or control of, and mergers, acquisitions or similar transactions involving, media businesses or enterprises as defined by any applicable Law including, for the avoidance of doubt but not limited to, the control and ownership of newspapers, broadcast of images, sound or data and/or activities relating thereto.

“Reporting Tail Endorsement” is defined in Section 5.9(b).

“Representation Letters” is defined in Section 5.6(c).

“Representatives” means, with respect to any Person, its Subsidiaries and its and their respective officers, trustees, directors, employees, Affiliates, agents or representatives (including investment bankers, financial or other advisors, accountants, attorneys, brokers, finders or other agents).

“Ruby” is defined in the Preamble.

“Ruby A Common Stock” means the Class A Common Stock, par value $0.01, of Ruby.

“Ruby B Common Stock” means the Class B Common Stock, par value $0.01, of Ruby.

“Ruby Balance Sheet Date” means March 31, 2007.

“Ruby Bylaws” is defined in Section 4.1.

“Ruby Certificate of Incorporation” is defined in Section 4.1.

“Ruby Common Stock” means the Ruby A Common Stock and Ruby B Common Stock, or either of them.

“Ruby Contingent Stock Right” is defined in Section 2.2(i).

“Ruby Equity Right” is defined in Section 2.2(g).

“Ruby Expenses” is defined in Section 7.2(e).

“Ruby Internal Agreement” means the agreement of the same name contemplated in the Ruby Newco Operating Agreement.

“Ruby Material Adverse Effect” means any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, (x) would reasonably be expected to have a material adverse effect on the assets, properties, results of operations, business or financial condition of Ruby and the Ruby Subsidiaries, taken as a whole, or (y) except for purposes of determining whether any closing condition set forth in Article VII has been or is reasonably capable of being satisfied, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of the Agreement by Ruby or the consummation of the Merger; provided, however, that no change, event, development, circumstance, condition, occurrence or effect resulting from any of the following shall constitute, or be taken into account in determining whether there would reasonably be expected to be, a Ruby Material Adverse Effect: (i) (A) changes generally affecting companies operating in the industries or markets in which Ruby or any of the Ruby Subsidiaries operates, provides or sells its products or services or otherwise does business (except to the extent that such changes materially and disproportionately have a greater adverse impact on Ruby and the Ruby Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the same industries as Ruby and the Ruby Subsidiaries operate, but taking into account for purposes of determining whether a Ruby Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Ruby Material Adverse Effect has occurred in connection with such changes shall be measured with respect to Ruby and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other companies operating in the industries or markets in which Ruby or any of the Ruby Subsidiaries operates, provides or sells its products or services or otherwise does business); (B) changes in general national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism) (except to the extent that such changes materially and disproportionately have a greater adverse impact on Ruby and the Ruby Subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other Persons operating in the same industries as Ruby and the Ruby Subsidiaries operate, but taking into account for purposes of determining whether a Ruby Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Ruby Material Adverse Effect has occurred in connection with such changes shall be measured with respect to Ruby and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other Persons operating in the same industries as Ruby and the Ruby Subsidiaries operate); (C) earthquakes, hurricanes, floods, or other natural disasters or acts of God; and (D) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (ii) any changes in applicable Law, rules, regulations, or GAAP or other accounting standards, or authoritative interpretations thereof (except to the extent that such changes materially and disproportionately have a greater adverse impact on Ruby and the Ruby Subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other Persons operating in the same industries as Ruby and the Ruby Subsidiaries operate, but taking into account for purposes of determining whether a Ruby Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Ruby Material Adverse Effect has occurred in connection with such changes shall be measured with respect to Ruby and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other Persons operating in the same industries as Ruby and the Ruby Subsidiaries operate); (iii) except for purposes of Sections 4.3(c) and 4.4, the negotiation, execution, announcement or performance of this Agreement, the announcements relating to the possibility of this Agreement, or the performance or consummation of the transactions contemplated hereby, including a decline in the share price of Ruby Common Stock resulting therefrom, a reduction in revenue due to a decrease in the price of advertising resulting therefrom, any Litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees; (iv) any failure by Ruby to meet any projections or forecasts for any period ending on or after the date of this Agreement; (v) any decrease in the market price of the Ruby Common Stock, provided that the exceptions in the preceding clause (iv) and this clause (v) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts or decrease in market price has resulted in, or contributed to, a Ruby Material Adverse Effect (to the extent that such change or effect is not otherwise excluded from the definition of Ruby Material Adverse Effect).

Any party seeking to claim that a Ruby Material Adverse Effect has occurred or is reasonably likely to occur shall have the burden of proof to establish that fact. In the event that Ruby shall claim or assert that a Ruby Material Adverse Effect shall not have occurred by reason of such Ruby Material Adverse Effect having resulted from any of the matters enumerated in clauses (i) through (vii) of the immediately preceding paragraph, Ruby shall have the burden of proof with respect thereto.

“Ruby Newco” is defined in the Preamble.

“Ruby Newco Class A Units” means the class A membership units of Ruby Newco.

“Ruby Newco Class B Units” means the class B membership units of Ruby Newco.

“Ruby Newco Operating Agreement” means an amended and restated operating agreement of Ruby Newco substantially in a form to be mutually agreed upon by Ruby and Diamond as promptly as practicable following the date of this Agreement.

“Ruby Option” is defined in Section 2.2(c).

“Ruby Recent Filings” is defined in the preamble to Article IV.

“Ruby SEC Documents” is defined in Section 4.5(a).

“Ruby Subsidiary” means each Subsidiary of Ruby.

“Sarbanes Oxley” is defined in Section 3.6(f).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Committee” is defined in Section 5.11(a).

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which (i) such Person, or its Subsidiary, is the sole general partner or manager, managing or operating member or otherwise controls or has the sole power to direct or manage the business operations of such corporation, partnership, limited liability company, joint venture or other legal entity, or (ii) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Acquisition Proposal” is defined in Section 5.3(d)(ii).

“Superior Proposal Notice” is defined in Section 5.3(c).

“Surviving Corporation” is defined in the Recitals.

“Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation taxes, fees and charges, including estimated excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority or any liability for any of the foregoing items of another Person pursuant to Treasury Regulations Section 1.1502-6 or any similar or analogous provision of applicable Law or otherwise (as transferor or successor, by contract or otherwise).

“Tax Opinion” is defined in Section 6.3(d).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” is defined in Section 7.1(b).

“Termination Right Date” is defined in Section 7.1(i).

“Third Party” means any Person or group of Persons (other than Ruby and its Affiliates)

“Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any third party.

“Transaction” is defined in the Recitals.

“Transfer and Gains Taxes” is defined in Section 5.6(c).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Uncertificated Shares” is defined in Section 2.3(a).

“Unit Consideration” is defined in Section 2.1(a)(ii)(1).

“Unit Electing Diamond Share” is defined in Section 2.1(a)(ii)(1).

“Unit Election” is defined in Section 2.1(c)(i).

“Unit Electing Holder” is defined in Section 2.1(d)(iii).

“Unit Election Number” is defined in Section 2.1(d)(ii).

“Unit Proration Factor” is defined in Section 2.1(d)(iv)(1).

“Unvested Diamond Option” is defined in Section 2.2(b).

“Unvested Diamond Option Payment” is defined in Section 2.2(b).

“Vested Diamond Option Payment” is defined in Section 2.2(a).

“Voting Agreement” is defined in the Recitals.

“WARN Act” is defined in Section 3.13(e).

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NEWS CORPORATION

By:	/S/ LAWRENCE A. JACOBS
Name:	Lawrence A. Jacobs
Title:	Senior Executive Vice President and Group General Counsel

RUBY NEWCO LLC

By:	/S/ LAWRENCE A. JACOBS
Name:	Lawrence A. Jacobs
Title:	Senior Executive Vice President and Group General Counsel

DIAMOND MERGER SUB CORPORATION

By:	/S/ LAWRENCE A. JACOBS
Name:	Lawrence A. Jacobs
Title:	Senior Executive Vice President and Group General Counsel

DOW JONES & COMPANY, INC.

By:	/S/ RICHARD F. ZANNINO
Name:	Richard F. Zannino
Title:	Chief Executive Officer

Annex B

VOTING AND SUPPORT AGREEMENT

BY AND AMONG

NEWS CORPORATION AND

THE SIGNATORY STOCKHOLDERS

Dated as of July 31, 2007

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 31, 2007 by and among News Corporation, a Delaware corporation (“Parent”) and the persons executing this Agreement as “Stockholders” on the signature page hereto (collectively, the “Stockholders” and each individually, a “Stockholder”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and/or to vote (or to direct the voting of) the number of shares of common stock, par value $1.00 per share (the “Common Stock”), of Dow Jones & Company, Inc., a Delaware corporation (the “Company”) and the number of shares of Class B common stock, par value $1.00 per share (the “Class B Common Stock,” and together with the Common Stock, the “Company Shares”) of the Company set forth opposite such Stockholder’s name on Schedule I hereto (such Company Shares, together with any other Company Shares the voting power over which is acquired by any Stockholder in the capacity in which the Stockholder is executing this Agreement during the period from and including the date of this Agreement up to the termination of this Agreement in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, it is intended that the combination of Parent and the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated July 31, 2007, between the Company, Parent, Ruby Newco LLC, a Delaware limited liability company (“Ruby Newco”), and Diamond Merger Sub Corporation, a Delaware corporation (as the same may be amended, the “Merger Agreement”) shall be effected through the merger of Ruby Merger Sub with and into the Company (the “Merger”), at which time the separate existence of Diamond Merger Sub Corporation shall cease, and the Company shall be the surviving entity of the Merger (the “Surviving Corporation”); and

WHEREAS, as a condition to the willingness of Parent, Ruby Newco, Diamond Merger Sub Corporation and the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, each Stockholder is executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all its Subject Shares (x) in favor of the adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any Stockholder contained in this Agreement, and (z) except with the written consent of Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Diamond Acquisition Proposal (other than a Diamond Acquisition Proposal by Parent or its Affiliates); or (ii) any other action or proposal, involving the Company or any Diamond Subsidiary that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger. Each Stockholder agrees, during the Voting Period, not to enter into any agreement or commitment with any Person to vote, grant a proxy or grant a power of attorney, or participate, directly or indirectly, in the “solicitation” of any “proxies” or consents (as such terms are used in the rules of the Securities and Exchange Commission) from any Person to vote in a manner which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2 Effect of Company Breach. For the avoidance of doubt, each Stockholder agrees that, during the Voting Period, the obligations of each Stockholder specified in Section 2.1 shall not be affected by (i) any Recommendation Withdrawal (other than a public announcement by the Company board of directors expressly withdrawing its recommendation that the stockholders of the Company adopt the Merger Agreement (a “Qualifying Recommendation Change”)); it being understood that the delivery by the Company of a Superior Proposal Notice pursuant to Section 5.3(c) of the Merger Agreement shall not, in and of itself, constitute a Recommendation Withdrawal; or (ii) any breach by the Company of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Each Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement and except as set forth on Schedule I, it shall not, without the Parent’s prior written consent, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares.

(b) In the event of a stock dividend or distribution, or any change in the Company Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(c) Each Stockholder agrees that it shall authorize and request the Company to notify its transfer agent that there is a stop transfer order with respect to all of the Subject Shares (subject to any exceptions set forth herein) and that this Agreement place limits on the voting of the Subject Shares.

(d) If so requested by the Parent or Company, each Stockholder agrees that the certificates representing the Subject Shares shall bear a legend stating that the Subject Shares are subject to this Agreement.

Section 3.2 Standstill Obligations of the Stockholders. Each Stockholder, severally and not jointly, covenants and agrees with Parent that, during the Voting Period:

(a) Such Stockholder shall not, nor shall such Stockholder act in concert with any Person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any agreement with any Person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

(b) Such Stockholder shall not, nor shall such Stockholder act in concert with any Person to, directly or indirectly, initiate or solicit (including, in each case, by way of furnishing non-public information) the submission of any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Diamond Acquisition Proposal, or engage in any discussions or negotiations with a Person or Persons who have made, or, to the Stockholder’s knowledge, are actively considering making a Diamond Acquisition Proposal, or their respective Representatives with respect to any Diamond Acquisition Proposal or otherwise knowingly cooperate with or knowingly assist or participate in any such inquiries, proposals, discussions or negotiations.

(c) Without limitation to the foregoing and subject to Section 3.2(e), promptly after receipt by such Stockholder of any Diamond Acquisition Proposal or proposal that would reasonably be expected to lead to a Diamond Acquisition Proposal from a Person or a group of related Persons, such Stockholder shall promptly (or shall promptly request the Company board of directors to) provide Parent with written notice of the identity of the Person or Persons making such Diamond Acquisition Proposal or any proposal that would reasonably be expected to lead to a Diamond Acquisition Proposal and the material terms and conditions thereof.

(d) Such Stockholder shall cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, a Diamond Acquisition Proposal.

(e) Notwithstanding the foregoing, in the event that the Company board of directors exercises its right (i) to enter into discussions or negotiations with a Third Party in compliance with Section 5.3(b) of the Merger Agreement and/or (ii) to provide information to a Third Party in compliance with Section 5.3(b) of the Merger Agreement, then each Stockholder (including with representatives) may participate in discussions or negotiations with such Third Party and/or provide information to such Third Party; provided, that any action taken by any such Stockholder shall be taken only in coordination with the Company board of directors.

(f) Parent acknowledges that each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a stockholder of the Company and is not making any agreement herein in his, her or its capacity as a director of the Company and nothing contained herein shall limit or affect any actions taken by any Stockholder, in his, her or its capacity as a director of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder hereby represents and warrants, severally and not jointly, to Parent as follows:

Section 4.1 Due Organization. The Stockholder that is a corporation, limited liability company, partnership, trust or other entity (other than a natural person) is duly organized and validly existing under the laws of the jurisdiction of its organization. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of such Stockholder. This Agreement, assuming due authorization, execution and delivery hereof by Parent and the other Stockholders, constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles.

Section 4.2 Ownership of Shares. Schedule I sets forth opposite the Stockholder’s name, the number of Company Shares over which such Stockholder has record and beneficial ownership as of the date of this Agreement. As of the date of this Agreement, the Stockholder is the lawful owner of the Company Shares denoted as being owned by such Stockholder on Schedule I and has the sole power to vote or cause to be voted such shares or shares power to vote or cause to be voted such shares solely with one or more other Stockholders with respect to the Company Shares denoted on Schedule I. The Stockholder does not own or hold any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Subject Shares (other than the conversion feature of Class B Common Stock). The Stockholder has good and valid title to the Company Shares denoted as being owned by such Stockholder on Schedule I, free and clear of any and all pledges, mortgages, Liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement and except for transfer restrictions of general applicability under the Securities Act of 1933, as amended, and under “blue sky” laws.

Section 4.3 No Conflicts. (i) Except for Schedule 13D and 13G filings, Forms 4 or 5 filings or other similar filings with the SEC and those filing, consents or approvals as may be required by reason of the business or identity of Parent or any of its Affiliates, no filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby (other than approval of this Agreement by the Company for purposes of Section 203 of the DGCL and for purposes of rendering Article Fourth of the Company’s Restated Certificate of Incorporation inapplicable to this Agreement) and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder (if not a natural person), or (B) violate any applicable Order, rule or Law, except for any of the foregoing as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

Section 4.4 Revocation of Proxies. The Stockholder represents that any proxies heretofore given in respect of such Company Shares are not irrevocable, and that any such proxies are hereby revoked and that the Stockholder shall take any additional action necessary to effectuate the foregoing.

Section 4.5 Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES AND COVENANTS OF PARENT

Parent hereby represents and warrants to, and covenants with, the Stockholders as follows

Section 5.1 Due Organization, etc. Parent is a Delaware corporation duly organized and validly existing under the laws of the jurisdiction of its organization. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent. This Agreement, assuming due authorization, execution and delivery hereof by each of the Stockholders, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles.

Section 5.2 Conflicts. (i) No filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby (other than approval of this Agreement by the Company for purposes of Section 203 of the DGCL and for purposes of rendering Article Fourth of the Company’s Restated Certificate of Incorporation inapplicable to this Agreement) and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent or (B) violate any Order or Law, except for any of the foregoing as could not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

Section 5.3 Reliance by the Stockholders. Parent understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

Section 5.4 Obligations of Parent. Parent shall take all actions necessary to comply with Section 1.5(a) of the Merger Agreement. From and after the Effective Time and through the tenth (10th) anniversary of the Closing Date (the “Board Representation Period”), in the event that the seat on the Board of Directors of Parent occupied by the individual appointed to the Board of Directors of Parent pursuant to Section 1.5(a) of the Merger Agreement (the “Initial Bancroft Director”) shall become vacant, or in the event that the Nominating and Corporate Governance Committee of the Board of Directors of Parent (the “Nominating Committee”) shall fail to nominate the Initial Bancroft Director for re-election at any applicable Annual Meeting of Parent Stockholders, then within thirty (30) Business Days thereafter, the Chairman of the Board of Directors of Parent (the “Parent Chairman”) shall propose to the Nominating Committee another individual, who is (i) a lineal descendant of Hugh Bancroft or a spouse of such a lineal descendant and (ii) “independent” of Parent as such term is defined under the Listing Rules of the New York Stock Exchange, Inc., the Listing Rules of the Australian Securities Exchange, the rules promulgated by the SEC under the Exchange Act and any applicable rules or policies of the Board of Directors of Parent (or any committee thereof), for nomination for appointment or election, as the case may be, to the seat on the Board of Directors of Parent previously held by the Initial Bancroft Director. In the event that any such individual shall have been approved for nomination for appointment or election to the Board of Directors of Parent by the Nominating Committee, then Parent shall promptly send written notice of such approval to the Special Committee for its consent (by majority vote) to such individual’s nomination for appointment or election to the Board of Directors of Parent, which consent shall not be unreasonably withheld or delayed (provided that, in any event, the Special Committee shall inform the Parent Chairman of its consent or refusal to consent to any such individual’s nomination within ten (10) Business Days following the date upon which written notice of such individual’s approval for nomination was sent to the Special Committee) (any individual with respect to which the Special Committee has given its consent, a “Qualifying Nominee”); provided that, once an individual has become a Qualifying Nominee, such individual will retain such status throughout the Board Representation Period and need not be re-submitted to the Special Committee for nomination for appointment or election to the Board of Directors of Parent pursuant to this Section 5.4. Upon designation of an individual as a Qualifying Nominee, the Nominating Committee shall nominate such individual for appointment or election to the Board of Directors of Parent (any individual so appointed or elected to the Board of Directors of Parent, the “Successor Bancroft Director”). In the event that the Nominating Committee shall fail to nominate any individual proposed by the Parent Chairman within ten (10) Business Days following the Parent Chairman’s proposal or the Special Committee shall fail to provide its consent with respect to such individual’s nomination within ten (10) Business Days following the date upon which written notice of such individual’s nomination was sent to the Special Committee, then the Parent Chairman shall propose another individual to be nominated to be the Successor Bancroft Director in accordance with the procedures set forth in this Section 5.4, with such process continuing until a Qualifying Nominee shall be so nominated to be the Successor Bancroft Director. In the event that any Qualifying Nominee nominated for election to the Board of Directors of Parent (x) shall not be presented to the Parent stockholders for a vote upon such Qualifying Nominee’s election to the Board of Directors of

Parent at any annual or special meeting of the Parent stockholders under circumstances in which this Section 5.4 would otherwise provide that such Qualifying Nominee be so presented, or (y) shall fail to receive sufficient votes to elect such Qualifying Nominee to the Board of Directors of Parent at any annual or special meeting of the Parent stockholders, then the Parent Chairman shall, within ten (10) Business Days following the date of such meeting, propose to the Nominating Committee another individual for nomination for appointment to the Board of Directors of Parent in compliance with the second sentence of this Section 5.4 and shall otherwise comply with the foregoing provisions with the respect to the appointment of such individual to the Board of Directors of Parent, with such process continuing until a Qualifying Nominee shall be nominated to be appointed to be the Successor Bancroft Director, with such Qualifying Nominee being appointed to the Board of Directors of Parent within ten (10) Business Days following such nomination. In the event that during the Board Representation Period any Successor Bancroft Director shall have been appointed or elected to the Board of Directors of Parent, and thereafter the seat on the Board of Directors of Parent occupied by any such Successor Bancroft Director shall become vacant, or in the event that the Nominating Committee shall fail to nominate any such Successor Bancroft Director for re-election at any applicable Annual Meeting of Parent Stockholders, the Parent Chairman shall comply with the foregoing provisions to the same extent as applicable with respect to the Initial Bancroft Director. It is expressly acknowledged and agreed that nothing contained in this Agreement shall in any way limit the ability of the Nominating Committee to exercise its fiduciary duties to the stockholders of Parent in determining whom to nominate to the Board of Directors of Parent or limit the ability of the stockholders of Parent to vote on the election of any Person to the Board of Directors of Parent, including without limitation the Initial Bancroft Director or any individual nominated to be the Successor Bancroft Director. The foregoing shall apply to the acquiring or successor entity of Parent in the event of an acquisition of or other extraordinary transaction involving Parent in which directors of Parent immediately before such acquisition or transaction continue to constitute a majority of the board of the acquiring or successor entity immediately following such acquisition or transaction or the shareholders of Parent immediately before such acquisition or transaction continue to own or control a majority of the voting power of the acquiring or successor entity immediately following such acquisition or transaction. Parent shall not take any actions which would reasonably be expected to have the effect of depriving the Stockholders of the right to such representation on the Board of Directors. Notwithstanding anything to the contrary contained in this Agreement, all obligations of Parent and the Parent Chairman set forth in this Section 5.4 shall immediately terminate and shall be of no further force and effect upon the termination of this Agreement (other than pursuant to Section 6.1 (ii)).

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, and none of Parent or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Parent and all of the Stockholders, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms (including, without limitation, a termination by Diamond pursuant to Section 7.1(h) of the Merger Agreement), (iv) the vote of a majority (in terms of aggregate voting power) of the Subject Shares in favor of the termination of this Agreement by the Stockholders entitled to vote such Subject Shares for such purpose (such Stockholders, the “Majority Stockholders”); provided that any such termination pursuant to this clause (iv) shall be effective if, and only if, the Stockholders shall have complied in all material respects with Section 6.2(b); and (v) a Qualifying Recommendation Change. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s willful or intentional breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of the preceding sentence of this Section 6.1 shall survive the termination of this Agreement and, in the event that the Effective Time occurs, the provisions of Article V and, to the extent they relate to Article V, the provisions of Article VII shall survive and remain in effect until the 10th anniversary of the Effective Time.

Section 6.2 (a) In the event that any Stockholder receives a Diamond Acquisition Proposal, such Stockholder shall, with respect to such Diamond Acquisition Proposal, provide notices and other information to Parent and the Company board of directors to the same extent as would be required under Section 5.3(b) of the Merger Agreement if all references to “Diamond” as the provider of notices and other information in such Section 5.3(b) were deemed to be references to such Stockholder, all references to “Ruby” as the receiver of notices and other information in such Section 5.3(b) were deemed to be references to each of Parent and the Company board of directors and all references to “one (1) Business Day” in such Section 5.3(b) were deemed to be references to three (3) Business Days.

(b) If, at any time prior to receipt of the Diamond Stockholder Approval, any Stockholder shall have received a Diamond Acquisition Proposal which the Majority Stockholders shall have concluded in good faith constitutes a Superior Acquisition Proposal, the Majority Stockholders may terminate this Agreement pursuant to Section 6.1 (iv) by written notice to Parent, if, and only if, prior to any such termination (i) each Stockholder shall have complied with its obligations under Section 3.2 and Section 6.2(a), (ii) the Majority Stockholders shall have provided prior written notice (“Superior Proposal Notice”) to each of Parent and the Company board of directors, at least three (3) Business Days in advance of such termination, of their intention to terminate this Agreement pursuant to Section 6.1 (iv), which such notice shall specify the material terms and conditions of the Superior Acquisition Proposal (including the terms of the consideration that the holders of shares of Diamond Common Stock will receive per share of Diamond Common Stock and including any written agreement providing for a Superior Acquisition Proposal and the identity of the Person making such Superior Acquisition Proposal); (iii) the Majority Stockholders shall have (x) in the event of any material change to the material terms of a Superior Acquisition Proposal (it being understood that a change in price shall be deemed to be a material change to a material term) delivered to Parent a written notice specifying the material terms and conditions of such modified Superior Acquisition Proposal (including the terms of the consideration that the holders of shares of Diamond Common Stock will receive and including any written agreement providing for a Superior Acquisition Proposal and the identity of the Person making such Superior Acquisition Proposal), and (y) regardless of whether clause (x) above is applicable, to the extent that Parent proposes changes to the terms of the Merger Agreement during the three (3) Business Day period referred to above (as the same be extended in accordance with clause (iv) of this paragraph), negotiated in good faith with Parent with respect to such changes during such period; and (iv) in the event that the Company shall have delivered a Superior Proposal Notice pursuant to Section 5.3(c) of the Merger Agreement, the 3 Business Day Period (including any extension thereof as set forth in Sections 5.3(c) and 7.1(g)(v) of the Merger Agreement) referenced in such Section 5.3(c) shall have expired.

For purposes of this Agreement:

“Superior Acquisition Proposal” means a bona fide written Diamond Acquisition Proposal, which proposal was not the result of a breach of Section 3.2 of this Agreement, made by a Third Party on terms that the Majority Stockholders determine in their good faith judgment (after consultation with outside counsel and its financial advisor) (x) would, if consummated, be more favorable to the majority of the beneficiaries of the Stockholders, taken as a whole, from a financial point of view than the transactions contemplated by the Merger Agreement (taking into account any changes proposed by Parent to the terms of the Merger Agreement in response to a Diamond Acquisition Proposal) and (y) and is reasonably likely to be completed; provided that, for the purposes of this definition of “Superior Acquisition Proposal”, the term Diamond Acquisition Proposal shall have the meaning assigned to such term in Section 5.3(d)(i) of the Merger Agreement, except that the reference to “20% or more” in the definition of “Diamond Acquisition Proposal” shall be deemed to be a reference to “60% or more.”

Section 6.3 In addition, notwithstanding anything to the contrary contained herein, any Stockholder may terminate this Agreement as to such Stockholder in the event the Merger Agreement is amended in a manner that results in any decrease in the Merger Consideration (such amendment, a “Decreased Consideration Amendment”), unless a Stockholder agrees in writing to continue to be bound by the terms and conditions of this Agreement with respect to its Subject Shares from and after the date of such amendment, in which case this Agreement shall continue in full force and effect only with respect to the Subject Shares of such Stockholders who so agree; provided, that, any change or amendment to the Merger Consideration made pursuant to Section 6.4 of the Merger Agreement shall not constitute a Decreased Consideration Amendment.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Appraisal Rights. Each Stockholder agrees not to seek appraisal or assert any rights of dissent from the Merger that it may have under Section 262 of the DGCL and, to the extent permitted by applicable Law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under Section 262 of the DGCL.

Section 7.2 Publication. Each Stockholder hereby permits the Company and Parent to publish and disclose in the Registration Statement and the Proxy Statement (including all documents and schedules filed with the United States Securities and Exchange Commission) such Stockholder’s identity and ownership of the Company Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement; provided, that the Stockholders’ representatives shall be given a reasonable opportunity to review and comment (and such reasonable comments shall be accepted) on any such proposed disclosure.

Section 7.3 Capacity. It is understood and agreed that any person executing this Agreement in the capacity as a trustee of a trust is executing this Agreement only in the capacity of a trustee of that particular trust and as to the Subject Shares of that trust as set forth opposite the Stockholder’s name on Schedule I and in no other capacity. In addition, no person executing this Agreement in the capacity of a trustee of a trust shall be responsible or liable for the actions or omissions of such person’s co-trustees of such trust.

Section 7.4 Further Actions. Each of the parties hereto agrees to take any further actions necessary to effectuate this Agreement.

Section 7.5 Fees and Expenses. Each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement; provided that the foregoing shall not be construed so as to limit any agreement by the Company to bear any fees or expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated in respect of its services in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement and except as set forth in Section 3.19 of the Merger Agreement and Section 3.19 of the Diamond Disclosure Letter.

Section 7.6 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.7 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered , to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax (receipt confirmed), on the day on which such fax was sent.

If to Parent:

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Attention: General Counsel

Facsimile: (212) 768-9896

with an additional copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Lou R. Kling

Howard L. Ellin

Facsimile: 212-735-2000

If to any Stockholder, then to the address or facsimile number for such Stockholder set forth on Schedule I attached hereto.

Section 7.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.10 Entire Agreement; Assignment. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as provided herein, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder (other than those under Article V and, to the extent related thereto, Articles VI and VII) to any direct or indirect wholly-owned Subsidiary of Parent.

Section 7.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 7.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 7.14 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 7.7. Each of Parent and the Stockholders hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.7 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 7.15 Enforcement. The Jane Bancroft 1934 Trust f/b/o Martha S. Robes, the Jane Bancroft 1934 Trust f/b/o Elizabeth Steele and the Jessie Cox 1935 Trust f/b/o William C. Cox shall have the right, jointly or separately, to enforce the rights of the Stockholders and the obligations of Parent and the Parent Chairman under Section 5.4 hereof (and the provisions of Articles VI and VII to the extent related to Section 5.4 hereof), on behalf of themselves and/or on behalf of other Stockholders. It is intended and agreed that the Jane Bancroft 1934 Trust f/b/o Martha S. Robes, the Jane Bancroft 1934 Trust f/b/o Elizabeth Steele and the Jessie Cox 1935 Trust f/b/o William C. Cox be the only Stockholders with the right to seek enforcement of the rights and obligations referred to in the preceding sentence.

Section 7.16 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

NEWS CORPORATION

By:	/S/ LAWRENCE A. JACOBS
Name:	Lawrence A. Jacobs
Title:	Senior Executive Vice President and General Counsel

IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

[EXECUTED BY VARIOUS STOCKHOLDERS]

Annex C

AGREEMENT

OF

NEWS CORPORATION,

DOW JONES & COMPANY, INC.

AND

THE SPECIAL COMMITTEE

Dated as of [•]

C-i

AGREEMENT

OF

NEWS CORPORATION,

DOW JONES & COMPANY, INC.

AND

THE SPECIAL COMMITTEE

AGREEMENT (this “Agreement”), dated as of [•], by and among NEWS CORPORATION, a Delaware corporation (the “Company”), DOW JONES & COMPANY, INC., a Delaware corporation (“Dow Jones”), and the Special Committee (as defined below).

Recitals:

WHEREAS, the Company, Dow Jones and certain other parties have entered into an Agreement and Plan of Merger, dated as of July 31, 2007 (the “Merger Agreement”), pursuant to which the Company is acquiring all of the issued and outstanding shares of capital stock of Dow Jones;

WHEREAS, in connection with the execution and delivery of the Merger Agreement, certain Bancroft Investors (as defined in the Merger Agreement) have executed and delivered a Voting and Support Agreement, dated as of July 31, 2007 (the “Voting Agreement”) pursuant to which those Bancroft Investors have agreed to vote, or cause to be voted, the shares of capital stock of Dow Jones beneficially owned by them in favor of the adoption of the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, (i) each of the Company and Dow Jones is required to adopt, execute and deliver, and comply with, and cause its subsidiaries, as applicable, to comply with, this Agreement and (ii) the Company is required to establish and maintain the Special Committee contemplated by this Agreement; and

WHEREAS, it is a condition to Dow Jones’s obligation to consummate the transactions contemplated by the Merger Agreement and a condition to the willingness of the Bancroft Investors to execute and deliver the Voting Agreement, that in connection with the consummation of the transactions contemplated by the Merger Agreement, the Company and Dow Jones shall have adopted and executed and delivered this Agreement, and the Company shall have established the Special Committee and appointed the Initial Committee Members (as defined in the Merger Agreement) to the Special Committee.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE I

SPECIAL COMMITTEE

1.1 Establishment.

(a) The Company hereby establishes a stand-alone special committee (the “Special Committee”) to oversee and enforce compliance by the Company and Dow Jones and their Affiliates with the terms of this Agreement and to perform the obligation and undertake its responsibilities and rights hereunder. The Special Committee shall have perpetual existence. For the avoidance of doubt, the Special Committee is a special committee of the Company and is not a committee of the Board of Directors of the Company or Dow Jones.

1.2 Composition.

(a) The Special Committee shall consist of five (5) members (“Members”) who are distinguished community or journalistic leaders and who are independent of the Company, Dow Jones, the Murdoch family,

the Bancroft family and their respective Affiliates (as defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended). As used in this Agreement, the term “independent” shall refer to persons who, in the sole judgment of the Special Committee, are able to consider and evaluate objectively any issue that comes before the Special Committee and whose judgment is not impaired by any interest in or relationship with the Company, Dow Jones, the Murdoch family, the Bancroft family or their respective Affiliates. Employees, directors and consultants of the Company, Dow Jones or their respective Affiliates shall be deemed not to be independent. Any Member shall promptly report to all of the other Members any change in his or her circumstances which may reasonably be expected to bear on the determination of his or her status as independent (as defined herein).

(b) The Members of the Special Committee shall be divided into three classes. The first class shall consist of one Member and the second and third classes shall consist of two Members. The initial term of the first class shall expire on December 31, 2012; the initial term of the second class shall expire on December 31, 2013; the initial term of the third class shall expire on December 31, 2014. Upon the expiration of the term of any class, a new term of the class shall commence, and this term shall expire on the fifth anniversary of the commencement of this term. Subject to Sections 1.2(e) and 1.2(f), each of the Members in a class of the Special Committee shall hold office until expiration of the term of such class and the appointment of his or her successor as a Member of such class.

(c) Upon the expiration of the term of a class, a majority of the remaining Members of the Special Committee shall appoint or reappoint an individual or individuals, as applicable, selected by the Special Committee as a Member or Members, as applicable, of the class for the new term then commencing. Any appointment or reappointment shall be subject to the approval of the Company, which shall not be unreasonably withheld or delayed. Any proposed appointment or reappointment shall be deemed to be approved by the Company if no written objection to the appointment or reappointment is received from the Company by the Special Committee within ten (10) business days following the Company’s receipt from the Special Committee of written notice of the proposed appointment or reappointment. Subject to the foregoing sentence, a Member may be reappointed to the Special Committee upon the expiration of the term of his or her class.

(d) The Special Committee shall appoint an individual selected by a majority of the remaining Members of the Special Committee as a Member to fill any vacancy in any class of the Special Committee resulting from any resignation, death or removal of a Member. Any such appointment shall be subject to the approval of the Company, which shall not be unreasonably withheld or delayed. Any proposed appointment shall be deemed to be approved by the Company if no written objection to the appointment is received from the Company by the Special Committee within ten (10) business days following the Company’s receipt from the Special Committee of notice of the proposed appointment. Any Member appointed in accordance with the foregoing shall be a Member of the class of the Special Committee in which the vacancy existed.

(e) A Member may resign from the Special Committee by submitting a letter to the Chairman of the Special Committee, who will confirm receipt in writing and notify the Special Committee of this resignation. In the event that the Chairman resigns, the Chairman shall submit a letter of resignation to each of the remaining Members, any one of who shall confirm receipt in writing. A resignation shall take effect at the time specified therein and, if no time is specified, at the time of its receipt by the Chairman or the remaining Members, as applicable. A Member shall resign forthwith if his or her circumstances change such that the Member ceases to be (or the other Members determine that the Member ceases to be) independent (as defined herein).

(f) A Member may be removed from the Special Committee if determined by the unanimous vote of the other Special Committee Members that (x) he or she has materially failed to fulfill his or her responsibilities as a Member (it being acknowledged and agreed that any substantive dispute over decision-making under this Agreement shall not constitute such a failure), or (y) such Member has ceased to be independent (as defined herein); provided, however, that the Special Committee may not remove a Member on the basis of this determination unless (i) the Special Committee shall have given each of such Member and the Company notice specifying in reasonable detail the acts or failure to act on the part of the Member giving rise to the Special Committee’s determination, (ii) the Member shall have been given at least ninety (90) days after the delivery of such notice to the Member to discontinue, and during such time shall have not discontinued, the acts or failures to act specified in the notice and (iii) each of the Member and the Company shall have been given the opportunity to address the Special Committee prior to the Special Committee taking this action. A Member may also be removed from the Special Committee by determination of a majority of the other Members for “Cause.” For purposes of this paragraph 1.2(f), “Cause” shall mean a plea of guilty or nolo contendere to, or nonappealable conviction of, a felony on the part of a Member, which conviction or plea, of the action or failure to act giving rise to the conviction or plea a majority of the other Members determine causes or caused, or is reasonably like to cause, material damage to the reputation of the Company, Dow Jones or the Special Committee.

(g) The individuals set forth on Schedule A shall be the initial Members of the Special Committee. Each of these individuals shall be a Member of the class of the Special Committee indicated for the individual on Schedule A. In the event that any of the individuals set forth on Schedule A shall be unable to serve as a Member of the Special Committee upon the Closing Date (as defined in the Merger Agreement), each such individual will be replaced with an individual designated by Dow Jones, subject to the approval of the Company, which shall not be unreasonably withheld or delayed, and which approval shall be deemed to be granted if no written objection to the appointment is received by Dow Jones within ten (10) business days following the Company’s receipt of notice thereof.

(h) The individual designated on Schedule A shall be the initial chairman of the Special Committee (“Chairman”). In the event that at any time there is no Chairman, the Special Committee shall elect a successor Chairman from among its Members to serve for a period determined by the Special Committee. The Chairman may be removed as Chairman by the Special Committee at any time. The Chairman’s responsibilities shall include:

(i) setting the agenda for all Special Committee meetings;

(ii) presiding at all meetings of the Special Committee;

(iii) overseeing the execution of the Special Committee decisions and certifying reports and other documents issued by the Special Committee; and

(iv) other powers and duties, consistent with this Agreement and his or her position as Chairman as may be prescribed from time to time by the Special Committee.

1.3 Meetings and Actions of the Special Committee.

(a) Regular meetings of the Special Committee shall be held at least quarterly at a location in New York City, New York, at such time and place as shall be set forth in the notice of meeting. The objective will be to hold the meetings within two weeks of the beginning of each calendar quarter. Regular meetings of the Special Committee may be called by the Chairman or by any three Members (or, if the Special Committee shall at any time consist of fewer than three (3) Members, all Members) on no less than forty-eight (48) hours’ notice to each Member (or upon shorter notice as may be approved by the Special Committee), either personally, by mail, by facsimile, by electronic transmission, by telegram, telephone or in such other manner as may be approved by the Special Committee.

(b) Special meetings of the Special Committee may be called at any time by the Company, the Chairman of the Special Committee or by any three Members (or, if the Special Committee shall at any time consist of fewer than three (3) Members, all Members) on no less than twenty-four (24) hours’ notice to each Member (or upon shorter notice as may be approved by the Special Committee), either personally or by mail, by facsimile, by electronic transmission, by telegram, telephone or in such other manner as may be approved by the Special Committee. The person or persons authorized to call special meetings may fix the place and time of the meetings.

(c) Any Member may waive notice of a meeting as to himself or herself. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not properly called or convened. A meeting may be held at any time without notice if all Members are present or if those not present waive notice of the meeting in accordance herewith.

(d) At all meetings of the Special Committee the presence of at least a majority of the Members then in office shall be necessary and sufficient to constitute a quorum for the transaction of business. Each Member shall have one (1) vote in respect of any vote on any decision of the Special Committee. Except as otherwise specifically provided in this Agreement, all decisions to be made or actions to be taken by the Special Committee shall require the approval of a majority of all Members then in office. If a quorum shall not be present at any meeting of the Special Committee, the Members present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(e) All Members shall have the right to attend and participate directly in all Special Committee meetings. A Member may attend a meeting by telephone or other communications equipment. Participation in a meeting by telephone or other communications equipment shall constitute presence in person at that meeting.

(f) The minutes of each meeting will be taken by a designated Member of the Special Committee or another individual designated by the Chairman or the Special Committee, who shall serve as secretary (“Secretary”) of the meeting. The minutes shall indicate the date and location of the meeting, the mode of convocation, the proposed agenda, the Members (and any others invited) present, the presence of a quorum, the documents and reports submitted for review, a summary of the meeting, the text of any resolutions submitted for review and approval, and the results of each vote, unless otherwise determined by the Special Committee. The minutes shall be signed by the Chairman and Secretary or as otherwise determined by the Special Committee. If a quorum is not present, the meeting cannot proceed and minutes to this effect shall be prepared, unless otherwise determined by the Special Committee.

(g) Each meeting of the Special Committee shall be presided over by the Chairman or, in his/her absence, by another Member elected from among the Members present.

(h) Any action required or permitted to be taken at any meeting of the Special Committee may be taken without a meeting if a majority of all Members (or such higher percentage as provided in this Agreement) consent in writing. Any action approved by written consent shall be filed with the minutes of the proceedings of the Special Committee.

(i) The Chairman may from time to time invite others to attend or participate in certain portions of Special Committee meetings whose participation is deemed useful to issues under consideration by the Special Committee; provided, these individuals may participate only in the relevant portions of the meetings of the Special Committee and shall not be present while the Special Committee members vote.

(j) The Company shall have the right to appear before and be heard by the Special Committee upon advance written request of the Company.

(k) Any actions, decisions or other determinations or reports of the Special Committee may be made public by the Special Committee, if it so determines, including, if requested by the Special Committee, on the editorial pages of all print, electronic and other editions of The Wall Street Journal, subject to the approval of the editorial page editor or, if for any reason such approval is not granted with respect to any such edition of The Wall Street Journal, in a prominent location in such edition of The Wall Street Journal).

1.4 Roles and Responsibilities of the Special Committee.

(a) The Company and Dow Jones agree that the Special Committee shall have rights of approval over each of the Special Committee Matters (as defined below). Any decision made by the Special Committee with respect to any of the Special Committee Matters or any other matter on which the Special Committee is entitled to make a decision or determination pursuant to this Agreement shall be final and binding.

(b) For purposes of this Agreement, the “Editors” shall mean each of (i) the managing editor of The Wall Street Journal, (ii) the editorial page editor of The Wall Street Journal, and (iii) unless he or she reports to the managing editor of The Wall Street Journal, the managing editor of Dow Jones Newswires. References to “The Wall Street Journal Publications” shall be deemed to include (x) the print, online, video and other publications, within and outside the U.S., of The Wall Street Journal or wsj.com or any successors to any of the foregoing, and (y) any other print, online, video or other form of distribution or publication, within and outside the U.S., under The Wall Street Journal, wsj.com or any derivative brand names, in the case of this clause (y), that (A) are under the control or direction of the managing editor of The Wall Street Journal, the editorial page editor of The Wall Street Journal or the publisher of The Wall Street Journal or (B) use journalists or editors, or content written or produced by, or otherwise involving, journalists or editors, who, directly or indirectly, report to, or are under the supervision of, the managing editor of The Wall Street Journal, the editorial page editor of The Wall Street Journal or the publisher of The Wall Street Journal, but, in the case of this clause (B), only to the extent of such use. References to “Dow Jones Newswires Publications” shall be deemed to include print, wire services online, video and any and all other forms of distribution and publication (within and outside the U.S.) under the “Dow Jones Newswires” and derivative brand names and any successor to any of the foregoing, in each case that (A) are under the control or direction of the managing editor of Dow Jones Newswires or (B) use journalists or editors, or content written or produced by, or otherwise involving, journalists or editors, who, directly or indirectly, report to, or are under the supervision of, the managing editor of Dow Jones Newswires, but, in the case of this clause (B), only to the extent of such use.

(c) For purposes of this Agreement, “Special Committee Matters” shall mean the following:

(i) Appointment and removal of each of the Editors (including any material changes in the terms and conditions of employment of each such Editor that could give rise to constructive termination, such as a material reduction in compensation, relocation of principal place of employment, material change in duties or responsibilities and the like); and

(ii) Changes to the authority, reporting relationship and consultation rights (as outlined in subparagraphs (A) through (F) below) of any of the Editors;

(A) The authority of each of the Editors will include:

(1) the power to hire and remove subordinates (including any material changes in the terms and conditions of employment of any such subordinate that could give rise to constructive termination, such as a material reduction in compensation, relocation of principal place of employment, material change in duties, responsibilities or position and the like) within their respective publications and operations, in each case consistent with departmental budgets set by the Company or Dow Jones management following discussion with the relevant Editor; the decisions of the Company or Dow Jones on departmental budgets will be final, and

(2) control over spending and allocation of resources within departmental budgets set by the Company or Dow Jones management following discussion with the relevant Editor; the decisions of the Company or Dow Jones on departmental budgets will be final,

(B) in the case of the managing editor of The Wall Street Journal, and, so long as he or she is an Editor, the managing editor of Dow Jones Newswires (or any successor of the foregoing), authority over:

(1) all news decisions with respect to The Wall Street Journal Publications and Dow Jones Newswires Publications, as applicable (including decisions on subjects of news coverage, length, placement and accompanying art or other media), and

(2) use of staff of The Wall Street Journal Publications and Dow Jones Newswires Publications, as applicable, by advertisers or other businesses, publications or services;

(C) the managing editor of The Wall Street Journal shall continue to report to the publisher of The Wall Street Journal,

(D) the managing editor of The Wall Street Journal shall be consulted prior to the use of The Wall Street Journal or Dow Jones brand names by the Company, its Affiliates or any other party to provide the managing editor the opportunity to raise any objections to and suggestions concerning the proposed use of the brand; provided that the decisions of the Company on branding matters will be final;

(E) in the case of The Wall Street Journal editorial page editor:

(1) authority to choose the editorial board members, the opinion columnists, the op-ed section editor and the editors of the book review, the Leisure & Arts section, OpinionJournal.com and the Far Eastern Economic Review of The Wall Street Journal Publications and the use of the staff of any of the foregoing by advertisers or other businesses, publications or services;

(2) final determination over the positions taken by the editorial pages of The Wall Street Journal Publications; and

(3) authority over the selection of op-ed pieces for The Wall Street Journal Publications; and

(F) The Wall Street Journal editorial page editor shall continue to report to The Wall Street Journal publisher.

1.5 Arbitrating and Resolving Disputes.

Each Editor shall have the right to appeal disputes with the Company, Dow Jones or their respective Affiliates concerning (i) the Special Committee Matters, and (ii) the matters set forth in Sections 2.1(e) and 2.1(f) (but only to the extent any such dispute relates to Dow Jones, any of its subsidiaries, a Dow Jones Publication (as defined in Section 2.1(f)) or to journalists or journalism of Dow Jones or its subsidiaries or a Dow Jones Publication), to the Special Committee for resolution, and the Special Committee shall seek to resolve such disputes in a prompt manner. All decisions and determinations made by the Special Committee with respect to any such dispute shall be final and binding.

1.6 No Modification.

(a) The authority of the Special Committee shall be limited to the approval rights, dispute resolution and other matters set forth in this Agreement. The Special Committee shall have no separate role in managing the business of Dow Jones. Any changes to the Special Committee Matters or the powers, responsibilities and authority of the Special Committee as set forth in this Agreement shall require the approval of at least eighty percent (80%) the Members of the Special Committee then in office and the Company.

ARTICLE II

THE COMPANY

2.1 Representations, Warranties and Agreements of the Company and Dow Jones.

The Company and Dow Jones, jointly and severally, hereby acknowledge, represent and warrant to, and agree with, the Special Committee as follows:

(a) This Agreement has been duly and validly authorized, executed and delivered by each of the Company and Dow Jones and constitutes a legal, valid and binding obligation of the Company and Dow Jones, enforceable against such parties in accordance with its terms;

(b) The Company and Dow Jones agree to retain in their positions following the closing of transactions contemplated by the Merger Agreement the persons set forth on Schedule B (the “Covered Employees”) unless and until removed in accordance with this Agreement;

(c) The Company and Dow Jones shall promptly provide the Special Committee and its Members with adequate funding as from time to time requested by the Special Committee Members to carry out its duties and responsibilities, including investigations and enforcement as provided in this Agreement;

(d) The Company shall maintain, at no expense to the beneficiaries, insurance covering the Members that is similar in scope and quality to the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company for the benefit of its directors and officers;

(e) The Company has adopted and shall maintain a set of principles aimed at ensuring the preservation of the integrity, editorial independence and freedom from bias of its publications and newsgathering services and the Dow Jones Publications (as defined below). These principles will ensure that in all publications and news gathering services of the Company and the Dow Jones Publications:

(i) facts are accurate and fairly presented;

(ii) analyses represent the publications’ best independent judgments rather than their preferences, or those of their owner, sources, advertisers or information providers;

(iii) opinions represent only the applicable publication’s own editorial philosophies centered around the core principle of “free people and free markets”;

(iv) there are no hidden agendas in any journalistic undertakings; and

(v) accuracy and fairness extends to coverage of any real or perceived business interests of the Company or its Affiliates; and

(f) The Company’s principles set forth in Section 2.1(e) shall apply, and the Dow Jones Code of Conduct relating to appropriate professional conduct, as amended January 21, 2004 (the “Code of Conduct”), shall continue to apply, following the closing of the merger contemplated by the Merger Agreement, to Dow Jones, its subsidiaries, The Wall Street Journal, wsj.com, Dow Jones Newswires and any other publications or services, whether print, online, video or otherwise and whether within or outside the U.S. (including any successors thereto or any derivatives therefrom) that are publications or services of Dow Jones or any of its subsidiaries as of the date of this Agreement or use the Dow Jones brand name or any brand name of any of the foregoing publications or services, whether print, online, video or otherwise and whether within or outside the U.S. (collectively, “Dow Jones Publications”) and to all journalists and journalism of Dow Jones and its subsidiaries or the Dow Jones Publications. The Special Committee shall aid the preservation and promotion of the Company’s principles set forth in Section 2.1(e) and the Code of Conduct.

(g) The foregoing representations, warranties and agreements shall survive the date of this Agreement.

ARTICLE III

MEMBERS

3.1 Powers of Execution.

(a) All agreements and other instruments and any reports or statements issued by the Special Committee shall be signed on behalf of the Special Committee by the Chairman or by those other person or persons as the Special Committee may from time to time designate.

3.2 Compensation; Expenses; Support of the Members.

(a) The Company shall pay each Member reasonable compensation for his or her services as a Member of the Special Committee. The initial compensation payable to each Member shall be $100,000 per year, one-fourth of which shall be payable quarterly. The foregoing compensation amounts may be reasonably adjusted by the Special Committee, subject to the approval of the Company (not to be unreasonably withheld or delayed). In addition, the Company shall reimburse each Member for reasonable out of pocket, documented travel, accommodation and other expenses incurred by any Member attending any meeting of the Special Committee or otherwise discharging his or her duties hereunder.

3.3 Performance of Duties; Access to Information and Advisors.

(a) In fulfilling its responsibilities, the Special Committee shall have full access to all books, records, facilities and personnel of the Company, Dow Jones and their respective Affiliates as the Special Committee may reasonably request to fulfill its duties. The Special Committee and its Members shall have the right to liaise with the office of the managing editor of The Wall Street Journal to obtain, and the office of the managing editor of The Wall Street Journal shall take all action that is reasonably necessary or appropriate to provide, such access.

(b) The Special Committee (including each of its Members, any individual designated as Secretary in accordance with Section 1.3(f) and any other permitted designee) shall have the right to rely on the office of the managing editor of The Wall Street Journal to obtain administrative support, including in connection with travel, accommodations, meeting logistics, expense reimbursement and other similar administrative services; provided that the Special Committee may, in its sole discretion, elect to make other arrangements available to the Members for support in carrying out the Special Committee’s functions under this Agreement either in lieu of or in addition to the foregoing.

(c) In performing his or her duties, each of the Members will be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements, of the following other persons or groups: (i) one or more officers or employees of the Company or its subsidiaries; (ii) any attorney, independent accountant, or other person employed or engaged by the Company, Dow Jones or their respective Affiliates; or (iii) any other person who has been selected with reasonable care by or on behalf of the Special Committee, Company, Dow Jones or their respective Affiliates, in each case as to matters that such relying Member reasonably believes to be within such person’s professional or expert competence.

(d) The Special Committee shall have the authority to retain legal, accounting and other advisors and investigators as the Special Committee determines, in its good faith judgment, to be necessary or appropriate in connection with performing its duties and responsibilities, or exercising its rights, as applicable, under Sections 1.2(c), 1.2(d), 1.2(f), 1.4(c)(i), 1.5 and 4.8 of this Agreement, and the Company shall be responsible for paying the reasonable fees and expenses of any such persons. Each of the Members will be entitled to rely in good faith on any person or group so retained as to matters that such relying Member reasonably believes to be within such person’s professional or expert competence.

3.4 Liability; Indemnification of Members.

(a) No Member will be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, Dow Jones or any of their respective Affiliates, whether that liability or obligation arises in contract, tort, or otherwise, by reason of being a Member.

(b) The Members will not be liable, responsible or accountable for damages or otherwise to the Company, Dow Jones, their respective Affiliates or their respective officers, directors, employees, stockholders or to the other Members. Each Member is hereby indemnified and held harmless by the Company and Dow Jones from and against all claims, liabilities, and expenses whatsoever (including advancement of reasonable attorneys’ fees and other expenses) arising out of or based upon the fact that such Member is or was a Member of the Special

Committee, or is or was serving or has agreed to serve at the request of the Company in any other capacity, or in connection with any decision made by the Special Committee, except, in each case, to the extent of any such Member’s willful misconduct as determined by a final, nonappealable order of a court of competent jurisdiction.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1 Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of the Agreement) and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by express or overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers:

If to the Company, to:

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Fax: 212-768-9896

Attention: General Counsel

with copies (which shall not constitute notice) to:

If to Dow Jones, to:

Dow Jones & Co., Inc.

1 World Financial Center

200 Liberty Street

New York, New York 10281

Fax: 212-732-8356

Attention: General Counsel

with copies (which shall not constitute notice) to:

If to the Special Committee, to:

[NAME]

[ADDRESS]

[ADDRESS]

Fax:

Attention:

with copies (which shall not constitute notice) to:

If to the Members of Special Committee, to the addresses for such Members provided by the Members to the Company (which shall be modified from time to time to reflect changes to the composition of the Special Committee);

or to any other persons or addresses as may be designated in writing by the person to receive this notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier; three (3) business days after deposit in the mail, if sent by registered or certified mail; or upon confirmation of successful transmission if sent by facsimile. The foregoing notice provisions shall not apply to notices to the Members of meetings of the Special Committee, which shall be governed by Section 1.3 above.

4.2 Governing Law.

All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and the Schedules to this Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

4.3 Interpretation; Headings and Sections.

(a) Defined terms used in this Agreement in the singular will include the plural and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” Where the context so indicates, the masculine will include the feminine, the neuter will include the masculine and feminine.

(b) The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Unless the context requires otherwise, all references in this Agreement to Sections, Articles, or Schedules will be deemed to mean and refer to Sections, Articles, Schedules of or to this Agreement.

4.4 Amendment and Waiver.

No modification, amendment or waiver of any provision of the this Agreement will be effective against any party unless such modification, amendment or waiver is approved in writing by, in the case of an amendment, each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No amendment or waiver shall be effective against the Special Committee unless it has been approved in writing by at least eighty percent (80%) of the Members of the Special Committee then in office and the Company. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of these provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

4.5 Assignment; Third Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Agreement will be void ab initio. This Agreement will be binding upon, inure to the benefit of, any corporate or other successor or assignee of the Company or Dow Jones and any person or entity, including any Affiliate of the Company or Dow Jones, that may acquire, directly or indirectly, by merger, consolidation, purchase, transfer or otherwise, in whole or in part, The Wall Street Journal, Dow Jones Newswires or any other Dow Jones Publication. The Company and Dow Jones shall require, as a condition to any such succession, assignment or acquisition, that any such successor, assignee or acquirer expressly agree (pursuant to an agreement in form and substance reasonably satisfactory to the Special Committee and its counsel) to assume, perform and be bound by this Agreement in the same manner and to the same extent as the Company and Dow Jones.

(b) The Company and Dow Jones agree and acknowledge that this Agreement is intended for the irrevocable benefit of, and to grant rights to, the Special Committee and its Members, Dow Jones and the Company. This Agreement is not intended to and shall not confer any rights or remedies hereunder to any person or entity, other than the Special Committee and its Members, the Company and Dow Jones.

4.6 Counterparts.

This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and will be binding upon the other parties who execute the same, but all of such counterparts will constitute the same agreement.

4.7 Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

4.8 Remedies.

The Special Committee will be entitled to enforce its rights and the terms of, and any decisions or determinations made under, this Agreement against the Company or Dow Jones, as the case may be. Each of the Company and Dow Jones will be entitled to enforce its rights and the terms of this Agreement against the Special Committee, but shall in no event be entitled to recover damages from the Special Committee or its Members. The Special Committee will be entitled to recover actual damages and actual, documented costs (including reasonable attorney’s fees) caused by any breach by the Company or Dow Jones of any provision, or any decision or determination made by the Special Committee under this Agreement and to exercise all other rights existing in its favor. The parties agree and acknowledge that money damages will not be an adequate remedy for any breach by any party of the provisions of, or any decision or determination made under, this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations by any party of the provisions of this Agreement, or any decision or determination made under this Agreement.

4.9 No Strict Construction.

The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

4.10 Entire Agreement.

Except as otherwise expressly set forth in this Agreement, this Agreement embodies the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter of this Agreement in any way. This Agreement will be deemed effective on the date of this Agreement upon the execution of this Agreement.

4.11 Submission to Jurisdiction.

ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH PARTY TO THIS AGREEMENT HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY TO THIS AGREEMENT WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY ANY MEANS PROVIDED IN SECTION 4.1. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

4.12 Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE MATTERS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NEWS CORPORATION

By:
Name:
Title:

DOW JONES & COMPANY, INC.

By:
Name:
Title:

THE SPECIAL COMMITTEE

By:
Name:
Title:

SCHEDULE A

Initial Members of the Special Committee

Jennifer Dunn

Member of class expiring on December 31, 2012

Jack Fuller

Member of class expiring on December 31, 2013

Nicholas Negroponte

Member of class expiring on December 31, 2013

Louis D. Boccardi

Member of class expiring on December 31, 2014

Thomas J. Bray, Chairman

Member of class expiring on December 31, 2014

SCHEDULE B

Covered Employees

Name	Title
Marcus Brauchli	The Wall Street Journal managing editor

Paul Gigot	The Wall Street Journal editorial page editor

Neal Lipschutz	Dow Jones Newswires managing editor

Annex D

FORM OF AMENDED AND RESTATED

OPERATING AGREEMENT

OF

RUBY NEWCO LLC,

a Delaware Limited Liability Company

Dated as of                     , 2007

D-i

D-ii

This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Ruby Newco LLC (the “Company”) is made and entered into as of this      day of             , 2007, by and among each Person listed as a Member on Schedule A attached hereto as of the date of this Agreement and each Person subsequently admitted as a member of the Company in accordance with the terms of this Agreement (each, a “Member” and, collectively, the “Members”).

RECITALS

WHEREAS, on July 30, 2007, News Corporation (“Ruby”) formed the Company in accordance with the provisions of the Delaware Limited Liability Company Act (together with any successor statute, and as amended from time to time, the “Act”), and entered into a written agreement pursuant to the Act governing the affairs of the Company and the conduct of its business (the “Initial Agreement”);

WHEREAS, on July 30, 2007, the Company formed Diamond Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), in accordance with the provisions of the Delaware General Corporations Law (together with any successor statute, and as amended from time to time, the “DGCL”);

WHEREAS, on July 31, 2007, Ruby, Diamond, the Company and Merger Sub entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, as of the Effective Time, Merger Sub will merge with and into Diamond (the “Merger”);

WHEREAS, in consideration for receipt of Class B Common Units delivered to certain holders of Diamond Class A Stock and/or Diamond Class B Stock pursuant to Article II of the Merger Agreement, the holders of Diamond Common Stock receiving such Class B Common Units have agreed by virtue of their receipt of the Class B Common Units to be bound by the terms of this Agreement; and

WHEREAS, in connection with the Merger and the admission of other Members of the Company, Ruby wishes to amend and restate the Initial Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement. In addition, as used herein, the following terms have the meanings set forth below:

1.1 “Act” shall have the meaning set forth in the Recitals hereto.

1.2 “Affiliate” shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

1.3 “Aggregate Class A/Class B Common Unit Ownership Percentage” shall mean, with respect to any Member holding Class A Common Units or Class B Common Units as of a specified date, the percentage determined by dividing (i) the sum of (x) the aggregate number of Class A Common Units held by such Member as of such date and (y) the aggregate number of Class B Common Units held by such Member as of such date by (ii) the sum of (x) the aggregate number of issued and outstanding Class A Common Units as of such date and (y) the aggregate number of issued and outstanding Class B Common Units as of such date.

1.4 “Agreement” shall have the meaning set forth in the Preamble hereto.

1.5 “Board” shall have the meaning set forth in Section 4.1(a) of this Agreement.

1.6 “Broker Dealer” shall mean a broker, dealer, bank, trust company or clearing corporation or agent of any of the foregoing.

1.7 “Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

1.8 “Certificate” shall mean a certificate issued in such form as may be adopted by the Company, issued by the Company, evidencing ownership of one or more Units, bearing the legend set forth in Section 5.1(e) of this Agreement.

1.9 “Certificate of Cancellation” shall mean the certificate required to be filed with the Secretary of State of the State of Delaware pursuant to Section 18-203 of the Act in connection with a dissolution of the Company.

1.10 “Certificate of Formation” shall have the meaning set forth in Section 2.1 of this Agreement.

1.11 “Change of Control Transaction” shall mean any Significant Ruby Transaction, whether in a single transaction or series of related transactions, where the holders of all classes of Ruby common stock at the time immediately before such Significant Ruby Transaction, collectively, own, directly or indirectly, immediately following such Significant Ruby Transaction stock representing less than 66 2/3% of the voting power and value of the entity surviving or resulting from such transaction (or the ultimate sole parent thereof).

1.12 “Claim(s)” shall have the meaning set forth in Section 11.2 of this Agreement.

1.13 “Class A/Class B Common Unit Majority” shall mean, as of any date of determination, at least a majority of the sum of (x) the number of the then outstanding Class A Common Units plus (y) the number of the then outstanding Class B Common Units.

1.14 “Class A Common Units” shall have the meaning set forth in Section 5.1(a) of this Agreement.

1.15 “Class A Common Unit Majority” shall mean, as of any date of determination, at least a majority of the then outstanding Class A Common Units.

1.16 “Class A Common Unit Ownership Percentage” shall mean, with respect to any Member holding Class A Common Units as of a specified date, the percentage determined by dividing (i) the aggregate number of Class A Common Units held by such Member as of such date by (ii) the aggregate number of issued and outstanding Class A Common Units as of such date.

1.17 “Class B Common Units” shall have the meaning set forth in Section 5.1(a) of this Agreement.

1.18 “Class B Manager” shall have the meaning set forth in Section 4.1(a) of this Agreement.

1.19 “Class B Member” shall have the meaning set forth in Section 5.1(c)(i) of this Agreement.

1.20 “Class B Common Unit Majority” shall mean, as of any date of determination, at least a majority of the then outstanding Class B Common Units.

1.21 “Class B Unit Ownership Percentage” shall mean, with respect to any Member holding Class B Common Units as of a specified date, the percentage determined by dividing (i) the aggregate number of Class B Common Units held by such Member as of such date by (ii) the aggregate number of issued and outstanding Class B Common Units as of such date.

1.22 “Closing Date” shall have the meaning ascribed to the term “Closing Date” in the Merger Agreement.

1.23 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.24 “Company” shall have the meaning set forth in the Preamble hereto.

1.25 “Company Subsidiary” or “Company Subsidiaries” shall mean any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

1.26 “Covered Distribution” shall mean any dividend or distribution in respect of Ruby Class A Common Stock other than (i) a dividend or distribution that gives rise to an adjustment to the Exchange Ratio under Section 5.1(c)(iv)(3) or (ii) an Extraordinary Dividend Transaction.

1.27 “Covered Person” or “Covered Persons” shall have the meaning set forth in Section 11.1 of this Agreement.

1.28 “Deemed Value” shall, mean with respect to a Class A Common Unit, the value set forth for such Unit for such date of determination on Schedule 1.28 attached hereto.

1.29 “Demand” shall have the meaning set forth in Section 9.1(a) of this Agreement.

1.30 “Diamond” shall mean Dow Jones & Company, Inc.

1.31 “Diamond Class A Stock” shall mean the common stock, par value $1.00, of Diamond.

1.32 “Diamond Class B Stock” shall mean the class B common stock, par value $1.00, of Diamond.

1.33 “Diamond Common Stock” shall mean the Diamond Class A Stock and the Diamond Class B Stock, or either of them.

1.34 “Distribution Failure” shall mean any failure by the Company, in the event a Covered Distribution shall have been made or paid, to make or pay, within forty-five (45) days of the date upon which such Covered Distribution is made or paid, in respect of the Class B Common Units, a dividend or distribution equal to, on a per Class B Common Unit basis, the amount of such Covered Distribution paid on each share of Ruby Class A Common Stock multiplied by the Exchange Ratio.

1.35 “EDT Adjustment Fraction” shall mean:

(1) with respect to any Extraordinary Dividend Transaction described in clause (i) of Section 5.1(c)(iv)(3)(C), the quotient of (A) the closing per share trading price of Ruby Class A Common Stock on the trading day immediately prior to the ex-dividend date with respect to such Extraordinary Dividend Transaction (“Market Price”), divided by (B) the difference of (x) the Market Price, minus (y) the value, as reasonably determined by the Board, on such date of the cash, assets, capital stock or other property to be distributed in such Extraordinary Dividend Transaction in respect of each share of Ruby Class A Common Stock;

(2) with respect to any Extraordinary Dividend Transaction described in clause (ii) of Section 5.1(c)(iv)(3)(C), the quotient of (A) the product of (i) the closing per share trading price of Ruby Class A Common Stock on the date immediately prior to public announcement of the relevant tender offer, multiplied by (ii) the difference of the aggregate number of shares of Ruby Class A Common Stock outstanding on the date immediately prior to the expiration of the relevant tender offer, minus the aggregate number of shares of Ruby Class A Common Stock accepted and paid for in the relevant tender offer, divided by (B) the difference of (i) the product of (I) the closing per share trading price of Ruby Class A Common Stock on the date immediately prior to public announcement of the relevant tender offer, multiplied by (II) the aggregate number of shares of Ruby Class A Common Stock outstanding on the date immediately prior to the expiration of the relevant tender offer, minus (ii) the value, as reasonably determined by the Board, of the aggregate consideration paid to all holders of Ruby Class A Common Stock in the relevant tender offer; or

(3) with respect to any Extraordinary Dividend Transaction described in clause (iii) of Section 5.1(c)(iv)(3)(C), the quotient of the maximum total number of shares of Ruby Class A Common Stock that would be outstanding (and issuable upon exercise or conversion of outstanding options, warrants and convertible securities, whether or not then exercisable) immediately after such transaction divided by an amount equal to the sum of (A) the number of shares of Ruby Class A Common Stock outstanding (and issuable upon exercise or conversion of outstanding options, warrants and convertible securities, whether or not then exercisable) immediately prior to such transaction, plus (B) the number of shares of Ruby Class A Common Stock which the minimum aggregate consideration, if any, received (or to be received) by Ruby for such transaction would buy at the fair market value thereof, as of the date immediately prior to the date of announcement of such transaction.

1.36 “Effective Time” shall mean the time at which the Merger is effective in accordance with Section 1.3(b) of the Merger Agreement.

1.37 “Event of Dissolution” shall have the meaning set forth in Article IX of this Agreement.

1.38 “Exchange Agent” shall have the meaning set forth in Section 5.1(c)(iv)(1).

1.39 “Exchange Ratio” shall have the meaning set forth in Section 5.1(c)(iv)(3).

1.40 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.41 “Exchange Limitation Period” shall mean the period commencing on the 121st day following the date of this Agreement and ending on the 180th day following the date of this Agreement (inclusive).

1.42 “Extraordinary Dividend Transaction” shall have the meaning set forth in Section 5.1 of this Agreement.

1.43 “Fiscal Year” shall have the meaning set forth in Section 7.4 of this Agreement.

1.44 “GAAP” shall have the meaning set forth in Section 7.1 of this Agreement.

1.45 “Governmental Entity” shall mean any national, supranational, federal, state or local government or any court, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

1.46 “Initial Agreement” shall have the meaning set forth in the Recitals hereto.

1.47 “Law” shall mean any national, supranational, federal, state, local or foreign statute, law, regulation, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation of this Agreement.

1.48 “Manager” shall have the meaning set forth in Section 4.1(a) of this Agreement.

1.49 “Market Price” shall have the meaning set forth in the definition of “EDT Adjustment Fraction”.

1.50 “Member” or “Members” shall have the meaning set forth in the preamble hereto.

1.51 “Merger Agreement” shall have the meaning set forth in the Recitals hereto.

1.52 “Permitted Transferee” shall mean any Person permitted to receive a Unit in a Transfer in accordance with the provisions set forth in Article VIII.

1.53 “Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

1.54 “Prohibited Action” shall have the meaning set forth in Section 8.8 of this Agreement.

1.55 “Record Holder” means the Person in whose name a Class B Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Units, the Person in whose name any such other Unit is registered on the books which the Company has caused to be kept as of the opening of business on such Business Day.

1.56 “Regulations” shall mean the United States Treasury Regulations promulgated under the Code.

1.57 “Required Action” shall have the meaning set forth in Section 8.8 of this Agreement.

1.58 “Ruby” shall have the meaning set forth in the Recitals hereto.

1.59 “Ruby Class A Common Stock” shall mean Ruby Class A Common Stock, par value $0.01 per share.

1.60 “Ruby Internal Agreement” shall mean that certain agreement by and between Ruby and the Company, dated as of [    ], 2007.

1.61 “Ruby Tracking Stock” shall mean any class of Ruby capital stock intended to track the results of operations, cash flows or financial performance of any business, division or component of Ruby or any of Ruby’s Subsidiaries (but not, for the avoidance of doubt, the results of operations, cash flows or financial performance of Ruby as a whole).

1.62 “SEC” shall mean the U.S. Securities and Exchange Commission or any successor agency.

1.63 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.64 “Significant Ruby Transaction” shall have the meaning set forth in Section 5.1 of this Agreement.

1.65 “Sophisticated Person” shall mean any Person who qualifies as an “Accredited Investor” as such term is defined in Rule 501 under the Securities Act.

1.66 “Threshold Amount” shall mean the greater of (i) the product of (x) the number of Class B Common Units issued with respect to Unit Electing Diamond Shares pursuant to the Merger and (y) 0.1 and

(ii) the product of (x) the sum of (A) the aggregate amount of Cash Consideration into which shares of Diamond Common Stock would have been converted in the Merger pursuant to Section 2.1(a)(ii)(2) of the Merger Agreement if the number of Unit Electing Diamond Shares had been zero and (B) the aggregate amount of Cash Consideration that would have been paid in accordance with Section 2.2 of the Merger Agreement in respect of all stock options exercisable for shares of Diamond Common Stock (other than Diamond Out-of-the-Money Options), Diamond Equity Rights and Contingent Stock Rights if no Option Conversion Elections, no Equity Right Conversion Elections and no Contingent Stock Right Conversion Elections had been made and (y) 0.005 and (z) the quotient of (A) one divided by (B) the Average Ruby Trading Price.

1.67 “Transfer” shall mean any direct or indirect, whether voluntary or involuntary sale, assignment, transfer, grant of a participation in, pledge, mortgage, encumbrance, hypothecation or any other disposition, by operation of Law or otherwise, of any Units (but shall not include an exchange of any Class B Common Units for Ruby Class A Common Stock or other consideration in accordance with the terms of this Agreement).

1.68 “Transfer Agent” means such bank, trust company or other Person (including Ruby or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Class B Common Units; provided that if no Transfer Agent is specifically designated for any other Units, Ruby shall act in such capacity.

1.69 “Transferee” shall mean any recipient, or proposed or intended recipient, of a Transfer.

1.70 “Unit” or “Units” shall have the meaning set forth in Section 5.1(a) of this Agreement.

ARTICLE II

THE LIMITED LIABILITY COMPANY

2.1 Formation. Ruby has formed the Company as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, if, and when, appropriate, termination of the Company as a limited liability company under the Laws of the State of Delaware.

2.2 Name. The name of the Company shall be “RUBY NEWCO LLC,” and its business shall be carried on in such name with such variations and changes as the Board shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company's operations are conducted.

2.3 Business Purpose. The Company is formed for the purposes of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

2.4 Registered Office and Agent. The location of the registered office of the Company shall be 1209 Orange Street, Wilmington, Delaware 19801. The Company's registered agent at such address shall be The Corporation Trust Company.

2.5 Term. The term of the Company commenced on the date of filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware in accordance with the Act and shall, subject to Article IX below, have perpetual existence.

2.6 Company Powers. In furtherance of the business purpose specified in Section 2.3 of this Agreement and without limiting the generality of Section 4.1 of this Agreement but subject to Section 3.5 of this Agreement (for so long as, and to the extent that, such Section 3.5 shall be applicable), and the other provisions of this Agreement, the Company and the Board, acting on behalf of the Company, shall be empowered to do, or cause to be done, any and all acts deemed by the Board to be necessary, convenient or advisable in furtherance of the business purpose or activities of the Company, including the power and authority:

(a) to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of the Company's interest in securities or any other investments made or other property held by the Company, including investments in capital stock, bonds, notes, debentures and other obligations, investment contracts, partnership shares, limited liability company shares, options, warrants, other securities, interests in technology, intellectual property rights and other proprietary processes, products or services;

(b) to borrow funds, in the name and on behalf of the Company, to enter into agreements and other instruments evidencing the Company's obligations in connection therewith and to pledge the Company's assets as collateral to secure the Company's obligations thereunder;

(c) to establish, have, maintain or close one or more offices within or without the State of Delaware and in connection therewith to rent or acquire office space and to engage personnel;

(d) to open, maintain and close bank and brokerage accounts, including the power to draw checks or other orders for the payment of moneys, and to invest such funds as are temporarily not otherwise required for Company purposes;

(e) to bring and defend actions and proceedings at law or in equity or before any Governmental Entity;

(f) to hire consultants, custodians, attorneys, accountants and such other agents, officers and employees of the Company as it may deem necessary or advisable, and to authorize each such agent and employee to act for and on behalf of the Company;

(g) to make all elections, investigations, evaluations and decisions, binding the Company thereby, that may, in the judgment of the Board, be necessary or appropriate for the accomplishment of the Company's business purposes;

(h) to enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the accomplishment of the Company's business purpose, and to take or omit to take such other action in connection with the business of the Company as may be necessary or desirable to further the business purpose of the Company; and

(i) to carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Company's business.

2.7 Business Transactions of a Member or Manager with the Company. Subject to Section 3.5 (for so long as, and to the extent that, such Section 3.5 shall be applicable), a Member or Manager may transact business with the Company and, subject to applicable Law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member or Manager.

2.8 Principal Place of Business. The principal place of business of the Company shall be at such location as the Board may, from time to time, select.

2.9 Title to Company Property. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company, and no real or other property of the Company shall be deemed to be owned by any Member individually. The Units of the Members in the Company shall constitute personal property.

ARTICLE III

THE MEMBERS

3.1 The Members. The name, address, number and class of Units, Class A Common Unit Ownership Percentage, Class B Common Unit Ownership Percentage and Aggregate Class A/Class B Common Unit Ownership Percentage, of each initial Member is set forth on Schedule A hereto. Upon the issuance by the Company of Class B Common Units to the former holders of Diamond Common Stock pursuant to the terms and conditions of the Merger Agreement, such Persons shall be Class B Members in respect of the Class B Common Units issued to them. By acceptance of the Class B Common Units issued to it pursuant to the terms and conditions of the Merger Agreement and thereby becoming a Class B Member, each former holder of Diamond Common Stock receiving any such Class B Common Units shall become bound by the terms of, and shall be deemed to have agreed to be bound by, this Agreement. Without limitation to the generality of the foregoing, by acceptance of the Class B Common Units issued to it pursuant to the terms and conditions of the Merger Agreement, each holder of Class B Common Units receiving Class B Common Units in the Merger agrees that, subject to the final sentence of Section 13.1, all notices pursuant to Section 13.1 may be delivered to such holder at the address set forth in the letter of transmittal delivered by such holder pursuant to the Merger Agreement. Notwithstanding any other provision of this Agreement, the Managers and Members agree that, to the fullest extent permitted by Section 18-1101(c) of the Act, neither Ruby nor any of its Affiliates shall owe any duties at law or in equity (including fiduciary duties) to any other Member other than duties and obligations expressly set forth in this Agreement. The Managers and Members further agree that, except as expressly set forth in this Agreement and except to the extent, if at all, required by applicable Law, and subject to Section 3.6, neither Ruby nor any of its Affiliates shall have any duty or obligation to provide any information or disclosure to any Member with respect to any matter or action reserved to the Members for decision pursuant to this Agreement or the Act.

3.2 Member Meetings.

(a) Actions by the Members; Meetings. The Members may vote, approve a matter or take any action, in each case, with respect to any matter or action reserved to the Members for decision pursuant to the Act or pursuant to Section 3.5, Section 4.1 or Section 5.1(g), by the vote of Members holding Class A Common Units and/or Class B Common Units, as applicable, entitled to vote at a meeting, in person or by proxy, or without a meeting by the written consent of Members pursuant to subparagraph (b) below. Meetings of the Members shall be held upon receipt of not less than two (2) nor more than sixty (60) days' prior written notice of the time and place of such meeting delivered to each holder entitled to vote at such meeting, in the manner provided in Section 13.1 of this Agreement. Meetings of the Members may be called by the Board at any time in accordance with this Section 3.2; provided, that, in the event that any matter or action is proposed to be taken that is reserved for decision by the Members pursuant to Section 3.5, Section 4.1 or Section 5.1(g) of this Agreement or pursuant to the Act, subject to Section 3.2 (b) below, the Board shall promptly call a meeting of the relevant Members. Notice of any meeting may be waived by any Member before or after any meeting. Meetings of the Members may be conducted in person or by conference telephone, videoconference or webcast facilities.

(b) Action by Written Consent. Any action may be taken by the relevant Members without a meeting if authorized by the written consent of the Members holding Class A Common Units and/or Class B Common Units, as applicable, sufficient to approve such action pursuant to the terms of this Agreement. In no instance where action is authorized by written consent will a meeting of Members be required to be called or notice be required to be given; provided, however, except to the extent, if at all, required by applicable Law, and subject to Section 3.6, the sole disclosure obligation of the Company with respect to any action taken by written consent shall be to, following such action, prepare a notice of such action, which notice shall be promptly sent to all Members and filed with the records of the Company.

(c) Quorum; Voting. For any meeting of Members, the presence in person or by proxy of Members owning a Class A Common Unit Majority, Class B Common Unit Majority or Class A/Class B Common Unit Majority, as applicable, of those Units entitled to vote on such matter shall constitute a quorum for the transaction of any business. Subject to Section 4.1 and Section 5.1(g)(x) of this Agreement, the affirmative vote of a Class A Common Unit Majority shall constitute approval of any action; provided, that, in accordance with Section 3.5 of this Agreement, the affirmative vote of a Class B Common Unit Majority shall be required in addition to the affirmative vote of a Class A Common Unit Majority to constitute approval of any action under such Section 3.5.

(d) Member Voting Rights. Notwithstanding anything contained herein to the contrary, (i) the Members holding Class A Common Units shall vote on a one vote per Unit basis, as a single class with respect to any matter or action reserved to the Members for decision pursuant to the Act and not otherwise provided for under this Agreement, (ii) the Members holding Class A Common Units and/or Class B Common Units shall vote together, on a one vote per Unit basis, as a single class, in any election of the Managers nominated for election to the Board in accordance with Section 4.1 of this Agreement, and (iii) under no circumstances shall the Members holding Class B Common Units be entitled to any class vote, except as expressly set forth in Section 3.5, Section 4.1 or Section 5.1(g)(x) of this Agreement (provided that, for the avoidance of doubt, the Members holding Class B Common Units shall not be entitled to a class vote with respect to any merger or consolidation pursuant to Section 5.1(g) (other than Section 5.1(g)(x))). For the avoidance of doubt, the Class B Common Units shall not entitle the holders thereof to vote on, consent to or approve any matter submitted to the Members for decision except as expressly set forth in this Section 3.2(d), Section 3.5, Section 4.1 or Section 5.1(g)(x) of this Agreement.

3.3 Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

3.4 Power to Bind the Company. No Member (acting in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement or the Act.

3.5 Approval of Certain Actions. For so long as Class B Common Units shall remain outstanding, without the prior approval of a Class B Common Unit Majority, the Company shall not:

(a) sell, transfer or otherwise dispose of all or substantially all of the assets of Diamond, unless such sale, transfer or disposition is for fair value as reasonably determined by the Board;

(b) in the event that any Distribution Failure shall have occurred, repurchase or redeem any other class of Units or make any loans or advances to Ruby or any of its Affiliates; provided, that, if such Distribution Failure is cured, then the restrictions set forth in the preceding clause shall be of no force and effect upon such cure;

(c) amend this Agreement to change or alter the powers, rights or preferences of the Class B Common Units or otherwise so as to adversely affect (in any manner including as to tax treatment) the Class B Common Units or the holders of such Class B Common Units; or

(d) except as required by any change in Law, allow the Company to be classified for United States federal income tax purposes other than as a corporation.

3.6 Certain Information. The Company shall provide (i) each current or former holder of Class B Common Units who received such Class B Common Units pursuant to the Merger (and, in the case of such a holder that is a trust, a beneficiary or donor of such trust who would have been taxable, for U.S. federal income tax purposes, on any income arising in such trust on the Merger (or on distributions in respect of such income to the extent such distributions would have resulted in incremental taxable income to such beneficiary or donor recipient for U.S. federal income tax purposes as a result of (A) the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, not qualifying as an exchange described in Section 351 of the Code or (B) the Class B Common Units constituting “nonqualified preferred stock” within the meaning of Section 351(g) of the Code (whether or not the Transaction in fact so qualifies or the Class B Common Units in fact so constitute)) or who otherwise succeeds to all or a portion of such tax liability (if any) by operation of law) with such information as is reasonably and specifically requested by such Person in writing in connection with confirming the United States federal income tax treatment of the Transaction; (ii) a list of the then current holders of the Class B Common Units to any then current holder of Class B Common Units who requests such a list in connection with such Person’s good faith intention to effect a merger pursuant to Section 5.1(g)(x) of this Agreement or, if a Distribution Failure is in effect, appoint a Manager pursuant to Section 4.1 of this Agreement; and (iii) each former holder of Class B Common Units who held such Class B Common Units at the time a merger or consolidation was effected pursuant to Section 5.1(g) of the Agreement other than a merger or consolidation effected following the delivery of the notice referred to in Section 5.1(c)(iv)(3)(B)(y) (and, in the case of such a holder that is a trust, a beneficiary or donor of such trust who would have been taxable, for U.S. federal income tax purposes, on any income arising in such trust on such merger or consolidation (or on distributions in respect of such income to the extent such distributions would have resulted in incremental taxable income to such beneficiary or donor recipient for U.S. federal income tax purposes as a result of such merger or consolidation not qualifying as a reorganization under Section 368(a) of the Code (whether or not such merger or consolidation in fact so qualifies)) or who otherwise succeeds to all or a portion of such tax liability (if any) by operation of law) with such information as is reasonably and specifically requested by such Person in writing in connection with confirming the United States federal income tax treatment of such merger or consolidation.

ARTICLE IV

THE BOARD AND OFFICERS

4.1 Management by the Board of Managers.

(a) Other than with respect to such matters or actions which are expressly reserved to the Members for decision pursuant to the Act or pursuant to Section 3.5, this Section 4.1 or Section 5.1(g) of this Agreement (for which approval of the Members shall be required in accordance with Section 3.2 and Section 5.1(g)), the business and affairs of the Company shall be managed by a board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company, and making all decisions affecting the business and affairs of the Company. It is the intent of the parties hereto that each manager (“Manager”) of the Company shall be deemed to be a “manager” of the Company (as defined in

Section 18-101(10) of the Act) for all purposes under the Act. Subject to this Section 4.1, the Board shall consist of between three (3) and five (5) Managers, with the number of Managers constituting the Board to be determined by resolution of the Board from time to time. The Board shall initially consist of the Managers in office immediately prior to the Effective Time (collectively, the “Initial Managers”), with the individual serving as Chairman of the Board immediately prior to the Effective Time continuing in such office until replaced in accordance with this Agreement. Each of the Initial Managers shall initially serve until the Business Day following the date which is the first anniversary of the Closing Date (the “Election Date”) and until the election and qualification of their respective successors in office. Commencing with the Election Date, Managers shall be elected to hold office for a term expiring on the date which is the Business Day following the third anniversary of the election of such Manager and until the election and qualification of their respective successors in office. Managers shall be elected by the affirmative vote of Members holding a Class A/Class B Common Unit Majority. In accordance with Section 3.2(b) of this Agreement, any election of Managers may occur by the written consent of the Members, if such election is authorized by a written consent executed by the holders of a Class A/Class B Common Unit Majority. Notwithstanding anything to the contrary set forth in this Agreement, in the event that (x) a Distribution Failure shall have occurred, and (y) such Distribution Failure shall have continued uncured for twelve (12) consecutive months, then the holders of a Class B Common Unit Majority may designate by written notice to the Company an individual to be appointed to the Board as a Manager within ten (10) Business Days of the Company’s receipt of such notice in addition to the then existing Managers and such individual shall be so appointed (any such individual so appointed, a “Class B Manager”) and shall serve as a Manager until such Distribution Failure shall have been cured. For the avoidance of doubt, the Company shall have no disclosure obligations with respect to the election of Managers whether under this Agreement or the Act, except to the extent, if at all, required by applicable Law and subject to Section 3.6. Without limiting the foregoing, in the event that Managers are elected by written consent, no holder of Units whose consent is not solicited shall be entitled to receive any information regarding such election other than notice of such action in accordance with Section 3.2(b) of this Agreement, except to the extent, if at all, required by applicable Law.

(b) Removal. The holders of a Class A/Class B Common Unit Majority, may remove any Manager at any time, with or without cause, except that any Class B Manager may only be removed by the affirmative vote of the holders of a Class B Common Unit Majority.

(c) Vacancies. Any time a vacancy is created on the Board by reason of the death, removal or resignation of any Manager who was nominated and elected as a Manager pursuant to Section 4.1(a) above or this Section 4.1(c) or for any other reason, such vacancy shall be filled solely by the affirmative vote of a majority of the remaining Managers then in office, even though less than a quorum of the Board, except that, in the case of any vacancy by reason of the death, removal or resignation of the Class B Manager, the holders of the Class B Common Unit Majority shall designate by affirmative vote an individual to fill such vacancy. Any Manager so chosen shall hold office until the next election of Managers and until his or her successor shall be elected and qualified, except for any Class B Manager who shall hold office in accordance with Section 4.1(a).

4.2 Meetings of the Board.

(a) The Board shall meet at such times as may be necessary for the Company's business on at least twelve (12) hours' prior written notice of the time and place of such meeting.

(b) The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board.

(c) Notice of any Board meeting may be waived by any Manager before but not after such meeting.

(d) Except to the extent, if at all, required by applicable Law, all actions of the Board shall require the affirmative vote of a majority of the Managers present at a duly organized meeting at which a quorum is present.

(e) Meetings of the Board may be conducted in person or by conference telephone or videoconference facilities and each Manager shall be entitled to participate in any meeting of the Board (whether conducted in person or not) by telephone.

(f) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if, following twelve (12) hours prior written notice to all Managers (unless such notice is waived), such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

4.3 Power to Bind Company. No Manager (acting in his capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement.

4.4 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

(a) General. The officers of the Company shall be chosen by the Board or a duly authorized committee thereof. The Board or a duly authorized committee thereof may, as it deems appropriate, choose a Chairman, a President, a Chief Executive Officer, a Treasurer, a Secretary, and one or more Vice Presidents (and, in the case of each Vice President, with such descriptive title, if any, as the Board or a duly authorized committee thereof shall determine), Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same Person, unless otherwise prohibited by Law. The officers of the Company need not be Members of the Company nor, except in the case of the Chairman of the Board, need such officers be Managers of the Company.

(b) Election. From and after the date of this Agreement, the Board or a duly authorized committee thereof shall elect the officers of the Company. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Company and such officers shall continue in the offices held by them immediately prior to the Effective Time. The officers of the Company shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board or a duly authorized committee thereof; and all officers of the Company shall hold office until their successors are chosen, or until their earlier death, disability, resignation or removal. Any officer elected by the Board or a duly authorized committee thereof may be removed at any time, with or without cause, by the affirmative vote of the Board or a duly authorized committee thereof. Any vacancy occurring in any office of the Company shall be filled by the Board or a duly authorized committee thereof. The salaries of all officers of the Company shall be fixed by the Board or a duly authorized committee thereof. The Board or a duly authorized committee thereof may delegate such duties to any such officers or other employees, agents and consultants of the Company as the Board or a duly authorized committee thereof deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

(c) Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the Chief Executive Officer, the President, any Vice President, the Secretary or any other officer authorized to do so by the Board or a duly authorized committee thereof and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of securityholders of any entity in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board or a duly authorized committee thereof may, by resolution, from time to time confer like powers upon any other Person or Persons.

4.5 Committees. The Board may designate one or more committees, each committee to consist of one or more of the Managers of the Company. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by Law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Notwithstanding anything to the contrary herein, during the time that any Class B Manager shall serve on the Board, such Class B Manager shall be appointed to any and all committees of the Board that then exercise a significant number of the Board’s powers with respect to the management of the business and affairs of the Company.

4.6 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board.

4.7 No Implied Duties. Notwithstanding any other provision of this Agreement, the Managers and Members agree that, to the fullest extent permitted by Section 18-1101(c) of the Act, the Managers shall owe no duties at law or in equity (including fiduciary duties) to any Member other than duties and obligations of the Board expressly set forth in this Agreement. The Managers and Members further agree that, except as expressly set forth in this Agreement and except to the extent, if at all, required by applicable Law, and subject to Section 3.6, the Managers shall not have any duty or obligation to provide any information or disclosure to any Member with respect to any matter or action reserved to the Members for decision pursuant to this Agreement or the Act.

4.8 Competition and Corporate Opportunities.

(a) Certain Acknowledgments. In recognition and anticipation of the fact that: (i) the officers, directors and/or employees of Ruby and its Affiliates (other than the Company) may serve as Managers and/or officers of the Company, (ii) Ruby and its Affiliates (other than the Company and the Company Subsidiaries) may engage in the same or similar activities or related lines of business as those in which the Company or the Company Subsidiaries, directly or indirectly, may engage, and/or other business activities that overlap with or compete with those in which the Company or the Company Subsidiaries, directly or indirectly, may engage, and (iii) the Company or the Company Subsidiaries may engage in material business transactions with Ruby or its Affiliates (other than the Company and the Company Subsidiaries) and that the Company and the Company Subsidiaries are expected to benefit therefrom, the provisions of this Section 4.8 are set forth to regulate and define the conduct of certain affairs of the Company as they may involve Ruby and its directors, officers, employees, and/or Affiliates (other than the Company and the Company Subsidiaries) and the powers, rights, duties and liabilities of the Company, the Company Subsidiaries and their respective officers, managers, members, managers and stockholders in connection therewith.

(b) Competition and Corporate Opportunities. Neither Ruby nor any of its Affiliates (other than the Company and the Company Subsidiaries), nor any of their respective officers, directors and/or employees shall have any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company or the Company Subsidiaries. In the event that Ruby or any of its Affiliates (other than the Company and the Company Subsidiaries) or any of their respective officers, directors and/or employees acquires knowledge of a potential transaction or matter which may be a corporate opportunity for Ruby or any of its Affiliates (other than the Company and the Company Subsidiaries) or any of their respective officers, directors and/or employees and the Company or a Company Subsidiary, neither the Company nor any Company Subsidiary shall have any expectancy in such corporate opportunity, and neither Ruby nor any of its Affiliates (other than the Company and the Company Subsidiaries), nor any of their respective officers, directors and/or employees shall have any duty to communicate or offer such corporate opportunity to the Company or any Company Subsidiary and each may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another Person, including one of its Affiliates (other than the Company and the Company Subsidiaries).

(c) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Section 4.8, a corporate opportunity shall not be deemed to belong to the Company or any Company Subsidiary if it is a business opportunity that the Company or such Company Subsidiary is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s or such Company Subsidiary’s business or is of no practical advantage to it or is one in which the Company or such Company Subsidiary has no interest or reasonable expectancy.

(d) Deemed Notice. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and to have consented to the provisions of Section 3.1, Section 4.7 and this Section 4.8.

ARTICLE V

CAPITAL STRUCTURE

5.1 Capital Structure.

(a) General.

(i) Subject to the terms of this Agreement, including Sections 3.5 and 5.1(a)(ii), (A) the Company is authorized to issue equity interests in the Company designated as “Units,” which shall constitute limited liability company interests under the Act and shall include, as of the Effective Time, that number of Class A Common Units and Class B Common Units as described in Section 4.2 of the Merger Agreement, (B) the Board or a duly authorized committee thereof is expressly authorized, by resolution or resolutions, to create and to issue for fair value, out of authorized but unissued Units, different classes (for the avoidance of doubt, not including Class A Common Units or Class B Common Units), groups or series of Units and fix for each such class, group or series such voting powers, full or limited or no voting powers, and such distinctive designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions as determined by the Board or a duly authorized committee thereof, and (C) the Board or a duly authorized committee thereof is expressly authorized, by resolution or resolutions, to issue additional Class A Common Units at the Deemed Value from time to time after the date of this Agreement. Other than as set forth in this Agreement, including in Section 3.5, Section 4.1 and Section 6.2 or in the instruments governing the terms of any Units issued pursuant to clauses (B) and (C) above, each Unit shall be identical in all respects with each other Unit.

(ii) Initially, and for so long as there shall be Class B Common Units outstanding, the capital structure of the Company shall consist of only the following two (2) classes of membership Units: (1) class A membership Units (“Class A Common Units”) and (2) class B membership Units (“Class B Common Units”). Subject to the preceding sentence, the Board, or a duly authorized committee thereof, shall have the authority to issue such number of Units of any class, series or tranche pursuant to clauses (A), (B) and (C) of Section 5.1(a)(i) as the Board or such committee shall from time to time determine. Notwithstanding any other provision of this Agreement, following the date of this Agreement, the Company shall not issue any additional Class B Common Units. Subject to the first sentence of this Section 5.1(a)(ii) and the preceding sentence, until the second

(2nd) anniversary of the date of this Agreement, equity interests in the Company may only be issued to Ruby and former Diamond stockholders pursuant to the Merger. Subject to the first sentence of this Section 5.1(a)(ii) and the second preceding sentence, the Company shall not issue any equity interests in the Company if the issuance thereof would (x) cause the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, not to qualify as an exchange described in Section 351 of the Code or (y) for so long as there shall be any Class B Common Units outstanding, cause a merger effected pursuant to Section 5.1(g)(x) of this Agreement not to qualify as a reorganization under Section 368(a) of the Code; provided, however, that the Company shall not be treated as having violated this covenant as a result of (i) the issuance of Class B Common Units to stockholders of Diamond pursuant to the Merger Agreement, (ii) any issuance of Class A Common Units in accordance with Section 5.1(d) or (iii) any issuance of Class A Common Units pursuant to the first proviso in Section 6.2.

(iii) The relative rights, powers, preferences, duties, liabilities and obligations of holders of the Class A Common Units and the Class B Common Units shall be as set forth herein.

(iv) The Company shall not be authorized to (A) issue options or warrants to purchase Units, restricted Units, Unit appreciation rights, phantom Units, or other securities convertible, exchangeable or exercisable for Units, or (B) make any change in the Units, including make any declaration of a Unit split or a reverse Unit split or, except as set forth in the first proviso in Section 6.2, any distribution of Units.

(b) Class A Common Units.

(i) General. The Class A Common Units shall have such rights to distributions as may be authorized and set forth under this Agreement and under the Act. Each holder of Class A Common Units shall be entitled to vote, on a one vote per Class A Common Unit basis, in person or by proxy, as a single class, for all matters or actions which are reserved to the Members for decision pursuant to the Act or pursuant to this Agreement, except as otherwise expressly set forth in this Agreement or in the Act. Subject to Section 5.1(g)(x) of this Agreement, the affirmative vote of a Class A Common Unit Majority shall constitute approval of any action; provided, that, (1) in accordance with Section 3.5 of this Agreement, the affirmative vote of a Class B Common Unit Majority shall be required in addition to the affirmative vote of a Class A Common Unit Majority to constitute approval of any action listed thereunder; and (2) in accordance with Section 4.1 and subject to the exceptions provided therein, the affirmative vote of the Class A/Class B Common Unit Majority shall be required to approve the election of Managers and (3) the Class A Common Unit holders shall not be entitled to vote in the election of a Class B Manager or the removal or replacement thereof.

(ii) Transfer of Class A Common Units. Until the second (2nd) anniversary of the date of this Agreement, Class A Common Units shall not be Transferred. After the second (2nd) anniversary of the date of this Agreement, except as part of effecting a Significant Ruby Transaction (as defined below) that is a Change of Control Transaction, Class A Common Units shall not be Transferred if such a Transfer would (x) cause the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, not to qualify as an exchange described in Section 351 of the Code or (y) for so long as there shall be any Class B Common Units outstanding, cause a merger effected pursuant to Section 5.1(g)(x) of this Agreement not to qualify as a reorganization under Section 368(a) of the Code.

(c) Class B Common Units.

(i) General. The Class B Common Units shall have such rights to distributions as may be authorized and set forth under this Agreement and under the Act. Notwithstanding anything else contained in this Agreement or the Act, each holder of Class B Common Units shall (x) be entitled to vote, in person or by proxy, together with the Class A Common Units, on a one vote per Unit basis, as a single class, for the election of Managers as set forth in Section 4.1 of this Agreement, (y) be entitled to vote, in person or by proxy, on a one vote per Unit basis, as a single class, on those matters upon which such Members have the right to vote as set forth in Section 3.5, Section 4.1 and Section 5.1(g)(x) of this Agreement and (z) not be entitled to vote on any other matter upon which Members are permitted or have the right to vote under this Agreement or the Act. Each Member who is or hereafter becomes a holder of Class B Common Units (a “Class B Member”) shall be bound by and subject to the terms of this Agreement, including this Section 5.1, with respect to such Class B Common Units.

(ii) [intentionally left blank]

(iii) Transfer of Class B Common Units. Class B Common Units shall not be Transferred except pursuant to the terms and conditions set forth in Article VIII of this Agreement.

(iv) Exchange of Class B Common Units.

(1) At any time following the date which is 120 days after the Effective Time, each Class B Common Unit may be exchanged with the Company, for no additional consideration, into a number of fully paid and nonassessable shares of Ruby Class A Common Stock equal to the Exchange Ratio or other consideration in accordance with this Section 5.1(c)(iv); provided that, during the Exchange Limitation Period, no holder of Class B Common Units may exchange pursuant to the preceding clause more than twenty-five percent (25%) of the aggregate Class B Common Units such holder received in the Merger; provided, further that, notwithstanding any other provision of this Agreement, no fraction of a share of Ruby Class A Common Stock will be issued in exchange for any Class B Common Units, but, instead, in lieu of any such fraction of a share of Ruby Class A Common Stock, each holder of Class B Common Units otherwise entitled to a fraction of a share of Ruby Class A Common Stock will be entitled to receive a cash payment of the value of such fraction of a share, without interest, based upon the opening trading price of Ruby Class A Common Stock on the date the holder gave notice of exercise to the Company or the Exchange Agent pursuant to the following sentence. Such right shall be exercised by the surrender of the Certificate representing such Class B Common Unit to be exchanged to the Company at any time during normal business hours at the principal executive offices of the Company, or if an agent for the registration of exchange of Class B Common Units is then duly appointed and acting (said agent being hereinafter called the “Exchange Agent”) then at the office of the Exchange Agent, accompanied by a written notice of the election by the holder thereof duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to 5.1(c)(iv)(6) below.

(2) In the event that a Covered Distribution is made or paid and, as of the date of any exchange pursuant to Section 5.1(c)(iv)(1), the Company shall, for any reason whatsoever, not yet have actually paid or made a distribution in respect of the Class B Common Units equal in amount, on a per Class B Common Unit basis, to the Covered Distribution made in respect of each share of Ruby Class A Common Stock multiplied by the Exchange Ratio (as further adjusted in accordance with any pending notice provided by the Company or resolution of any Member’s objection pursuant to Section 5.1(c)(iv)(3) relating to such pending notice), then upon any such exchange the Company shall make a payment in cash to the holders of such Class B Common Units so exchanged equal to the amount of any such distribution not so paid or made in respect of the Class B Common Units so exchanged. In the event that an event shall have occurred that gives rise to an adjustment to the Exchange Ratio under Section 5.1(c)(iv)(3) or that is an Extraordinary Dividend Transaction, and, as of the date of such exchange, the Company shall, for any reason whatsoever, not yet have actually made the payment or the adjustment required by Section 5.1(c)(iv)(3), then upon any such exchange the Company shall make such payment or effect such exchange after giving effect to the adjustment required by Section 5.1(c)(iv)(3) (as further adjusted in accordance with any pending notice provided by the Company or resolution of any Member’s objection pursuant to Section 5.1(c)(iv)(3) relating to such pending notice).

(3) For purposes of this Agreement, the “Exchange Ratio” shall mean one (1), as adjusted pursuant to this Section 5.1(c)(iv)(3). The Company shall promptly provide to the Members written notice of any adjustment to the Exchange Ratio pursuant to this Section 5.1(c)(iv)(3), and if no Member shall have provided written notice of such Member’s objection to the Company’s calculation of such adjustment within thirty (30) days of the mailing of such notice, then the Company shall be entitled to thereafter make or pay dividends and distributions in accordance with the adjustment to the Exchange Ratio set forth in the Company’s notice, until the time of any subsequent adjustment to the Exchange Ratio in accordance with this Section 5.1(c)(iv)(3).

(A) Ruby Stock Splits or Share Dividends. In the event that, following the date of this Agreement, Ruby shall at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Ruby Class A Common Stock or the determination of holders of shares of Ruby Class A Common Stock entitled to receive a dividend or other distribution payable in the form of additional shares of Ruby Class A Common Stock or shares of a class of capital stock of Ruby other than Ruby Class A Common Stock (other than Ruby Tracking Stock), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Exchange Ratio shall be appropriately adjusted such that the number of shares of Ruby Class A Common Stock issuable on exchange of each Class B Common Unit shall be increased (or decreased) in proportion to the increase (or decrease) in the aggregate number of shares of Ruby Class A Common Stock as a result of such dividend, distribution, split or subdivision.

(B) Significant Ruby Transaction. In the event that Ruby is a constituent party to, or otherwise effects, any merger, consolidation, sale of substantially all of its assets, liquidation, dissolution or winding up, recapitalization, reorganization, reclassification, tender offer, exchange offer or similar transaction in which no less than a majority of the shares of Ruby Class A Common Stock are to be converted into or exchanged for different securities of Ruby, securities of another Person and/or any cash or other property (any of the foregoing, provided that the foregoing shall not include any Extraordinary Dividend Transaction (as defined below), a “Significant Ruby Transaction”), the Company shall either (x) make provision so that the holders of Class B Common Units shall immediately upon consummation of such transaction be entitled to receive upon exchange of such Class B Common Units the kind and number of shares, other securities and/or cash or other property to which a holder of the number of shares of Ruby Class A Common Stock deliverable upon exchange of the Class B Common Units held by such holder would have been entitled in such transaction immediately prior to such transaction and, if in connection with such transaction, the holders of shares of Ruby Class A Common Stock are entitled to make an election with respect to the kind and number of shares or other securities or cash or other property that such holders are entitled to receive in such transaction, provision shall be made so that the holders of the Class B Common Units will, within five (5) Business Days following consummation of such transaction, be entitled to make such election and receive the elected form of consideration upon exchange of such Class B Common Units, (provided, that in the case of a Significant Ruby Transaction that is a tender offer or exchange offer, the holders of the Class B Common Units shall be entitled to make such election prior to expiration of such tender offer or exchange offer and receive the elected form of consideration upon exchange of such Class B Common Units and provided, further, that, if no such election is made by any holder of Class B Common Units within ten (10) Business Days of the Company’s mailing of an election form to holders of Class B Common Units, such holder shall be treated in accordance with the treatment of non-electing holders generally in such tender offer or exchange offer), or (y) solely in the case of a Significant Ruby Transaction that is a Change of Control Transaction, no later than ten (10) days prior to the consummation of such Significant Ruby Transaction, deliver notice to the holders of Class B Common Units of the Company’s determination to make provision so that upon consummation of such Significant Ruby Transaction each holder of Class B Common Units shall thereafter be entitled to receive with respect to each Class B Common Unit held by such holder, upon the exchange of any such Class B Common Unit, the value in cash (valuing any non-cash consideration as reasonably determined by the Board and using the same values, if any, as determined by the Ruby board of directors for purposes of Ruby common stock), as of the close of business on the date of the consummation of such Significant Ruby Transaction, of the shares, other securities and/or cash or other property to which a holder of the number of shares of Ruby Class A Common Stock deliverable upon exchange of such Class B Common Unit would have been entitled in such Significant Ruby Transaction immediately prior to such Significant Ruby Transaction. Provided that, with respect to each Covered Distribution, the Company shall have actually paid or made a distribution in respect of the Class B Common Units equal in amount, on a per Class B Common Unit basis, to the Covered Distribution made in respect of each share of Ruby Class A Common Stock multiplied by the Exchange Ratio (as further adjusted in accordance with any pending notice provided by the Company or resolution of any Member’s objection pursuant to Section 5.1(c)(iv)(3) relating to such pending notice), then notwithstanding anything to the contrary in this Agreement, (i) from and after the date of the Company’s delivery of notice in accordance with clause (y) of the preceding sentence, the holders of Class B Common Units will cease to have any rights under this Agreement other than the rights conferred under Section 3.5(a) (to the extent necessary to permit the Company to pay the aggregate amount of cash due to holders of Class B Common Units in accordance with the preceding sentence) and Section 3.5(d), the right to effect an exchange pursuant to Section 5.1(c)(iv)(1), the right to receive the consideration provided for in this Section 5.1(c)(iv)(3)(B), the rights conferred under Section 3.6(i), the right to vote on the election of Managers in accordance with Section 4.1, the rights conferred under Article XI, the rights conferred under Section 5.1(g) (other than the rights conferred under Section 5.1(g)(x)), the rights conferred under Section 8.8(i), the rights conferred under the last two sentences of Section 8.8 (to the extent related to the right to enforce rights conferred under Section 8.8(i)), the rights conferred under Article X and the rights conferred under Section 13.9, and (ii) in the event of any Significant Ruby Transaction executed in multiple transaction steps, pursuant to each of which a holder of Ruby Class A Common Stock may choose to have its shares acquired, the rights of holders of Class B Common Units will be adjusted pursuant to this Section 5.1(c)(iv)(3)(B) as if the transaction step giving rise to the adjustment most favorable to the rights of such holders was the only transaction step which had occurred. The provisions of this Section 5.1(c)(iv)(3)(B) shall not apply to any transaction in which holders of Ruby Class A Common Stock exchange some or all of such shares of Ruby Class A Common Stock solely with Ruby in a redemption transaction. In the event that a Significant Ruby Transaction shall be consummated, (I) references to Ruby Class A Common Stock in this Agreement shall be deemed thereafter to refer to such different securities of Ruby or securities of any other Person as may be received in such Significant Ruby Transaction, as appropriate, and (II) references to Ruby in this Agreement shall be deemed thereafter to refer to the ultimate parent of such other Person as may be a party to such Significant Ruby Transaction (or any successor thereto), as appropriate.

(C) Extraordinary Dividend Transactions. An “Extraordinary Dividend Transaction” shall mean (i) the making or payment by Ruby of any dividend or distribution in respect of all shares of Ruby Class A Common Stock, payable in the form of cash, assets, capital stock of any entity other than Ruby, shares of Ruby Tracking Stock or otherwise payable in kind, and other than Ruby’s regular, ordinary dividend, whether quarterly, semi-annual or otherwise or (ii) the making by Ruby of any self-tender offer (including an offer by a subsidiary of Ruby) at an offer price per Ruby Class A Common Share higher than the closing trading price on the New York Stock Exchange of Ruby Class A Common Stock on the Business Day immediately preceding commencement of such offer, or (iii) the issuance by Ruby (other than to employees pursuant to an employee benefit plan approved by the Ruby board of directors or pursuant to any stockholder rights plan of Ruby or pursuant to the exercise of options, warrants or convertible securities issued by Ruby or any affiliate) of any securities of, or rights, options or warrants entitling holders of Ruby Class A Common Stock to subscribe for or purchase securities of, Ruby or any affiliate at a price per share or for consideration per share which is below the then current market price thereof (if publicly traded) or below the fair market value thereof as determined by the Ruby board of directors (if not publicly traded). In the event of an Extraordinary Dividend Transaction defined in clause (i) above, the Board may declare out of funds legally available for the purpose a cash distribution with respect to each outstanding Class B Common Unit in an amount equal to the product of (I) the value of the consideration received for each share of Ruby Class A Common Stock in such dividend or distribution (valuing any non-cash consideration as reasonably determined by the Board and using the same values, if any, as determined by the Ruby board of directors for purposes of Ruby common stock) and (II) the Exchange Ratio, which distribution shall be paid by the Company to the holders of Class B Common Units within fifteen (15) Business Days of the consummation of such dividend or distribution and, if such distribution is not paid within such fifteen (15) day period, or in the event of an Extraordinary Dividend Transaction defined in clause (ii) or (iii) above, the Company shall, adjust the Exchange Ratio in effect immediately prior to consummation of such Extraordinary Dividend Transaction to equal the product of (1) the Exchange Ratio in effect immediately prior to consummation of such Extraordinary Dividend Transaction, multiplied by (2) the EDT Adjustment Fraction, subject to further adjustment thereafter in accordance with this Agreement; provided that the provisions of this Section 5.1(c)(iv)(3)(C) shall not apply to any transaction in which holders of Ruby Class A Common Stock exchange some or all of such shares of Ruby Class A Common Stock solely with Ruby in a redemption transaction, other than any such transaction in which a majority of holders of shares of Ruby Class A Common Stock are provided the opportunity to elect to participate.

(4) As promptly as practicable after the surrender for exchange of a Certificate representing Class B Common Units in the manner provided in Section 5.1(c)(iv)(1) above and the payment in cash of any amount required by the provisions of Section 5.1(c)(iv)(6) of this Agreement, the Company will deliver or cause to be delivered to, or upon the written order of, the holder of such Certificate, (i) a certificate or certificates representing the number of full shares of Ruby Class A Common Stock deliverable upon such exchange, or any other securities which such holder is entitled to receive under this Section 5.1(c)(iv), in such name or names as such holder may direct and cash payment, if any, due in lieu of fractional shares of Ruby Class A Common Stock and (ii) any payment of cash provided for under this Section 5.1(c)(iv). Such exchange shall be deemed to have been made immediately prior to the close of business on the date of the delivery of the certificate representing the securities referred to in the preceding sentence and/or cash, and all rights of the holder of the Units being exchanged therefor as such holder shall cease at such time (except as set forth herein, including in Sections 3.6 and 8.8) and the Person or Persons in whose name or names the certificate or certificates representing any such securities are to be held shall be treated for all purposes as having become the record holder or holders of any such securities at such time; provided, however, that any such surrender and payment on any date that is not a Business Day shall constitute the Person or Persons in whose name or names the certificate or certificates representing such securities are to be held as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such Unit transfer books are open.

(5) No adjustments in respect of distributions on the remaining Class B Common Units shall be made upon the exchange of any Class B Common Unit; provided, however, that if a Unit shall be exchanged subsequent to the record date for the payment of a distribution on Class B Common Units but prior to such payment, the registered holder of such Class B Common Unit at the close of business on such record date shall be entitled to receive the distribution payable on such Class B Common Unit on such payment date notwithstanding the exchange thereof or the Company’s default in payment of the distribution due on such date.

(6) The issuance of certificates for shares of Ruby Class A Common Stock or other securities upon exchange of Class B Common Units shall be made without charge for any stamp or other similar tax in respect of such transfer. However, if any such certificate is to be transferred in a name other than that of the holder of the Class B Common Units exchanged, the Person or Persons requesting the transfer thereof shall pay to the Company the amount of transfer, stamp or other similar tax, if any, which may be payable in respect of any such transfer or shall establish to the reasonable satisfaction of the Company that such tax has been paid.

(7) The Company shall provide prompt written notice to the Members of any Significant Ruby Transaction or any Extraordinary Dividend Transaction.

(d) Issuance of Additional Units. Subject to each of Section 3.5 (for so long as, and to the extent that, such Section 3.5 shall be applicable), this Section 5.1 and Section 6.2, the Company is authorized to (i) issue Class A Common Units to Ruby at the Deemed Value in exchange for cash or other property and (ii) issue Class A Common Units to Ruby in exchange for any shares of Ruby Class A Common Stock provided to the Company pursuant to paragraph 1 of the Ruby Internal Agreement (provided that, in the case of this clause (ii), each Class A Common Unit shall be valued at the Deemed Value and each provided share of Ruby Class A Common Stock shall be valued at the volume weighted average price per share of Ruby Class A Common Stock, on the securities exchange with the greatest daily trading volume in such shares as of the date upon which any such shares of Ruby Class A Common Stock are provided (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source), for the thirty consecutive trading days ending on the last trading day preceding the date upon which such share shall be provided). The number of Class A Common Units issued to Ruby shall be recorded in the books and records of the Company or with the Transfer Agent. The number of Units held by each Member shall not be affected by any issuance by the Company of Units to other Members. Except as otherwise set forth in this Agreement, the Company shall not redeem or repurchase any Member's Units and no Member shall have the right to withdraw from the Company.

(e) Certificates; Legend. The issued and outstanding Units shall be represented by Certificates. In addition to any other legend required with respect to a particular class, group or series of Units or pursuant to any other agreement among Members and the Company, each such Certificate shall bear the following legend:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY NOT, DIRECTLY OR INDIRECTLY, WHETHER VOLUNTARILY OR INVOLUNTARILY, BE SOLD, TRANSFERRED, ASSIGNED, GRANTED PARTICIPATION IN, PLEDGED, MORTGAGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF BY OPERATION OF LAW OR OTHERWISE (“TRANSFERRED”) WITHOUT COMPLYING WITH, THE PROVISIONS OF THE AMENDED AND RESTATED OPERATING AGREEMENT BY AND AMONG THE MEMBERS OF RUBY NEWCO LLC (THE “COMPANY”) (THE “OPERATING AGREEMENT”), AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE COMPANY, AND ANY TRANSFER NOT IN SUCH COMPLIANCE WILL BE VOID AB INITIO. IN ADDITION TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SUCH AGREEMENT, NO TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER (THE “ACT”), AND ALL APPLICABLE STATE SECURITIES LAWS OR (B) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT. THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RIGHT OF THE CLASS B COMMON UNIT MAJORITY (AS DEFINED IN THE OPERATING AGREEMENT) OR RUBY TO CAUSE THE COMPANY TO ENGAGE IN CERTAIN MERGERS UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE OPERATING AGREEMENT. IN ADDITION, EXCEPT AS EXPRESSLY SET FORTH IN THE OPERATING AGREEMENT AND EXCEPT TO THE EXTENT, IF AT ALL, REQUIRED BY APPLICABLE LAW, AND SUBJECT TO THE EXPRESS PROVISIONS OF THE OPERATING AGREEMENT, NEITHER RUBY, NOR ANY OF ITS AFFILIATES NOR THE MANAGERS OF THE COMPANY SHALL HAVE ANY DUTY OR OBLIGATION TO PROVIDE ANY INFORMATION OR DISCLOSURE TO ANY MEMBER WITH RESPECT TO ANY MATTER OR ACTION RESERVED TO THE MEMBERS FOR DECISION PURSUANT TO THE OPERATING AGREEMENT OR THE ACT.

(f) Dispositions. For the longer of (x) five (5) years following the Closing Date or (y) for so long as Class B Common Units shall remain outstanding, the Company shall not voluntarily liquidate, dissolve, or wind-up or, subject to Section 3.5(d), engage in any transaction treated as a liquidation for United States federal income tax purposes.

(g) Merger Right. Ruby and the Company shall not be permitted to cause the Company to effect any merger or consolidation of the Company, unless:

(i) such merger or consolidation occurs after the fifth anniversary of the Closing Date;

(ii) in such merger or consolidation, each of the outstanding Class B Common Units is converted into the consideration for which such Class B Common Unit may be exchanged with the Company pursuant to Section 5.1(c)(iv) of this Agreement, treating the merger or consolidation as an exchange; and

(iii) such merger or consolidation (1) qualifies as a reorganization within the meaning of Section 368 of the Code or, in the event no Class B Units are outstanding at such time, as a complete liquidation within the meaning of Section 332 of the Code and (2) does not result generally in the recognition of gain or loss under the Code by holders of Class B Common Units (determined without regard to the particular circumstances of any such holder) except, in the case of this clause (iii)(2), with respect to any cash distribution, including any payment of cash described in Section 5.1(g)(ii), actually received by holders of Class B Common Units in such merger or consolidation or that is considered, for United States federal income tax purposes, to have been paid or made in connection with such merger or consolidation; provided, that any merger or consolidation that occurs subsequent to the Company's delivery of a notice in accordance with Section 5.1(c)(iv)(3)(B)(y) of this Agreement shall be deemed to comply with this clause (iii);

provided, however:

(x) after the fifth anniversary of the Closing Date, upon the request of the Class B Common Unit Majority, the Company shall be merged with and into a limited liability company that is wholly-owned by Ruby and a disregarded entity for U.S. federal income tax purposes pursuant to which each of the outstanding Class B Common Units would be converted into the consideration for which such Class B Common Unit may be exchanged with the Company pursuant to Section 5.1(c)(iv) of this Agreement, treating the merger as an exchange;

(y) prior to the fifth anniversary of the Closing Date, each of Ruby and the Company shall be permitted to cause the Company to effect any merger or consolidation that complies with clause (ii) above in the event that (1) such merger or consolidation occurs after the second anniversary of the Closing Date; (2) Ruby shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP or other nationally recognized tax counsel satisfactory to Ruby substantially to the effect that such merger or consolidation (A) should qualify as a reorganization within the meaning of Section 368 of the Code or, in the event no Class B Units are outstanding at such time, as a complete liquidation within the meaning of Section 332 of the Code, (B) should not result generally in the recognition of gain or loss under the Code by holders of Class B Common Units (determined without regard to the particular circumstances of any such holder) except, in the case of this clause (y)(2)(B), with respect to any cash distribution, including any payment of cash described in Section 5.1(g)(ii), actually received by holders of Class B Common Units in such merger or consolidation or that is considered, for United States federal income tax purposes, to have been paid or made in connection with such merger or consolidation and, for the avoidance of doubt, (C) assuming the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, qualified as an exchange described in Section 351 of the Code, such merger or consolidation should not cause the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, not to so qualify and (3) the aggregate number of outstanding Class B Common Units immediately prior to such merger or consolidation is less than the Threshold Amount; and

(z) at any time more than five and one-half (5.5) years after the Closing Date, each of Ruby and the Company shall be permitted to cause the Company to effect any merger or consolidation that complies with clause (ii) above in the event that the Company or the surviving entity in such merger or consolidation agrees to pay to each former holder of Diamond Common Stock who received Class B Common Units pursuant to the Merger (and, in the case of such a holder that is a trust, a beneficiary or donor of such trust who would have been taxable, for U.S. federal income tax purposes, on any income arising in such trust on the Merger (or on distributions in respect of such income to the extent such distributions would have resulted in incremental taxable income to such beneficiary or donor recipient for U.S. federal income tax purposes as a result of (A) the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, not qualifying as an exchange described in Section 351 of the Code or (B) the Class B Common Units constituting “nonqualified preferred stock” within the meaning of Section 351(g) of the Code (whether or not the Transaction in fact so qualifies or the Class B Common Units in fact so constitute)) or who otherwise succeeds to all or a portion of such tax liability (if any) by operation of law) an amount in cash equal to the excess of (1) the aggregate amount of United States federal, state, local and other taxes (including any interest or penalties thereon or additions to tax) actually paid by such holder, beneficiary or donor (whether in connection with filing a tax return, on audit, or otherwise), including, for purposes of clarification, any such amounts as may result from the receipt of such payment, over (2) the aggregate amount of United States federal, state, local and other taxes (including any interest or penalties thereon or additions to tax) that would have been paid by such holder, beneficiary or donor if such merger or consolidation had not occurred, as reasonably documented by such holder, beneficiary or donor.

The Company shall provide written notice to the Members of any merger or consolidation involving the Company.

ARTICLE VI

DISTRIBUTIONS

6.1 No Right to Distributions. No Member shall have the right to demand or shall receive distributions of any amount, except as expressly provided in this Article VI or in Article X or Section 5.1(c)(iv) or under the Act.

6.2 Distributions. Subject to Section 5.1(c)(iv), all distributions shall be paid to the holders of the Class A Common Units and Class B Common Units, when, as, and if, declared by the Board out of funds legally available for the purpose, in proportion to each such holder’s Aggregate Class A/Class B Common Unit Ownership Percentage; provided, that the holders of Class A Common Units may elect to receive a portion of such distribution in the form of additional Class A Common Units at the Deemed Value, but only so long as the aggregate amount of such distribution paid at such time to all Class A Common Unit holders in the form of cash shall be at least equal to the aggregate amount of such distribution paid in cash at such time to all holders of Class B Common Units; provided, further that, so long as no Distribution Failure shall then exist, (i) notwithstanding the foregoing, except as set forth in Section 5.1(c)(iv), the holders of Class B Common Units shall not be entitled to receive in any Ruby dividend period any distribution in excess of Ruby’s regular, ordinary dividend, whether quarterly, semi-annual or otherwise, in respect of a number of shares of Ruby Class A Common Stock equal to the Exchange Ratio as then in effect, and (ii) subject to Section 3.5(a), the Company may pay, when, as, and if, declared by the Board out of funds legally available for the purpose, distributions solely to the holders of Class A Common Units in any amount and at any time.

6.3 Restrictions on Distributions. Notwithstanding any provision of this Agreement to the contrary, no distribution shall be made if, and for so long as, such distribution would violate any Law (including Section 18-607 of the Act), order or directive of any Governmental Entity then applicable to the Company or any contractual covenant or agreement between the Company or any of its subsidiaries and any third party lender or other bona fide third party source of financing.

ARTICLE VII

ACCOUNTS

7.1 Books. The Board shall cause to be maintained complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept on such method of accounting as the Board shall select. For purposes of the Company's financial statements, the Company's assets and liabilities and statements of operations and cash flows shall be prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The Company's accounting period shall be as determined by the Board.

7.2 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and federal income tax purposes shall be determined by the Board from time to time.

ARTICLE VIII

TRANSFER OF UNITS IN THE COMPANY

8.1 Record Holders. The Company shall be entitled to recognize the Record Holder as the owner with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by Law or any applicable rule, regulation or guideline. Without limiting the foregoing, when a Person (such as a Broker Dealer) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Units.

8.2 Transfer of Units. No Units shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VIII. Any Transfer or purported Transfer of a Unit not made in accordance with this Article VIII shall be null and void ab initio and of no effect and shall not be registered on the books of the Company and the purported Transferee shall have no rights as a Member hereunder and no other rights against or with respect to the Company. Prior to any Transfer of such Units pursuant to Article VIII of this Agreement, the Transferee must agree in writing to be bound by the terms of this Agreement, provide an address to which notices may be delivered pursuant to Section 13.1 following such Transfer, and the Company may, as a condition to the Transfer or the registration on the books of the Company of Transfer of Units to a purported Transferee, require the furnishing of such representations, affidavits or other proof as it reasonably deems necessary to establish that such Transferee is a Permitted Transferee. Without limiting the foregoing, a Member (other than Ruby, which shall be subject to Section 5.1(b)(ii)) shall be entitled to make a Transfer of Units only upon satisfaction of each of the following conditions, unless waived by the Board:

(a) such Transfer does not require the registration or qualification of such Units pursuant to any applicable federal or state securities laws or rules and regulations of the SEC or any state securities commission or result in the creation, or continuance of, any reporting obligation of the Company under Section 12 or Section 15 of the Exchange Act;

(b) such Transfer is not made to any Person who lacks the legal right, power or capacity to own Units;

(c) other than in the case of any Transfer to any lineal descendant, heir, spouse, executor, administrator, testamentary trustee, legatee or beneficiary of any holder of Class B Common Units or any trust for the benefit of any of the foregoing, such Transfer is made to a Person who is a Sophisticated Person;

(d) after giving effect to such Transfer, the aggregate number of Record Holders of Class B Common Units registered on the Company's books or with the Transfer Agent shall not exceed 250 holders (calculated in accordance with the method set forth in Rule 12g5-1 of the Exchange Act for determining an issuer’s status under Section 12(g) or Section 15(d) under the Exchange Act); and

(e) to the extent any intended Transferee shall be a Broker Dealer (other than a trust or trustee or beneficiary of a trust), such Transferee must be acquiring the Transferred Units for its own account, as principal.

8.3 Effect of Transfers. The Company shall keep or cause to be kept on behalf of the Company a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of this Article VIII, the Company will provide for the registration and Transfer of Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and Transfers of such Units as herein provided. Neither the Company nor the Transfer Agent shall recognize purported Transfers of Certificates evidencing Units unless such Transfers are effected in the manner described in this Article VIII and any such purported Transfer not so effected shall be null and void ab initio and of no effect on the books of the Company and the purported Transferee shall have no rights as a Member hereunder and no other rights against or with respect to the Company.

(b) The Company shall not recognize any Transfer of Class B Common Units evidenced by Certificates until the Certificates evidencing such Class B Common Units are surrendered for registration of Transfer. No charge shall be imposed by the Company for such Transfer; provided that as a condition to the issuance of any new Certificate under this Section 8.3, the Company may require the payment of a sum sufficient to cover any transfer, stamp or other similar tax or other governmental charge that may be imposed with respect thereto.

(c) Subject to (i) the provisions of this Article VIII, and (ii) provisions of applicable Law, including the Securities Act and the Exchange Act, Units shall be freely Transferable.

8.4 Admission of Additional Members. By acceptance of the Transfer of any Units in accordance with this Article VIII (subject to Section 5.1(b)(ii)) or, subject to Section 5.1(a)(ii), the issuance of any Units, each Transferee or other recipient of a Unit (including any nominee holder or an agent or representative acquiring such Unit for the account of another Person) (i) shall be admitted to the Company as a Member with respect to the Units so Transferred or issued to such Person when any such Transfer or issuance is reflected in the books and records of the Company, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have agreed to be bound by, this Agreement, and shall be entitled to each of the rights granted to a Member under this Agreement, subject, in each case, to the applicable limitations set forth in this Agreement, (iii) shall become the Record Holder of the Units so Transferred or issued, (iv) represents that the Transferee or other recipient has the capacity, power and authority to enter into this Agreement and that the Transferee or other recipient is a Sophisticated Person (subject to the exceptions set forth in Section 8.2(c)) and (v) makes the consents, acknowledgments and waivers contained in this Agreement. The Transfer of any Units and/or the admission of any new Member shall not constitute an amendment to this Agreement. Subject to the terms of this Agreement, a Person may become a Record Holder without the consent or approval of any of the Members. A Person may not become a Member without acquiring a Unit.

(b) The name and mailing address of each Class B Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent. The Company shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Class B Common Unit shall be represented by a Certificate, as provided in Section 5.1(e).

8.5 Cessation of Member. Events Resulting in Cessation of Member. Any Member shall cease to be a Member of the Company upon the earliest to occur of any of the following events:

(i) such Member’s withdrawal from the Company pursuant to Section 8.6(a) of this Agreement; or

(ii) as to any Member that is not an individual, the filing of a certificate of dissolution, or its equivalent, for such Member.

8.6 Withdrawal of Members Upon Transfer. If a Member has Transferred all of its Units, or exchanged all of its Units either pursuant to Section 5.1(c)(iv) or any merger or consolidation in accordance with Section 5.1(g), then such Member shall withdraw from the Company, in the case of Transfers, on the date upon which each Transferee of such Units becomes a Record Holder of the Units so Transferred and has been admitted as a Member in accordance with the provisions of this Article VIII, and, in the case of exchanges, on the date upon which the Company shall have provided the consideration in respect of such exchange pursuant to Section 5.1(c)(iv) or such merger or consolidation pursuant to Section 5.1(g), and such Member shall cease to be a Member with respect to the Units so Transferred or exchanged, as the case may be, and, subject to Section 3.6, Section 8.8 and Article XI, shall no longer be entitled to exercise any rights or powers of a Member under this Agreement.

(b) No Member shall have the right to withdraw from the Company other than pursuant to Section 8.6(a) of this Agreement.

8.7 [intentionally left blank]

8.8 Certain Undertakings. Following the date of this Agreement, neither Ruby nor the Company shall take any action (including making any amendment to this Agreement, taking any action described in Section 3.5, whether or not approval by a Class B Common Unit Majority is obtained or taking any Prohibited Action (as defined below)) or fail to take any action (including failing to take any Required Action (as defined below)) if taking or failing to take such action, as the case may be, would (i) cause (A) the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, not to qualify as an exchange described in Section 351 of the Code or (B) the Class B Common Units to constitute “nonqualified preferred stock” within the meaning of Section 351(g) of the Code, or (ii) cause a merger or consolidation that was already effected pursuant to Section 5.1(g) of this Agreement, other than a merger or consolidation effected following the delivery of the notice referred to in Section 5.1(c)(iv)(3)(B)(y), not to qualify as a reorganization under Section 368(a) of the Code;

provided, however, that

(1) Ruby shall not be required to take or fail to take any action, if taking or failing to take such action, as the case may be, in any way modifies this Agreement (as in effect on the Closing Date, without regard to any amendment thereto and without regard to any vote pursuant to Section 3.5, whether or not approval by a Class B Common Unit Majority is obtained), the Merger Agreement, the Editorial Agreement, the Voting Agreement, the Murdoch Family Agreement or the Ruby Internal Agreement, and

(2) Ruby shall not be treated as having violated this covenant as a result of taking any specific action expressly provided for in this Agreement (as in effect on the Closing Date, without regard to any amendment thereto, without regard to any vote pursuant to Section 3.5, whether or not approval by a Class B Common Unit Majority is obtained, and without giving effect to any modification to the rights of holders of Class B Common Units pursuant to clause (i) of the second sentence of Section 5.1(c)(iv)(3)(B)), the Merger Agreement, the Editorial Agreement, the Voting Agreement, the Murdoch Family Agreement or the Ruby Internal Agreement (it being understood that (x) effecting a merger of the Company, on the terms on which such merger is permitted under Section 5.1(g) of this Agreement (as in effect on the Closing Date, without regard to any amendment thereto, without regard to any vote pursuant to Section 3.5, whether or not approval by a Class B Common Unit Majority is obtained, and without giving effect to any modification to the rights of holders of Class B Common Units pursuant to clause (i) of the second sentence of Section 5.1(c)(iv)(3)(B)), in compliance with and pursuant to the provisions of Section 5.1(g) of this Agreement (as in effect on the Closing Date, without regard to any amendment thereto, without regard to any vote pursuant to Section 3.5, whether or not approval by a Class B Common Unit Majority is obtained, and without giving effect to any modification to the rights of holders of Class B Common Units pursuant to clause (i) of the second sentence of Section 5.1(c)(iv)(3)(B)), shall not be considered to be a violation of this covenant and (y) for purposes of clause (2) of this sentence, an action shall not be treated as a specific action expressly provided for in this Agreement, the Merger Agreement, the Editorial Agreement, the Voting Agreement, the Murdoch Family Agreement or the Ruby Internal Agreement (I) solely by reason of the general grants of power or authority set forth in Sections 2.3 and 2.6 of this Agreement, or other similar general grants of power or authority, if any, contained in this Agreement, the Merger Agreement, the Editorial Agreement, the Voting Agreement, the Murdoch Family Agreement or the Ruby Internal Agreement or (II) if such action is expressly prohibited by this Agreement (as in effect on the Closing Date, without regard to any amendment thereto, without regard to any vote pursuant to Section 3.5, whether or not approval by a Class B Common Unit Majority is obtained, and without giving effect to any modification to the rights of holders of Class B Common Units pursuant to clause (i) of the second sentence of Section 5.1(c)(iv)(3)(B)) (a “Prohibited Action”) or such action represents a failure by Ruby or the Company to take an action that is expressly required by this Agreement (as in effect on the Closing Date, without regard to any amendment thereto, without regard to any vote pursuant to Section 3.5, whether or not approval by a Class B Common Unit Majority is obtained, and without giving effect to any modification to the rights of holders of Class B Common Units pursuant to clause (i) of the second sentence of Section 5.1(c)(iv)(3)(B)) (a “Required Action”).

It is agreed and understood that, notwithstanding any other provision in this Agreement to the contrary,

(a) current or former holders of Class B Common Units who received such Class B Common Units pursuant to the Merger (and, in the case of such a holder that is a trust, a beneficiary or donor of such trust who would have been taxable, for U.S. federal income tax purposes, on any income arising in such trust on the Merger (or on distributions in respect of such income to the extent such distributions would have resulted in incremental taxable income to such beneficiary or donor recipient for U.S. federal income tax purposes as a result of (A) the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, not qualifying as an exchange described in Section 351 of the Code or (B) the Class B Common Units constituting “nonqualified preferred stock” within the meaning of Section 351(g) of the Code (whether or not the Transaction in fact so qualifies or the Class B Common Units in fact so constitute)) or who otherwise succeeds to all or a portion of such tax liability (if any) by operation of law) (and only such holders, beneficiaries and donors) shall be entitled to enforce the covenant set forth in Section 8.8(i) above and shall (in the case of such former holders and trust beneficiaries and donors) be considered third party beneficiaries with respect to Section 8.8(i) and any repeal or modification of Section 8.8(i) shall not adversely affect any rights of any such Person;

(b) without limiting clause (a), former holders of Class B Common Units who held Class B Common Units at the time a merger or consolidation was effected pursuant to Section 5.1(g) of this Agreement other than a merger or consolidation effected following the delivery of the notice referred to in Section 5.1(c)(iv)(3)(B)(y) (and, in the case of such a holder that is a trust, a beneficiary or donor of such trust who would have been taxable, for U.S. federal income tax purposes, on any income arising in such trust on such merger or consolidation (or on distributions in respect of such income to the extent such distributions would have resulted in incremental taxable income to such beneficiary or donor recipient for U.S. federal income tax purposes as a result of such merger or consolidation not qualifying as a reorganization under Section 368(a) of the Code (whether or not such merger or consolidation in fact so qualifies)) or who otherwise succeeds to all or a portion of such tax liability (if any) by operation of law) (and only such holders, beneficiaries and donors) shall be entitled to enforce the covenant set forth in Section 8.8(ii) above and shall (in the case of such former holders and trust beneficiaries and donors) be considered third party beneficiaries with respect to Section 8.8(ii) and any repeal or modification of Section 8.8(ii) shall not adversely affect any rights of any such Person; and

(c) notwithstanding anything to the contrary contained in clause (a) or (b) above, the Persons entitled to be paid pursuant to Section 5.1(g)(z) (and only such Persons) shall be entitled to enforce such right to payment and shall be considered third party beneficiaries with respect to such right to payment and any repeal or modification of such right to payment shall not adversely affect any rights of any such Person.

Notwithstanding anything to the contrary herein, Ruby, the Company and the Members hereby acknowledge and agree that any attempted amendment, repeal or modification of this Section 8.8 (including this sentence) which would adversely affect any right of any current or former holder of Class B Common Units (or trust beneficiary or donor) conferred by this Section 8.8 (including any right of any current or former holder of Class B Common Units (or trust beneficiary or donor) as a third party beneficiary of any provision of this Section 8.8) shall be null and void ab initio and that any such current or former holder of Class B Common Units (or trust beneficiary or donor), for whom any such right conferred by this Section 8.8 would be so adversely affected, shall be (in the case of any such former holder or trust beneficiary or donor) a third party beneficiary hereof and shall be entitled to enforce the provisions of this sentence against Ruby, the Company or any other Member seeking any such amendment, modification or repeal.

ARTICLE IX

EVENTS OF DISSOLUTION

9.1 Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a) Subject to Sections 3.5 and 5.1(f) (for so long as, and to the extent that, such Sections 3.5 and 5.1(f) shall be applicable), the determination of the Board to dissolve the Company; provided, that the Company shall provide written notice to the holders of Class B Common Units at least forty-five (45) days prior to such dissolution; or

(b) A judicial dissolution of the Company under Section 18-802 of the Act.

9.2 Termination of the Company. No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall cause the existence of the Company to terminate.

ARTICLE X

TERMINATION

10.1 Liquidation. In the event that an Event of Dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as set forth below, in accordance with the provisions of Section 18-804 of the Act:

(a) to creditors, including Members who are, and to the extent they are, creditors to the extent permitted by Law, in satisfaction of the Company's liabilities; and

(b) then to holders of Class A Common Units and Class B Common Units, pro rata, in accordance to each holder's respective Aggregate Class A/Class B Common Unit Ownership Percentage.

For the avoidance of doubt, Article VI shall not apply to distributions in connection with an Event of Dissolution.

10.2 Final Accounting. In the event that an Event of Dissolution shall occur, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

10.3 Distribution in Kind. In the event the Board determines in connection with the liquidation of the Company that a portion of the Company's assets are best distributed in kind to the Members, then such assets shall be so distributed in kind to the Members, pro rata, in accordance with each holder's respective Aggregate Class A/Class B Common Unit Ownership Percentage.

10.4 Cancellation of Certificate. Upon the completion of the winding up of the Company's affairs and distribution of the Company's assets, the Company shall be terminated and the Members shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

ARTICLE XI

EXCULPATION AND INDEMNIFICATION

11.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Members or Managers, or any of their respective officers, directors, stockholders, unitholders, partners, employees, Affiliates, representatives or agents, nor any officer, employee, representative or agent of the Company or any of its controlled Affiliates (individually, a “Covered Person” and, collectively, the “Covered Persons”) nor any former Covered Person shall be liable to the Company or any other Person for any act or omission in relation to the management of the Company taken or omitted to be taken in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement; provided, that nothing herein shall limit the liability of any Person for willful misconduct.

11.2 Indemnification. To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (in each case whether civil, criminal, administrative or investigative) (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company. A Covered Person or former Covered Person shall not be entitled to indemnification under this Section 11.2 with respect to such Covered Person's willful misconduct. Expenses (including attorney's fees) incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 11.2. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any Covered Person may have or hereafter acquire pursuant to this Agreement, any Law, any other agreement or as a result of any vote of the Members or the Managers, or otherwise.

11.3 Amendments. Any repeal or modification of this Article XI shall not adversely affect any rights of such Covered Person pursuant to this Article XI, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XII

AMENDMENT TO AGREEMENT

12.1(a) Amendments to this Agreement and to the Certificate of Formation shall, subject to Section 3.5, Section 3.6, Section 8.8, Section 13.8 and Article XI, be effective upon approval in writing by the affirmative vote of the Class A Common Unit Majority.

(b) An amendment shall become effective as of the date specified in the Members' approval or, if none is specified, as of the date of such approval or as otherwise provided in the Act. Notwithstanding the foregoing, the Board may amend this Agreement without the approval of any Members (i) subject to the provisions hereof, to create any class or series of Units and fix for each such class or series such voting powers, distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in such amendment; (ii) if required by applicable Law; or (iii) to change the name of the Company. In any event, any amendment shall be subject to the provisions of Section 3.5(c), Section 3.6, Section 8.8, Section 13.8 and Article XI.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Notice. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by first-class mail in any such case directed or addressed to the respective addresses set forth in this Section 13.1 or in Schedule A attached hereto, or (iv) transmitted by facsimile transmitted to:

If to the Company, to:	Ruby Newco LLC
	c/o [NAME]
	[ADDRESS]
	[ADDRESS]
	Attention:
	Telephone:
	Fax:

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
	Four Times Square
	New York, NY 10036
	Attention:	Lou R. Kling, Esq.
		Howard L. Ellin, Esq.
	Telephone:	212.735.3000
	Facsimile:	212.735.2000

If to any Member, to the address of such Member specified on Schedule A hereto.

Such notices shall be effective: (a) in the case of hand deliveries, when received; (b) in the case of an overnight delivery service, on the next Business Day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of mail, five (5) days after deposit in the postal system, first-class mail, postage prepaid; and (d) in the case of facsimile notices, when electronic indication of receipt is received. Any party may change its address and telecopy number by written notice to the other parties given in accordance with this Section 13.1 (provided that a Member other than Ruby need only provide written notice to the Company).

13.2 Entire Agreement, Etc. This Agreement, the Merger Agreement (and the other agreements contemplated thereby) and the Ruby Internal Agreement constitute the entire agreement among the parties hereto relating to the subject matter thereof, and supersede all prior contracts, agreements, discussions and understandings among the parties. No course of prior dealings between the parties shall be relevant to supplement or explain any term used in this Agreement, the Merger Agreement (and the other agreements contemplated thereby) or the Ruby Internal Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. No provisions of this Agreement may be waived, amended or modified orally, but only by an instrument in writing executed by a duly authorized officer and in accordance with the provisions of this Agreement. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

13.3 Construction Principles. As used in this Agreement words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and article and Section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement.

13.4 Counterparts. This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.

13.5 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

13.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of Laws thereof.

13.7 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Members and their permitted successors and assigns.

13.8 No Third-Party Beneficiary. This Agreement is made solely for the benefit of the parties hereto and no other Person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise (except as set forth in Section 3.6, Section 8.8 and Article XI of this Agreement).

13.9 Status; Tax Treatment. The parties to this Agreement agree to form a limited liability company and do not intend to form a partnership under the Laws of the State of Delaware or any other Laws. It is the intention of the Company that for United States federal income purposes the Company be treated as a corporation. Each Member and the Company agree to such treatment and each agrees to take no action inconsistent with such treatment. The Company shall make (or shall have made) a timely election under Treasury Regulation Section 301.7701-3(c) to be treated as a corporation for United States federal income tax purposes as of the date of its formation, and each Manager and officer of the Company is authorized to make such an election on behalf of the Company. Subject to Section 3.5(d), for the longer of (x) five (5) years following the Closing Date or (y) for so long as Class B Common Units shall remain outstanding, such election shall not be revoked or otherwise modified.

13.10 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit, Annex or a Schedule, this reference shall be to an Article or a Section of, or an Exhibit, Annex or a Schedule to,

this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement: (i) the words “include,” “includes” or “including” and words of similar import shall be deemed to be followed by the words “without limiting the generality of the foregoing”; (ii) the words “hereof”, “herein” and “hereby” and words of similar import refer to this Agreement as a whole (including the Exhibits and Schedules) and not to any particular provisions of this Agreement; (iii) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular and words of one gender shall be deemed to include the other gender; (iv) the word “or” shall not be exclusive; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (vi) any reference to Exhibits, Annexes or Schedules shall be deemed to refer to Exhibits, Annexes or Schedules to this Agreement; (vii) any reference to parties shall mean parties to this Agreement; and (viii) all reference to dollars or to “$” shall be references to United States dollars. All references to this Agreement in Section 5.6 of the Merger Agreement shall be deemed to be references to both this Agreement and the Ruby Internal Agreement.

13.11 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or relating in any manner to, this Agreement must be brought against any of the parties in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

13.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, each Member has duly executed this Agreement as of the day and year first above written.

Annex E

[LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

July 31, 2007

Board of Directors

Dow, Jones & Company, Inc.

200 Liberty Street

New York, NY 10281

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the “Common Shares”), of Dow, Jones & Company (the “Company”) of the $60.00 per Common Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 31, 2007 (the “Agreement”), by and among News Corporation (“News”), Ruby Newco LLC, a wholly owned subsidiary of News (“Newco”), Diamond Merger Sub Corporation, a wholly owned subsidiary of Newco, and the Company. We understand that the holders of the outstanding shares of Class B Common Stock, par value $1.00 per share (the “Class B Common Shares”, and together with the Common Shares, the “Shares”), of the Company will receive $60.00 per Class B Common Share in cash and a limited number of holders of Shares may elect to receive securities of Newco in lieu of the $60.00 per Share in cash, as set forth in the Agreement and as to which we express no opinion.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have provided certain investment banking and other financial services to News and its affiliates from time to time, including having acted as (i) financial advisor to News in connection with its reorganization as a Delaware corporation in November 2004, (ii) sole bookrunner in connection with the public offering of News’ 5.3% Senior Notes due 2014 (aggregate principal amount $750,000,000) and News’ 6.2% Senior Notes due 2034 (aggregate principal amount $1,000,000,000) in November 2004, (iii) financial advisor to News in connection with the acquisition of the publicly held shares of Fox Entertainment Group Inc., a subsidiary of News, in January 2005, (iv) financial advisor to News in connection with its acquisition of IGN Entertainment Inc. in September 2005, (v) financial advisor to an affiliate of News in connection with its acquisition of easynet Group PLC in October 2005, (vi) financial advisor to News in connection with its sale of Sky Radio Ltd., a former subsidiary of News, in February 2006, (vii) financial advisor to News in connection with its acquisition of a minority stake in John Fairfax Holdings Ltd. in October 2006, (viii) financial advisor to News in connection with its acquisition of Federal Publishing Corp. in December 2006 and (ix) financial advisor to News in connection with its exchange of assets for the shares of Class A and Class B common stock of News held by Liberty Media Corporation in December 2006. We also may provide investment banking and other financial services to the Company, News and their respective affiliates in the future. In connection with these services we have received, and may receive, compensation. In addition, John L. Thornton, a Senior Advisor to Goldman, Sachs & Co., is a director of News.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management,

Board of Directors

Dow, Jones & Company, Inc.

July 31, 2007

hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, News and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, News and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Common Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the newspaper and information services industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory or tax matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that might be available to the Company. Our opinion addresses only the fairness from a financial point of view of the $60.00 per Common Share in cash to be received by the holders of Common Shares pursuant to the Agreement, and we express no opinion as to the allocation of the aggregate consideration among the holders of the various classes of Shares or any aspect of any other contractual arrangement News, the Company or any holders of Shares may enter into in connection with the Transaction, including any editorial agreement or undertakings to appoint persons to the board of directors of News or any committee contemplated by an editorial agreement. We note that, while we have analyzed the consideration paid to different classes of capital stock in sales of other companies with dual classes of capital stock and discussed with you and your counsel the payments you have informed us that the Company intends to make on behalf of certain holders of Class B Common Shares in connection with the Transaction, our opinion does not address these matters. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to such transaction or any other matter.

Board of Directors

Dow, Jones & Company, Inc.

July 31, 2007

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $60.00 per Common Share in cash to be received by the holders of Common Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

Annex F

Delaware Code

Delaware Code

TITLE 8 Corporations

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

8 Del. C. § 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-73 Del. Laws, c. 82, § 21.)

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

News Corporation and Newco are each governed by the laws of the state of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such an indemnification is proper under the circumstances.

With Respect to News Corporation

Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its board of directors for violations of a director’s fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained.

News Corporation’s Restated Certificate of Incorporation provides that a director shall not be liable to News Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended

The Amended and Restated By-laws of News Corporation provide, generally, that, to the fullest extent permitted by the DGCL, as it exists or may in the future be amended, News Corporation will indemnify each person who was or is made a party to, or is threatened to be made a party to or who is otherwise involved in, any action, suit, or proceeding, whether civil, criminal or otherwise, by reason of the fact that he or she is or was a director or officer of News Corporation or any of its subsidiaries or is or was serving at the request of News Corporation as a director or officer of any other corporation, partnership or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer (and may indemnify, to the extent authorized by the board of directors, any officer, employee or agent of News Corporation), against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to such person who has ceased to be a director, officer, employee or agent, as the case may be, and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators.

News Corporation maintains insurance on behalf of its officers and directors.

Article VII of News Corporation’s Restated Certificate of Incorporation includes the following language:

“ARTICLE VII- INDEMNIFICATION

Section 1. Indemnification.

Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a

“Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director or officer of any other corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 2. Advancement of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the reasonable expenses (including reasonable attorneys’ fees) incurred by indemnitee in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that no such advancement of expenses shall be made except upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision or order from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this ARTICLE VII or otherwise.”

Section 3. Indemnification of Other Persons.

The Corporation may, to the extent authorized from time to time by the Board, grant indemnification rights and rights to the advancement of expenses to any officer, employee or agent of the Corporation to the fullest extent of the provision of this ARTICLE VII and as permitted by the DGCL with respect to the indemnification and advancement of expenses to directors.”

With respect to Newco

Article XI of Newco’s amended and restated operating agreement provides that Newco will indemnify and hold harmless, to the fullest extent permitted by law, each member and manager of Newco, as well as any of their respective officers, directors, stockholders, unitholders, partners, employees, affiliates, representatives or agents, and any officer, employee, representative or agent of Newco or any of its controlled affiliates, from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (in each case whether civil, criminal, administrative or investigative), in which the person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of Newco.

In addition, Article XI of Newco’s amended and restated operating agreement provides that Newco will advance any expenses incurred by a covered person following Newco’s receipt of a request for advancement of such expenses upon receipt of an undertaking by such covered person to repay such amount if it is ultimately determined that such covered person is not entitled to indemnification against such expenses.

Under Article XI of Newco’s amended and restated operating agreement, a manager of Newco will not be personally liable to Newco or its unitholders for monetary damages for breach of his or her fiduciary duty as a manager.

Item 21.	Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes: (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Newco of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

NEWS CORPORATION SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on September 7, 2007.

NEWS CORPORATION

By:	/S/ LAWRENCE A. JACOBS
Name:	Lawrence A. Jacobs
Title:	Senior Executive Vice President and Group General Counsel

NEWS CORPORATION POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints K. Rupert Murdoch, David F. DeVoe and Lawrence A. Jacobs, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 7, 2007.

Name	Title

/s/ K. Rupert Murdoch Name: K. Rupert Murdoch	Director, Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ David F. DeVoe Name: David F. DeVoe	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Chase Carey Name: Chase Carey	Director

/s/ Peter Chernin Name: Peter Chernin	Director

/s/ Lachlan K. Murdoch Name: Lachlan K. Murdoch	Director

/s/ Arthur M. Siskind Name: Arthur M. Siskind	Director

/s/ Peter Barnes Name: Peter Barnes	Director

Name	Title

Name: Kenneth E. Cowley	Director

/s/ Viet Dinh Name: Viet Dinh	Director

/s/ Roderick I. Eddington Name: Roderick I. Eddington	Director

/s/ Andrew S.B. Knight Name: Andrew S.B. Knight	Director

/s/ Thomas J. Perkins Name: Thomas J. Perkins	Director

/s/ John L. Thornton Name: John L. Thornton	Director

/s/ José María Aznar Name: José María Aznar	Director

/s/ Roderick R. Paige Name: Roderick R. Paige	Director

RUBY NEWCO LLC SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on September 7, 2007.

RUBY NEWCO LLC

By:	/S/ LAWRENCE A. JACOBS
Name:	Lawrence A. Jacobs
Title:	Senior Executive Vice President and General Counsel

RUBY NEWCO LLC POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints K. Rupert Murdoch, David F. DeVoe and Lawrence A. Jacobs, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 7, 2007.

Name	Title

/s/ K. Rupert Murdoch Name: K. Rupert Murdoch	Manager

/s/ David F. DeVoe Name: David F. DeVoe	Manager

/s/ Lawrence A. Jacobs Name: Lawrence A. Jacobs	Manager

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of July 31, 2007, by and among News Corporation, Dow Jones
& Company, Inc., Ruby Newco LLC and Diamond Merger Sub Corporation (attached as Annex A to the joint proxy statement/prospectus).

3.1	Certificate of Formation of Ruby Newco LLC, dated July 31, 2007.

3.2	Form of Amended and Restated Operating Agreement of Ruby Newco LLC (attached as Annex D to the proxy statement/prospectus).

3.3	Form of Agreement between Ruby Newco LLC and News Corporation*

4.1	Form of certificate of Newco Class B Common Unit*

5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being issued.*

8.1	Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to tax matters.

8.2	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax matters.

10.1	Voting Agreement, dated July 31, 2007 (attached as Annex B to the proxy statement/prospectus).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Goldman, Sachs & Co.

23.4	Consent of Hogan & Hartson L.L.P.*

23.5	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 8.1).

23.6	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).

24.1	Power of Attorney (included on signature page to this registration statement).

99.1	Form of Election Form to be used for Dow Jones common stock and Class B common stock in connection with the merger.*

99.2	Form of Election Form to be used for Dow Jones equity awards in connection with the equity awards exchange.*

99.3	Equity Awards Election Notice to Holders of Dow Jones Equity Awards.

99.4	Forms of Proxy Card for Dow Jones Special Meeting.

*	To be filed as an amendment